Exhibit 99.1

                    , 2014

To Our Stockholders:

On May 29, 2013, we first announced plans to explore the separation of our business into two distinct publicly-traded entities—an education loan management business and a consumer banking business—to further unlock value and enhance long-term growth potential. The education loan management business will be comprised primarily of our portfolios of federally guaranteed (FFELP) and private education loans, as well as servicing and collection activities on these loans. The consumer banking business, comprised primarily of Sallie Mae Bank and its private education loan origination business, the private education loans it currently holds and a related servicing business, will be the leading consumer education lending franchise with expertise in helping families save, plan and pay for college.

I am pleased to report that on                     , 2014, your Board of Directors approved the distribution to stockholders of record on                     , 2014, of all of the common stock of New Corporation, which we refer to by its brand name Navient, and a related internal corporate reorganization. Navient is the company we formed to hold the assets and liabilities of our education loan management business.

As a result of the separation, Navient will be better positioned to focus on improving operating and cost efficiencies and maximizing the cash flow provided by its servicing business and loan portfolios, including by acquiring additional education loans and expanding its servicing business. As a separate, independent company operating under the Sallie Mae brand, our consumer banking business will be able to focus on growing its consumer lending business and accelerating preparation for additional regulatory requirements that will eventually apply to Sallie Mae Bank under the Dodd-Frank Act.

To effect the distribution of Navient common stock, the existing SLM Corporation (Existing SLM) will first undergo an internal corporate reorganization as a result of which your Existing SLM common stock will be converted, on a 1-to-1 basis, into common stock of a new publicly-traded holding company that we refer to as SLM BankCo. This new holding company will take the name SLM Corporation and will retain and continue to operate the consumer banking business under the Sallie Mae brand. All of the outstanding classes and shares of preferred stock of Existing SLM will be converted, on a 1-to-1 basis, into substantially identical shares of preferred stock of SLM BankCo. Existing SLM will become a subsidiary of Navient and retain directly or indirectly the assets and liabilities associated with Existing SLM’s businesses, other than the consumer banking business that will be held by SLM BankCo. Existing SLM’s liabilities include unsecured public debt which, as of December 31, 2013, aggregated $18.3 billion.

As a result of the foregoing, you will become a stockholder of two publicly-traded companies: SLM BankCo and Navient. For each share of Existing SLM common stock you own on the record date, you will receive one share of SLM BankCo common stock (which will replace your Existing SLM common stock) and one share of Navient common stock. You do not need to take any action to receive the shares of SLM BankCo or Navient common stock to which you are entitled. In addition, you do not need to pay any consideration or surrender or exchange your Existing SLM common stock.

For over 40 years, we have made a difference in students’ and families’ lives, helping more than 31 million Americans pay for college. We see the separation of our education loan management business and our consumer banking business as the next step in helping students and families finance the cost of their education.

I encourage you to read the attached information statement, which is being provided to all Sallie Mae stockholders as of the close of business on                     , 2014. The information statement describes the internal corporate reorganization, the separation and the distribution in detail and contains important business and financial information about Navient.

I look forward to your continued support as a stockholder. We remain committed to working on your behalf to continue to build long-term stockholder value. This step is a positive one for our businesses, our stockholders and all the students and families we serve.

Sincerely,

John (Jack) F. Remondi President and Chief Executive Officer, SLM Corporation

                    , 2014

Dear Future Navient Stockholder:

It is a great pleasure to welcome you as a future stockholder of New Corporation, which we refer to by its brand name “Navient”. Navient will soon begin independent operation as the largest education loan management company. Navient will be the largest holder of outstanding loans made under the Federal Family Education Loan Program (“FFELP”), the largest holder of outstanding private education student loans, and a leading servicer and collector of these types of loans and education loans disbursed by the United States Department of Education (“ED”) under its Direct Student Loan Program (“DSLP”).

Our goal is to maximize the cash flow provided by our portfolios of education loans and acquire other third-party loan portfolios. With the discontinuance of FFELP in 2010, our FFELP loan portfolio is expected to amortize over a period of approximately 20 years.

Given the volume of education loans we service, we are uniquely situated to adapt to the changing economic and regulatory environment governing these types of loans. This will enable us to expand our servicing business to more third party owners of education loan portfolios and guarantors while pursuing further operating and cost efficiencies to create stockholder value.

Navient’s business model differs substantially from Sallie Mae’s consumer banking model. As a result of the separation, our stockholders will be able to evaluate the distinct merits, performance, and future prospects of Navient. Navient has applied to have its common stock authorized for listing on the NASDAQ Global Select Market under the symbol “NAVI.”

We expect Navient’s liquidity to allow us to continue returning capital to stockholders through dividends and share repurchases.

I encourage you to learn more about Navient by reading the attached information statement. It describes the separation in detail, including the conditions to the separation. We look forward to your support and participation as a stockholder of Navient.

Sincerely,

John (Jack) F. Remondi Chief Executive Officer, New Corporation

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

SUBJECT TO COMPLETION, DATED FEBRUARY 28, 2014

INFORMATION STATEMENT

New Corporation

This information statement is being furnished in connection with the distribution to holders of SLM Corporation common stock of all of the outstanding shares of common stock of New Corporation, which we refer to herein by its brand name Navient. Navient was formed to hold directly or indirectly the assets and liabilities associated with SLM Corporation’s existing education loan management business, which consists primarily of portfolios of federally guaranteed (FFELP) and private education loans, as well as servicing and collection activities on these and other student loans. All of the issued and outstanding shares of Navient common stock will be distributed to stockholders in a manner that is intended to be tax-free in the United States, on the basis of one share of Navient common stock for each outstanding share of SLM Corporation stock.

Prior to the distribution, SLM Corporation will undergo an internal corporate reorganization in which (i) a new holding company, which is referred to herein as SLM BankCo, will become the publicly-traded successor to the existing SLM Corporation, which is referred to herein as Existing SLM, pursuant to a holding company merger in which the outstanding shares of Existing SLM common stock will be converted, on a 1-to-1 basis, into shares of SLM BankCo common stock and (ii) Existing SLM will become a subsidiary of Navient and retain directly or indirectly the assets and liabilities associated with Existing SLM’s businesses other than the consumer banking business. Existing SLM’s liabilities include its unsecured public debt which, as of December 31, 2013, aggregated $18.3 billion. SLM BankCo will take the name SLM Corporation and will hold and continue to operate the consumer banking business under the Sallie Mae brand.

Pursuant to the distribution, for every share of Existing SLM common stock held of record by you as of the close of business on                     , 2014, the record date for the distribution, you will receive one share of Navient common stock. We expect the shares of Navient common stock to be distributed to you on                     , 2014. We refer to the date of the distribution of the Navient common stock as the “distribution date.” Navient has applied to have its common stock authorized for listing on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “NAVI.”

You do not need to take any action to receive your shares of SLM BankCo common stock and Navient common stock. No vote of Sallie Mae stockholders is required in connection with the internal corporate reorganization or the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send Sallie Mae a proxy, in connection with the internal corporate reorganization and the distribution. You do not need to pay any consideration, exchange or surrender your Existing SLM common stock or take any other action to receive your shares of SLM BankCo and Navient common stock.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 19.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is                     , 2014.

This information statement was first mailed to Sallie Mae stockholders on or about                     , 2014.

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Presentation of Information

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about Navient assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to:

•	“Navient” and “the company” refer to New Corporation and its consolidated subsidiaries.

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“Existing SLM” refers to SLM Corporation, as it exists on the date of this information statement, and its consolidated subsidiaries. As part of the internal corporate reorganization described in this information statement, Existing SLM will become a subsidiary of Navient and change its name to “Navient LLC.”

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Navient’s historical business and operations refer to Existing SLM’s portfolio of FFELP and private education student loans not held by Sallie Mae Bank, together with the servicing and collections businesses that will be retained by or transferred to Navient in connection with the internal corporate reorganization.

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Navient historical information on a “pro forma basis” refers to Navient’s businesses, net income, assets and liabilities, as adjusted to give effect to the separation and the distribution. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

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“SLM BankCo” refers to New BLC Corporation, which will become the publicly-traded successor to Existing SLM by virtue of a merger pursuant to Section 251(g) of the Delaware General Corporation Law (“DGCL”), and its consolidated subsidiaries. Following consummation of the merger, SLM BankCo will change its name to SLM Corporation. After the separation and distribution, SLM BankCo’s business will consist primarily of Sallie Mae Bank and its portfolio of private education loans, a new private education loan servicing business, the Upromise Rewards business and the insurance business.

Trademarks, Trade Names and Service Marks

Navient owns or has rights to use the trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the more important trademarks that Navient owns or has rights to use that appear in this information statement include: CLASS®, EdNotes®, GRC®, Pioneer Credit Recovery® which may be registered or trademarked in the United States and other jurisdictions. Navient’s rights to some of these trademarks may be limited to select markets. Each trademark, trade name or service mark of any other company appearing in this information statement is, to Navient’s knowledge, owned by such other company. Following the separation and distribution, SLM BankCo will own Existing SLM’s rights to use the “Sallie Mae” and “SLM” trade names, related trademarks and service marks.

ii

INFORMATION STATEMENT SUMMARY

The following is a summary of material information discussed in this information statement. This summary may not contain all the details concerning the separation or other information that may be important to you. To better understand the separation and Navient’s business and financial position, you should carefully review this entire information statement.

Explanatory Note

Due to the relative significance of Navient to Existing SLM, among other factors, for financial reporting purposes Navient will be treated as the “accounting spinnor” and therefore will be the “accounting successor” to Existing SLM, notwithstanding the legal form of the separation and distribution described in this information statement. As a result, the historical financial statements of Existing SLM will become the historical financial statements of Navient.

When we refer in this information statement to Navient’s historic business activities, we are referring to those activities as they were historically operated as part of Existing SLM prior to their transfer to Navient in connection with the separation and the distribution.

Navient

Navient will hold the largest portfolio of education loans insured or guaranteed under the Federal Family Education Loan Program (referred to as FFELP Loans), as well as the largest portfolio of private education loans (referred to as Private Education Loans). FFELP Loans are insured or guaranteed by state or not-for-profit agencies and are also protected by contractual rights to recovery from the United States pursuant to guaranty agreements among the U.S. Department of Education (referred to as ED) and these agencies. Private Education Loans are education loans to students or their families that are non-federal loans and not insured or guaranteed under FFELP. Private Education Loans bear the full credit risk of the customer and any cosigner and are made primarily to bridge the gap between the cost of higher education and the amount funded through financial aid, federal loans or students’ and families’ resources. As of December 31, 2013, approximately 85 percent of the FFELP Loans and 60 percent of the Private Education Loans held by Navient were funded to term with non-recourse, long-term securitization debt through the use of securitization trusts.

Navient will service and collect on its own portfolio of education loans, as well as on those owned by numerous banks, credit unions and non-profit education lenders. It will provide servicing support for guaranty agencies, which serve as intermediaries between the U.S. federal government and FFELP lenders and are responsible for paying claims on defaulted FFELP Loans. These services include account maintenance, default aversion, post default collections and claim processing. Navient will also be one of four large servicers to ED under its Direct Student Loan Program, and will provide collection services to ED. Navient will also generate revenue through collection of delinquent debt (consisting of both education loans as well as other asset classes) on behalf of its clients on a contingent basis.

In 2010, Congress passed legislation ending the origination of education loans under the FFELP program. FFELP Loans that remain outstanding will amortize over approximately the next 20 years, and Navient’s goal is to maximize the cash flow generated by its FFELP Loan portfolio, including by acquiring additional FFELP Loans from third parties and expanding its related servicing business. For a detailed description of FFELP, see “Appendix B—Description of Federal Family Education Loan Program.”

As of December 31, 2013, on a pro forma basis, Navient’s principal assets consisted of:

•	$103.2 billion in FFELP Loans, which yield an average of 2.05 percent annually on a “Core Earnings” basis and have a weighted average life of 7.6 years;

•	$31 billion in Private Education Loans, which yield an average of 6.31 percent annually on a “Core Earnings” basis and have a weighted average life of 7.1 years;

•	$6.9 billion of other interest-earning assets, including securitization trust restricted cash;

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a leading student loan servicing platform that services loans for more than 12 million FFELP Loan, DSLP loan and Private Education Loan customers (including cosigners), including 5.7 million customer accounts serviced under Navient’s contract with ED; and

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a leading student loan contingent collection platform with an outstanding inventory of contingent collections receivables of approximately $16.2 billion, of which approximately $13.5 billion was student loans and the remainder was other debt.

In connection with the internal corporate reorganization described below, Existing SLM will become a subsidiary of Navient and retain all of its liabilities and obligations, including as obligor on its $18.3 billion of unsecured public debt outstanding as of December 31, 2013. Existing SLM also is party to derivative contracts on which it had a net liability of $794 million as of December 31, 2013.

SLM BankCo, as the publicly-traded successor to Existing SLM and as part of the internal corporate reorganization, will replace Existing SLM as the issuer of the outstanding shares of Existing SLM preferred stock. Holders of shares of Existing SLM preferred stock will not be entitled to vote on the internal corporate reorganization, will not have appraisal rights under Delaware law, and will not participate in the distribution of Navient common stock.

In 2013, Navient’s business generated, on a pro forma basis, net income and “Core Earnings” of $1,369 million and $1,238 million, respectively. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.” Navient provides “Core Earnings” because its management evaluates the performance of each of Navient’s operating segments based on “Core Earnings” performance measures. For Navient’s definition of “Core Earnings” and reconciliation of “Core Earnings” to net income as determined under generally accepted accounting principles, see “Unaudited Pro Forma Condensed Consolidated Financial Statements—Alternative performance measures—“Core Earnings” presentation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Core Earnings”—Definition and Limitations” and “Note 15—Segment Reporting” to the audited consolidated financial statements included elsewhere in this information statement.

Navient’s Strengths

Navient will possess a number of competitive advantages that will distinguish it from its competitors, including:

Premier servicing market share and infrastructure well-positioned for evolving marketplace. Navient will be the largest servicer of education loans. It will also provide account maintenance, default aversion, post default collections and claim processing to 15 of the 30 guaranty agencies that serve as an intermediary between the U.S. federal government and FFELP lenders, and are responsible for paying the claims made on defaulted loans. Navient’s premier market share and tested servicing and collections infrastructure make it well-positioned to expand its servicing and collections businesses to additional third-party FFELP, federal, private education and other loan portfolios.

Navient will have substantial institutional knowledge and expertise in student loan assets and finance markets. Sallie Mae was a pioneer in the student loan-backed securitization market and Navient will continue as the largest participant in this market. Navient will have established relationships with institutions that underwrite and invest in such securities and years of historical data to use in estimating loan default rates and expected cash flows.

Strong cash flow generation with ample debt service coverage. Navient will own the single largest portfolio of FFELP Loans. This portfolio generates steady cash flows, as FFELP lenders generally bear a maximum three percent loss exposure due to the guarantee under FFELP. Navient will also own the largest portfolio of Private Education Loans, which bear the full credit risk of the borrower and cosigner. Navient expects that cash flows from its FFELP Loan and Private Education Loan portfolios will significantly exceed future debt service obligations. Navient also expects it will be able to continue Existing SLM’s policy of returning capital to stockholders through dividends and share repurchases, subject to limitations under a tax sharing agreement with SLM BankCo. See “Capital Return Policies.”

Servicing platforms that offer substantial economies of scale. Existing SLM has internally developed and purchased technology platforms, which will be owned by Navient. Navient will service and collect on DSLP loans for ED, on FFELP Loans for guarantor and other clients and on its own $103.2 billion portfolio of FFELP Loans and $31.0 billion portfolio of Private Education Loans (on a pro forma basis, as of December 31, 2013). These platforms are robust and scalable and will enable Navient to add additional accounts at low cost.

Strong management team with extensive industry experience. Navient’s management team will have extensive experience in investing in and funding student education loan portfolios and operating student education loan servicing businesses. Our management team, led by our Chief Executive Officer Jack Remondi, includes members that have held senior executive positions at Existing SLM for many years, including in operations, financial planning, treasury, credit, collections, enterprise project management and risk management. See “Management—Executive Officers Following the Separation.”

Navient’s Strategies

Navient will seek to create value for stockholders by, among other things:

Expanding its leading education loan portfolio manager, servicer and collection business. Navient intends to make opportunistic acquisitions of FFELP Loans, both to increase cash flow from its loan portfolio and to expand its FFELP Loan servicing business. In addition, although Navient will not originate new Private Education Loans, it will seek to purchase portfolios of Private Education Loans, subject to the limitations of any non-competition arrangements with SLM BankCo. Navient may also acquire portfolios of Private Education Loans from SLM BankCo, through participation in an arm’s-length bidding or auction process.

Diversifying fee revenue through expansion and growth of federal and other service contracts. Navient intends to leverage its platform to expand its servicing and collections business to more third party owners of education loan portfolios and guarantors, including ED.

Maintaining stable dividends and actively managing capital structure. Navient expects to have sufficient liquidity to pursue a policy of returning capital to stockholders through dividends and share repurchases, without impairing its ability to service its $18.3 billion of unsecured public debt outstanding as of December 31, 2013.

Efficiently managing expense base. Navient will align its cost structure with its business operations, including by pursuing operating efficiencies in its businesses that create value for its stockholders. These initiatives will include exploring new procurement strategies as well as enhancements to its web-based customer service interface.

Maintaining access to capital markets. Upon completion of the separation, Navient will be a publicly-traded company listed on NASDAQ. Navient expects that its significant loan portfolio, supplemented by its servicing business, will afford it the opportunity to access the debt markets when appropriate. Navient also intends to leverage its experience in the student loan-backed securitization market to continue to finance its acquisition of student loan portfolios through securitization debt.

Risks Associated with Navient’s Business and the Separation and Distribution

An investment in Navient common stock is subject to a number of risks, including risks relating to the separation and distribution. The following list of risk factors is not exhaustive. Please read the information in the section captioned “Risk Factors” for a more thorough description of these and other risks.

Risks Relating to Navient’s Business

•	Economic conditions could have a material adverse effect on Navient’s business, results of operations, financial condition and stock price.

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Navient will not originate education loans, and it may not be able to add additional revenues to replace or supplement the net interest income and fee-based revenue from servicing its education loans that will decline over time.

•	New education lending initiatives could, among other things, encourage or require borrowers to consolidate FFELP Loans into the DSLP program.

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Navient’s business will be heavily focused on its portfolio of FFELP Loans, such that any new legislation by Congress impacting FFELP Loans may have a material, negative impact on Navient’s business, financial condition or results of operations.

•	Navient’s business is affected by the cost and availability of funding in the capital markets.

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The interest rate characteristics of Navient’s earning assets do not always match the interest rate characteristics of Navient’s funding arrangements, which may increase the price of, or decrease Navient’s ability to obtain, necessary liquidity.

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Higher than expected prepayments could reduce net interest income and servicing revenues or reduce or delay payments Navient receives as the holder of the residual interests of securitization trusts holding FFELP Loans and Private Education Loans.

•	Navient’s failure to manage its costs in line with its revenues would adversely affect Navient’s results of operations and financial condition.

•	Navient’s use of derivatives to manage interest rate sensitivity exposes it to credit and market risk that could have a material adverse effect on its earnings.

•	Increasing interest rate environments may cause Navient’s Floor Income to decline.

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Failure by Navient’s loan servicing business to comply with applicable rules and regulations could result in the loss of insurance or guarantees on FFELP Loans and other penalties that could have a material, negative impact on Navient’s business, financial condition or results of operations.

•	Increases in defaults on student loans held by Navient, particularly on Private Education Loans, could adversely affect Navient’s earnings.

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Adverse market conditions or an inability to effectively manage liquidity risk could negatively impact Navient’s ability to meet liquidity and funding needs, which could materially and adversely impact its business operations and overall financial condition as well as its ability to return capital to stockholders through dividends or stock buybacks.

•	A failure of the operating systems or infrastructure utilized by Navient could disrupt its business, produce significant losses, result in regulatory action or damage its reputation.

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Navient depends on secure information technology, and a breach of its information technology systems could result in significant losses, disclosure of confidential customer information and reputational damage, which would adversely affect Navient’s business.

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Federal funding constraints and spending policy changes triggered by associated federal spending deadlines may result in disruption of federal payments for services Navient provides to the government, which could materially and adversely affect Navient’s business strategy or future business prospects.

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Changes in law, regulation or regulatory policy or interpretations thereof involving loans generally and FFELP Loans or Private Education Loans in particular could have a material impact on Navient’s profitability, results of operations, financial condition, cash flows or future business prospects.

•	Navient’s failure to comply with applicable laws and regulations may result in significant costs, sanctions and litigation.

Risks Relating to the Separation and Distribution

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Navient’s historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly-traded company for the periods presented and may not be a reliable indicator of its future results.

•	Navient may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect its business.

•	During an up to 18-month transition period, Navient and SLM BankCo will undertake the division of a shared information technology platform, which may be disruptive to Navient’s business and customers.

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The Federal Deposit Insurance Corporation (the “FDIC”), the Utah Department of Financial Institutions (the “UDFI”), or the Consumer Financial Protection Bureau (the “CFPB”) may seek to assert control over the manner, timing or terms of the separation, which could result in the separation not being effected on the terms or within the period currently contemplated or being withdrawn.

The Separation and Distribution

On May 29, 2013, Existing SLM first announced that it intended to separate into two distinct publicly-traded entities — an education loan management business and a consumer banking business. The education loan management business will be comprised primarily of Existing SLM’s portfolios of education loans not currently held in Sallie Mae Bank, as well as servicing and collection activities on these loans and loans held by third parties. The consumer banking business, comprised primarily of Sallie Mae Bank and its Private Education Loan origination business, the Private Education Loans it holds and a related servicing business, will be a consumer banking franchise with expertise in helping families save, plan and pay for college.

On                     , 2014, the Existing SLM board of directors approved the distribution of all of the issued and outstanding shares of Navient common stock on the basis of one share of Navient common stock for each share of Existing SLM common stock issued and outstanding as of the close of business on                     , 2014, the record date for the distribution.

Internal Corporate Reorganization

In connection with and just prior to the separation and distribution, Existing SLM will undergo an internal corporate reorganization. This reorganization is necessary to implement the separation of the education loan management business from the consumer banking business in a manner intended to be largely tax-free to SLM BankCo.

As part of the internal corporate reorganization, Existing SLM has formed or will form the following three new companies:

•	Navient, which is initially a wholly owned subsidiary of Existing SLM;

•	SLM BankCo, which is initially a wholly owned subsidiary of Existing SLM; and

•	a limited liability company wholly owned by SLM BankCo, which we refer to as “Merger Sub.”

Pursuant to Section 251(g) of the DGCL, by action of the Existing SLM board of directors and without the requirement for a stockholder vote, Existing SLM will merge with and into Merger Sub (the “SLM Merger”). As a result of the SLM Merger:

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all issued and outstanding shares of Existing SLM common stock will be converted, through no action on the part of the holders thereof and by operation of law, into shares of SLM BankCo common stock, on a 1-to-1 basis;

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each series of issued and outstanding shares of Existing SLM preferred stock will be converted, through no action on the part of the holders thereof and by operation of law, into the same series of substantially identical shares of SLM BankCo preferred stock, on a 1-to-1 basis; and

•	Existing SLM will become a limited liability company wholly owned by SLM BankCo named “ , LLC.”

SLM BankCo will change its name to “SLM Corporation”. Following the SLM Merger, through a series of internal transactions, all of the assets and liabilities related to the consumer banking business of Existing SLM, including Sallie Mae Bank, the student education loans it holds, a new private education loan servicing company, the Upromise Rewards business and the insurance business, will be distributed by Existing SLM to SLM BankCo. Existing SLM will also distribute the capital stock of Navient to SLM BankCo. In addition, SLM BankCo will retain an additional $578 million in cash, on a pro forma basis as of December 31, 2013, primarily to offset the liability represented by the transfer of the preferred stock obligation from Existing SLM to SLM BankCo pursuant to the SLM Merger. Existing SLM, which will continue to hold substantially all of the assets and liabilities related to its education loan management businesses, will then be contributed by SLM BankCo to Navient. Existing SLM’s liabilities included, as of December 31, 2013, its outstanding unsecured public debt of $18.3 billion and derivative contracts with a net liability of $794 million.

Once the internal corporate reorganization is completed, SLM BankCo (as the publicly-traded successor holding company to Existing SLM) will distribute all of the issued and outstanding shares of Navient common stock, on the basis of one share of Navient common stock for each share of Existing SLM common stock issued and outstanding as of the close of business on                     , 2014, the record date for the distribution. The completion of the internal corporate reorganization is a condition to the distribution. See “The Separation and Distribution—Conditions to the Distribution.” For additional information regarding the internal corporate reorganization, see the sections entitled “Transaction Structure” and “The Separation and Distribution— Internal Corporate Reorganization of Existing SLM Prior to the Distribution.”

Navient’s Post-Separation Relationship with SLM BankCo

Navient will enter into a separation and distribution agreement with Existing SLM and SLM BankCo, which we refer to as the “separation and distribution agreement.” In connection with the separation, Navient will enter into various other agreements with SLM BankCo to effect the separation and provide a framework for its relationship with SLM BankCo after the separation, such as a transition services agreement, a tax sharing agreement, an employee matters agreement, a loan servicing and administration agreement, a joint marketing agreement, a key services agreement, a data sharing agreement and a sublease agreement. These agreements will provide for the allocation between Navient and SLM BankCo of Existing SLM’s assets, employees, liabilities and obligations (including its intellectual property, information systems, investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the separation and will govern the relationship between Navient and SLM BankCo after the separation. During an up to 18-month transition period, SLM BankCo will own a series of preferred stock of the primary operating subsidiary of Navient that will entitle SLM BankCo to nominate and elect one member of the subsidiary’s five-member board of directors which will have oversight authority regarding a variety of transition activities, including the transition and migration of certain customer data and service functions initially shared by the two companies. See “Certain Relationships and Related Party Transactions—Preferred Stock Rights in SMI.” Under the separation and distribution agreement, Navient and SLM BankCo will also enter into a non-competition arrangement pursuant to which they will agree not to compete in each other’s primary line of business until December 31, 2018. For additional information regarding the separation and distribution agreement and the other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Certain Relationships and Related Party Transactions.”

Reasons for the Separation

The Existing SLM board of directors believes that separating Sallie Mae into two companies—an education loan management business and a consumer banking business—is in the best interests of Existing SLM and its stockholders for a number of reasons, including that:

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The consumer banking business and the education loan management business have evolved independently over time. The separation will allow investors to separately value SLM BankCo and Navient based on their unique operating identities and strategies, including the merits, performance and future prospects of their respective businesses. The separation will also provide investors with two distinct and targeted investment opportunities.

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Navient expects that its future cash flows will significantly exceed future debt service obligations, allowing Navient to continue to return capital to stockholders through dividends and share repurchases, without the financial aid and capital support risks associated with ownership of a federally insured financial institution.

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The separation will allow each of Navient and SLM BankCo to more effectively pursue its respective distinct operating priorities and strategies, which have diverged over time, and will enable the management of each company to focus on pursuing unique opportunities for long-term growth and profitability. The FFELP Loan portfolio and related servicing businesses generate highly predictable income, but are in wind down as the universe of FFELP Loans amortizes over a period of approximately 20 years. By contrast, the Private Education Loan business is expected to grow over time as Sallie Mae Bank continues to originate and service more Private Education Loans.

•	Navient and SLM BankCo will have distinct regulatory profiles post-separation:

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SLM BankCo’s subsidiary Sallie Mae Bank, a Utah industrial bank and insured depository institution, will continue to be subject to prudential bank regulatory oversight and periodic examination by both the UDFI and the FDIC. Sallie Mae Bank has voluntarily entered into the FDIC’s large bank supervision program. In addition, it is further expected that by the end of 2014 Sallie Mae Bank and SLM BankCo will be subject to the requirements established under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) applicable to institutions with total assets greater than $10 billion, including regulation by the CFPB and the establishment of an independent risk committee.

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Navient will continue to be subject to CFPB enforcement, supervisory and examination authority. As a FFELP loan servicer, Navient will continue to be subject to the Higher Education Act (“HEA”) and related regulations, in addition to regulation, and periodic examinations, by the ED. As a third-party service provider to financial institutions, Navient will also continue to be subject to examination by the FFIEC. Although Navient will not be subject to direct regulatory oversight by the FDIC, certain subsidiaries of Navient that will continue to be third-party vendors of services to, and “institution affiliated parties” of, Sallie Mae Bank will continue to be subject to the FDIC’s examination and enforcement authority. In addition, in order to facilitate compliance with certain consumer information privacy laws during an information technology transition period post-separation in which both Navient and SLM BankCo loans and associated customer accounts will continue to be serviced from a single information technology system hosted by SMI,

SMI will remain an affiliate of each of Navient and SLM BankCo for broader bank regulatory purposes for the duration of that transition period. Among other things, this will mean that transactions between SMI and Sallie Mae Bank will remain subject to the affiliate transaction restrictions of Sections 23A and 23B of the Federal Reserve Act during this transition period.

•	The separation of Navient from SLM BankCo will reduce the complexity of both organizations, creating greater transparency for investors and potentially unlocking further value in each company.

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The separation will create an independent equity structure for each of Navient and SLM BankCo that will afford each company direct access to the capital markets for the purpose of pursuing their unique operating strategies and facilitate the ability of each company to effect future alliances and acquisitions utilizing their respective common stock.

The Existing SLM board of directors also considered a number of potentially negative factors in evaluating the separation, including risks relating to the creation of a new publicly-traded company, possible increased expenses and one-time separation costs and the diversion of management time to oversee the separation and transition of services and functions between the two companies, but concluded that the potential benefits of the separation outweighed these factors. For more information, see the sections entitled “The Separation and Distribution—Reasons for the Separation” and “Risk Factors” included elsewhere in this information statement.

Corporate Information

New Corporation was incorporated in Delaware on November 7, 2013 for the purpose of holding the assets and liabilities of Existing SLM’s education loan management business in connection with the separation and distribution described in this information statement. Prior to the contribution of these businesses to Navient, which will be completed immediately prior to the distribution, Navient will have no operations. The address of Navient’s principal executive offices is 300 Continental Drive, Newark, Delaware 19713. Navient’s telephone number is (302) 283-8000.

Since February 25, 2014, Navient has maintained an Internet site at www.navient.com. Navient’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to stockholders of Existing SLM who will receive shares of Navient common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of Navient’s securities. The information contained in this information statement is believed by Navient to be accurate as of the date set forth on its cover. Changes may occur after that date and none of Existing SLM, SLM BankCo or Navient will update the information except in the normal course of their respective disclosure obligations and practices.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Navient and why is Sallie Mae separating Navient’s business and distributing Navient’s stock?

Navient is currently a wholly owned subsidiary of Existing SLM. It was formed to hold the assets and liabilities of Sallie Mae’s education loan management business.

The separation of Navient and the distribution of shares of Navient common stock are intended to provide you with equity investments in two distinct companies—SLM BankCo and Navient—that will be able to focus on each of their respective businesses. The separation is expected to result in improved long-term performance of their respective businesses for the reasons discussed in the sections entitled “The Separation and Distribution—Background” and “—Reasons for the Separation.”

Why am I receiving this document?	You are receiving this document because you are a holder of shares of Existing SLM common stock. If you are a holder of that common stock as of the close of business on , 2014, the record date, you will be entitled to receive one share of Navient common stock for each share of Existing SLM common stock that you hold at the close of business on that date. This document will help you understand how the separation and distribution will affect your investment in Existing SLM and Navient.

How will the separation of Navient from Sallie Mae work?

The separation will be preceded by an internal corporate reorganization, which is a necessary first step to separate the consumer banking business and the education loan management business. As a result of a holding company merger under Section 251(g) of the DGCL, which is referred to herein as the SLM Merger, all of your shares of Existing SLM common stock will be converted, on a 1-to-1 basis, into shares of common stock of SLM BankCo. Pursuant to the SLM Merger, SLM BankCo will replace Existing SLM as the publicly-traded parent company of Sallie Mae. As part of the internal corporate reorganization, the assets and liabilities associated with the education loan management business will be transferred to Navient, and those assets and liabilities associated with the consumer banking business will remain with or be transferred to SLM BankCo. See “The Separation and Distribution—Internal Corporate Reorganization of Existing SLM Prior to the Distribution.”

Immediately following the internal corporate reorganization, SLM BankCo will own all of the issued and outstanding shares of Navient common stock, which it will distribute to Existing SLM stockholders. This is referred to as the distribution. On the date of the distribution, all of the outstanding shares of Navient common stock will be distributed to holders of shares of Existing SLM common stock as of the close of business on the record date, on a 1-to-1 basis. Stockholders will not be required to take any action to receive their shares of SLM BankCo common stock in the internal corporate reorganization or their shares of Navient common stock in the distribution. The separation and distribution are subject to the conditions described in this information statement.

Apart from the separation and distribution of Navient, how will the corporate reorganization affect my SLM Corporation common stock?	Stockholders are not required to take any action to receive their shares of SLM BankCo common stock in the internal corporate reorganization. Your Existing SLM common stock will be converted into SLM BankCo common stock, on a 1-to-1 basis, by virtue of the SLM Merger effected pursuant to Section 251(g) of the DGCL. In accordance with Section 251(g) of the DGCL, the merger will be approved by the Existing SLM board of directors and effected just prior to the separation and distribution. No stockholder vote is required under the DGCL or the charter or by-laws of Existing SLM to approve the SLM Merger. As required by Section 251(g) of the DGCL, the charter and by-laws of SLM BankCo will contain provisions substantially identical to the charter and by-laws of Existing SLM immediately prior to the merger. SLM BankCo will change its name to SLM Corporation and its common stock will be listed and traded on the NASDAQ Global Select Market under the symbol “SLM.”

Will the number of shares of SLM Corporation common stock that I own change as a result of the corporate reorganization or the distribution?	No. The number of shares of SLM Corporation common stock that you own will not change as a result of the corporate reorganization or the distribution.

What is the record date for the distribution?	The record date for the distribution will be , 2014.

When will the distribution occur?	It is expected that all of the shares of Navient common stock will be distributed on , 2014, to holders of record of Existing SLM common stock at the close of business on the record date.

What do stockholders need to do to participate in the distribution?	Holders of Existing SLM common stock as of the record date will not be required to take any action to receive shares of Navient common stock in the distribution, but are urged to read this entire information statement carefully. No stockholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your shares of Existing SLM common stock or take any other action to receive your shares of Navient common stock. Please do not send in your Existing SLM stock certificates. The distribution will not affect the number of outstanding shares of SLM Corporation common stock or any rights of Existing SLM stockholders, although it will affect the market value of each share of SLM Corporation common stock outstanding after the distribution.

How will shares of Navient common stock be issued?	You will receive shares of Navient common stock through the same channels that you currently use to hold or trade shares of Existing SLM common stock, whether through a brokerage account, 401(k) plan or other channel. Receipt of Navient shares will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements and 401(k) statements.

If you own shares of Existing SLM common stock as of the close of business on the record date, including shares owned in certificated form, SLM BankCo, with the assistance of Computershare Trust Company, N.A., the settlement and distribution agent, will electronically distribute shares of Navient common stock to you or to your brokerage firm on your behalf in book-entry form. Computershare Trust Company, N.A. will mail you a book-entry account statement that reflects your shares of Navient common stock, or your bank or brokerage firm will credit your account with the shares. If you own your Existing SLM common stock through the SLM Corporation dividend reinvestment plan, the shares of Navient common stock you receive will be distributed to a new Navient dividend reinvestment plan account that will be created for you. Following the distribution, stockholders whose shares are held in book-entry form may request that their shares of Navient common stock held in book-entry form be transferred to a brokerage or other account at any time, without charge.

If I was enrolled in the SLM Corporation dividend reinvestment plan, will I automatically be enrolled in the Navient dividend reinvestment plan?	Yes. If you elected to have your cash dividends applied toward the purchase of additional shares of SLM Corporation common stock, the shares of Navient common stock you receive in the distribution will be automatically enrolled in the Navient dividend reinvestment plan sponsored by Computershare Trust Company, N.A. (Navient’s transfer agent and registrar), unless you notify Computershare Trust Company, N.A. that you do not want to reinvest any Navient cash dividends in additional shares of Navient common stock. For contact information for Computershare Trust Company, N.A., see “Description of Navient’s Capital Stock—Transfer Agent and Registrar.”

How many shares of Navient common stock will I receive in the distribution?	You will receive one share of Navient common stock for each share of Existing SLM common stock held by you as of the record date. Based on the number of shares of Existing SLM common stock outstanding as of , 2014, were the distribution date to have occurred on that date a total of approximately million shares of Navient common stock would have been distributed. For additional information on the distribution, see “The Separation and Distribution.”

Is the distribution subject to conditions?	Yes. The distribution of shares of Navient common stock as described in this information statement is subject to the satisfaction or waiver of several conditions. No assurance can be given that any or all of these conditions will be met. In addition, Existing SLM can decline at any time to go forward with the distribution. For a discussion of the conditions to the distribution, see “The Separation and Distribution—Conditions to the Distribution.”

What is the expected date of completion of the separation and distribution?	The completion and timing of the separation and distribution are dependent upon a number of conditions. It is expected that the shares of Navient common stock will be distributed on , 2014 to the holders of record of Existing SLM common stock at the close of business on the record date. However, no assurance can be provided as to the timing of the separation and distribution or that all conditions to the separation and distribution will be met.

Can Existing SLM decide to cancel the distribution of Navient common stock even if all the conditions have been met?	Yes. Until the distribution has occurred, Existing SLM has the right to terminate the distribution, even if all of the conditions are satisfied. See “The Separation and Distribution—Conditions to the Distribution.”

Will Navient have any debt?

As part of the internal corporate reorganization that will occur in connection with the separation and distribution, Existing SLM will become a limited liability company wholly owned by Navient. Existing SLM’s liabilities included, as of December 31, 2013, its outstanding unsecured public debt of approximately $18.3 billion in the form of senior unsecured notes and medium-term notes and derivative contracts on which it had a net liability of $794 million. Existing SLM is also the guarantor of its subsidiaries under a secured borrowing facility.

Approximately 85 percent of Navient’s FFELP Loan portfolio and 60 percent of Navient’s Private Education Loan portfolio has been funded with non-recourse, long-term debt securities issued by securitization trusts. The asset-backed securities issued by these trusts are not obligations of Navient. Nevertheless, Navient currently consolidates the financing trusts that have issued these asset-backed securities. As of December 31, 2013, Navient had approximately $91 billion of FFELP Loan securitization debt and $19 billion of Private Education Loan securitization debt.

In addition, Navient has various secured borrowing facilities that it uses to finance its FFELP Loans, as well as a facility that was used to fund the call and redemption of a Private Education Loan trust in August 2013. As of December 31, 2013, Navient had $10.0 billion and $843 million outstanding under these facilities, respectively. For a more detailed discussion of Navient’s indebtedness, see “Description of Material Indebtedness.”

What is “regular-way” and “ex-distribution” trading of SLM Corporation stock?	Beginning on or shortly before the record date and continuing up to and through the distribution date, it is expected that there will be two markets in SLM Corporation common stock: a “regular-way” market and an “ex-distribution” market. Shares of SLM Corporation common stock that trade in the “regular-way” market will trade with an entitlement to shares of Navient common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of Navient common stock distributed pursuant to the distribution.

If you decide to sell any shares of SLM Corporation common stock before the distribution date, including between the record date and the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of SLM Corporation common stock with or without your entitlement to shares of Navient common stock pursuant to the distribution.

Where will I be able to trade shares of Navient common stock?	Navient has applied to list its common stock on the NASDAQ Global Select Market under the symbol “NAVI.” Navient anticipates that trading in shares of its common stock will begin on a “when-issued” basis on or shortly before the record date and will continue up to and through the distribution date and that “regular-way” trading in shares of Navient common stock will begin on the first trading day following the distribution date. If trading begins on a “when-issued” basis, you may purchase or sell shares of Navient common stock up to and through the distribution date, but your transaction will not settle until after the distribution date. Navient cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of SLM Corporation common stock?	There will be no change to the listing. SLM BankCo will replace Existing SLM as the publicly-traded parent company and change its name to SLM Corporation. Its common stock will trade on the NASDAQ Global Select Market under the symbol “SLM.”

What will happen to Existing SLM stock options, restricted stock units, and performance stock unit?

The treatment of outstanding Existing SLM equity awards in the separation has not been finally determined, and we will include information regarding their treatment in an amendment to this information statement.

For additional information on the treatment of Existing SLM equity-based compensation awards, see “The Separation and Distribution—Treatment of Equity-Based Compensation” and “Certain Relationships and Related Party Transactions—Employee Matters Agreement.”

What will happen to the shares of Existing SLM preferred stock in connection with the internal corporate reorganization and the distribution?	In the internal corporate reorganization, by virtue of the SLM Merger, the shares of each series of outstanding Existing SLM preferred stock will be converted, on a 1-to-1 basis, into substantially identical shares of the same series of SLM BankCo preferred stock. No vote of Existing SLM preferred stockholders is required under the DGCL or Existing SLM’s charter and by-laws to approve the SLM Merger, and the Existing SLM preferred stockholders will not have appraisal rights in connection with the SLM Merger. Holders of shares of Existing SLM preferred stock will not receive any shares of Navient common stock in the distribution.

What are the material U.S. federal income tax consequences of the corporate reorganization and the separation and distribution?

It is a condition to the completion of the distribution that (i) Existing SLM receive a private letter ruling from the Internal Revenue Service (“IRS”) to the effect that, among other things, (A) the SLM Merger (together with the conversion of the shares of Existing SLM common and preferred stock into the shares of SLM BankCo common and preferred stock) will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the Code), and will not be integrated with the rest of the separation and distribution and (B) the separation and distribution will qualify as a transaction that is a “reorganization” for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, and (ii) such ruling shall not have been revoked or modified in any material respect. It is also a condition to the separation and distribution that Existing SLM and SLM BankCo receive an opinion from their outside tax counsel, Baker Botts L.L.P., to the effect that certain requirements for tax-free treatment under Section 355 of the Code on which the IRS will not rule will be satisfied.

Accordingly, and based on the foregoing private letter ruling from the IRS, you will not recognize any gain or loss on the conversion of your Existing SLM common stock into SLM BankCo common stock.

If the private letter ruling is received from the IRS, the separation and the distribution will qualify as a reorganization for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Code, and accordingly, gain or loss generally will not be recognized by SLM BankCo in connection with the separation and distribution and no gain or loss will be recognized by you, and no amount will be included in your income, upon the receipt of shares of Navient common stock in the distribution for U.S. federal income tax purposes. For more information regarding the private letter ruling and the potential U.S. federal income tax consequences to Existing SLM, SLM BankCo, Navient and you of the SLM Merger and the separation and distribution, see the section entitled “Material U.S. Federal Income Tax Consequences.”

How will I determine my tax basis in the Navient shares I receive in the distribution?	For U.S. federal income tax purposes, the aggregate tax basis in the shares of Existing SLM common stock held by you immediately before the SLM Merger and subsequent separation and distribution will be allocated between (i) the shares of SLM BankCo common stock that you receive as a result of the SLM Merger and (ii) the shares of Navient common stock that you receive in the distribution, with such allocation being in proportion to the relative fair market values of such shares of SLM BankCo common stock and Navient common stock on the distribution date.

You should consult your tax advisor about the particular consequences of the SLM Merger and the separation and distribution to you, including the application of the tax basis allocation rules and the application of state, local and foreign tax laws.

Does Navient plan to pay dividends?	Navient expects to follow a capital return policy that is consistent with Existing SLM’s current policy, including dividends, subject to servicing outstanding unsecured indebtedness. However, the declaration and payment of any dividends in the future by Navient will be subject to the sole discretion of its board of directors and will depend upon many factors. See “Capital Return Policies.”

Who will be the distribution agent, transfer agent, registrar and information agent for the Navient common stock?

The distribution agent, transfer agent and registrar for the Navient common stock will be Computershare Trust Company, N.A. For questions relating to the transfer or mechanics of the stock distribution, you should contact:

Computershare

250 Royall Street

Canton, MA 02021

If your shares of Existing SLM common stock are held by a bank, broker or other nominee, you may call the information agent for the distribution, Georgeson, toll free at . Banks and brokers should call .

Where can I find more information about SLM Corporation and Navient?	Before the distribution, if you have any questions relating to Navient or SLM Corporation you should contact:

SLM Corporation Investor Relations 300 Continental Drive Newark, DE 19713 Tel: 302-283-8000 https://www.salliemae.com/about/investors/

After the distribution, Navient stockholders who have any questions relating to Navient should contact Navient at:

New Corporation Investor Relations Tel: www. .com

The Navient investor website is operational as of February 25, 2014.

TRANSACTION STRUCTURE

(simplified for illustrative purposes)

The diagram below shows the structure of Existing SLM before the internal corporate reorganization and the separation and distribution:

The diagram below shows the structure of SLM BankCo, as the publicly-traded successor to Existing SLM, immediately after completion of the internal corporate reorganization but before the separation and distribution:

The diagram below shows the structure of SLM BankCo and Navient immediately after completion of the separation and distribution:

See the section entitled “The Separation and Distribution—Internal Corporate Reorganization of Existing SLM Prior to the Distribution” for more information. As used in the three diagrams above and the descriptions of the internal corporate reorganization in this information statement:

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“Existing SLM” refers to the Delaware corporation that is SLM Corporation as of the date of this information statement. As part of the internal corporate reorganization, Existing SLM will become a limited liability company and ultimately be contributed to, and become a wholly owned subsidiary of, Navient.

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“SLM BankCo” refers to New BLC Corporation, a newly-formed Delaware corporation that (a) is currently a subsidiary of Existing SLM and (b) as part of the internal corporate reorganization, will replace Existing SLM as the publicly-traded parent company pursuant to the SLM Merger and change its name to “SLM Corporation.” SLM BankCo will own and operate the consumer banking business and will be the company that distributes all of the issued and outstanding shares of Navient common stock in the distribution.

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“Navient” is the brand name for New Corporation, a Delaware corporation that (a) is currently a subsidiary of Existing SLM, (b) as part of the internal corporate reorganization, will be transferred by Existing SLM to, and become a subsidiary of, SLM BankCo and (c) will be distributed to the Existing SLM common stockholders pursuant to the distribution. Navient was formed to own and operate Sallie Mae’s education loan management business.

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“Bank” refers to Sallie Mae Bank, a Utah industrial bank that (a) is currently a subsidiary of Existing SLM and (b) as part of the internal corporate reorganization, will be transferred by Existing SLM to, and become a subsidiary of, SLM BankCo.

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“Upromise” refers to Upromise, Inc., a Delaware corporation that operates the Upromise Rewards program that (a) is currently a subsidiary of Existing SLM and (b) as part of the internal corporate reorganization, will be transferred by Existing SLM to, and become a subsidiary of, SLM BankCo.

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“Insurance Business” refers to the Existing SLM insurance services business which offers tuition insurance, renters insurance and student health insurance to college students and higher education institutions. The Insurance Business (a) is currently operated through one or more subsidiaries of Existing SLM and (b) as part of the internal corporate reorganization, will be transferred by Existing SLM to, and be operated through one or more subsidiaries of, SLM BankCo.

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“SMI” refers to Sallie Mae, Inc., a Delaware corporation that is currently a subsidiary of Existing SLM and is responsible for most of its servicing and collection businesses. In connection with the internal corporate reorganization, SMI will contribute some of the assets and liabilities of its private education loan servicing business to a new subsidiary, referred to herein as Private ServiceCo. After the internal corporate reorganization, SMI will remain a subsidiary of Existing SLM and be an indirect subsidiary of Navient.

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“Private ServiceCo” refers to SMB Servicing Company, Inc., a Delaware corporation formed to hold the private education loan servicing assets to be transferred to it by SMI. Private ServiceCo is currently a subsidiary of SMI and, as part of the internal corporate reorganization, will be transferred to, and become a subsidiary of, SLM BankCo.

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“SLMIC” refers to Sallie Mae Investment Corporation, a Rhode Island corporation that owns the residual interests of the FFELP Loans and Private Education Loans that have been funded through securitization trusts. SLMIC is currently a subsidiary of Existing SLM and after the internal corporate reorganization will remain a subsidiary of Existing SLM and be an indirect subsidiary of Navient.

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“Unsecured Debt” refers to Existing SLM’s unsecured public indebtedness of $18.3 billion outstanding as of December 31, 2013, consisting of the senior notes and medium term notes described in the section entitled “Description of Material Indebtedness.” After the internal corporate reorganization, the Unsecured Debt will remain the obligation of Existing SLM, which will be a subsidiary of Navient.

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“Preferred Stockholders” refers to the holders of Existing SLM’s outstanding shares of Series A, 6.97 percent cumulative redeemable preferred stock and Series B, floating rate non-cumulative preferred stock. As part of the internal corporate reorganization and pursuant to the SLM Merger, all of the outstanding shares of Existing SLM preferred stock will be converted, on a 1-to-1 basis, into substantially identical shares of SLM BankCo preferred stock without any action being required by these holders.

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating Navient and Navient’s common stock. Any of the following risks could materially and adversely affect Navient’s results of operations or financial condition. The risk factors generally have been separated into three groups: risks related to Navient’s business, risks related to the separation, and risks related to Navient’s common stock.

Risks Related to Navient’s Business

Economic conditions could have a material adverse effect on Navient’s business, results of operations, financial condition and stock price.

Navient’s business will be influenced by economic conditions. Economic growth in the United States remains slow and uneven. Navient’s earnings are dependent on the expected future creditworthiness of its student loan customers, especially with respect to its Private Education Loan portfolio. High unemployment rates and the failure of our in-school borrowers to graduate are two of the most significant macroeconomic factors that could increase loan delinquencies, defaults and forbearance, or otherwise negatively affect performance of Navient’s FFELP Loan and Private Education Loan portfolios. Since 2009, the unemployment rate has been higher than historical norms. In 2008, the unemployment rate was 5.8 percent, it reached a high of 9.6 percent in 2010 and declined to 7.4 percent in 2013. Forbearance programs may have the effect of delaying default emergence as customers are granted a temporary waiver from having to make payments on their loans. If the type and amount of federal funds available to refinance existing education loans increases, the repayment rates of our existing loans could be materially and adversely effected.

Further deterioration in the economy could adversely affect the credit quality of our borrowers. Higher credit-related losses and weaker credit quality could negatively affect Navient’s business, financial condition and results of operations and limit funding options, including Navient’s access to the capital markets, which could also adversely impact its liquidity position.

Legislation passed by Congress in 2010 prohibits new loan originations under the FFELP program, and, as a result, interest income on the existing FFELP Loan portfolio and fee-based revenue from servicing FFELP Loans will decline over time. Navient may not be able to develop revenue streams to replace the declining revenue from FFELP loans.

In 2010, Congress passed legislation ending the origination of student loans under the FFELP program. All federal student loans are now originated through the DSLP of the ED. The law did not alter or affect the terms and conditions of existing FFELP Loans. As a result of this legislation, interest income on Navient’s FFELP Loan portfolio and fee-based revenue from servicing that portfolio and third-party FFELP Loans will decline over time as existing FFELP Loans are paid down, refinanced or repaid after default by guarantors. During the year ended December 31, 2013, Navient’s FFELP Loan portfolio declined by approximately $21.0 billion, or 17 percent, $12 billion of which was attributed to the sale of Residual Interests in securitization trusts, and Navient’s intercompany FFELP Loan servicing revenue declined by $140 million, or 21 percent, compared to the prior year. If Navient does not acquire new loan or otherwise grow or develop new revenue streams to replace or supplement its existing, and declining, FFELP Loan net interest and servicing revenue, Navient’s consolidated revenue and operating income will continue to decrease which could materially and adversely impact Navient’s earnings.

Navient’s business is affected by the cost and availability of funding in the capital markets.

The capital markets have from time to time experienced periods of significant volatility. This volatility can dramatically and adversely affect financing costs when compared to historical norms. Additional factors that could make financing more expensive or unavailable to Navient include, but are not limited to, financial losses, events that have an adverse impact on Navient’s reputation, changes in the activities of Navient’s business partners, events that have an adverse impact on the financial services industry generally, counterparty availability, changes affecting Navient’s assets, corporate and regulatory actions, absolute and comparative interest rate changes, ratings agencies’ actions, general economic conditions and the legal, regulatory and tax environments governing funding transactions. If financing becomes more difficult, expensive or unavailable, Navient’s business, financial condition and results of operations could be materially and adversely affected.

Our credit ratings are important to our liquidity. A reduction in our credit ratings could adversely affect our liquidity, increase our borrowing costs or limit our access to the capital markets.

Following the internal corporate reorganization and the separation and distribution, Existing SLM will be a wholly owned subsidiary of Navient. Existing SLM has unsecured debt that totaled, as of December 31, 2013, approximately $18.3 billion. In connection with Existing SLM’s announcement in May 2013 of the proposed separation and distribution of Navient, three credit rating agencies took negative actions with regard to Existing SLM’s long-term unsecured debt ratings. Fitch Ratings, Inc. (“Fitch”) lowered its senior unsecured long-term debt rating one notch to BB+, one notch below its investment grade, and placed that rating on negative watch. Moody’s Investors Services, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services LLC (“S&P”) placed their ratings on review and watch, respectively, for possible downgrade. Moody’s current rating is Ba1, one notch below its investment grade, and S&P’s rating is BBB-, its lowest investment grade. Fitch and S&P indicated that if the separation and distribution occurs as planned, they expect to further lower their ratings by one notch and up to two notches, respectively. As a result of Fitch’s action, two of the three credit rating agencies now rate Existing SLM’s long term unsecured debt at below investment grade such that Existing SLM is no longer considered an investment grade issuer. Whereas Existing SLM had previously been included in the Investment Grade Index, it is now included in the High Yield Index. This has resulted in a higher cost of funds for Existing SLM, and its senior unsecured debt to trade with greater volatility.

The negative actions taken by the credit rating agencies were based on concerns that the separation and distribution will have a negative impact on the holders of Existing SLM senior unsecured debt. According to their ratings reports, these concerns primarily focus on Navient’s lack of future Private Student Loan originations and related servicing income, the loss of access to the earnings, cash flow, equity and potential market value of Sallie Mae Bank, the run-off of the FFELP Loan portfolio and strategic uncertainty as to the source of incremental earnings and cash flow to replace that in run-off, and an expected increase in Existing SLM’s cost of accessing the unsecured debt markets, including for refinancing purposes.

We utilize the unsecured debt markets to help fund our business and refinance outstanding debt. The amount, type and cost of our funding directly affects the cost of operating our business and growing our assets and is dependent upon outside factors, including our credit rating from ratings agencies. There can be no assurance that Existing SLM’s credit ratings will not be reduced further, and Fitch and Moody’s have indicated that upon completion of the separation and distribution they presently intend to reduce their ratings. A further reduction in the credit ratings of Existing SLM’s senior unsecured debt could adversely affect Navient’s liquidity, increase its borrowing costs, limit its access to the capital markets and place incremental pressure on its net interest income. We may also face additional challenges in the future, including more limited capital resources to invest in or expand our businesses.

The interest rate characteristics of Navient’s earning assets do not always match the interest rate characteristics of its funding arrangements, which may increase the price of, or decrease Navient’s ability to obtain, necessary liquidity.

Net interest income will be the primary source of cash flow generated by Navient’s portfolios of FFELP Loans and Private Education Loans. Interest earned on FFELP Loans and Private Education Loans is primarily indexed to one-month LIBOR rates and either one-month LIBOR rates or the one-month Prime rate, respectively, but Navient’s cost of funds will be primarily indexed to three-month LIBOR, creating the possibility of repricing risk related to these assets. In a declining interest rate environment, this difference in timing may compress the net interest margin on FFELP Loans and Private Education Loans.

The different interest rate characteristics of Navient’s loan portfolios and liabilities funding these loan portfolios also result in basis risk and repricing risk. It is not possible to hedge all of Navient’s exposure to such risks. While the asset and hedge indices are short-term with rate movements that are typically highly correlated, there can be no assurance that the historically high correlation will not be disrupted by capital market dislocations or other factors not within Navient’s control. In these circumstances, Navient’s earnings could be materially adversely affected.

Higher than expected prepayments of loans could reduce servicing revenues or reduce or delay payments Navient receives as the holder of the residual interests of securitization trusts holding student loans.

FFELP Loans and Private Education Loans may be voluntarily prepaid without penalty by borrowers or, in the case of FFELP Loans, consolidated with the borrowers’ other education loans through refinancing into the federal DSLP. FFELP Loans may also be repaid after default by the guarantors of FFELP Loans. Prepayment rates and levels are subject to many factors beyond Navient’s control, including repayment through loan consolidation programs. When education loans contained within a securitization trust are prepaid, the fees Navient earns as servicer decrease and the value of any residual interest Navient owns in the securitization trust may decline. While some fluctuation in prepayment levels is to be expected, extraordinary or extended increases in prepayment levels could materially adversely affect our liquidity, income and the value of those residual interests.

During the fourth quarter of 2011, ED announced its Special Direct Consolidation Loan (“SDCL”) initiative. The initiative provided an incentive to borrowers who have at least one student loan owned by ED and at least one held by a FFELP lender to consolidate the FFELP lender’s loans into the DSLP by providing a 0.25 percentage point interest rate reduction on the FFELP Loans eligible for consolidation. The program was available from January 17, 2012 through June 30, 2012. As a result of the SDCL initiative, borrowers consolidated approximately $5.2 billion of Existing SLM’s FFELP Loans to the DSLP. The consolidation of these loans resulted in the acceleration of non-cash loan premium and debt discount amortization, which reduced net interest margin by 4 basis points for the year ended December 31, 2012. Future initiatives by ED to encourage or force consolidation or other factors affecting borrowers’ repayment of their loans could similarly reduce Navient’s cash flows from servicing and interest income as well as its net interest margin, which could materially adversely affect Navient’s liquidity and income.

Navient’s use of derivatives to manage interest rate sensitivity exposes it to credit and market risk that could have a material adverse effect on its earnings.

Navient will maintain an overall interest rate strategy that uses derivatives to minimize the economic effect of interest rate changes. Developing an effective strategy for dealing with movements in interest rates is complex, and no strategy can completely avoid the risks associated with these fluctuations. For example, Navient’s student loan portfolio remains subject to prepayment risk that could result in its being under- or over-hedged, which could result in material losses. In addition, Navient’s interest rate risk management activities could expose it to mark-to-market losses if interest rates move in a materially different way than was expected when Navient entered into the related derivative contracts. As a result, there can be no assurance that hedging activities using derivatives will effectively manage Navient’s interest rate sensitivity, have the desired beneficial impact on its results of operations or financial condition or not adversely impact its liquidity and earnings.

Navient’s use of derivatives also exposes it to market risk and credit risk. Market risk is the chance of financial loss resulting from changes in interest rates, foreign exchange rates and market liquidity. Navient’s Floor Income contracts and some of the basis swaps it uses to manage earnings variability caused by having different reset characteristics on interest-earning assets and interest-bearing liabilities do not qualify for hedge accounting treatment. Therefore, the change in fair value, called the “mark-to-market,” of these derivative instruments is included in Navient’s statement of income. A decline in the fair value of these derivatives could have a material adverse effect on Navient’s reported earnings.

Credit risk is the risk that a counterparty will not perform its obligations under a contract. Credit risk is limited to the loss of the fair value gain in a derivative that the counterparty or clearinghouse owes Navient and therefore exists for derivatives with a positive fair value. At December 31, 2013, Existing SLM had a net positive exposure (derivative gain positions less collateral posted by counterparties) related to derivatives of $83 million, excluding securitization trusts discussed below. If a counterparty or clearinghouse fails to perform its obligations, Navient could, depending on the type of counterparty arrangement, experience a loss of liquidity or an economic loss. In addition, Navient might not be able to cost effectively replace the derivative position depending on the type of derivative and the current economic environment.

Navient’s securitization trusts, which it is required to consolidate on its balance sheet, had $10.7 billion of Euro and British Pound Sterling denominated bonds outstanding as of December 31, 2013. To convert these non-U.S. dollar denominated bonds into U.S. dollar liabilities, the trusts have entered into foreign-currency swaps with highly rated counterparties. In addition, the trusts have entered into $12.8 billion of interest rate swaps which are primarily used to convert Prime rate payments received on securitized loans to LIBOR paid on the bonds. At December 31, 2013, the net positive exposure on swaps in securitization trusts was $968 million. A failure by a swap counterparty to perform its obligations could, if the swap has a positive fair value to Navient, materially and adversely affect Navient’s earnings.

High or increasing interest rate environments may cause Navient’s Floor Income to decline, which may adversely affect its earnings.

FFELP Loans disbursed before April 1, 2006, generally earn interest at the higher of either the borrower rate, which is fixed over a period of time, or a floating rate based on a Special Allowance Payment (“SAP”) formula set by ED. Navient has generally financed its FFELP Loans with floating rate debt whose interest is matched closely to the floating nature of the applicable SAP formula. If a decline in interest rates causes the borrower rate to exceed the SAP formula rate, Navient will continue to earn interest on the loan at the fixed borrower rate while the floating rate interest on Navient debt will continue to decline. The additional spread earned between the fixed borrower rate and the SAP formula rate is referred to as “Floor Income.”

Depending on the type of FFELP Loan and when it was originated, the borrower rate is either fixed to term or is reset to a market rate each July 1. For loans where the borrower rate is fixed to term, Navient may earn Floor Income for an extended period of time; for those loans where the borrower interest rate is reset annually on July 1, Navient may earn Floor Income to the next reset date. In accordance with legislation enacted in 2006, holders of FFELP Loans are required to rebate Floor Income to ED for all FFELP Loans disbursed on or after April 1, 2006. After accounting for these required rebates, as of December 31, 2013, approximately $56.8 billion of Navient’s FFELP Loan portfolio was eligible to earn Floor Income.

Floor Income can be volatile as rates on the underlying student loans move up and down. Navient generally hedges this risk by selling Floor Income contracts to counterparties which lock in the value of the Floor Income over the term of the contract. As of December 31, 2013, approximately $31.7 billion (56 percent) of Navient’s FFELP Loans eligible to earn Floor Income was economically hedged with Floor Income contracts. A rise in interest rates will reduce the amount of Floor Income received on the approximately $25.1 billion of FFELP Loans not hedged with Floor Income contracts, which will compress Navient’s interest margins and depress its earnings.

Failure to comply with applicable rules and regulations could result in the loss of insurance or guarantees on FFELP Loans and other penalties that could have a material, negative impact on Navient’s business, financial condition or results of operations.

Loans serviced under the FFELP are subject to the HEA and related regulations. Our servicing operations are designed and monitored to comply with the HEA, related regulations and program guidance; however, ED could determine that we are not in compliance for a variety of reasons, including that we misinterpreted ED guidance or incorrectly applied the HEA and its related regulations or policies. Failure to comply could result in fines, the loss of the insurance and related federal guarantees on affected FFELP Loans, expenses required to cure servicing deficiencies, suspension or termination of our right to participate as a FFELP servicer, negative publicity and potential legal claims. The imposition of significant fines, the loss of the insurance and related federal guarantees on a material number of FFELP Loans, the incurrence of additional expenses and/or the loss of our ability to participate as a FFELP servicer could individually or in the aggregate have a material, negative impact on our business, financial condition or results of operations.

Defaults on student education loans held by Navient, particularly Private Education Loans, could adversely affect Navient’s earnings.

FFELP Loans are insured or guaranteed by state or not-for-profit agencies and are also protected by contractual rights to recovery from the United States pursuant to guaranty agreements among ED and these agencies. These guarantees generally cover at least 97 percent of a FFELP Loan’s principal and accrued interests for loans disbursed and, in limited circumstances, 100 percent of the loan’s principal and accrued interest. Nevertheless, Navient is exposed to credit risk on the non-guaranteed portion of the FFELP Loans in its portfolio and to the possible loss of the insurance or guarantee due to a failure by Navient to comply with HEA and related regulations.

Navient bears the full credit exposure on Private Education Loans. For the year ended December 31, 2013, on a pro forma basis, the annualized charge-off rate for Navient’s Private Education Loans (as a percentage of loans in repayment) was 3.1 percent. Delinquencies are an important indicator of the potential future credit performance for Private Education Loans. Navient’s delinquencies on a pro forma basis, as a percentage of Private Education Loans in repayment, were 9.4 percent at December 31, 2013.

The evaluation of Navient’s allowance for loan losses is inherently subjective, as it requires material estimates that may be subject to significant changes. As of December 31, 2013, Navient’s allowance for FFELP Loan and Private Education Loan losses, on a pro forma basis, was approximately $113 million and $2.0 billion, respectively. During the year ended December 31, 2013, Navient recognized provisions for FFELP Loan and Private Education Loan losses, on a pro forma basis, of $48 million and $722 million, respectively. The provision for loan losses reflects the activity for the applicable period and provides an allowance at a level that management believes is appropriate to cover probable losses inherent in the loan portfolio. However, future defaults can be higher than anticipated due to a variety of factors outside of Navient’s control, such as downturns in the economy, regulatory or operational changes and other unforeseen future trends. Losses on Private Education Loans are also determined by risk characteristics such as school type, loan status (in-school, grace, forbearance, repayment and delinquency), loan seasoning (number of months in active repayment), underwriting criteria (e.g., credit scores), a cosigner and the current economic environment. General economic and employment conditions, including employment rates for recent college graduates, during the recent recession led to higher rates of student loan defaults. Although default rates have decreased recently as economic conditions have improved, they remain higher than pre-recession levels. If actual loan performance is worse than currently estimated, it could materially affect Navient’s estimate of the allowance for loan losses and the related provision for loan losses in Navient’s statements of income and as a result adversely affect Navient’s results of operations.

Adverse market conditions or an inability to effectively manage our liquidity risk could negatively impact Navient’s ability to meet its liquidity and funding needs, which could materially and adversely impact its business operations and overall financial condition.

Navient must effectively manage the liquidity risk to which it is exposed. Navient requires liquidity to meet cash requirements such as day-to-day operating expenses, required payments of principal and interest on borrowings, and distributions to stockholders. Navient’s primary sources of liquidity and funding are from fees collected for servicing education loans, payments made on the loan portfolio, proceeds and distributions from securitization transactions and trusts that Navient undertakes and, potentially, offerings of debt and equity securities. Navient may maintain too much liquidity, which can be costly, or may be too illiquid, which could result in financial distress during times of financial stress or capital market disruptions.

A failure of the operating systems or infrastructure of Navient could disrupt its business, cause significant losses, result in regulatory action or damage its reputation.

A failure of Navient’s operating systems or infrastructure could disrupt its business. Navient’s business is dependent on its ability to process and monitor large numbers of daily transactions in compliance with legal and regulatory standards and its own product specifications, which change to reflect its business needs and new or revised regulatory requirements. As Navient’s processing demands and loan portfolios change, both in volume and in terms and conditions, Navient’s ability to develop and maintain its operating systems and infrastructure will become increasingly challenging. There is no assurance that Navient will adequately or efficiently develop, maintain or acquire access to such systems and infrastructure.

The servicing, financial, accounting, data processing and other operating systems and facilities that support Navient’s business may fail to operate properly or become disabled as a result of events that are beyond Navient’s control, adversely affecting its ability to timely process transactions. Any such failure could adversely affect Navient’s ability to service its clients, result in financial loss or liability to its clients, disrupt its business, and result in regulatory action or cause reputational damage.

Despite the plans and facilities Navient has in place, its ability to conduct business may be adversely affected by a disruption in the infrastructure that supports its business. This may include a disruption involving electrical, communications, Internet, transportation or other services used by Navient or third parties with which it conducts business. Notwithstanding efforts to maintain business continuity, a disruptive event impacting Navient’s processing locations could adversely affect its business, financial condition and results of operations.

Navient depends on secure information technology, and a breach of its information technology systems could result in significant losses, disclosure of confidential customer information and reputational damage, which would adversely affect Navient’s business.

Navient’s operations rely on the secure processing, storage and transmission of personal, confidential and other information in its computer systems and networks. Although Navient takes protective measures it deems reasonable and appropriate, its computer systems, software and networks may be vulnerable to unauthorized access, computer viruses, malicious attacks and other events that could have a security impact beyond Navient’s control. These technologies, systems and networks, and those of third parties, may become the target of cyber-attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of Navient’s or its customers’ confidential, proprietary and other information, or otherwise disrupt Navient’s business operations or those of its customers or other third parties. Information security risks for institutions that handle large numbers of financial transactions on a daily basis such as Navient have generally increased in recent years, in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists, activists and other external parties.

If one or more of such events occur, personal, confidential and other information processed and stored in, and transmitted through, Navient’s computer systems and networks could be jeopardized or could cause interruptions or malfunctions in Navient’s operations that could result in significant losses or reputational damage. Navient routinely transmits and receives personal, confidential and proprietary information, some of it through third parties. Navient has sought to put in place secure transmission capability and works to ensure that third parties follow similar procedures. Nevertheless, an interception, misuse or mishandling of personal, confidential or proprietary information being sent to or received from a customer or third party could result in legal liability, regulatory action and reputational harm. In the event personal, confidential or other information is jeopardized, intercepted, misused or mishandled, Navient may need to expend significant additional resources to modify its protective measures or to investigate and remediate vulnerabilities or other exposures, and it may be subject to fines, penalties, litigation and settlement costs and financial losses that are either not insured against or not fully covered through insurance. If one or more of such events occur, Navient’s business, financial condition or results of operations could be significantly and adversely affected.

Navient depends on third parties for a wide array of services, systems and information technology applications, and a breach or violation of law by one of these third parties could disrupt Navient’s business or provide its competitors with an opportunity to enhance their position at Navient’s expense.

Navient will depend on third parties for a wide array of services, systems and information technology applications. Third-party vendors are significantly involved in aspects of Navient’s software and systems development, the timely transmission of information across its data communication network, and for other telecommunications, processing, remittance and technology-related services in connection with Navient’s payment services businesses. Navient will also utilize third-party debt collectors in the collection of defaulted Private Education Loans. If a service provider fails to provide the services required or expected, or fails to meet applicable contractual or regulatory requirements such as service levels or compliance with applicable laws, the failure could negatively impact Navient’s business by adversely affecting its ability to process customers’ transactions in a timely and accurate manner, otherwise hampering Navient’s ability to serve its customers, or subjecting Navient to litigation and regulatory risk for matters as diverse as poor vendor oversight or improper release or protection of personal information. Such a failure could also adversely affect the perception of the reliability of Navient’s networks and services and the quality of its brands, which could materially adversely affect Navient’s business and results of operations.

Federal funding constraints and spending policy changes triggered by associated federal spending deadlines and ongoing lawmaker and regulatory efforts to change the student lending sector may result in disruption of federal payments for services Navient provides to the government, which could materially and adversely affect Navient’s business strategy or future business prospects.

Navient receives payments from the federal government on its FFELP Loan portfolio and for other services it provides, including servicing loans under the DSLP and providing default aversion and contingency collections to ED. Payments for these services may be affected by various factors, including the following:

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The Bipartisan Budget Act enacted on December 26, 2013, includes several provisions that will have or could have an effect on our business. First, the Act reduced the amount paid to guaranty agencies for defaulted FFELP Loans rehabilitated under Section 428F of the HEA, beginning on July 1, 2014. In addition, the Budget Act eliminated funding for the direct loan servicing performed by not-for-profit servicers. The Budget Act requires that all servicing funding be provided through the annual appropriations process which is subject to certain limitations. Although the payments for our DSLP servicing contract is already funded from annual appropriations, the requirement to fund all servicing from the limited appropriated funding could have an effect on our future business in ways we cannot predict at this time.

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Other Higher Education Legislation: As Congress considers the reauthorization of the Higher Education Act, it could consider legislation that would reduce the payments to guarantors or change the consolidation program to incentivize student loan borrowers to refinance their existing student loans, both private and federal. Such reforms could reduce Navient’s cash flows from servicing and interest income as well as its net interest margin.

It is possible that the Administration and Congress in the future could engage in a prolonged debate linking the federal deficit, debt ceiling and other budget issues resulting in a similar debate to the one that occurred around the Budget Control Act of 2011 and the raising of the debt ceiling in October 2013. If U.S. lawmakers in the future fail to reach agreement on these issues, the federal government could stop or delay payment on its obligations, including those on services Navient provides. Navient cannot predict how or what programs will be impacted by any actions that the Administration, Congress or the federal government may take. Further, legislation to address the federal deficit and spending could include proposals that would adversely affect FFELP and DSLP-related servicing businesses. A protracted reduction, suspension or cancellation of the demand for the services Navient provides, or proposed changes to the terms or pricing of services provided under existing contracts with the federal government, including its contract with ED, could have a material adverse effect on Navient’s revenues, cash flows, profitability and business outlook, and, as a result, could materially adversely affect its business, financial condition and results of operations.

If Navient does not effectively align its cost structure with its business operations, its results of operations and financial condition could be materially adversely affected.

Navient will need to align its cost structure with its business operations to remain profitable. Existing SLM has previously undertaken cost cutting initiatives in response to legislative changes, including the ending of FFELP in 2010 and the wind down of Navient’s FFELP Loan portfolio over the next approximately 20 years. Navient intends to make opportunistic acquisitions of additional FFELP Loans, both to increase cash flow from its loan portfolio and to expand its FFELP Loan servicing business. It will further seek to undertake other initiatives to grow its business. Navient’s ability to properly size its cost structure will be dependent upon a number of variables, including its ability to successfully execute on its business plan and future legislative changes that may increase its compliance costs or otherwise impact its business. If Navient undertakes cost reductions based on its business plan, those reductions could be too dramatic and could cause disruptions in its business, reductions in the quality of the services it provides or cause it to fail to comply with applicable regulatory standards. Alternatively, Navient may fail to implement, or be unable to achieve, necessary cost savings commensurate with its business and prospects. In either case, Navient’s business, results of operations and financial condition could be adversely affected.

Incorrect estimates and assumptions by management in connection with the preparation of Navient’s consolidated financial statements could adversely affect Navient’s reported assets, liabilities, income and expenses.

The preparation of Navient’s consolidated financial statements requires management to make critical accounting estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses during the reporting periods. Incorrect estimates and assumptions by management could adversely affect Navient’s reported amounts of assets, liabilities, income and expenses during the reporting periods. A description of critical accounting estimates and assumptions may be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” and in “Note 2—Significant Accounting Policies” to the audited consolidated financial statements included elsewhere in this information statement. If Navient makes incorrect assumptions or estimates, it may under- or overstate reported financial results, which could materially and adversely affect its business, financial condition and results of operations.

Acquisitions or strategic investments that Navient pursues may not be successful and could disrupt its business, harm its financial condition or reduce its earnings.

Navient’s strategy includes making opportunistic acquisitions of, or material investments in, complementary businesses, products and portfolios of loans. Navient may not be able to identify suitable opportunities and, if not, this strategy could fail. Navient may not be able to obtain financing necessary to allow Navient to make such acquisitions or investments on satisfactory terms or at all or obtain necessary regulatory approvals, or be able to complete the transactions on satisfactory terms. If the purchase price of any acquisition or investment is paid in cash, it may have an adverse effect on Navient’s financial condition; if the purchase price is paid with Navient stock, it could be dilutive to stockholders. Navient may assume liabilities, including unrecorded liabilities that are not discovered at the time of the transaction, and the repayment of those liabilities may have an adverse effect on Navient’s financial condition.

Navient may not be able to successfully integrate personnel, operations, businesses, products, or technologies of an acquisition. There may be additional risks if Navient enters into a line of business in which it has limited experience or the business operates in a legal, regulatory or competitive environment with which it is not familiar. Navient may not have or be able to maintain the expertise needed to manage the new business. The expected benefits of acquisitions and investments also may not be realized for various reasons, including the loss of key personnel, customers or vendors. If Navient fails to integrate or realize the expected benefits of its acquisitions or investments, it may lose the return on these acquisitions or investments or incur additional transaction costs, and its business and financial condition may be harmed as a result.

Navient’s student loan servicing business operates in a competitive environment and could lose market share and revenues if competitors compete more aggressively or effectively.

Navient competes in the student loan servicing business with for-profit and non-profit servicing institutions, many with strong records of performance. Navient competes based on capability and customer service metrics. To the extent competitors compete aggressively or more effectively than Navient, Navient could lose market share to them or Navient’s service offerings may not prove to be profitable.

Existing SLM serviced approximately 5.7 million accounts under a DSLP servicing contract with ED as of December 31, 2013, and Navient will continue as the service provider under this contract. Navient competes for DSLP servicing volume from ED with three other servicing companies with whom it shares the contract. New account allocations for each contract year are awarded annually based on each company’s performance on five different metrics over the most recently ended contract year: defaulted borrower count, defaulted borrower dollar amount, a survey of borrowers, a survey of schools and a survey of ED personnel. Pursuant to the contract terms related to annual volume allocation of new loans, the maximum a servicer can be awarded for any new contract year is 40 percent of net new borrowers in that contract year. Existing SLM ranked last in the allocation of net accounts for the upcoming contract year. Its allocation of new customer loans serviced for ED under the DSLP servicing contract was 15 percent for the most recent contract year and is 18 percent for the upcoming contract year. If Navient is unable to improve on Existing SLM’s performance metrics and increase its relative standing compared to the three other servicing companies it competes with for account allocations under the DSLP servicing contract, its ability to increase its servicing business with ED may be materially adversely affected. In November 2013, ED gave notice to Existing SLM of its intent to exercise its five-year renewal option to extend the DSLP servicing contract. No assurance can be given that the terms of the renewal will be as favorable to Navient as the current contract terms.

Unexpected and sharp changes in the overall economic environment may negatively impact the performance of Navient’s loan portfolios.

Unexpected changes in the overall economic environment, including unemployment, may result in the credit performance of Navient’s loan portfolio being materially different from expectations. Navient’s earnings are dependent on the expected future creditworthiness of its student loan customers, especially with respect to its

Private Education Loan portfolio. Navient maintains a reserve for credit losses based on future charge-offs expected over primarily the next two years, which takes into account many factors, including levels of past due loans and forbearances and expected economic conditions. However, management’s determination of the appropriate reserve level may under- or over-estimate future losses. If the credit quality of Navient’s customer base materially decreases, if a market risk changes significantly, or if Navient’s reserves for credit losses are not adequate, Navient’s business, financial condition and results of operations could suffer.

Navient is also subject to the creditworthiness of other third parties, including counterparties and clearinghouses to derivative transactions. For example, Navient has exposure to the financial conditions of various lending, investment and derivative counterparties and any clearinghouse for its derivative transactions. If a counterparty or clearinghouse fails to perform its obligations, Navient could, depending on the type of arrangement, experience a loss of liquidity or an economic loss. In addition, Navient might not be able to cost effectively replace the derivative position depending on the type of derivative and the current economic environment, and thus be exposed to a greater level of interest rate and/or foreign currency exchange rate risk which could lead to additional losses. Navient’s counterparty and clearinghouse exposure is more fully discussed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Counterparty Exposure.” If counterparties or clearinghouses are unable to perform their obligations, Navient’s business, financial condition and results of operations could suffer.

Changes in law, regulation or regulatory policy involving student loans could have a material impact on Navient’s profitability, results of operations, financial condition, cash flows or future business prospects.

Navient’s businesses are subject to numerous state and federal laws and regulations and changes to such laws and regulations could adversely impact Navient’s business and results of operations if it is not able to adequately mitigate the impact of such changes.

Existing SLM’s FFELP Loan business has been affected extensively by changes in law, most notably by the legislation Congress passed in 2010 to eliminate new FFELP Loans. Changes in the laws, regulations and policies governing federal loan servicing or the terms and conditions of existing FFELP Loans could have an even greater adverse effect on Navient’s results of operations, financial condition, cash flows and business prospects as Navient’s business will be more concentrated in FFELP Loans than Existing SLM’s business has been.

Navient’s Private Education Loan business may also be impacted by changes in law, regulations or regulatory policy. For example, the CFPB’s July 2012 Report on the Private Education Loan marketplace provided a number of recommendations, including reconsideration by Congress of the federal Bankruptcy Code’s treatment of Private Education Loans and subjecting additional credit products to the disclosure and consumer protection framework applicable to Private Education Loans. The CFPB’s 2013 Report recommended Congress consider making reforms to the disclosures and guidelines that apply to payment application, records retention and other aspects of student loan servicing to mirror changes previously made for the credit card and mortgage businesses. In the future, Congress or the Administration may act on these recommendations or choose to take actions beyond or unrelated to the CFPB’s recommendations to further regulate the Private Education Loan market or dictate the terms and conditions applicable to Private Education Loans. Additionally, even in the absence of Congress or the Administration pursing the CFPB’s recommendations, the CFPB may use its regulatory authority and enforcement actions to make substantial changes on its own to the Private Education Loan market and we believe that the CFPB has shown through its actions that it is willing to do so. The taking of any such actions may adversely impact the profitability and growth of Navient’s business and/or significantly alter the costs and manner in which Navient conducts this business.

In addition, the Dodd-Frank Act contains comprehensive provisions that govern the practices and oversight of financial institutions (including large non-bank financial institutions) and other participants in the financial markets. It imposes significant regulations on almost every aspect of the U.S. financial services industry, including enhanced supervisory authority over Navient’s business. Many of the Dodd-Frank Act’s provisions have become effective but remain subject to interpretation and formal implementation by regulatory authorities through final rulemaking. As a result of the Dodd-Frank Act, the CFPB and other financial regulators have introduced and continue to introduce new regulations and guidance, even as they impose enforcement actions against financial institutions and financial service providers which often contain additional cautions and guidance which must be taken into consideration. Due to the uncertainty engendered by these new regulations, guidance and actions, coupled with the likelihood of additional changes or additions to the statutes, regulations and practices applicable to its business, Navient is not able to estimate the ultimate impact of changes in law on its financial results, business operations or strategies. Navient believes that the cost of responding to and complying with these evolving laws and regulations, as well as any guidance from enforcement actions, will continue to increase, as will the risk of penalties and fines from any enforcement actions that may be imposed on its businesses. Navient’s profitability, results of operations, financial condition, cash flows or future business prospects could be materially and adversely affected as a result.

The Dodd-Frank Act authorizes state officials to enforce regulations issued by the CFPB and to enforce the Dodd-Frank Act’s general prohibition against unfair, deceptive or abusive practices. Most states also have statures that prohibit unfair and deceptive practices. To the extent states enact requirements that differ from federal standards or state officials and courts adopt interpretations of federal consumer laws that differ from those adopted by the CFPB under the Dodd-Frank Act, or states increase their examination, supervision and enforcement activities, Navient’s compliance costs could increase and reduce its ability to offer the same products and services to consumers nationwide and it may be subject to a higher risk of state enforcement actions.

Navient’s business may be adversely impacted by increased expenditures due to changes in law or agency interpretations, increased regulatory oversight or supervision and possible remediation efforts and penalties.

The CFPB has broad authority with respect to Navient’s loan servicing business. It has authority to write regulations under federal consumer financial protection laws and to directly or indirectly enforce those laws and examine Navient for compliance. The CFPB also has examination and enforcement authority with respect to various federal consumer financial laws for some providers of consumer financial products and services, including Navient. In December 2013, the CFPB issued a final rule, effective March 14, 2014, defining “larger participants” in the student loan servicing market that will be subject to supervision and examination by the CFPB, a category that will include Navient’s student loan servicing subsidiaries.

The CFPB is authorized to collect fines and provide consumer restitution in the event of violations, engage in consumer financial education, track consumer complaints, request data and promote the availability of financial services to underserved consumers and communities. The CFPB has authority to prevent unfair, deceptive or abusive acts or practices and to ensure that all consumers have access to fair, transparent and competitive markets for consumer financial products and services. The review of products and practices to prevent unfair, deceptive or abusive conduct will be a continuing focus of the CFPB. The ultimate impact of this heightened scrutiny is uncertain, but it has resulted in, and could continue to result in, changes to pricing, practices, products and procedures. It could also result in increased costs related to regulatory oversight, supervision and examination, additional remediation efforts and possible penalties.

In furtherance of its regulatory and supervisory powers, the CFPB has the authority to impose monetary penalties for violations of applicable federal consumer financial laws, require remediation of practices and pursue administrative proceedings or litigation for violations of applicable federal consumer financial laws (including the CFPB’s own rules). The CFPB has the authority to issue cease and desist orders (which can include orders for restitution or rescission of contracts, as well as other kinds of affirmative relief) and monetary penalties ranging from $5,000 per day for ordinary violations of federal consumer financial laws to $25,000 per day for reckless violations and $1 million per day for knowing violations. Also, where a company has violated Title X of the Dodd-Frank Act or CFPB regulations implemented under Title X of the Dodd-Frank Act, the Dodd-Frank Act empowers state attorneys general and state regulators to bring civil actions to remedy violations of state law. If the CFPB or one or more state attorneys general or state regulators believe that we have violated any of the applicable laws or regulations, they could exercise their enforcement powers in ways that could have a material adverse effect on us or our business.

Loans serviced under the FFELP are subject to the HEA and related regulations. Navient’s servicing operations are designed and monitored to comply with the HEA, related regulations and program guidance; however, ED could determine that Navient is not in compliance for a variety of reasons, including that Navient misinterpreted ED guidance or incorrectly applied the HEA and its related regulations or policies. Failure to comply could result in fines, the loss of the insurance and related federal guarantees on affected FFELP Loans, expenses required to cure servicing deficiencies, suspension or termination of Navient’s right to participate as a FFELP servicer, negative publicity and potential legal claims. The imposition of significant fines, the loss of the insurance and related federal guarantees on a material number of FFELP Loans, the incurrence of additional expenses and/or the loss of Navient’s ability to participate as a FFELP servicer could individually or in the aggregate have a material, negative impact on our business, financial condition or results of operations.

Navient’s collection business is subject to significant regulation and oversight by state and federal agencies, and a failure to comply with applicable laws and regulations may result in significant costs, sanctions and litigation.

Navient’s debt collection business is subject to regulation and oversight by various state and federal agencies, particularly in the area of consumer protection, and is subject to numerous state and federal laws and regulations. Failure to comply with these laws and regulations may result in significant costs, including litigation costs, and/or business sanctions. In addition, changes to such laws and regulations could adversely impact Navient’s business and results of operations if it is not able to adequately mitigate the impact of such changes. Existing SLM has been subject, and Navient may be subject in the future, to inquiries and audits from state and federal regulators as well as litigation from private plaintiffs.

Navient’s ability to continue to operate its businesses related to contracting with state and federal governments is partly reliant on its ability to remain compliant with the laws and regulations applicable to those contracts.

Navient is subject to a variety of laws and regulations related to its government contracting businesses, including its contracts with ED. In addition, these government contracts are subject to termination rights, audits and investigations. If Navient were found in noncompliance with the contract provisions or applicable laws or regulations, or the government exercised its termination or other rights for that or other reasons, Navient’s reputation could be negatively affected, and its ability to compete for new contracts with ED and other third parties could be diminished. If this were to occur, the future prospects, revenues and results of operations of this portion of Navient’s business could be negatively affected.

The Financial Stability Oversight Council (“FSOC”) could designate Navient as an important non-bank financial company to be supervised by the Federal Reserve Bank (“FRB”). Designation as a systemically important financial institution (“SIFI”) would impose significant additional statutorily–defined monitoring and compliance regimes on our business and could significantly increase the levels of risk-based capital and highly liquid assets we are required to hold. Required implementation of some or all of the measures currently proposed by the FRB to be applicable to SIFIs would have a material impact on our business, results of operations and financial condition.

As directed by the Dodd-Frank Act, on April 3, 2012, FSOC approved the final rule and interpretive guidance regarding the designation of non-bank financial companies as SIFIs (the “SIFI Rules”). If designated as a SIFI, a non-bank financial company will be supervised by the FRB and be subject to enhanced prudential supervision and regulatory standards. While the separation of Navient from Sallie Mae Bank will reduce the complexity of both organizations and may reduce the risk of Navient’s designation as a SIFI under the SIFI Rules, no assurance can be given that such a designation will not occur.

Navient’s framework for managing risks may not be effective in mitigating the risk of loss.

Navient’s risk management framework seeks to mitigate risk and appropriately balance risk and returns. Navient has established processes and procedures intended to identify, measure, monitor, control and report the types of risk to which it is subject. Navient seeks to monitor and control risk exposure through a framework of policies, procedures, limits and reporting requirements. Management of risks in some cases depends upon the use of analytical and forecasting models. If the models that Navient uses to mitigate these risks are inadequate, it may incur increased losses. In addition, there may be risks that exist, or that develop in the future, that Navient has not appropriately anticipated, identified or mitigated. If Navient’s risk management framework does not effectively identify or mitigate risks, Navient could suffer unexpected losses, and its financial condition and results of operations could be materially adversely affected.

Navient is subject to evolving and complex tax laws, which may result in additional liabilities that may affect its results of operations.

Navient is subject to evolving and complex federal and state tax laws. Significant judgment is required for determining Navient’s tax liabilities, and Existing SLM’s tax returns have been, and Navient’s tax returns will continue to be, periodically examined by various tax authorities. Navient will have, among other tax liabilities, risks for future tax contingencies arising from operations post-separation. Due to the complexity of tax contingencies, the ultimate resolution of any tax matters related to operations post-separation may result in payments greater or less than amounts accrued.

In addition, Navient may be impacted by changes in tax laws, including tax rate changes, changes to the laws related to the treatment and remittance of foreign earnings, new tax laws and subsequent interpretations of tax laws by federal and state tax authorities.

Risks Related to the Separation

Navient’s historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly-traded company and may not be a reliable indicator of its future results.

Due to the relative significance of Navient to Existing SLM, among other factors, Navient will be treated as the “accounting successor” to Existing SLM for financial reporting purposes, notwithstanding the legal form of the separation described in this information statement. Hence, Navient’s historical consolidated financial statements included in this information statement are the consolidated financial statements of Existing SLM. Accordingly, the historical and pro forma financial information for Navient included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that Navient would have achieved as a separate, publicly-traded company during the periods presented or those that Navient will achieve in the future primarily as a result of the factors described below:

•

Prior to the separation, Navient’s business has been operated by Existing SLM as part of its broader corporate organization in combination with those businesses that will be held by SLM BankCo after the separation and distribution. Some of the SLM BankCo businesses performed services for or engaged in intercompany transactions with the businesses that will be held by Navient after the separation and distribution. Navient’s historical and pro forma financial results reflect allocations of corporate expenses from Existing SLM for such functions and are likely to be less than the expenses Navient would have incurred had it operated as a separate company from Existing SLM. After the separation and distribution, Navient may not be able to operate its business efficiently or at comparable costs, and its profitability may decline.

•

Prior to the separation, Navient’s historical financial statements include the assets, liabilities, results of operations and cash flows attributable to Existing SLM’s consumer banking business, including Sallie Mae Bank, which will be held by SLM BankCo after the separation and distribution.

•

Navient’s historical financial information does not reflect its obligations under the various transitional and other agreements it will enter into with SLM BankCo in connection with the separation and distribution.

Other significant changes may occur in Navient’s cost structure, management, financing and business operations as a result of operating as a company separate from the combined businesses of Existing SLM. For additional information about the historical financial performance of Navient’s business and the basis of presentation of the historical consolidated financial statements and the unaudited pro forma condensed consolidated financial statements of Navient’s business, see “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes of Existing SLM included elsewhere in this information statement.

The migration of systems from Navient’s information technology platform to support SLM BankCo may be disruptive to Navient’s business and Navient’s ability to service its customers.

Sallie Mae, Inc. (“SMI”), a wholly owned subsidiary of Existing SLM, currently services substantially all of the education loans held by Existing SLM, including those held by Sallie Mae Bank. In connection with the internal corporate reorganization and separation, SMI will become a subsidiary of Navient and will service and collect the education loans owned by Navient, as well as provide servicing and collection activities on loans of third parties, including ED. A portion of the private education loan servicing assets of SMI will be transferred to a new servicing company we refer to as Private ServiceCo, which will be a subsidiary of SLM BankCo that will service the Private Education Loans held by Sallie Mae Bank. During an estimated up to 18-month transition period after the separation and distribution, SMI, as a subsidiary of Navient, will continue to host and provide Private ServiceCo, as a subsidiary of SLM BankCo, with access to Navient’s information technology systems and services to enable Private ServiceCo to service the Private Education Loans held at Sallie Mae Bank. During this transition period, SLM BankCo will work to create its own, or engage third parties to provide, the information systems and services to replace those provided by Navient. Disruptions to Navient’s information technology systems caused by the transition, including the inability of customers with more than one type of student loan to speak to a single customer service representative, could occur. Any perceived disruption of Navient’s or SLM BankCo’s ability to service their customers may damage Navient’s reputation and have a material adverse impact on its business, financial condition or results of operations. Further, although the transition period is expected to be less than 18 months, unforeseen circumstances or significant third-party delays could significantly extend this period. Any extension of the transition period may increase the costs incurred by Navient to provide transition assistance to SLM BankCo and may increase the chance of a disruption to Navient’s information technology systems and its businesses.

Navient will owe obligations, including service and indemnification obligations, to SLM BankCo under various transaction agreements that have or will be executed as part of the separation. These obligations could be materially disruptive to Navient’s business or subject it to substantial liabilities, including contingent liabilities and liabilities that are presently unknown.

In connection with the separation and distribution, Navient, Existing SLM and SLM BankCo will enter into a separation and distribution agreement and Navient and SLM BankCo will enter into various other agreements, including, among others, a transition services agreement, a tax sharing agreement, an employee matters agreement, a loan servicing and administration agreement, a joint marketing agreement, a key systems agreement, a data sharing agreement and a sublease agreement. These agreements are discussed in greater detail under the caption “Certain Relationships and Related Party Transactions.” Under the transition services agreement, a subsidiary of Navient will host and provide SLM BankCo with access to Navient’s information technology systems and services, and Navient will assist SLM BankCo as it seeks to migrate its customer data and service functions to a separate environment. The performance by Navient of its obligations to SLM BankCo under these agreements may require the diversion of a significant amount of Navient management’s time from Navient’s operations and could be disruptive to its business operations.

The separation and distribution agreement will provide for, among other things, indemnification obligations designed to make Navient financially responsible for substantially all liabilities that may exist whether incurred prior to or after the separation, relating to the business activities, of Existing SLM prior to the separation and distribution, other than those arising out of the consumer banking business and expressly assumed by SLM BankCo pursuant to the separation and distribution agreement. This includes Navient being financially responsible for all servicing and collections activities that it performed or directed on behalf of Sallie Mae Bank. If Navient is required to indemnify SLM BankCo under the circumstances set forth in the separation and distribution agreement, Navient may be subject to substantial liabilities including liabilities that are accrued, contingent or otherwise and regardless of whether the liabilities are known or unknown at the time of the separation and distribution. Existing SLM is party to various claims, litigation and legal, regulatory and other proceedings resulting from ordinary business activities relating to its current and former operations. Previous business activities of Existing SLM, including originations and acquisitions of various classes of consumer loans outside of Sallie Mae Bank, may also result in liability due to future laws, rules, interpretations or court decisions which purport to have retroactive effect, and such liability could be significant. Existing SLM may also be subject to liabilities related to past activities of acquired businesses. It is inherently difficult, and in some cases impossible, to estimate the probable losses associated with contingent and unknown liabilities of this nature, but future losses may be substantial and will be borne by Navient in accordance with the terms of the separation and distribution agreement.

There could be significant liability to Navient if the distribution is determined to be a taxable transaction.

The separation and distribution is conditioned on the receipt by Existing SLM of a private letter ruling from the IRS to the effect that, among other things, (i) the SLM Merger (together with the conversion of the shares of Existing SLM common and preferred stock into shares of SLM BankCo common and preferred stock pursuant to the SLM Merger) will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and will not be integrated with the rest of the separation and distribution, and (ii) the separation and distribution will qualify as a “reorganization” for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. It also is a condition to the distribution that this private letter ruling shall not be revoked or modified in any material respect. In addition, the distribution is conditioned on SLM BankCo’s receipt of an opinion from outside tax counsel to the effect that, with respect to certain requirements for tax-free treatment under Section 355 of the Code on which the IRS will not rule, such requirements will be satisfied. The ruling and the opinion rely on facts, assumptions, representations and undertakings from Existing SLM, SLM BankCo and Navient regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings is incorrect or not satisfied, SLM BankCo and its stockholders may not be able to rely on the ruling or the opinion of tax counsel and could be subject to significant tax liabilities. Notwithstanding receipt of the private letter ruling from the IRS and opinion of tax counsel, the IRS could determine on audit that the SLM Merger and/or separation and distribution is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinion that are not covered by the private letter ruling, or for other reasons, including as a result of significant changes in the share ownership of SLM BankCo or Navient after the separation. If the SLM Merger and/or separation and distribution is determined to be taxable for U.S. federal income tax purposes, SLM BankCo and its stockholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities and Navient could incur significant liabilities related thereto. For a description of the sharing of such liabilities between SLM BankCo and Navient, see “Certain Relationships and Related Party Transactions—Tax Sharing Agreement.”

Navient’s ability to engage in stockholder distributions and other strategic corporate transactions in the near term could be limited.

To preserve the tax-free treatment to SLM BankCo of the separation and the distribution, Navient and SLM BankCo will enter into a tax sharing agreement that will restrict Navient from engaging in certain transactions that could prevent the distribution and related transactions from being tax-free to SLM BankCo and its stockholders for U.S. federal income tax purposes. In general terms, under the tax sharing agreement, for up to a two-year period following the distribution (the “Restricted Period”), Navient will be prohibited from:

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issuing shares of Navient stock equal to or exceeding 25 percent of the shares of Navient stock issued and outstanding immediately following the distribution date, including to raise capital or as acquisition currency in furtherance of strategic transactions, such as for the purchase of additional portfolios of student loans;

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selling all or substantially all of its assets or selling 50 percent or more of the assets of the education loan management business or engaging in mergers or other strategic transactions that may result in a change of control of Navient (as determined under U.S. federal income tax law);

•	repurchasing outstanding shares of its common stock, other than in open market repurchases constituting less than 20 percent of such stock outstanding immediately following the distribution date; and

•	ceasing to actively conduct its business or liquidating.

The foregoing prohibitions are in some cases more restrictive than that required under the Code due to the potential significant liability to SLM BankCo and its stockholders were the separation and the distribution determined to be a taxable transaction. Under the tax sharing agreement, Navient will have the ability to engage in certain otherwise prohibited transactions, such as additional stock issuances or stock repurchases during the Restricted Period, provided it first delivers to SLM BankCo a tax opinion or IRS ruling that doing so will not adversely affect the tax-free treatment of the separation and the distribution.

The foregoing prohibitions could limit Navient’s ability to pursue strategic transactions or other transactions during the Restricted Period that it may believe to be in the best interests of its stockholders or that might increase the value of its business. In addition, under the tax sharing agreement, Navient is required to indemnify SLM BankCo against any tax liabilities incurred as a result of the violation of any of the foregoing restrictions, as well as any transaction (or series of transactions) that results in the distribution being considered part of a plan that includes a later change in control of Navient during the Restricted Period (as determined under U.S. federal income tax law).

Navient may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect its business.

Navient may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation and distribution is expected to provide the following benefits, among others: (i) a distinct investment identity allowing investors to evaluate the merits, performance, and future prospects of Navient separately from SLM BankCo; (ii) cash flows significantly in excess of debt service obligations; (iii) more efficient allocation of capital for both Navient and SLM BankCo; (iv) a reduced likelihood that Navient is designated a SIFI; and (v) a separate equity structure that allows direct access by Navient to the capital markets and the use of Navient equity for acquisitions and equity compensation.

Navient may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (a) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating Navient’s business; (b) following the separation, Navient may be more susceptible to market fluctuations and other adverse events than if it were still a part of Sallie Mae; (c) following the separation, Navient’s business will be less diversified than Existing SLM’s business prior to the separation; (d) absent the acquisition of new loan portfolios or new sources of fee income, Navient’s revenue and operating margin will decline as its FFELP Loan portfolio amortizes over the next 20 years; and (e) other actions required to separate SLM BankCo’s and Navient’s respective businesses could disrupt Navient’s operations. If Navient fails to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, the business, financial condition and results of operations of Navient could be adversely affected and the value of its stock could be impacted.

The FDIC, UDFI or CFPB may seek to assert control over the manner, timing or terms of the separation, which could result in the separation and distribution not being effected on the terms or timeline currently contemplated or at all.

Sallie Mae Bank is subject to state and FDIC regulation, oversight and regular examination, including by the CFPB. The FDIC and state regulators have the authority to impose fines, penalties or other limitations on Sallie Mae Bank’s operations should they conclude that its operations are not compliant with applicable laws and regulations. Sallie Mae Bank is currently subject to a 2008 cease and desist order issued jointly by the FDIC and the UDFI for weaknesses in its compliance function. Many of these weaknesses have previously been attributed to Sallie Mae Bank’s oversight of significant activities performed outside Sallie Mae Bank by Sallie Mae affiliates, including by companies that will become subsidiaries of Navient. The separation is expected to ameliorate this condition due to the separation of Navient and SLM BankCo (which will include Sallie Mae Bank) into two, independent publicly-traded companies.

As of the date of this information statement, Sallie Mae Bank remains subject to the cease and desist order originally issued in August 2008 by the FDIC and the UDFI. In July 2013, the FDIC notified Existing SLM that it plans to replace the existing cease and desist order on Sallie Mae Bank with a new formal enforcement action against Sallie Mae Bank that would more specifically address certain cited violations of Section 5 of the Federal Trade Commission Act (“FTCA”), including practices relating to payment allocation practices and the disclosures and assessments of certain late fees, as well as alleged violations under the Servicemember Civil Relief Act (“SCRA”). In November 2013, the FDIC notified Existing SLM that the new formal enforcement action would be against Sallie Mae Bank and an additional enforcement action would be against SMI, in its capacity as a servicer of education loans for other financial institutions, and would include civil money penalties and restitution. For additional information regarding these and related regulatory matters, see “ Business – Legal Proceedings – Regulatory Matters.”

With respect to the alleged civil violations of Section 5 of the FTCA relating to the SCRA, Existing SLM is also in discussions with the DOJ, as the agency having primary authority for enforcement of SCRA matters, regarding settlement, remediation and a comprehensive restitution plan. In September 2013 SMI also received a cease and desist order from the CFPB as part of its separate investigation regarding SMI’s payment allocation practices and procedures. It is not possible at this time to estimate a range of potential exposure, if any, to amounts that may be payable or costs that must be incurred by Existing SLM to comply with the terms of any order, settlement, remediation or restitution plan.

Though we are unaware of any applicable requirement that the FDIC, UDFI, or CFPB approve of the separation and distribution, there can be no assurances that these or other federal or state consumer or financial regulators will not seek to affect the timing, manner or terms of the separation and distribution, or prohibit the separation and distribution altogether.

Challenges in the commercial and credit environment may adversely affect Navient’s business and results of operations.

Navient’s ability to issue debt, securitize FFELP Loans and Private Education Loans, or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the ability of student borrowers to repay their loans or if there are significantly unfavorable changes in economic conditions. Volatility in the world financial markets could increase borrowing costs. If any of these events were to occur, it could materially adversely affect Navient’s business, financial condition and results of operations.

No vote of stockholders is required in connection with the separation and distribution. As a result, if the distribution occurs and you do not want to receive shares of Navient common stock in the distribution, your sole recourse will be to divest yourself of your shares of Existing SLM common stock prior to the record date.

No vote of stockholders is required in connection with the separation and distribution. Accordingly, if the distribution occurs and you do not want to receive shares of Navient common stock in the distribution, your only recourse will be to divest yourself of your shares of Existing SLM common stock prior to the record date for the distribution.

Risks Related to Navient’s Common Stock

Navient cannot be certain that an active trading market for its common stock will develop or be sustained after the separation and distribution, and following the separation and distribution, Navient’s stock price may fluctuate significantly.

A public market for Navient’s common stock does not currently exist. Navient anticipates that on or prior to the record date for the distribution, trading of shares of its common stock will begin on a “when-issued” basis and will continue through the distribution date. However, Navient cannot guarantee that an active trading market will develop or be sustained for its common stock after the separation and distribution. Nor can Navient predict the prices at which shares of its common stock may trade after the separation and distribution. Similarly, Navient cannot predict the effect of the separation on the trading prices of its common stock or whether the combined market value of the shares of Navient common stock and the shares of SLM BankCo common stock will be less than, equal to or greater than the market value of Existing SLM common stock immediately prior to the separation and distribution.

The market price of shares of Navient common stock may fluctuate significantly due to a number of factors, some of which may be beyond Navient’s control, including:

•	actual or anticipated fluctuations in Navient’s operating results;

•	changes in earnings estimated by securities analysts or Navient’s ability to meet those estimates;

•	the operating and stock price performance of comparable companies;

•	changes to the regulatory and legal environment under which Navient operates; and

•	domestic and worldwide economic conditions.

In addition, when the market price of a company’s common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against Navient could cause it to incur substantial costs and could divert the time and attention of its management and other resources, which could materially adversely affect Navient’s business, financing condition and results of operations.

A number of shares of Navient common stock are or will be eligible for future sale, which may cause Navient’s stock price to decline.

Any sales of substantial amounts of Navient’s common stock in the public market or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of shares of Navient common stock to decline. Upon completion of the distribution and based upon the number of issued and outstanding shares of Existing SLM common stock on                 , 2014 and assuming no exercise of outstanding stock options, Navient estimates that it will initially have an aggregate of approximately      million shares of its common stock issued and outstanding. These shares will be freely tradable without restriction or further registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), except as to shares owned by Navient’s “affiliates,” as that term is defined in Rule 405 under the Securities Act.

Navient is unable to predict whether large amounts of its common stock will be sold in the open market following the distribution or as the stockholder base of Navient and SLM BankCo begins to diverge, or the impact any such trading might have on the market price of shares of Navient common stock.

Navient cannot guarantee the timing, amount or payment of dividends on its common stock.

Although Navient expects to pay regular cash dividends following the separation, the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of Navient’s board of directors. The board’s decisions regarding the payment of dividends will depend on many factors, such as Navient’s financial condition, earnings, capital requirements, debt service obligations, industry practice, legal requirements, regulatory constraints and other factors that the board deems relevant. For more information, see “Capital Return Policies.” Navient’s ability to pay dividends will also depend on its ongoing ability to generate cash from its operations and loan portfolio. Navient cannot guarantee that, after the distribution, it will follow the dividend practices of Existing SLM prior to the distribution.

Your percentage ownership in Navient may be diluted in the future.

In the future, your percentage ownership in Navient may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that Navient may grant to Navient’s directors, officers and employees. Navient’s and SLM BankCo’s employees will have options to purchase shares of Navient common stock after the distribution as a result of conversion of a portion of their Existing SLM stock options to Navient stock options. Navient also anticipates that its compensation committee will grant additional stock options or other equity based awards to its employees after the distribution. Such awards will have a dilutive effect on Navient’s earnings per share, which could adversely affect the market price of shares of Navient common stock. From time to time, Navient will issue additional stock options or other equity-based awards to its employees under Navient’s employee benefits plans.

In addition, Navient’s amended and restated certificate of incorporation will authorize Navient to issue, without the approval of Navient’s stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Navient’s common stock with respect to dividends and distributions, as Navient’s board of directors generally may determine. If Navient’s board were to approve the issuance of preferred stock in the future, the terms of one or more classes or series of such preferred stock could dilute the voting power or reduce the value of Navient’s common stock. For example, Navient could grant the holders of preferred stock the right to elect some number of Navient’s directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences Navient could assign to holders of preferred stock could affect the residual value of the common stock. See “Description of Navient’s Capital Stock.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement contains certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words “believe,” “expect,” “anticipate” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “The Separation and Distribution” contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Navient management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Factors that could cause actual results or events to differ materially from those anticipated include the matters described under “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These factors include, among others: increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which we are a party; credit risk associated with our exposure to third parties, including counterparties to our derivative transactions; and changes in the terms of student loans and the education loan marketplace (including changes resulting from new laws and the implementation of existing laws). We could also be affected by, among other things: changes in our funding costs and availability; reductions to our credit ratings or the credit ratings of the United States of America; failures of our operating systems or infrastructure, including those of third-party vendors; damage to our reputation; failures to align our cost structure with our business operations; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of our earning assets versus our funding arrangements; changes in general economic conditions; our ability to successfully effectuate any acquisitions and other strategic initiatives; and changes in the demand for debt management services. The preparation of our consolidated financial statements also requires management to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect.

THE SEPARATION AND DISTRIBUTION

Background

On May 29, 2013, Existing SLM first announced that it intended to separate into two distinct publicly-traded entities—an education loan management business and a consumer banking business. The education loan management business would be comprised primarily of Existing SLM’s portfolios of student loans not held by Sallie Mae Bank, as well as most student loan servicing and collection activities on these loans and loans held by third parties. The consumer banking business, comprised primarily of Sallie Mae Bank and its private education loan origination business, the Private Education Loans it holds and a related servicing business, would be a consumer banking franchise with expertise in helping families save, plan and pay for college. Existing SLM announced that it intended to effect the separation through the distribution of the common stock of a new entity, which we refer to as Navient, formed to hold the assets and liabilities associated with Existing SLM’s education loan management business.

On                 , 2014, the Existing SLM board of directors approved the distribution of all of the issued and outstanding shares of Navient common stock on the basis of one share of Navient common stock for each share of Existing SLM common stock held as of the close of business on                 , 2014, the record date for the distribution.

As part of the separation and prior to the distribution, Existing SLM will undergo an internal reorganization that will result in:

•	The consummation of the SLM Merger, pursuant to which:

•	all of the outstanding shares of Existing SLM common stock and preferred stock will be converted, on a 1-to-1 basis, into the same class and series of SLM BankCo common stock and preferred stock;

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Existing SLM will merge with and into a limited liability company and subsidiary of SLM BankCo, which will result in SLM BankCo holding, directly and indirectly, all of the capital stock of Existing SLM and its subsidiaries, including Navient; and

•	SLM BankCo will replace Existing SLM as the publicly traded parent company;

•	SLM BankCo will change its name to “SLM Corporation”;

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SLM BankCo will retain an additional $578 million in cash, on a pro forma basis as of December 31, 2013, primarily to offset the liability represented by the transfer pursuant to the SLM Merger of the preferred stock obligation from Existing SLM to SLM BankCo;

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SMI contributing certain assets and liabilities relating to the Private Education Loan servicing business to Private ServiceCo, and the capital stock of Private ServiceCo being distributed to SLM BankCo; and

•

Existing SLM being contributed to and becoming a wholly owned subsidiary of Navient and continuing to own, through its subsidiaries, substantially all of the assets, liabilities and operations of Existing SLM’s education loan management business.

The internal corporate reorganization is necessary to implement the separation of the education loan management business from the consumer banking business in a manner intended to be largely tax-free to SLM BankCo. To complete the separation, SLM BankCo will distribute to holders of shares of Existing SLM common stock all of the issued and outstanding shares of Navient common stock. On                 , 2014, the distribution date, holders of record of Existing SLM common stock as of the close of business on the record date will receive one share of Navient common stock for each share of Existing SLM common stock held at the close of business on the record date. You will not be required to make any payment, surrender or exchange your shares of Existing SLM common stock, or take any other action to receive your shares of SLM BankCo common stock in the internal corporate reorganization or shares of Navient common stock in the distribution. After the completion of the distribution:

•

SLM BankCo, as the publicly-traded successor to Existing SLM, will own the assets, liabilities and operations of Sallie Mae Bank, including the student loans it holds, a new private education loan servicing business that will service the Private Education Loans currently held and subsequently originated by Sallie Mae Bank, Upromise and the Insurance Business; and

•

Navient will be an independent, publicly-traded company and will own, through its wholly owned subsidiary Existing SLM, Existing SLM’s portfolio of student loans not held by Sallie Mae Bank, together with substantially all of Existing SLM’s student loan servicing and collections businesses.

NO VOTE OF EXISTING SLM’S STOCKHOLDERS IS REQUIRED OR IS BEING SOUGHT IN

CONNECTION WITH THE INTERNAL CORPORATE REORGANIZATION OR THE SEPARATION

AND DISTRIBUTION.

The distribution of Navient’s common stock as described in this information statement is subject to the satisfaction or waiver of several conditions. For a more detailed description of these conditions, see “—Conditions to the Distribution” below.

Reasons for the Separation

The Existing SLM board of directors has determined that separating Existing SLM into two companies— an education loan management business and a consumer banking business—would be in the best interests of Existing SLM and its stockholders. A wide variety of factors were considered by the Existing SLM board of directors in evaluating the separation. Among other things, the Existing SLM board of directors considered the following potential benefits of the separation:

•

Enhanced strategic and management focus. The separation will allow each business to more effectively pursue its own distinct operating priorities and strategies, which have diverged over time. It will also enable management of each company to focus on unique opportunities for long-term growth and profitability. For example, Navient will seek to acquire additional student loan portfolios and grow its servicing and collections businesses, while SLM BankCo will initially be focused on Private Education Loan origination, servicing those loans and other activities related to or associated with Sallie Mae Bank, including the Upromise Rewards program and the Insurance Business.

•

Distinct identities and strategies. The consumer banking business and the education loan management business have evolved independently over time. The FFELP Loan portfolio and related servicing businesses generate highly predictable income, but are in wind down as the universe of FFELP Loans amortizes over a period of approximately 20 years. By contrast, the Private Education Loan business is expected to grow over time as Sallie Mae Bank continues to originate and service more Private Education Loans. The additional expense of originating these loans, their higher rates of return and growth, their higher risk profile, the capital support risks associated with ownership of a federally insured financial institution and increasing demands of regulatory compliance require a different business model than that of the education loan management business. As a result, the investor bases for these two businesses are different. The separation will also allow investors to separately value Navient and SLM BankCo based on their unique operating identities and strategies, including the merits, performance and future prospects of their respective businesses. The separation will also provide investors with two distinct and targeted investment opportunities.

•	Distinct regulatory profiles. Navient and SLM BankCo will have distinct regulatory profiles post-separation:

•

SLM BankCo’s subsidiary Sallie Mae Bank, a Utah industrial bank and insured depository institution, will continue to be subject to prudential bank regulatory oversight and periodic examination by both the UDFI and the FDIC. Sallie Mae Bank has voluntarily entered the FDIC’s large bank supervision program. In addition, it is further expected that by the end of 2014 Sallie Mae Bank and SLM BankCo will be subject to those requirements established under the Dodd-Frank Act applicable to institutions with total assets exceeding $10 billion, including regulation by the CFPB and the establishment of an independent risk committee.

•

Navient will continue to be subject to CFPB enforcement, supervisory and examination authority. As a FFELP Loan servicer, Navient will continue to be subject to the HEA and related regulations, in addition to regulation, and periodic examinations, by the ED. As a third-party service provider to financial institutions, Navient will also continue to be subject to examination by the FFIEC. Although Navient will not be subject to direct regulatory oversight by the FDIC, certain subsidiaries of Navient that will continue to be third-party vendors of services to, and “institution affiliated parties” of, Sallie Mae Bank will continue to be subject to the FDIC’s examination and enforcement authority. In addition, to facilitate compliance with certain consumer information privacy laws during an information technology transition period post-separation in which both Navient and SLM BankCo loans and associated customer accounts will continue to be serviced from a single information technology system hosted by SMI, SMI will remain an affiliate of each of Navient and SLM BankCo for broader bank regulatory purposes for the duration of that transition period. Among other things, this will mean that transactions between SMI and Sallie Mae Bank will remain subject to the affiliate transaction restrictions of Sections 23A and 23B of the Federal Reserve Act during this transition period.

•	Reduced Complexity. The separation of Navient from SLM BankCo will reduce the complexity of both organizations, creating greater transparency for investors and potentially unlocking further value.

•

Direct access to capital markets. The separation will create an independent equity structure for each of Navient and SLM BankCo that will afford each company direct access to the capital markets to raise funds for various purposes and will facilitate the ability of Navient and SLM BankCo to effect future alliances and acquisitions utilizing their respective common stock. As a result, each company will have more flexibility to capitalize on its unique opportunities.

There can be no assurance that following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

The Existing SLM board of directors also considered a number of potentially negative factors in evaluating the separation, including the following:

•

Possible loss of synergies and joint purchasing power and increased costs. As part of Existing SLM, the consumer banking business has historically taken advantage of Existing SLM’s size and purchasing power in procuring goods and services. After the separation, SLM BankCo may be unable to obtain these goods and services at prices or on terms as favorable as those Existing SLM obtained prior to the separation. SLM BankCo will also incur costs to build systems and administrative functions to replace those that will be retained by Navient.

•

Disruptions to the business as a result of the separation. The actions required to separate SLM BankCo’s and Navient’s respective businesses will take significant management time and attention and could disrupt Existing SLM’s operations.

•

One-time costs of the separation. Navient and SLM BankCo will incur costs in connection with the transition to being two stand-alone publicly-traded companies, including costs to separate information systems, accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management personnel and costs related to establishing a new brand identity in the marketplace for Navient.

•

Navient may not realize anticipated benefits of the separation. Navient may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (a) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating Navient’s business; (b) following the separation, Navient may be more susceptible to market fluctuations and other adverse events than if it were still a part of Existing SLM; (c) following the separation, Navient’s business will be less diversified than Existing SLM’s business prior to the separation; and (d) Navient may be unable to replace or supplement the revenue and servicing fees from its FFELP Loan portfolio, which has a weighted average life of 7.6 years and will amortize over the next 20 years.

•

SLM BankCo may not realize anticipated benefits of the separation. SLM BankCo also may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (a) the separation will also require significant amounts of its management’s time and effort, which may divert management’s attention from operating SLM BankCo’s business; (b) following the separation, SLM BankCo will be a significantly smaller company and may be more susceptible to market fluctuations and other adverse events; (c) following the separation, SLM BankCo’s business will be largely focused on originating Private Education Loans, making it less diversified and with a higher risk profile than Existing SLM’s businesses prior to the separation; and (d) other actions required to separate SLM BankCo’s and Navient’s respective businesses could disrupt SLM BankCo’s operations.

•

Limitations placed upon Navient as a result of the tax sharing agreement. To preserve the tax-free treatment to Existing SLM of the separation and distribution, under the tax sharing agreement that Navient will enter into with SLM BankCo, Navient will be restricted from taking any action that prevents the distribution and related transactions from being tax-free for U.S. federal income tax purposes. These restrictions could limit Navient’s near–term ability to repurchase its shares or to issue additional shares, pursue strategic transactions or engage in other transactions that might increase the value of its business. See “Risk Factors—Risks Related to the Separation—Navient’s ability to engage in stockholder distributions and other strategic corporate transactions in the near term could be limited.”

The Existing SLM board of directors concluded that the potential benefits of the separation outweighed these negative factors.

Formation of Navient

New Corporation was incorporated in Delaware on November 7, 2013, for the purpose of holding Existing SLM’s education loan management business in connection with the separation and distribution described herein. Prior to the contribution of this business to Navient, which will be completed immediately prior to the distribution, Navient will have no operations and nominal assets.

Internal Corporate Reorganization of Existing SLM Prior to the Distribution

Immediately prior to the distribution, Existing SLM will complete an internal corporate reorganization to facilitate the separation of the education loan management business and the consumer banking business in a manner intended to be largely tax-free to SLM BankCo.

As part of the internal corporate reorganization, SLM BankCo will replace Existing SLM as the publicly-traded parent company by means of the SLM Merger, which will be effected pursuant to Section 251(g) of the DGCL. Pursuant to Section 251(g) of the DGCL, by action of Existing SLM’s board of directors and without the requirement for a stockholder vote, Existing SLM will be merged with and into a limited liability company merger subsidiary of SLM BankCo. As a result of this merger:

•

all issued and outstanding shares of Existing SLM common stock will be converted, through no action on the part of the holders thereof and by operation of law, into shares of SLM BankCo common stock, on a 1-to-1 basis;

•

each series of issued and outstanding shares of Existing SLM preferred stock will be converted, through no action on the part of the holders thereof and by operation of law, into the same series of substantially identical shares of SLM BankCo preferred stock, on a 1-to-1 basis; and

•	Existing SLM will be merged with and into Merger Sub and become a limited liability company wholly owned by SLM BankCo named “ , LLC”.

Following the consummation of the SLM Merger SLM BankCo will change its name to “SLM Corporation.” The charter and by-laws of SLM BankCo following the SLM Merger will be substantially identical to the charter and by-laws of Existing SLM as they exist today.

In the second step of the internal corporate reorganization, Existing SLM will distribute to SLM BankCo all of the assets and liabilities related to the consumer banking business of Existing SLM, including Sallie Mae Bank, the student education loans it holds, a new private education student loan servicing company, Upromise and the Insurance Business. Existing SLM will also distribute to SLM BankCo all of the issued and outstanding shares of Navient common stock. In addition, an additional $578 million in cash, on a pro forma basis as of December 31, 2013, will be retained by SLM BankCo, primarily to offset the liability represented by the transfer of the Existing SLM preferred stock obligations from Existing SLM to SLM BankCo pursuant to the SLM Merger. See Note (h) of Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements under “Unaudited Pro Forma Condensed Consolidated Financial Statements.” SLM BankCo will then contribute to Navient, its direct subsidiary, the limited liability company interests of Existing SLM, which will continue to own substantially all of the assets and liabilities associated with its portfolio of FFELP and private education student loans not owned by Sallie Mae Bank, as well as substantially all of Existing SLM’s business of servicing and collecting student education loans.

Once the internal corporate reorganization is complete, SLM BankCo will distribute all of the issued and outstanding shares of Navient common stock to the Existing SLM common stockholders, on the basis of one share of Navient common stock for each share of Existing SLM common stock held as of the close of business on                 , 2014, the record date for the distribution. The internal corporate reorganization, including the SLM Merger, is a condition to the distribution. See “—Conditions to the Distribution” below.

The following diagrams show the progression of Existing SLM through the internal corporate reorganization and the structure of SLM BankCo and Navient after the separation and distribution, simplified for illustrative purposes only.

The diagram below shows the structure of Existing SLM before the internal corporate reorganization and the separation and distribution:

The diagram below shows the structure of SLM BankCo, as the publicly-traded successor to Existing

SLM, immediately after completion of the internal corporate reorganization but before the separation and distribution:

The diagram below shows the structure of SLM BankCo and Navient immediately after completion of the separation and distribution:

When and How You Will Receive the Distribution

With the assistance of Computershare Trust Company, N.A., Existing SLM expects to distribute shares of Navient common stock on                 , 2014, the distribution date, to all holders of outstanding shares of Existing SLM common stock as of the close of business on                 , 2014, the record date for the distribution. Computershare Trust Company, N.A., which currently serves as the transfer agent and registrar for Existing SLM’s common stock, will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for Navient common stock.

If you own shares of Existing SLM common stock as of the close of business on the record date, the shares of Navient common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration (book-entry) form or to your bank or brokerage firm on your behalf. If you are a registered holder of Existing SLM common stock, Computershare Trust Company, N.A. will then mail you a direct registration account statement that reflects your shares of Navient common stock. If you hold your shares of Existing SLM common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of Navient common stock. If you own Existing SLM common stock through the Existing SLM dividend reinvestment plan, the shares of Navient common stock you receive will be distributed to a new Navient dividend reinvestment plan account that will be created for you. Direct registration refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as will be the case in the distribution.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your shares of Existing SLM common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Navient’s common stock that have been registered in book-entry form in your name.

Many Existing SLM stockholders hold their shares of Existing SLM common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your shares of Existing SLM common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of Navient common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares You Receive

Shares of Navient common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be affiliates of Navient. Persons who may be deemed to be affiliates of Navient after the distribution generally include individuals or entities that control, are controlled by or are under common control with Navient, which may include Navient’s executive officers, directors or principal stockholders. Securities held by Navient affiliates will be subject to resale restrictions under the Securities Act. Navient affiliates will be permitted to sell shares of Navient common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

The Number of Shares of Navient Common Stock You Will Receive

Common stock: For each share of Existing SLM common stock that you own at the close of business on                 , 2014, the record date, you will receive one share of Navient common stock on the distribution date.

Preferred stock: No shares of Navient common stock will be distributed with respect to any outstanding shares of Existing SLM preferred stock owned on the record date or shares of SLM BankCo preferred stock received pursuant to the SLM Merger.

Treatment of Equity-Based Compensation

In connection with the separation and distribution, SLM BankCo will assume the equity incentive plans of Existing SLM and, to the extent they will relate to shares of SLM BankCo common stock after the distribution, outstanding awards granted thereunder. Navient will also establish an equity incentive plan with respect to its common stock. In order to maintain the intrinsic value of the Existing SLM equity awards just prior to the separation and distribution, as a general rule those awards will be handled as follows: (i) awards granted prior to February 4, 2014 will be divided into both SLM BankCo and Navient equity awards; and (ii) awards granted on or after February 4, 2014 will become solely equity awards of the holder’s post-distribution employer. The exercise prices of the SLM BankCo options and Navient options will be set so as to maintain the intrinsic value of the original Existing SLM award immediately prior to the distribution. The SLM BankCo awards and Navient awards will be subject to substantially the same terms, vesting conditions, and other restrictions that applied to the original Existing SLM awards they replace.

For more detailed discussion of the treatment of outstanding equity compensation awards, see “Compensation Discussion and Analysis—Changes to Long Term Incentive Awards due to the Separation and Distribution.”

Results of the Distribution

After its separation from SLM BankCo, Navient will be an independent, publicly-traded company. The actual number shares of Navient common stock to be distributed will be determined at the close of business on                 , 2014, the record date for the distribution, and will reflect the exercise of any options to purchase Existing SLM common stock between the date the Existing SLM board of directors declares the distribution and the record date for the distribution. The distribution will not affect the number of shares of SLM Corporation common stock outstanding after the distribution or any rights of SLM Corporation’s stockholders. Navient will not issue any fractional shares of common stock in the distribution. Holders of Existing SLM preferred stock will not be entitled to receive any shares of Navient common stock in the distribution.

Existing SLM, Navient and SLM BankCo will enter into a separation and distribution agreement, and Navient and SLM BankCo will enter into various other agreements before the distribution to effect the separation and provide a framework for Navient’s relationship with SLM BankCo after the separation. These agreements will provide for the allocation between SLM BankCo and Navient of Existing SLM’s assets, liabilities and obligations (including employee benefits, information systems, intellectual property and tax-related assets and liabilities) attributable to periods prior to Navient’s separation from SLM BankCo and will govern the relationship between SLM BankCo and Navient after the separation. For a more detailed description of these agreements, see “Certain Relationships and Related Party Transactions.”

Market for Shares of Navient Common Stock

There is currently no public trading market for shares of Navient’s common stock. Navient has applied to list its common stock on the NASDAQ Global Select Market under the symbol “NAVI.” Navient has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

Navient cannot predict the price at which its common stock will trade after the distribution. In addition, after the separation and distribution the initial combined “regular-way” trading prices of a share of Navient common stock and a share of SLM BankCo common stock may not equal the “regular-way” trading price of a share of Existing SLM common stock immediately prior to the distribution. The price at which shares of Navient common stock trade may fluctuate significantly, particularly until an orderly public market develops. Trading prices for shares of Navient common stock will be determined in the public markets and may be influenced by many factors. See “Risk Factors—Risks Related to Navient’s Common Stock.”

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date and continuing up to and including through the distribution date, Existing SLM expects that there will be two markets in its common stock: a “regular-way” market and an “ex-distribution” market. Existing SLM common stock that trades on the “regular-way” market will trade with an entitlement to Navient common stock distributed pursuant to the separation. Existing SLM common stock that trades on the “ex-distribution” market will trade without an entitlement to Navient common stock distributed pursuant to the distribution. Therefore, if you sell Existing SLM common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive Navient common stock in the distribution. If you own shares of Existing SLM common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of Navient common stock that you are entitled to receive pursuant to your ownership as of the record date of Existing SLM common stock.

Furthermore, beginning on or shortly before the record date and continuing up to and including the distribution date, Navient expects that there will be a “when-issued” market in its common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for Navient common stock that will be distributed on the distribution date to holders of record of Existing SLM common stock. If you own Existing SLM common stock at the close of business on the record date, you will be entitled to Navient common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Navient common stock, without the shares of Existing SLM common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to shares of Navient common stock will end, and “regular-way” trading will begin.

Conditions to the Distribution

The distribution will not occur until the following conditions shall have been satisfied:

•

(i) receipt of a private letter ruling from the IRS to the effect that, among other things, (A) the SLM Merger (together with the conversion of the shares of Existing SLM common and preferred stock into shares of SLM BankCo common and preferred stock ) will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and will not be integrated with the rest of the separation and distribution and (B) the separation and the distribution will qualify as a “reorganization” for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code and will generally not result in the recognition of any gain or loss to Existing SLM, Navient or their stockholders and (ii) such private letter ruling shall not have been revoked or modified in any material respect (for more information regarding the private letter ruling and the potential U.S. federal income tax consequences to SLM BankCo and to you of the merger and the separation and the distribution, see the section entitled “Material U.S. Federal Income Tax Consequences”);

•

receipt of an opinion from Baker Botts L.L.P., tax counsel to Existing SLM and SLM BankCo, to the effect that, with respect to certain requirements for tax-free treatment under Section 355 of the Code on which the IRS will not rule, such requirements will be satisfied;

•

receipt of an opinion from an independent appraisal firm confirming the solvency and financial viability of SLM BankCo before the distribution and each of SLM BankCo and Navient after the distribution that is in form and substance acceptable to SLM BankCo in its sole discretion;

•

completion of the internal corporate reorganization (described in this section of the information statement under the heading “—Internal Corporate Reorganization of Existing SLM Prior to the Distribution”);

•	completion of the transfer of assets and liabilities of Existing SLM to the extent provided under the separation and distribution agreement;

•	the SEC having declared effective under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the registration statement on Form 10 of which this information statement forms a part;

•

all other actions and filings necessary or appropriate under applicable U.S. federal, state or other securities laws shall have been taken and, where applicable, have become effective or been accepted by the applicable governmental authority;

•	execution and delivery of the transaction agreements relating to the separation (as described in “Certain Relationships and Related Party Transactions—Agreements with SLM BankCo”);

•	acceptance for listing on the NASDAQ Global Select Market, subject to official notice of distribution, of the shares of Navient common stock to be distributed;

•

the absence of any order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions; and

•

no other event or development existing or having occurred that, in the judgment of Existing SLM’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, distribution and other related transactions.

Existing SLM may waive any of these conditions in its sole and absolute discretion. If Existing SLM waives any material condition, it will promptly issue a press release disclosing such fact and file a report on Form 8-K describing such waiver.

Existing SLM will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date and the distribution date and the distribution ratio. Existing SLM does not intend to notify its stockholders of any modifications to the terms of the separation that, in the judgment of its board of directors, are not material. For example, the Existing SLM board of directors might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the Existing SLM board of directors determines that any modifications by Existing SLM materially change the terms of the distribution, Existing SLM will notify Existing SLM stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K or circulating a supplement to this information statement.

CAPITAL RETURN POLICIES

Navient expects to follow a capital return policy that includes dividends and share repurchases. The timing, declaration, amount, and payment of any dividends and the timing, amount and purchase price of any repurchases of outstanding shares of Navient common stock will be within the discretion of the Navient board and will depend upon many factors, including Navient’s financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with Navient’s debt service obligations, legal requirements, regulatory constraints, industry practice, and other factors deemed relevant by its board of directors. Moreover, if Navient determines to pay a dividend in the future, there can be no assurance that it will continue to pay such dividend or the amount of any future dividends.

Navient’s repurchase of outstanding shares will also be limited by the terms of its tax sharing agreement with SLM BankCo, which generally will limit share repurchases, over a two-year period commencing on the distribution date, to open market repurchases constituting less than 20 percent of its common stock outstanding immediately following the distribution date. This limitation may only be exceeded by Navient following the delivery of a legal opinion or an IRS ruling to SLM BankCo to the effect that any particular additional share repurchases in excess of the foregoing will not adversely affect the tax-free treatment of the separation and the distribution. See “Risk Factors—Navient’s ability to engage in stockholder distributions and other strategic corporate transactions in the near term could be limited.”

CAPITALIZATION

The following table sets forth the capitalization, as of December 31, 2013, of Existing SLM on a historical basis and of Navient on a pro forma basis to give effect to the pro forma adjustments included in Navient’s unaudited pro forma condensed consolidated financial information. Due to the relative significance of Navient to Existing SLM, among other factors, for financial reporting purposes Navient will be treated as the “accounting spinnor” and therefore the “accounting successor” to Existing SLM following the separation, notwithstanding the legal form of the separation and distribution described in this information statement. Hence, the historical capitalization of Existing SLM will constitute the historical capitalization of Navient. The information below is not necessarily indicative of what Navient’s capitalization would have been had the separation and distribution been completed as of December 31, 2013. In addition, it is not indicative of Navient’s future capitalization. This table should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Existing SLM’s consolidated financial statements and notes thereto included elsewhere in this information statement.

	As of December 31, 2013 (unaudited)
(dollars in millions)	Existing SLM Actual	Navient As Adjusted(1)
Borrowed funds:
Short-term borrowings	$13,795	$7,650
Long-term borrowings	136,648	133,841

Total borrowed funds	150,443	141,491
Stockholders’ equity:
Preferred stock, par value $.20 per share; 20 million shares authorized, 7.3 million shares issued and outstanding, actual, and none issued and outstanding, as adjusted	565	—
Common stock, par value $.20 per share; 1.125 billion shares authorized and 545 million shares issued and outstanding, actual, and 545 million shares issued and outstanding, as adjusted	109	109
Additional paid in capital	4,399	3,693
Accumulated other comprehensive income (loss)	13	16
Retained earnings	2,584	2,109

Total stockholders’ equity before treasury stock	7,670	5,927
Less: Common stock held in treasury at cost: 116 million shares, actual, and 116 million shares, as adjusted	(2,033)	(2,033)

Total stockholders’ equity	5,637	3,894
Noncontrolling interest	5	—

Total equity	5,642	3,894

Total capitalization	$156,085	$145,385

(1)

This column sets forth pro forma adjustments reflected in Navient’s unaudited pro forma consolidated balance sheet as of December 31, 2013. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements of Navient presented below consist of an unaudited pro forma consolidated statement of income for the year ended December 31, 2013, and an unaudited pro forma consolidated balance sheet as of December 31, 2013. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information under “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and notes thereto of SLM Corporation, or “Existing SLM,” included elsewhere in this information statement.

The unaudited pro forma condensed consolidated financial statements are not intended to be a complete presentation of Navient’s financial position or results of operations had the separation and distribution and related agreements summarized under “Certain Relationships and Related Party Transactions” occurred as of and for the period indicated. In addition, they are provided for illustrative and informational purposes only and are not necessarily indicative of Navient’s future results of operations or financial condition as an independent, publicly-traded company. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable, that reflect the expected impacts of events directly attributable to the separation and distribution and related agreements, and that are factually supportable and for the purposes of the statement of operations, are expected to have a continuing impact on Navient. However, such adjustments are subject to change based on the finalization of the separation and distribution agreement with SLM BankCo and related agreements.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2013 reflects Navient’s results as if the separation and distribution and related transactions described in this information statement had occurred as of January 1, 2013. The unaudited pro forma consolidated balance sheet as of December 31, 2013 reflects our results as if the separation and distribution and such related transactions had occurred as of such date.

As described elsewhere in this information statement, from a legal standpoint, SLM BankCo, the post-separation successor to Existing SLM, is distributing Navient. However, due to the relative significance of Navient to Existing SLM, among other factors, for financial reporting purposes Navient will be treated as the “accounting spinnor” and therefore will be the “accounting successor” to Existing SLM, notwithstanding the legal form of the separation and distribution described in this information statement. As a result, the “Historical” financial statements for the periods presented herein are those of Existing SLM, which will be Navient’s accounting predecessor.

The unaudited pro forma condensed consolidated financial statements have been adjusted to give effect to the distribution by means of a tax-free dividend, at a 1-to-1 ratio, for U.S. stockholders and other adjustments resulting from the distribution, the transfer of certain assets and liabilities historically operated by Navient that will be contributed to Existing SLM’s post-separation successor SLM BankCo, Navient’s anticipated post-separation capital structure and the impact of, and transactions contemplated by, the separation and distribution agreement, tax sharing agreement, employee matters agreement, a transition services agreement and other commercial agreements between Navient and SLM BankCo summarized under “Certain Relationships and Related Party Transactions.”

Navient is currently in the process of implementing plans, which are subject to further refinement, to separate from Existing SLM certain of the internal functions that Navient needs to operate effectively and fulfill its responsibilities as a stand-alone public company. These plans reflect anticipated recurring activities that are different than our current activities, as well as certain nonrecurring activities that Navient expects will be required during our transition to a stand-alone public company.

The unaudited pro forma condensed consolidated financial statements do not give effect to future estimated annual operating expenses after separation, ranging from approximately $30 million to $45 million, attributed to various factors such as the following:

•	Personnel required to operate as a stand-alone public company;

•	Possible changes in compensation with respect to new and existing positions;

•	The level of assistance required from professional service providers; and

•	The amount of capital expenditures for information technology infrastructure investments associated with being a stand-alone public company.

We have estimated the costs of the nonrecurring activities and will continue to revise our estimates as we implement our plans. We currently estimate the nonrecurring costs that we will incur during our transition to being a stand-alone public company to range from approximately $135 million to $160 million. Of this amount, $30 million relates to expected severance, with the remainder related to other costs. We anticipate that substantially all of these costs will be incurred during the period from July 1, 2013 to a date approximately nine months after the distribution date. Our historical consolidated statement of income for the year ended December 31, 2013 includes approximately $72 million of such costs. These costs relate to the following:

•	one-time legal, accounting, tax and consulting costs pertaining to structuring transactions and the separation and distribution and establishing Navient as a stand-alone public company;

•	costs to separate information systems;

•	office relocation costs;

•	recruiting and relocation costs associated with hiring key senior management personnel new to our company;

•	severance and related costs; and

•	other one-time costs.

We are continuing to refine our transition plan including specific arrangements for certain significant elements of our cost structure as a stand-alone public company. Although we believe our estimates of nonrecurring transition costs are reasonable based on the information we have to date, certain significant components of our estimates are preliminary and subject to change. A substantial portion of our estimated costs are thus not considered to be factually supportable.

Except for the pro forma adjustments described in footnote (d) to the tables below, we have not adjusted the unaudited pro forma consolidated statement of income presented below for nonrecurring transition costs as these costs are not expected to have an ongoing impact on our operating results.

The unaudited pro forma condensed consolidated financial statements of Navient presented herein constitute forward-looking information and are subject to uncertainties that could cause our actual results to differ materially from those inferred by such statements. See “Cautionary Statement Concerning Forward-Looking Statements.”

Navient

Unaudited Pro Forma Consolidated Balance Sheet

As of December 31, 2013

($ in millions except per share amounts)

	“Existing SLM” (a)	Less: Stand-alone SLM BankCo (b)	Less: Historical I/C charges, receivables and payables that are 3rd party for stand-alone SLM BankCo (c)			Add: Separation adjustments			Navient Pro forma
Assets
FFELP loans (net of allowance for losses)	$104,588	$1,425	$—			$—			$103,163
Private Education loans (net of allowance for losses)	37,512	6,506	—			—			31,006
Investments
Available-for-sale	109	—	—			—			109
Other	783	103	—			—			680

Total investments	892	103	—						789
Cash and cash equivalents	5,190	2,183	—			(578)	(h	)2	2,429
Restricted cash and investments	3,650	4	—			—			3,646
Goodwill and acquired intangible assets, net	424	6	—			—			418
Other assets	7,287	480	(162)	(c	)4	(3)	(g	)	6,966

Total assets	$159,543	$10,707	$(162)			$(581)			$148,417

Liabilities
Short-term borrowings	$13,795	$6,145	$—			$—			$7,650
Long-term borrowings	136,648	2,807	—			—			133,841
Other liabilities	3,458	588	(162)	(c	)4	—			3,032

Total liabilities	153,901	9,540	(162)			—			144,523

Equity
Preferred stock, par value $.20 per share; 20 million shares authorized, 7.3 million shares issued and outstanding, actual, and none issued and outstanding, as adjusted	565	—	—			(565)	(h	)1	—
Common stock, par value $.20 per share; 1.125 billion shares authorized and 545 million shares issued and outstanding, actual, and 545 million shares issued and outstanding, as adjusted	109	—	—			—			109

Additional paid in capital	4,399	690	—			(16)			3,693
Accumulated other comprehensive income	13	(3)	—			—			16
Retained earnings	2,584	475	—			—			2,109

Total stockholders’ equity before treasury stock	7,670	1,162	—			(581)			5,927
Less: Common stock held in treasury at cost: 116 million shares, actual and 116 million shares, as adjusted	(2,033)	—	—			—			(2,033)

Total stockholders’ equity	5,637	1,162	—			(581)			3,894
Noncontrolling interest	5	5	—			—			—

Total equity	5,642	1,167	—			(581)			3,894

Total liabilities and equity	$159,543	$10,707	$(162)			$(581)			$148,417

Navient

Unaudited Pro Forma Consolidated Statement of Income

Year Ended December 31, 2013

($ in millions except per share amounts)

	“Existing SLM” (a)	Less: Stand-alone SLM BankCo (b)	Less: Historical I/C charges, receivables and payables that are 3rd party for stand-alone SLM BankCo (c)			Add: Separation adjustments			Navient Pro forma
Total interest income	$5,377	$551	$(18)	(c	)3	—	(h	)2	$4,844
Total interest expense	2,210	89	(1)			19	(h	)3	2,141

Net interest income	3,167	462	(17)			(19)			2,703
Less: provisions for loan losses	839	69	—			—			770

Net interest income after provisions for loan losses	2,328	393	(17)			(19)			1,933

Other income (loss):
Gains on sales of loans and investments	302	260	(260)	(c	)1	—			302
Losses on derivative and hedging activities, net	(268)	1	—			—			(269)
Servicing revenue	290	5	(3)	(c	)2	4	(e	)	292
Contingency revenue	420	—	—			—			420
Gains on debt repurchases	42	—	—			—			42
Other	100	32	—			32	(e	)	100

Total other income (loss)	886	298	(263)			36			887

Expenses:
Total operating expenses	1,042	268	(26)	(c	)2	8	(e	)	808
Goodwill and intangible expenses	13	3	—			—			10
Restructuring and other reorganization expenses	72	2	—			(70)	(d	)	—

Total expenses	1,127	273	(26)			(62)			818

Income from continuing operations, before income tax expense	2,087	418	(254)			79			2,002
Income tax expense	776	159	(93)	(c	)5	29	(f	)	739

Net income from continuing operations	$1,311	$259	$(161)			$50			$1,263

Earnings per common share calculation:
Net income from continuing operations	$1,311	$259	$(161)			$50			$1,263
Less: net loss attributable to non-controlling interests	(1)	(1)	—			—			—
Less: Preferred stock dividends	20	—	—			(20)	(h	)1	—

Net income from continuing operations attributable to common stock	$1,292	$260	$(161)			$70			$1,263

Basic earnings (loss) per common share:
Continuing operations	$2.94								$2.87	(i)
Average common shares outstanding	440								440	(i)

Diluted earnings (loss) per common share:
Continued operations	$2.89								$2.82	(i)
Average common and common equivalent shares outstanding	449								449	(i)

Navient

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(a)	Represents the historical financial statements of Existing SLM, the accounting predecessor of Navient.

(b)	Represents the operations, assets, liabilities and equity of SLM BankCo, which will be comprised of Sallie Mae Bank, Upromise Rewards, the Insurance Business, and the Private Education Loan origination functions. Included in these amounts are also certain general corporate overhead expenses related to SLM BankCo. General corporate overhead of $77 million for the year ended December 31, 2013, consisted of costs primarily associated with accounting, finance, legal, human resources, certain information technology costs, stock compensation, and executive management and the board of directors. These costs were generally allocated to SLM BankCo based on the proportionate level of effort provided to SLM BankCo relative to Existing SLM using a relevant allocation driver (e.g., in proportion to the number of employees by function that were being transferred to BankCo as opposed to remaining at Navient).

(c)	Represents intercompany transactions between SLM BankCo and Navient that were eliminated in consolidation of the historical Existing SLM financial statements in accordance with GAAP, but not eliminated from the historical financial statements of SLM BankCo. Examples of historical intercompany revenues, expenses, receivables and payables that are third party for stand-alone SLM BankCo include, but are not limited to, the following:

1.	Gains on intercompany loan and investment sales of $260 million for the year ended December 31, 2013, presented on SLM BankCo’s historical statement of income. Existing SLM historically has used Sallie Mae Bank to initially fund originated private education loans through their bank deposits with the intent for Existing SLM to purchase and securitize such loans at a future date. Sallie Mae Bank sells Private Education Loans to Existing SLM on a regular basis in order for Existing SLM to securitize the loans along with other Private Education Loans Existing SLM owns. This purchase activity by Existing SLM of Sallie Mae Bank loans resulted in $196 million of gains on intercompany loan sales. The remaining $64 million of gains on intercompany loan and investment sales relates to asset-backed security investments sold by SLM BankCo as further discussed in footnote (c)(3) below;

2.	FFELP and Private Education Loan servicing fees paid by SLM BankCo to Navient of $26 million for the year ended December 31, 2013, that were presented on SLM BankCo’s historical statement of income as operating expense. Sallie Mae Bank historically has not maintained servicing and collections functions. As a result, Sallie Mae Bank remits to Existing SLM a market rate to service and collect on their student loan portfolios. Conversely, SLM BankCo recognized $3 million of other revenue in connection with providing banking services to one of Existing SLM’s business units for the year ended December 31, 2013;

3.	During 2008, Existing SLM contributed $629 million (par value) of asset-backed securities to Sallie Mae Bank as additional capital. The asset-backed securities, which were issued by securitization trusts owned and consolidated by Existing SLM, were recorded at Sallie Mae Bank as available for sale investments until they were sold by Sallie Mae Bank during the fourth quarter of 2013. Sallie Mae Bank recorded $18 million of interest income and recognized a $64 million gain from the sale of the investments for the year ended December 31, 2013. For the purposes of the Existing SLM historical financial statements, the asset-backed securities held by Sallie Mae Bank, the associated debt at Existing SLM and related intercompany interest income/expense and gain on sale were eliminated in consolidation. Refer to footnote (h) for further discussion. Existing SLM contributed the $629 million (par value) of asset-backed securities as part of maintaining Sallie Mae Bank’s required regulatory capital levels;

4.	The other assets adjustment of $162 million consists of an intercompany receivable at Navient due from SLM BankCo. The $162 million other liabilities adjustment consists of the corresponding $162 million intercompany payable from BankCo to Navient;

5.	The income tax expense adjustment of $93 million for the year ended December 31, 2013, reflects the income tax effect of the pro forma adjustments at the statutory rate in effect in the respective tax jurisdiction during the period presented. The statutory tax rate for the year ended December 31, 2013, was 36.6 percent.

(d)	Reflects the removal of separation costs directly related to the separation and distribution that were incurred during the historical period. These costs were primarily for third-party tax, accounting, legal and other consulting fees as well as severance costs.

(e)	Represents the anticipated impact of (i) a tax sharing agreement, (ii) an employee matters agreement, (iii) a transition services agreement and (iv) other commercial agreements which will be in place at the time of the distribution. Please see “Certain Relationships and Related Party Transactions” elsewhere in this information statement for a general description of these agreements. The impacts of these agreements were determined based on the anticipated contractual provisions of the agreements in comparison with our historical operations on an as managed basis. No amounts have been included for a tax sharing agreement and an employee matters agreement because key terms have not yet been finalized. Any difference between the as managed basis and the impacts of these agreements are presented as a separation adjustment. The individual effects of each agreement are detailed in the table below:

	Year Ended December 31, 2013
	Agreements
(Dollars in millions)	Tax Sharing Agreement	Employee Matters Agreement	Transition Services Agreement	Other Commercial Agreements	Total	Other Separation Adjustments(1)	Total Separation Adjustments
Earnings data:
Net interest income after provision for loan losses	$—	$—	$—	$—	$—	$(19)	$(19)
Total other income	—	—	18	18	36	—	36
Total expenses	—	—	18	10	28	(90)	(62)
Income tax expense	—	—	—	3	3	26	29

Net income from continuing operations	$—	$—	$—	$5	$5	$45	$50

(1)	Other separation adjustments are comprised of the items in footnotes (d), (f), (g), and (h).

(f)	The income tax expense adjustment of $29 million for the year ended December 31, 2013 reflects the income tax effects of the separation adjustments at the statutory rate in effect in the respective tax jurisdiction during the period presented. The statutory rate for the year ended December 31, 2013 was 36.6 percent.

(g)	Reflects a $3 million valuation allowance against deferred tax assets that will be required as a result of the separation. There will be certain indemnifications extended between SLM BankCo and Navient in accordance with the terms of the tax sharing agreement. At the time of separation, Navient will record a liability necessary to recognize the fair value of such indemnifications. Navient is currently in the process of determining the impact, if any, on the amount of the liability to be recorded.

(h)	Reflects changes in the capital structure of Navient as a result of the separation and distribution. Changes in the capital structure are a result of the following:

1.	In connection with the separation and distribution, SLM BankCo will succeed Existing SLM, by means of a merger, as the issuer of the preferred stock. An adjustment has been made to the balance sheet to reflect the transfer of the $565 million of Existing SLM preferred stock to SLM BankCo for the periods presented. As a result Navient will not pay the dividends associated with this preferred stock. Preferred stock dividends were $20 million for the year ended December 31, 2013.

2.	In connection with the separation and distribution, it is anticipated that $578 million in cash will be contributed to SLM BankCo. $565 million of this cash is being contributed to support the $565 million of preferred stock discussed above and $13 million is being contributed as additional common stock paid-in-capital. An adjustment has been made to reflect the cash contribution at December 31, 2013. An adjustment to interest income of $0.4 million for the year ended December 31, 2013, reflects the removal of interest income historically earned on the cash contributed. The adjustment to interest income reflects an interest rate of approximately 0.07 percent for the year ended December 31, 2013, estimated using rates earned on comparable investments during the period.

3.	During 2008, Existing SLM contributed $629 million (par value) of asset-backed securities to Sallie Mae Bank as additional capital. For the purposes of the Existing SLM historical financial statements, the asset-backed securities held by Sallie Mae Bank, the associated debt at Existing SLM and related intercompany interest income/expense were eliminated in consolidation. See footnote (c)3 for further discussion of this intercompany transaction. As noted in (c)3, the asset-backed securities were sold by Sallie Mae Bank during the fourth quarter of 2013. However, as a result of the separation, these asset-backed securities are considered outstanding to a third party for the entire year ended December 31, 2013 as Navient consolidates the related securitization trust. Adjustment reflects the recognition by Navient of the related interest expense of $19 million for the year ended December 31, 2013.

(i)	Common stock and pro forma weighted average basic and diluted shares outstanding reflect the issuance of Navient common stock as a result of the separation and distribution. Pro forma basic earnings per share and pro forma weighted-average basic shares outstanding are based on the number of shares of Existing SLM common stock outstanding during each period, adjusted for a 1-to-1 distribution ratio. Pro forma diluted earnings per share and pro forma weighted-average diluted shares outstanding reflect common shares from Navient equity plans in which employees participate based on the distribution ratio.

Alternative performance measures — “Core Earnings” presentation

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. The two items for which we adjust our “Core Earnings” presentations are (1) our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Differences between “Core Earnings” and GAAP

The two adjustments required to reconcile from Navient’s “Core Earnings” results to Navient’s GAAP results of operations relate to differing treatments for: (1) our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets. Substantially all of the Existing SLM GAAP to “Core Earnings” differences relate to Navient activities. Please see “Management’s Discussion and Analysis — ‘Core Earnings’ — Definition and Limitations” and “— Differences between ‘Core Earnings’ and GAAP” for further discussion of the adjustments required to reconcile “Core Earnings” results to GAAP results. The following table reflects aggregate adjustments associated with these areas.

Year ended December 31, 2013
“Core Earnings” adjustments to GAAP:
Pro forma Navient GAAP net income from continuing operations	$1,263
Pro forma Navient income from discontinued operations, net of tax	106

Pro forma Navient GAAP net income	1,369

Net impact of derivative accounting	(243)
Net impact of goodwill and acquired intangible assets	10
Net income tax effect	96
Net effect from discontinued operations	6

Pro forma Navient “Core Earnings” net income	$1,238

Pro forma Navient Diluted “Core Earnings” EPS	$2.76

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present selected historical financial statement information relating to Existing SLM’s financial condition and results of operations for the past five years. Due to the relative significance of Navient to Existing SLM, among other factors, for financial reporting purposes Navient will be treated as the “accounting spinnor” and therefore the “accounting successor” to Existing SLM following the separation, notwithstanding the legal form of the separation described in this information statement. Accordingly, the historical financial statements information set forth below is for Existing SLM which will be the accounting predecessor of Navient.

The historical financial statement information set forth below for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 has been derived from Existing SLM’s audited consolidated financial statements. Existing SLM’s audited financial statements for the years ended December 31, 2013, 2012 and 2011 are included elsewhere in this information statement.

The selected historical consolidated financial and other data presented below should be read in conjunction with Existing SLM’s consolidated financial statements and accompanying notes and “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement. Existing SLM’s consolidated financial data may not be indicative of Navient’s future performance and does not necessarily reflect what Navient’s financial position and results of operations would have been had Navient been operating as an independent, publicly–traded company during the periods presented, including changes that will occur in our operations and capitalization as a result of our separation and distribution from SLM BankCo. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” for a description of these anticipated changes.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011	2010	2009
Operating Data:
Net interest income	$3,167	$3,208	$3,529	$3,479	$1,723
Net income (loss) attributable to SLM Corporation:
Continuing operations, net of tax	$1,312	$941	$598	$729	$531
Discontinued operations, net of tax	106	(2)	35	(199)	(207)

Net income (loss) attributable to SLM Corporation	$1,418	$939	$633	$530	$324

Basic earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$2.94	$1.93	$1.12	$1.35	$0.82
Discontinued operations	0.24	—	0.07	(0.41)	(0.44)

Total	$3.18	$1.93	$1.19	$0.94	$0.38

Diluted earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$2.89	$1.90	$1.11	$1.35	$0.82
Discontinued operations	0.23	—	.07	(0.41)	(0.44)

Total	$3.12	$1.90	$1.18	$0.94	$0.38

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011	2010	2009
Dividends per common share attributable to SLM Corporation common shareholders	$0.60	$0.50	$0.30	$—	$—
Return on common stockholders’ equity	29%	21%	14%	13%	5%
Net interest margin	1.98	1.78	1.85	1.82	1.05
Return on assets	0.89	0.52	0.33	0.28	0.20
Dividend payout ratio	19	26	25	—	—
Average equity/average assets	3.28	2.69	2.54	2.47	2.96

	December 31,
(Dollars in millions)	2013	2012	2011	2010	2009
Balance Sheet Data:
Student loans, net	$142,100	$162,546	$174,420	$184,305	$143,807
Total assets	159,543	181,260	193,345	205,307	169,985
Total borrowings	150,443	172,257	183,966	197,159	161,443
Total SLM Corporation stockholders’ equity	5,637	5,060	5,243	5,012	5,279
Book value per common share	11.82	9.92	9.20	8.44	8.05
Other Data:
Off-balance sheet securitized student loans, net	$—	$—	$—	$—	$32,638

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition together with the audited and unaudited historical consolidated financial statements and the notes thereto of Existing SLM included elsewhere in this information statement as well as the discussion in the section of this information statement entitled “Business.” This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those made, projected or implied in these forward-looking statements, including those discussed in the sections of this information statement entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

The consolidated financial statements, which are discussed below, reflect the historical financial condition, results of operations and cash flows of Existing SLM. The financial information discussed below and included in this information statement, however, may not necessarily reflect what Navient’s financial condition, results of operations or cash flows would have been had we been separated from Existing SLM and a stand alone company during the periods presented or what our financial condition, results of operations and cash flows may be in the future. For purposes of the following discussion, “we,” “us,” and “our” refer to Existing SLM and its consolidated subsidiaries.

Explanatory Note

Although SLM BankCo, as the publicly-traded successor to Existing SLM, will be the entity that distributes the shares of Navient common stock to Existing SLM common stockholders after completion of the internal corporate reorganization described in this information statement, for financial reporting purposes Navient will be treated as the “accounting spinnor” and therefore it will be Navient, and not SLM BankCo, that will be the “accounting successor” to Existing SLM. Hence, the following discussion and analysis relates to the historical results of operations and financial condition of Existing SLM, which will be the accounting predecessor of Navient. The following discussion should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Separation

On                 , 2014, Existing SLM’s board of directors authorized the separation and distribution, as a result of which shares of Navient common stock will be distributed to Existing SLM’s common stockholders. The transaction will be effected as a dividend of shares, on a 1-to-1 ratio, of Navient common stock to Existing SLM common stockholders. Prior to the distribution, Existing SLM will complete an internal corporate reorganization. In the first step of the internal corporate reorganization, Existing SLM will become a wholly owned subsidiary of a new publicly-traded successor parent holding company, referred to as SLM BankCo, by means of a merger effected pursuant to Section 251(g) of the DGCL, which we refer to as the SLM Merger. As a result of the SLM Merger, all stockholders of Existing SLM will become stockholders of SLM BankCo and Existing SLM will merge with and into and become a limited liability company that is initially wholly owned by SLM BankCo.

In the second step of the internal corporate reorganization, Existing SLM will distribute to SLM BankCo all of the assets and liabilities related to the consumer banking business of Existing SLM, including Sallie Mae Bank, the student education loans it holds, a new private education student loan servicing company, Upromise and the Insurance Business. In addition, it is anticipated that an additional $578 million in cash, on a pro forma basis as of December 31, 2013, will be retained by SLM BankCo, primarily to offset the $565 million liability represented by the transfer of the Existing SLM preferred stock obligations from Existing SLM to SLM BankCo pursuant to the SLM Merger. SLM BankCo will then contribute to Navient, its direct subsidiary, the limited liability company interests of Existing SLM, which will continue to own substantially all of the assets and liabilities associated with its portfolio of FFELP and private education student loans not owned by Sallie Mae

Bank, as well as substantially all of Existing SLM’s business of servicing and collecting student education loans. After the completion of the internal corporate reorganization, and subject to the conditions described elsewhere in this information statement, SLM BankCo will distribute all of the outstanding shares of Navient common stock in the distribution to holders of Existing SLM common stock as of the record date for the distribution. For additional information regarding this internal corporate reorganization, see the sections entitled “Transaction Structure” and “The Separation and Distribution — Internal Corporate Reorganization of Existing SLM Prior to the Distribution.”

The separation and distribution is intended to be tax-free to stockholders of Existing SLM and its completion is subject to various conditions, including the completion of the internal corporate reorganization, receipt of an IRS private letter ruling and an opinion of tax counsel and registration of the shares to be distributed. These conditions, as well as all other conditions to the separation, may be waived by the Existing SLM board of directors in its sole discretion. Neither the internal corporate reorganization nor the separation will require a stockholder vote.

Following the separation and distribution, Navient and SLM BankCo will operate independently and neither will have any equity ownership in the other. In connection with the separation, however, Navient and SLM BankCo will enter into certain agreements in order to govern the ongoing relationships between the two entities and to provide for an orderly transition. See “Certain Relationships and Related Party Transactions.”

Overview

The following discussion and analysis presents a review of our business and operations as of and for the year ended December 31, 2013.

We monitor and assess our ongoing operations and results based on the following four reportable segments: (1) Consumer Lending, (2) Business Services, (3) FFELP Loans and (4) Other.

Consumer Lending Segment

In this segment, we originate, acquire, finance and service Private Education Loans. The Private Education Loans we make are primarily to bridge the gap between the cost of higher education and the amount funded through financial aid, federal loans or customers’ resources. In this segment, we earn net interest income on the Private Education Loan portfolio (after provision for loan losses) as well as servicing fees, primarily late fees.

As of December 31, 2013, approximately $6.7 billion of Existing SLM’s Private Education Loans was held at Sallie Mae Bank. In connection with the separation and distribution, Sallie Mae Bank, and its portfolio of Private Education Loans, will remain with SLM BankCo. Navient will service and collect on SLM BankCo’s Private Education Loans during a transition period, with Private Education Loans whose individual borrowers also have an education loan owned by Navient continuing to be serviced by Navient after the transition period. See “Certain Relationship and Related Party Transactions.”

Business Services Segment

Our Business Services segment generates the majority of its revenue from servicing our FFELP Loan portfolio. We also provide servicing, loan default aversion and defaulted loan collection services for loans on behalf of Guarantors of FFELP Loans and other institutions, including ED. We also operate a consumer savings network that provides financial rewards on everyday purchases to help families save for college, Upromise.

After the separation and distribution, we will perform substantially all of the activities of the Business Services Segment, other than the activities of Upromise and the Insurance Business, which will be carried on by SLM BankCo.

FFELP Loans Segment

Our FFELP Loans segment consists of our FFELP Loan portfolio and underlying debt and capital funding these loans. Even though FFELP Loans are no longer originated we continue to seek to acquire FFELP Loan portfolios to leverage our servicing scale to generate incremental earnings and cash flow. This segment is expected to generate significant amounts of cash as the FFELP Loan portfolio amortizes.

As of December 31, 2013, approximately $1.4 billion of FFELP Loans was held at Sallie Mae Bank, which will remain with SLM BankCo following the separation and distribution. Navient will continue to service the FFELP Loans held by Sallie Mae Bank after the separation and distribution. See “Certain Relationships and Related Party Transactions — Loan Servicing and Administration Agreement.”

Other

Our Other segment primarily consists of activities of our holding company, including the repurchase of debt, the corporate liquidity portfolio and all overhead. We also include results from certain smaller wind-down and discontinued operations within this segment.

Key Financial Measures

Our operating results are primarily driven by net interest income from our student loan portfolios (which include financing costs), provision for loan losses, the revenues and expenses generated by our service businesses, and gains and losses on subsidiary sales, loan sales and debt repurchases. We manage and assess the performance of each business segment separately as each is focused on different customers and each derives its revenue from different activities and services. A brief summary of our key financial measures are listed below.

Net Interest Income

The most significant portion of our earnings is generated by the spread earned between the interest income we receive on assets in our student loan portfolios and the interest expense on debt funding these loans. We report these earnings as net interest income. Net interest income in our Consumer Lending and FFELP Loans segments are driven by significantly different factors.

Consumer Lending Segment

Net interest income in this segment is determined by the balance of Private Education Loans outstanding and Private Education Loan asset yields less our cost of funds. The asset yield is determined by interest rates we establish based upon the credit of the customer and any cosigner and the level of price competition in the Private Education Loan market. As of December 31, 2013, we had $37.5 billion of Private Education Loans outstanding. In 2013, we originated $3.8 billion of Private Education Loans, up 14 percent from $3.3 billion in the prior year. The majority of our Private Education Loans earn variable rate interest and are funded primarily with variable rate liabilities. The Consumer Lending segment’s “Core Earnings” net interest margin was 4.16 percent in 2013 compared with 4.13 percent in 2012. Our cost of funds can be influenced by a number of factors, including the quality of the loans in our portfolio, our corporate credit rating, general economic conditions, investor demand for Private Education Loan asset-backed securities (“ABS”) and corporate unsecured debt and competition in the deposit market. At December 31, 2013, 49 percent of our Private Education Loan portfolio was funded to term with non-recourse, long-term securitization debt.

FFELP Loans Segment

Net interest income will be the primary source of cash flow generated by this segment over the next 20 years as this portfolio amortizes. Interest earned on our FFELP Loans is indexed to one-month LIBOR rates and our cost of funds is primarily indexed to three-month LIBOR, creating the possibility of basis and repricing risk related to these assets. As of December 31, 2013, we had $104.6 billion of FFELP Loans outstanding. The FFELP Loans segment’s “Core Earnings” net interest margin was 0.88 percent in 2013 compared with 0.84 percent in 2012.

The major source of variability in net interest income is expected to be Floor Income we earn on certain FFELP Loans. Pursuant to the terms of the FFELP, certain FFELP Loans continue to earn interest at the stated fixed rate of interest as underlying debt costs decrease. We refer to this additional spread income as “Floor Income.” Floor Income can be volatile. We frequently hedge this volatility by selling Floor Income Contracts which lock in the value of the Floor Income over the term of the contract.

At December 31, 2013, 84 percent of our FFELP Loan portfolio was funded to term with non-recourse, long-term securitization debt.

Provisions for Loan Losses

Management estimates and maintains an allowance for loan losses at a level sufficient to cover charge-offs expected over the next two years, plus an additional allowance to cover life-of-loan expected losses for loans classified as a troubled debt restructuring (“TDR”). The provision for loan losses increases the related allowance for loan losses. Generally, the allowance for loan losses rises when charge-offs are expected to increase and falls when charge-offs are expected to decline. Our loss exposure and resulting provision for losses is small for FFELP Loans because we generally bear a maximum of three percent loss exposure on them. We bear the full credit exposure on our Private Education Loans. Our provision for losses in our FFELP Loans segment was $52 million in 2013 compared with $72 million in 2012. Losses in our Consumer Lending segment are determined by risk characteristics such as school type, loan status (in-school, grace, forbearance, repayment and delinquency), loan seasoning (number of months in active repayment), underwriting criteria (e.g., credit scores), a cosigner and the current economic environment. Our provision for loan losses in our Consumer Lending segment was $787 million in 2013 compared with $1.0 billion in 2012.

Charge-Offs and Delinquencies

When we conclude a loan is uncollectible, the unrecoverable portion of the loan is charged against the allowance for loan losses in the applicable segment. Charge-off data provides relevant information with respect to the performance of our loan portfolios. Management focuses on delinquencies as well as the progression of loans from early to late stage delinquency. The Consumer Lending segment’s charge-off rate was 2.8 percent of loans in repayment in 2013 compared with 3.4 percent of loans in repayment in 2012. Delinquencies are a very important indicator of potential future credit performance. Private Education Loan delinquencies as a percentage of Private Education Loans in repayment decreased from 9.3 percent at December 31, 2012 to 8.3 percent at December 31, 2013.

Servicing and Contingency Revenues

We earn servicing revenues from servicing student loans. We earn contingency revenue related to default aversion and contingency collection work we perform primarily on federal loans. The fees we recognize are primarily driven by our success in collecting or rehabilitating defaulted loans, the number of transactions processed and the underlying volume of loans we are servicing on behalf of others.

Other Income / (Loss)

In managing our loan portfolios and funding sources we periodically engage in sales of loans and the repurchase of our outstanding debt. In each case, depending on market conditions, we may incur gains or losses from these transactions that affect our results from operations.

We also sold our Campus Solution business and our 529 college-savings plan administration business in 2013 in connection with better aligning our core business. The results of both of these businesses are reported in discontinued operations for all periods presented.

Operating Expenses

The operating expenses reported for our Consumer Lending and Business Services segments are those that are directly attributable to the generation of revenues by those segments. The operating expenses for the FFELP Loans segment primarily represent an intercompany servicing charge from the Business Services segment and do not reflect our actual underlying costs incurred to service the loans. We have included corporate overhead expenses and certain information technology costs (together referred to as “Overhead”) in our Other segment rather than allocate those expenses by segment. Overhead expenses include executive management, the board of directors, accounting, finance, legal, human resources, stock-based compensation expense and certain information technology and infrastructure costs.

Core Earnings

We report financial results on a GAAP basis and also present certain “Core Earnings” performance measures. Our management, equity investors, credit rating agencies and debt capital providers use these “Core Earnings” measures to monitor our business performance. “Core Earnings” is the basis in which we prepare our segment disclosures as required by GAAP under ASC 280 “Segment Reporting” (see “Note 15 — Segment Reporting”). For a full explanation of the contents and limitations of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations.”

2013 Summary of Results

Our 2013 accomplishments are discussed below.

GAAP 2013 net income was $1.42 billion ($3.12 diluted earnings per share), versus net income of $939 million ($1.90 diluted earnings per share) in the prior year. The changes in GAAP net income are driven by the same “Core Earnings” items discussed below as well as changes in “mark-to-market” unrealized gains and losses on derivative contracts and amortization and impairment of goodwill and intangible assets that are recognized in GAAP but not in “Core Earnings” results. In 2013 and 2012, GAAP results included gains of $243 million and losses of $194 million, respectively, resulting from derivative accounting treatment which is excluded from “Core Earnings” results.

“Core Earnings” for 2013 were $1.29 billion compared with $1.06 billion in 2012. “Core Earnings” increased due to a $302 million increase in gains on sales of loans and investments, a $241 million lower provision for loan loss, a $109 million after-tax increase in gains from the sale of subsidiaries and a $75 million increase in servicing and contingency revenue. This was partially offset by a $106 million decrease in net interest income, a $145 million increase in operating expenses, a $97 million decrease in debt repurchase gains and a $61 million increase in restructuring and other reorganization expenses.

During 2013, we issued $3.75 billion of unsecured debt, and issued $6.5 billion of FFELP ABS and $3.1 billion of Private Education Loan ABS. We also repurchased $1.3 billion of debt and realized “Core Earnings” gains of $48 million in 2013, compared with repurchases of $711 million and gains of $145 million in 2012. In addition, we repurchased $600 million of common stock in 2013 compared with $900 million repurchased in 2012.

2013 Management Objectives

In 2013 we set out five major goals to create shareholder value. They were: (1) prudently grow Consumer Lending segment assets and revenues; (2) maximize cash flows from FFELP Loans; (3) reduce operating expenses while improving efficiency and customer experience; (4) maintain our financial strength; and (5) expand the capabilities of Sallie Mae Bank.

The following describes our performance relative to each of our 2013 goals.

Prudently Grow Consumer Lending Segment Assets and Revenues

We continued to pursue managed growth in our Private Education Loan portfolio in 2013, with $3.8 billion in new originations for the year compared with $3.3 billion in 2012, a 14 percent increase. The average FICO score of our 2013 originations was 745 and approximately 90 percent of the originated loans were cosigned. We continued to help our customers manage their borrowings and succeed in its payoff, which resulted in lower charge-offs and provision for loan losses. The charge-off rate was 2.8 percent in 2013, the lowest rate since 2007, and down from 3.4 percent in 2012, an 18 percent decrease. The provision for Private Education Loan losses decreased $221 million from 2012, a 22 percent decrease.

Maximize Cash Flows from FFELP Loans

In 2013, management set out to explore alternative transactions and structures that could increase our ability to maximize the value of our ownership interests in FFELP securitization trusts and allow us to diversify our holdings while maintaining servicing fee income. In 2013, we sold our ownership interest in five of our FFELP Loan securitization trusts ($12.5 billion of securitization trust assets and $12.1 billion of related liabilities) which generated a $312 million gain on sale. During 2013 we also purchased $736 million of FFELP Loans.

Reduce Operating Expenses While Improving Efficiency and Customer Experience

For 2013, we set out to reduce unit costs, and balance our Private Education Loan growth and the challenge of increased regulatory oversight. We also planned and accomplished improving efficiency and customer experience by replacing certain of our legacy systems and making enhancements to our self-service platform and call centers (including improved call segmentation that routes an in-bound customer call directly to the appropriate agent who can answer the customer’s inquiry). In the fourth quarter of 2013, we reserved $70 million for expected compliance remediation efforts relating to pending regulatory inquiries. Excluding this compliance remediation expense, full-year 2013 operating expenses were $972 million compared with $897 million for 2012. The $75 million increase was primarily the result of increases in third-party servicing and collection activities (which resulted in $108 million of additional revenue), continued investments in technology and increased Private Education Loan marketing activities (which resulted in a 14 percent increase in originations volume).

Although total operating expenses, excluding the $70 million compliance remediation expense, were $75 million higher from the prior year, the majority of the increase related to generating higher fee income and loan originations as discussed above. An example of becoming more efficient can be seen in our Consumer Lending segment; direct operating expenses as a percentage of revenues (revenues calculated as net interest income after provision plus total other income) were 31 percent and 38 percent in the years ended December 31, 2013 and 2012, respectively.

Maintain Our Financial Strength

It was management’s objective for 2013 to continue paying dividends and repurchasing common shares through our share repurchase program while ending 2013 with capital and reserve positions as strong as those with which we ended 2012. In February 2013, Existing SLM announced an increase in its quarterly common stock dividend to $0.15 per share, resulting in full-year common stock dividends paid of $264 million or $0.60 per share. In 2013, we authorized a total of $800 million for common stock repurchases. We repurchased an aggregate of 27 million shares for $600 million in 2013. At December 31, 2013, there was $200 million remaining authorization for additional common stock repurchases under our current stock repurchase program.

We did this while achieving diluted “Core Earnings” per share of $2.83 and maintaining our strong balance sheet and capital positions.

In addition, on June 10, 2013, we closed on a new $6.8 billion credit facility that matures in June 2014, to facilitate the term securitization of FFELP Loans. The facility was used in June 2013 to refinance all of the FFELP Loans previously financed through the ED Conduit Program.

On July 17, 2013, we closed on a $1.1 billion asset-backed borrowing facility that matures on August 15, 2015. The facility was used to fund the call and redemption of our SLM 2009-D Private Education Loan Trust ABS, which occurred on August 15, 2013.

Expand Sallie Mae Bank Capabilities

Sallie Mae Bank continued to fund our Private Education Loan originations in 2013. We continued to evolve the operational and enterprise risk oversight program at Sallie Mae Bank in preparation for expected growth and designation as a “large bank,” which will entail enhanced regulatory scrutiny. In addition, we voluntarily made similar changes at the holding company level. Following the separation and distribution, Sallie Mae Bank will be a wholly-owned subsidiary of SLM BankCo and Navient will not originate Private Education Loans.

Results of Operations

We present the results of operations for 2013 and 2012 below on a consolidated basis in accordance with GAAP. As discussed above, we have four business segments: Consumer Lending, Business Services, FFELP Loans and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis. See “‘Core Earnings’ — Definition and Limitations” below.

GAAP Consolidated Statement of Income

				Increase (Decrease)
	Years Ended December 31,			2013 vs. 2012		2012 vs. 2011
(Dollars in millions, except per share amounts)	2013	2012	2011	$	%	$	%
Interest income
FFELP Loans	$2,822	$3,251	$3,461	$(429)	(13)%	$(210)	(6)%
Private Education Loans	2,527	2,481	2,429	46	2	52	2
Other loans	11	16	21	(5)	(31)	(5)	(24)
Cash and investments	17	21	19	(4)	(19)	2	11

Total interest income	5,377	5,769	5,930	(392)	(7)	(161)	(3)
Total interest expense	2,210	2,561	2,401	(351)	(14)	160	7

Net interest income	3,167	3,208	3,529	(41)	(1)	(321)	(9)
Less: provisions for loan losses	839	1,080	1,295	(241)	(22)	(215)	(17)

Net interest income after provisions for loan losses	2,328	2,128	2,234	200	9	(106)	(5)
Other income (loss):
Gains (losses) on sales of loans and investments	302	—	(35)	302	100	35	(100)
Losses on derivative and hedging activities, net	(268)	(628)	(959)	360	(57)	331	(35)
Servicing revenue	290	279	283	11	4	(4)	(1)
Contingency revenue	420	356	333	64	18	23	7
Gains on debt repurchases	42	145	38	(103)	(71)	107	282
Other income	100	92	69	8	9	23	33

Total other income (loss)	886	244	(271)	642	263	515	190
Expenses:
Operating expenses	1,042	897	1,005	145	16	(108)	(11)
Goodwill and acquired intangible assets impairment and amortization expense	13	27	21	(14)	(52)	6	29
Restructuring and other reorganization expenses	72	11	12	61	555	(1)	(8)

Total expenses	1,127	935	1,038	192	21	(103)	(10)
Income from continuing operations, before income tax expense	2,087	1,437	925	650	45	512	55
Income tax expense	776	498	328	278	56	170	52

Net income from continuing operations	1,311	939	597	372	40	342	57
Income (loss) from discontinued operations, net of tax expense (benefit)	106	(2)	35	108	5,400	(37)	(106)

Net income	1,417	937	632	480	51	305	48
Less: net loss attributable to noncontrolling interest	(1)	(2)	(1)	1	(50)	(1)	100

Net income attributable to SLM Corporation	1,418	939	633	479	51	306	48
Preferred stock dividends	20	20	18	—	—	2	11

Net income attributable to SLM Corporation common stock	$1,398	$919	$615	$479	52%	$304	49%

Basic earnings per common share attributable to SLM Corporation:
Continuing operations	$2.94	$1.93	$1.12	$1.01	52%	$.81	72%
Discontinued operations	.24	—	.07	.24	100	(.07)	(100)

Total	$3.18	$1.93	$1.19	$1.25	65%	$.74	62%

Diluted earnings per common share attributable to SLM Corporation:
Continuing operations	$2.89	$1.90	$1.11	$.99	52%	$.79	71%
Discontinued operations	.23	—	.07	.23	100	(.07)	(100)

Total	$3.12	$1.90	$1.18	$1.22	64%	$.72	61%

Dividends per common share	$.60	$.50	$.30	$.10	20%	$.20	67%

Consolidated Earnings Summary — GAAP-basis

Year Ended December 31, 2013 Compared with Year Ended December 31, 2012

For the years ended December 31, 2013 and 2012, net income was $1.4 billion, or $3.12 diluted earnings per common share, and $939 million, or $1.90 diluted earnings per common share, respectively. The increase in net income was primarily due to a $360 million decrease in net losses on derivative and hedging activities, a $302 million increase in gains on sales of loans and investments, a $241 million decrease in provisions for loan losses, and a $108 million after-tax increase in income from discontinued operations which were partially offset by $103 million of lower gains on debt repurchases, higher operating expenses of $145 million and higher restructuring and other reorganization expenses of $61 million.

The primary contributors to each of the identified drivers of changes in net income for 2013 compared with 2012 are as follows:

•

Net interest income decreased by $41 million in the current year compared with the previous year primarily due to a reduction in FFELP net interest income from a $20 billion decline in average FFELP Loans outstanding in part due to the sale of Residual Interests in FFELP Loan securitization trusts in the first half of 2013. There were approximately $12 billion of FFELP Loans in these trusts.

•

Provisions for loan losses decreased by $241 million primarily as a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

•

Gains on sales of loans and investments increased by $302 million as a result of $312 million in gains on the sales of the Residual Interests in FFELP Loan securitization trusts in 2013. See the section titled “Business Segment Earnings Summary — ‘Core Earnings’ Basis — FFELP Loans Segment” for further discussion.

•

Losses on derivative and hedging activities, net, resulted in a net loss of $268 million in 2013 compared with a net loss of $628 million in 2012. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•	Servicing and contingency revenue increased $75 million from 2012 primarily from an increase in the number of accounts serviced and collection volumes in 2013.

•	Gains on debt repurchases decreased $103 million. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

Operating expenses increased $145 million primarily as a result of increases in our third-party servicing and collection activities, increased Private Education Loan marketing activities, continued investments in technology, and an increase in compliance remediation expense. In the fourth quarter of 2013, we reserved $70 million for estimated compliance remediation efforts relating to pending regulatory inquiries.

•

Restructuring and other reorganization expenses were $72 million compared with $11 million in 2012. In 2013, these consisted of $43 million primarily related to third-party costs incurred in connection with Existing SLM’s previously announced plan to separate its existing organization into two, separate, publicly-traded companies and $29 million related to severance costs. The $11 million of expenses in 2012 related to restructuring expenses.

•

The effective tax rates for 2013 and 2012 were 37 percent and 35 percent, respectively. The movement in effective tax rates was primarily driven by the impact of state law changes recorded in the year-ago period.

•

Income costs from discontinued operations increased $108 million primarily as a result of the sale of our Campus Solutions business in the second quarter of 2013 and of our 529 college-savings plan administration business in the fourth quarter of 2013, which resulted in after-tax gains of $38 million and $65 million, respectively.

We repurchased 27 million and 58 million shares of our common stock during 2013 and 2012, respectively, as part of our common share repurchase program. Primarily as a result of these repurchases, our average outstanding diluted shares decreased by 34 million common shares in 2013.

Consolidated Earnings Summary — GAAP-basis

Year Ended December 31, 2012 Compared with Year Ended December 31, 2011

For the years ended December 31, 2012 and 2011, net income was $939 million, or $1.90 diluted earnings per common share, and $633 million, or $1.18 diluted earnings per common share, respectively. The increase in net income was primarily due to a $331 million decrease in net losses on derivative and hedging activities, a $215 million decrease in provisions for loan losses, a $108 million decrease in operating expenses and a $107 million increase in gains on debt repurchases, which more than offset the $321 million decline in net interest income.

The primary contributors to each of the identified drivers of changes in net income for 2012 compared with 2011 are as follows:

•

Net interest income declined by $321 million primarily due to an $11 billion reduction in average FFELP Loans outstanding and higher cost of funds, which were partly due to refinancing debt into longer term liabilities, as well as the impact from the acceleration of $50 million of non-cash loan premium amortization in the second quarter of 2012 related to SDCL. The decline in FFELP Loans outstanding was driven by normal loan amortization as well as loans that were consolidated under SDCL.

•

Provisions for loan losses decreased by $215 million primarily as a result of overall improvements in the credit quality and delinquency trends of the Private Education Loan portfolio. In second quarter 2012, we increased our focus on encouraging our customers to enter repayment plans in lieu of additional forbearance usage to better help customers manage their overall payment obligations. As expected, this change resulted in an increase in charge-offs in fourth-quarter 2012, followed by a decline in 2013 charge-offs.

•

We did not incur any losses on loans and investments in 2012. In 2011, we recorded $26 million of impairment on certain investments in aircraft leveraged leases and a $9 million mark-to-market loss related to classifying our entire $12 million portfolio of non-U.S. dollar-denominated student loans as held-for-sale.

•

Net losses on derivative and hedging activities decreased by $331 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•	Gains on debt repurchases increased $107 million. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•	Operating expenses decreased $108 million primarily due to the 2012 benefit of cost-cutting efforts we implemented throughout 2011.

•	Net income from discontinued operations decreased $37 million due to the sale of our Purchased Paper — Non-Mortgage portfolio in 2011.

In addition, we repurchased 58 million shares and 19 million shares of our common stock during 2012 and 2011, respectively, as part of our common share repurchase program. Primarily as a result of these repurchases, our average outstanding diluted shares decreased by 40 million common shares in 2012.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments. For additional information, see “Note 15 — Segment Reporting” to the audited consolidated financial statements included elsewhere in this information statement.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. The two items for which we adjust our “Core Earnings” presentations are (1) our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings” or similarly titled measures. “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Specific adjustments that management makes to GAAP results to derive our “Core Earnings” basis of presentation are described in detail in the section titled “‘Core Earnings’ — Definition and Limitations — Differences between ‘Core Earnings’ and GAAP.”

The following tables show “Core Earnings” for each business segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP and reported in “Note 15 — Segment Reporting.”

	Year Ended December 31, 2013
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$2,527	$—	$2,313	$—	$—	$4,840	$816	$(307)		$509	$5,349
Other loans	—	—	—	11	—	11	—	—		—	11
Cash and investments	7	5	6	4	(5)	17	—	—		—	17

Total interest income	2,534	5	2,319	15	(5)	4,868	816	(307)		509	5,377
Total interest expense	825	—	1,285	51	(5)	2,156	55	(1	)(4)	54	2,210

Net interest income (loss)	1,709	5	1,034	(36)	—	2,712	761	(306)		455	3,167
Less: provisions for loan losses	787	—	52	—	—	839	—	—		—	839

Net interest income (loss) after provisions for loan losses	922	5	982	(36)	—	1,873	761	(306)		455	2,328
Other income (loss):
Gains (losses) on sales of loans and investments	—	—	312	(10)	—	302	—	—		—	302
Servicing revenue	34	710	76	—	(530)	290	—	—		—	290
Contingency revenue	—	420	—	—	—	420	—	—		—	420
Gains on debt repurchases	—	—	—	48	—	48	(6)	—		(6)	42
Other income (loss)	—	34	—	4	—	38	(755)	549	(5)	(206)	(168)

Total other income (loss)	34	1,164	388	42	(530)	1,098	(761)	549		(212)	886
Expenses:
Direct operating expenses	299	400	557	80	(530)	806	—	—		—	806
Overhead expenses	(1)	—	—	237	—	236	—	—		—	236

Operating expenses	298	400	557	317	(530)	1,042	—	—		—	1,042
Goodwill and acquired intangible asset impairment and amortization expense	—	—	—	—	—	—	—	13		13	13
Restructuring and other reorganization expenses	6	2	—	64	—	72	—	—		—	72

Total expenses	304	402	557	381	(530)	1,114	—	13		13	1,127

Income (loss) from continuing operations, before income tax expense (benefit)	652	767	813	(375)	—	1,857	—	230		230	2,087
Income tax expense (benefit)(3)	239	281	298	(138)	—	680	—	96		96	776

Net income (loss) from continuing operations	413	486	515	(237)	—	1,177	—	134		134	1,311
Income (loss) from discontinued operations, net of tax expense (benefit)	(1)	112	—	1	—	112	—	(6)		(6)	106

Net income (loss)	412	598	515	(236)	—	1,289	—	128		128	1,417
Less: net loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	—		—	(1)

Net income (loss) attributable to SLM Corporation	$412	$599	$515	$(236)	$—	$1,290	$—	$128		$128	$1,418

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2013
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$455	$—	$455
Total other loss	(212)	—	(212)
Goodwill and acquired intangible asset impairment and amortization expense	—	13	13

Total “Core Earnings” adjustments to GAAP	$243	$(13)	230

Income tax expense			96
Loss from discontinued operations, net of tax benefit			(6)

Net income			$128

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $63 million of “other derivative accounting adjustments.”

(5)	Represents the $487 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $63 million of “other derivative accounting adjustments.”

	Year Ended December 31, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$2,481	$—	$2,744	$—	$—	$5,225	$858	$(351)	$507	$5,732
Other loans	—	—	—	16	—	16	—	—	—	16
Cash and investments	7	7	11	2	(6)	21	—	—	—	21

Total interest income	2,488	7	2,755	18	(6)	5,262	858	(351)	507	5,769
Total interest expense	822	—	1,591	37	(6)	2,444	115	2 (4)	117	2,561

Net interest income (loss)	1,666	7	1,164	(19)	—	2,818	743	(353)	390	3,208
Less: provisions for loan losses	1,008	—	72	—	—	1,080	—	—	—	1,080

Net interest income (loss) after provisions for loan losses	658	7	1,092	(19)	—	1,738	743	(353)	390	2,128
Other income (loss):
Gains (losses) on the sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	46	813	90	—	(670)	279	—	—	—	279
Contingency revenue	—	356	—	—	—	356	—	—	—	356
Gains on debt repurchases	—	—	—	145	—	145	—	—	—	145
Other income (loss)	—	33	—	15	—	48	(743)	159 (5)	(584)	(536)

Total other income (loss)	46	1,202	90	160	(670)	828	(743)	159	(584)	244
Expenses:
Direct operating expenses	265	364	702	12	(670)	673	—	—	—	673
Overhead expenses	—	—	—	224	—	224	—	—	—	224

Operating expenses	265	364	702	236	(670)	897	—	—	—	897
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	27	27	27
Restructuring expenses	3	3	—	5	—	11	—	—	—	11

Total expenses	268	367	702	241	(670)	908	—	27	27	935

Income (loss) from continuing operations, before income tax expense (benefit)	436	842	480	(100)	—	1,658	—	(221)	(221)	1,437
Income tax expense (benefit)(3)	157	303	173	(36)	—	597	—	(99)	(99)	498

Net income (loss) from continuing operations	279	539	307	(64)	—	1,061	—	(122)	(122)	939
Income (loss) from discontinued operations, net of tax expense (benefit)	(2)	—	—	1	—	(1)	—	(1)	(1)	(2)

Net income (loss)	277	539	307	(63)	—	1,060	—	(123)	(123)	937
Less: net loss attributable to noncontrolling interest	—	(2)	—	—	—	(2)	—	—	—	(2)

Net income (loss) attributable to SLM Corporation	$277	$541	$307	$(63)	$—	$1,062	$—	$(123)	$(123)	$939

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$390	$—	$390
Total other loss	(584)	—	(584)
Goodwill and acquired intangible assets impairment and amortization	—	27	27

Total “Core Earnings” adjustments to GAAP	$(194)	$(27)	(221)

Income tax benefit			(99)
Loss from discontinued operations, net of tax benefit			(1)

Net loss			$(123)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $42 million of “other derivative accounting adjustments.”

(5)	Represents the $115 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $42 million of “other derivative accounting adjustments.”

	Year Ended December 31, 2011
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$2,429	$—	$2,914	$—	$—	$5,343	$902	$(355)		$547	$5,890
Other loans	—	—	—	21	—	21	—	—		—	21
Cash and investments	9	8	5	5	(8)	19	—	—		—	19

Total interest income	2,438	8	2,919	26	(8)	5,383	902	(355)		547	5,930
Total interest expense	801	—	1,472	54	(8)	2,319	71	11	(4)	82	2,401

Net interest income (loss)	1,637	8	1,447	(28)	—	3,064	831	(366)		465	3,529
Less: provisions for loan losses	1,179	—	86	30	—	1,295	—	—		—	1,295

Net interest income (loss) after provisions for loan losses	458	8	1,361	(58)	—	1,769	831	(366)		465	2,234
Other income (loss):
Gains (losses) on sales of loans and investments	(9)	—	—	(26)	—	(35)	—	—		—	(35)
Servicing revenue	64	872	86	—	(739)	283	—	—		—	283
Contingency revenue	—	333	—	—	—	333	—	—		—	333
Gains on debt repurchases	—	—	—	64	—	64	(26)	—		(26)	38
Other income (loss)	—	69	—	20	—	89	(805)	(174	)(5)	(979)	(890)

Total other income (loss)	55	1,274	86	58	(739)	734	(831)	(174)		(1,005)	(271)
Expenses:
Direct operating expenses	291	393	772	19	(739)	736	—	—		—	736
Overhead expenses	—	—	—	269	—	269	—	—		—	269

Operating expenses	291	393	772	288	(739)	1,005	—	—		—	1,005
Goodwill and acquired intangible asset impairment and amortization expense	—	—	—	—	—	—	—	21		21	21
Restructuring expenses	3	5	1	3	—	12	—	—		—	12

Total expenses	294	398	773	291	(739)	1,017	—	21		21	1,038

Income (loss) from continuing operations, before income tax expense (benefit)	219	884	674	(291)	—	1,486	—	(561)		(561)	925
Income tax expense (benefit)(3)	81	325	248	(107)	—	547	—	(219)		(219)	328

Net income (loss) from continuing operations	138	559	426	(184)	—	939	—	(342)		(342)	597
Income (loss) from discontinued operations, net of tax expense (benefit)	(2)	5	—	34	—	37	—	(2)		(2)	35

Net income (loss)	136	564	426	(150)	—	976	—	(344)		(344)	632
Less: net loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	—		—	(1)

Net income (loss) attributable to SLM Corporation	$136	$565	$426	$(150)	$—	$977	$—	$(344)		$(344)	$633

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2011
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$465	$—	$465
Total other loss	(1,005)	—	(1,005)
Goodwill and acquired intangible assets impairment and amortization	—	21	21

Total “Core Earnings” adjustments to GAAP	$(540)	$(21)	(561)

Income tax benefit			(219)
Loss from discontinued operations, net of tax benefit			(2)

Net loss			$(344)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $(32) million of “other derivative accounting adjustments.”

(5)	Represents the $(153) million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $(32) million of “other derivative accounting adjustments.”

Differences between “Core Earnings” and GAAP

The two adjustments required to reconcile our “Core Earnings” results to our GAAP results of operations relate to differing treatments for: (1) our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and (2) the accounting for goodwill and acquired intangible assets. The following table reflects aggregate adjustments associated with these areas.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
“Core Earnings” adjustments to GAAP:
Net impact of derivative accounting	$243	$(194)	$(540)
Net impact of goodwill and acquired intangible assets	(13)	(27)	(21)
Net income tax effect	(96)	99	219
Net effect from discontinued operations	(6)	(1)	(2)

Total “Core Earnings” adjustments to GAAP	$128	$(123)	$(344)

1) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our Consumer Lending, FFELP Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria are met. We believe that our derivatives are effective economic hedges, and as such, are a critical element of our interest rate and foreign currency risk management strategy. However, some of our derivatives, primarily Floor Income Contracts and certain basis swaps, do not qualify for hedge accounting treatment and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. These gains and losses recorded in “Gains (losses) on derivative and hedging activities, net” are primarily caused by interest rate and foreign currency exchange rate volatility and changing credit spreads during the period as well as the volume and term of derivatives not receiving hedge accounting treatment.

Our Floor Income Contracts are written options that must meet more stringent requirements than other hedging relationships to achieve hedge effectiveness. Specifically, our Floor Income Contracts do not qualify for hedge accounting treatment because the pay down of principal of the student loans underlying the Floor Income embedded in those student loans does not exactly match the change in the notional amount of our written Floor Income Contracts. Additionally, the term, the interest rate index, and the interest rate index reset frequency of the Floor Income Contract can be different than that of the student loans. Under derivative accounting treatment, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The change in the value of Floor Income Contracts is primarily caused by changing interest rates that cause the amount of Floor Income earned on the underlying student loans and paid to the counterparties to vary. This is economically offset by the change in value of the student loan portfolio earning Floor Income but that offsetting change in value is not recognized. We believe the Floor Income Contracts are economic hedges because they effectively fix the amount of Floor Income earned over the contract period, thus eliminating the timing and uncertainty that changes in interest rates can have on Floor Income for that period. Therefore, for purposes of “Core Earnings,” we have removed the unrealized gains and losses related to these contracts and added back the amortization of the net premiums received on the Floor Income Contracts. The amortization of the net premiums received on the Floor Income Contracts for “Core Earnings” is reflected in student loan interest income. Under GAAP accounting, the premiums received on the Floor Income Contracts are recorded as revenue in the “gains (losses) on derivative and hedging activities, net” line item by the end of the contracts’ lives.

Basis swaps are used to convert floating rate debt from one floating interest rate index to another to better match the interest rate characteristics of the assets financed by that debt. We primarily use basis swaps to hedge our student loan assets that are primarily indexed to LIBOR or Prime (for $128 billion of our FFELP assets as of April 1, 2012, we elected to change the index from commercial paper to LIBOR; see “FFELP Loans Segment — FFELP Loans Net Interest Margin” for further discussion). The accounting for derivatives requires that when using basis swaps, the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk; however, they generally do not meet this effectiveness test because the index of the swap does not exactly match the index of the hedged assets as required for hedge accounting treatment. Additionally, some of our FFELP Loans can earn at either a variable or a fixed interest rate depending on market interest rates and therefore swaps economically hedging these FFELP Loans do not meet the criteria for hedge accounting treatment. As a result, under GAAP, these swaps are recorded at fair value with changes in fair value reflected currently in the income statement.

The table below quantifies the adjustments for the effects of derivative accounting on our net income.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
“Core Earnings” derivative adjustments:
Losses on derivative and hedging activities, net, included in other income(1)	$(268)	$(628)	$(959)
Plus: Realized losses on derivative and hedging activities, net(1)	755	743	806

Unrealized gains (losses) on derivative and hedging activities, net(2)	487	115	(153)
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(307)	(351)	(355)
Other derivative accounting adjustments(3)	63	42	(32)

Total net impact of derivative accounting(4)	$243	$(194)	$(540)

(1)

See the section titled “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains (losses) on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Floor Income Contracts	$785	$412	$(267)
Basis swaps	(14)	(66)	104
Foreign currency hedges	(248)	(199)	(32)
Other	(36)	(32)	42

Total unrealized gains (losses) on derivative and hedging activities, net	$487	$115	$(153)

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustment are reversed for “Core Earnings”; and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to student loan interest income and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(816)	$(858)	$(902)
Net settlement income on interest rate swaps reclassified to net interest income	55	115	71
Foreign exchange derivatives gains (losses) reclassified to other income		—	—
Net realized gains on terminated derivative contracts reclassified to other income	6	—	25

Total reclassifications of realized losses on derivative and hedging activities	$(755)	$(743)	$(806)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of December 31, 2013, derivative accounting has reduced GAAP equity by approximately $926 million as a result of cumulative unrealized net losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized net losses related to derivative accounting.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Beginning impact of derivative accounting on GAAP equity	$(1,080)	$(977)	$(676)
Net impact of net unrealized gains (losses) under derivative accounting(1)	154	(103)	(301)

Ending impact of derivative accounting on GAAP equity	$(926)	$(1,080)	$(977)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Total pre-tax net impact of derivative accounting recognized in net income(a)	$243	$(194)	$(540)
Tax impact of derivative accounting adjustment recognized in net income	(111)	82	208
Change in unrealized gain on derivatives, net of tax recognized in Other Comprehensive Income	22	9	31

Net impact of net unrealized gains (losses) under derivative accounting	$154	$(103)	$(301)

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective year-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of December 31, 2013, the remaining amortization term of the net floor premiums was approximately 2.5 years for existing contracts. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

	December 31,
(Dollars in millions)	2013	2012	2011
Unamortized net Floor premiums (net of tax)	$(354)	$(551)	$(772)

2) Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
“Core Earnings” goodwill and acquired intangible asset adjustments(1):
Goodwill and intangible impairment of acquired intangible assets	$—	$(9)	$—
Amortization of acquired intangible assets	(13)	(18)	(21)

Total “Core Earnings” goodwill and acquired intangible asset adjustments(1)	(13)	$(27)	$(21)

(1)	Negative amounts are subtracted from “Core Earnings” to arrive at GAAP net income and positive amounts are added to “Core Earnings” to arrive at GAAP net income.

Business Segment Earnings Summary — “Core Earnings” Basis

Consumer Lending Segment

The following table includes “Core Earnings” results for our Consumer Lending segment.

	Years Ended December 31,			% Increase (Decrease)
(Dollars in millions)	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
“Core Earnings” interest income:
Private Education Loans	$2,527	$2,481	$2,429	2%	2%
Cash and investments	7	7	9	—	(22)

Total “Core Earnings” interest income	2,534	2,488	2,438	2	2
Total “Core Earnings” interest expense	825	822	801	—	3

Net “Core Earnings” interest income	1,709	1,666	1,637	3	2
Less: provision for loan losses	787	1,008	1,179	(22)	(15)

Net “Core Earnings” interest income after provision for loan losses	922	658	458	40	44
Losses on sales of loans and investments	—	—	(9)	—	(100)
Servicing revenue	34	46	64	(26)	(28)

Total other income	34	46	55	(26)	(16)
Direct operating expenses	298	265	291	12	(9)
Restructuring and other reorganization expenses	6	3	3	100	—

Total expenses	304	268	294	13	(9)

Income before income tax expense	652	436	219	50	99
Income tax expense	239	157	81	52	94

Net income from continuing operations	413	279	138	48	102
Loss from discontinued operations, net of tax benefit	(1)	(2)	(2)	(50)	—

“Core Earnings”	$412	$277	$136	49%	104%

“Core Earnings” were $412 million in 2013, compared with $277 million in 2012 and $136 million in 2011. This increase across all years was primarily the result of lower provision for loan losses as well as an increase in net interest income.

2013 highlights compared with 2012 included:

•	Loan originations increased to $3.8 billion, up 14 percent from $3.3 billion.

•	The portfolio, net of loan loss allowance, totaled $37.5 billion at December 31, 2013, compared with $36.9 billion at December 31, 2012.

•	Net interest margin, before loan loss provision, improved to 4.16 percent, up from 4.13 percent.

•	Provision for Private Education Loan losses decreased to $787 million from $1.0 billion.

•	Delinquencies of 90 days or more (as a percentage of loans in repayment) improved to 4.1 percent, compared with 4.6 percent.

•	Loans in forbearance decreased to 3.4 percent of loans in repayment and forbearance, down from 3.5 percent.

•	The annual charge-off rate (as a percentage of loans in repayment) improved to 2.8 percent, compared with 3.4 percent.

Consumer Lending Net Interest Margin

The following table shows the Consumer Lending “Core Earnings” net interest margin along with reconciliation to the GAAP-basis Consumer Lending net interest margin before provision for loan losses.

	Years Ended December 31,
	2013	2012	2011
“Core Earnings” basis Private Education Loan yield	6.39%	6.36%	6.34%
Discount amortization	.21	.22	.23

“Core Earnings” basis Private Education Loan net yield	6.60	6.58	6.57
“Core Earnings” basis Private Education Loan cost of funds	(2.03)	(2.04)	(1.99)

“Core Earnings” basis Private Education Loan spread	4.57	4.54	4.58
“Core Earnings” basis other asset spread impact	(.41)	(.41)	(.49)

“Core Earnings” basis Consumer Lending net interest margin(1)	4.16%	4.13%	4.09%

“Core Earnings” basis Consumer Lending net interest margin(1)	4.16%	4.13%	4.09%
Adjustment for GAAP accounting treatment(2)	(.03)	(.10)	(.08)

GAAP-basis Consumer Lending net interest margin(1)	4.13%	4.03%	4.01%

(1)	The average balances of our Consumer Lending “Core Earnings” basis interest-earning assets for the respective periods are:

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Private Education Loans	$38,292	$37,691	$36,955
Other interest-earning assets	2,727	2,572	3,015

Total Consumer Lending “Core Earnings” basis interest-earning assets	$41,019	$40,263	$39,970

(2)

Represents the reclassification of periodic interest accruals on derivative contracts from net interest income to other income and other derivative accounting adjustments. For further discussion of these adjustments, see the section titled “‘Core Earnings’ — Definition and Limitations — Differences between ‘Core Earnings’ and GAAP.”

Private Education Loans Provision for Loan Losses and Charge-Offs

The following table summarizes the total Private Education Loans provision for loan losses and charge-offs.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Private Education Loan provision for loan losses	$787	$1,008	$1,179
Private Education Loan charge-offs	$878	$1,037	$1,072

In establishing the allowance for Private Education Loan losses as of December 31, 2013, we considered several factors with respect to our Private Education Loan portfolio. In particular, we continue to see improvement in credit quality and continuing positive delinquency, forbearance and charge-off trends in connection with this portfolio. Improving credit quality is seen in higher FICO scores and cosigner rates as well as a more seasoned portfolio. Total loans delinquent (as a percentage of loans in repayment) have decreased to 8.3 percent from 9.3 percent in the year-ago period. Loans greater than 90 days delinquent (as a percentage of loans in repayment) have decreased to 4.1 percent from 4.6 percent in the prior year. The charge-off rate decreased to 2.8 percent from 3.4 percent in the prior year. Loans in forbearance (as a percentage of loans in repayment and forbearance) decreased to 3.4 percent from 3.5 percent in the prior year.

Apart from the overall improvements discussed above that had the effect of reducing the provision for loan losses in 2013 compared to prior years, Private Education Loans that have defaulted between 2008 and 2013 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue to not do so. Our allowance for loan losses takes into account these potential recovery uncertainties. In the third quarter of 2013, we increased our allowance related to these potential recovery shortfalls by approximately $112 million. See the section titled “Financial Condition — Consumer Lending Portfolio Performance — Receivable for Partially Charged-Off Private Education Loans” for further discussion.

The Private Education Loan provision for loan losses was $787 million for 2013, down $221 million from the year-ago period and down $392 million from two years ago. This decline over the prior two years was a result of the overall improvement in credit quality and performance trends discussed above, leading to decreases in expected future charge-offs. This overall decrease in expected future charge-offs is the net effect of a decrease in expected future defaults less a smaller decrease in what we expect to recover on such defaults.

For a more detailed discussion of our policy for determining the collectability of Private Education Loans and maintaining our allowance for Private Education Loan losses, see the section titled “Critical Accounting Policies and Estimates — Allowance for Loan Losses.”

Other Income — Consumer Lending Segment

Servicing revenue for our Consumer Lending segment primarily includes late fees. For the years ended December 31, 2013, 2012 and 2011, servicing revenue for our Consumer Lending segment totaled $34 million, $46 million and $64 million, respectively. Included in other income for 2011 was a $9 million mark-to-market loss related to classifying our entire $12 million portfolio of non-U.S. dollar-denominated student loans as held-for-sale.

Operating Expenses — Consumer Lending Segment

Operating expenses for our Consumer Lending segment include costs incurred to originate Private Education Loans and to service and collect on our Private Education Loan portfolio. The increase in operating expenses of $33 million for 2013 compared with 2012 was primarily the result of increased loan marketing and collection activities as well as continued investments in technology. The $26 million decline from 2011 to 2012 was primarily the result of cost-cutting initiatives. Direct operating expenses as a percentage of revenues (revenues calculated as net interest income after provision plus total other income) were 31 percent, 38 percent and 57 percent in 2013, 2012 and 2011, respectively.

Business Services Segment

The following tables include “Core Earnings” results for our Business Services segment.

	Years Ended December 31,			% Increase (Decrease)
(Dollars in millions)	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Net interest income after provision	$5	$7	$8	(29)%	(13)%
Servicing revenue:
Intercompany loan servicing	530	670	739	(21)	(9)
Third-party loan servicing	142	98	82	45	20
Guarantor servicing	38	44	52	(14)	(15)
Other servicing	—	1	(1)	(100)	200

Total servicing revenue	710	813	872	(13)	(7)
Contingency revenue	420	356	333	18	7
Other Business Services revenue	34	33	69	3	(52)

Total other income	1,164	1,202	1,274	(3)	(6)
Direct operating expenses	400	364	393	10	(7)
Restructuring and other reorganization expenses	2	3	5	(33)	(40)

Total expenses	402	367	398	10	(8)

Income from continuing operations, before income tax expense	767	842	884	(9)	(5)
Income tax expense	281	303	325	(7)	(7)

Net income from continuing operations	486	539	559	(10)	(3)
Income from discontinued operations, net of tax expense	112	—	5	100	(100)

Net income	598	539	564	11	(4)
Less: net loss attributable to noncontrolling interest	(1)	(2)	(1)	(50)	100

“Core Earnings” attributable to SLM Corporation	$599	$541	$565	11%	(4)%

“Core Earnings” were $599 million for 2013, compared with $541 million and $565 million in 2012 and 2011, respectively. The increase in 2013 compared to 2012 was primarily the result of $109 million of after-tax gains from the sale of two subsidiaries in 2013 and an increase in contingency revenue which was partially offset by a decline in intercompany loan servicing fees due to a lower balance of FFELP Loans serviced. The decrease in 2012 compared to 2011 was primarily due to a $25 million gain recognized in 2011 related to the termination and replacement of a credit card affiliation contract and the lower balance of FFELP Loans serviced.

Our Business Services segment earns intercompany loan servicing fees from servicing the FFELP Loans in our FFELP Loans segment. The average balance of this portfolio was $112 billion, $134 billion and $141 billion for 2013, 2012 and 2011, respectively. The decline in the average balance of FFELP Loans outstanding along with the related intercompany loan servicing revenue from prior years is primarily the result of normal amortization of the portfolio, as well as the sale of our Residual Interests in $12 billion of securitized FFELP loans in the first half of 2013 which impacted the 2013 decline.

Third-party loan servicing income for 2013 compared with 2012 increased $44 million, primarily due to the increase in ED servicing revenue (discussed below) as well as a result of the sale of Residual Interests in FFELP Loan securitization trusts in 2013. (See the section titled “FFELP Loans Segment” for further discussion.) When we sold the Residual Interests, we retained the right to service the loans in the trusts. As such, servicing income that had previously been recorded as intercompany loan servicing income is now recognized as third-party loan servicing income. The increase from 2011 to 2012 was primarily due to the increase in ED servicing revenue.

We serviced approximately 5.7 million accounts under the ED Servicing Contract as of December 31, 2013, compared with 4.3 million accounts and 3.6 million accounts serviced at December 31, 2012 and 2011, respectively. Third-party loan servicing fees in the years ended December 31, 2013, 2012 and 2011 included $109 million, $84 million and $63 million, respectively, of servicing revenue related to the ED Servicing Contract.

At December 31, 2013, we serviced over $300 billion principal balance of student loans compared with approximately $250 billion serviced at December 31, 2012. The increase in the principal balance serviced in 2013 was primarily due to the growth in the ED serviced accounts discussed above.

Our contingency revenue consists of fees we receive for the collections of delinquent debt on behalf of third-party clients performed on a contingent basis. Contingency revenue increased $64 million in 2013 compared with 2012 and increased $23 million in 2012 compared to 2011 as a result of the higher volume of collections.

The following table presents the outstanding inventory of contingent collection receivables that our Business Services segment will collect on behalf of others. We expect the inventory of contingent collection receivables to decline over time as a result of the elimination of the FFELP.

	December 31,
(Dollars in millions)	2013	2012	2011
Contingent collection receivables:
Student loans	$13,481	$13,189	$11,553
Other	2,693	2,139	2,017

Total	$16,174	$15,328	$13,570

Other Business Services revenue is primarily transaction fees that are earned in conjunction with our rewards program from participating companies based on member purchase activity, either online or in stores, depending on the contractual arrangement with the participating company. In 2011, we terminated our credit card affiliation program with a third-party bank and concurrently entered into an affiliation program with a new bank. In terminating the old program, we recognized a $25 million gain which primarily represented prior cash advances we received that were previously recorded as deferred revenue.

In 2013, we sold our Campus Solutions business and recorded an after-tax gain of $38 million. In 2013, we sold our 529 college-savings plan administration business and recorded an after-tax gain of $71 million. The results related to these two businesses for all periods presented have been reclassified as discontinued operations and are shown on an after-tax basis.

Revenues related to services performed on FFELP Loans accounted for 77 percent, 82 percent and 82 percent of total segment revenues for the years ended December 31, 2013, 2012 and 2011, respectively.

Operating Expenses — Business Services Segment

Operating expenses for our Business Services segment primarily include costs incurred to service our FFELP Loan portfolio, third-party servicing and collection costs, and other operating costs. The increase in operating expenses of $36 million in 2013 compared with the prior year was primarily the result of an increase in our third-party servicing and collection activities as well as continued investments in technology. The decrease in operating expenses from 2011 to 2012 was primarily the result of our cost-cutting initiatives.

FFELP Loans Segment

The following table includes “Core Earnings” results for our FFELP Loans segment.

	Years Ended December 31,			% Increase (Decrease)
(Dollars in millions)	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
“Core Earnings” interest income:
FFELP Loans	$2,313	$2,744	$2,914	(16)%	(6)%
Cash and investments	6	11	5	(45)	120

Total “Core Earnings” interest income	2,319	2,755	2,919	(16)	(6)
Total “Core Earnings” interest expense	1,285	1,591	1,472	(19)	8

Net “Core Earnings” interest income	1,034	1,164	1,447	(11)	(20)
Less: provision for loan losses	52	72	86	(28)	(16)

Net “Core Earnings” interest income after provision for loan losses	982	1,092	1,361	(10)	(20)

Gains on sales of loans and investments	312	—	—	100	—
Servicing revenue	76	90	86	(16)	5

Total other income	388	90	86	331	5

Direct operating expenses	557	702	772	(21)	(9)
Restructuring and other reorganization expenses	—	—	1	—	(100)

Total expenses	557	702	773	(21)	(9)

Income from continuing operations, before income tax expense	813	480	674	69	(29)
Income tax expense	298	173	248	72	(30)

“Core Earnings”	$515	$307	$426	68%	(28)%

“Core Earnings” from the FFELP Loans segment were $515 million in 2013, compared with $307 million and $426 million in 2012 and 2011, respectively. The increase in 2013 compared with 2012 was primarily due to $312 million of gains from the sale of Residual Interests in FFELP Loan securitization trusts in 2013. The decrease in 2012 compared with 2011 was primarily due to the declining balance of FFELP Loans and a lower net interest margin as a result of an increase in the cost of funds. Key financial measures include:

•	Net interest margin of .88 percent in 2013 compared with .84 percent and .98 percent for 2012 and 2011, respectively. (See the section titled “FFELP Loans Net Interest Margin” for further discussion.)

•	The provision for loan losses continued to decline over the past two years as a result of improved credit performance.

FFELP Loans Net Interest Margin

The following table shows the FFELP Loans “Core Earnings” net interest margin along with reconciliation to the GAAP-basis FFELP Loans net interest margin.

	Years Ended December 31,
	2013	2012	2011
“Core Earnings” basis FFELP Loan yield	2.59%	2.66%	2.59%
Hedged Floor Income	.27	.26	.25
Unhedged Floor Income	.09	.11	.12
Consolidation Loan Rebate Fees	(.65)	(.67)	(.65)
Repayment Borrower Benefits	(.11)	(.13)	(.12)
Premium amortization	(.13)	(.15)	(.15)

“Core Earnings” basis FFELP Loan net yield	2.06	2.08	2.04
“Core Earnings” basis FFELP Loan cost of funds	(1.07)	(1.13)	(.98)

“Core Earnings” basis FFELP Loan spread	.99	.95	1.06
“Core Earnings” basis FFELP other asset spread impact	(.11)	(.11)	(.08)

“Core Earnings” basis FFELP Loans net interest margin(1)	.88%	.84%	.98%

“Core Earnings” basis FFELP Loans net interest margin(1)	.88%	.84%	.98%
Adjustment for GAAP accounting treatment(2)	.41	.31	.34

GAAP-basis FFELP Loans net interest margin	1.29%	1.15%	1.32%

(1)	The average balances of our FFELP “Core Earnings” basis interest-earning assets for the respective periods are:

	Years Ended December 31,
	2013	2012	2011
(Dollars in millions)
FFELP Loans	$112,152	$132,124	$143,109
Other interest-earning assets	5,013	6,619	5,194

Total FFELP “Core Earnings” basis interest-earning assets	$117,165	$138,743	$148,303

(2)

Represents the reclassification of periodic interest accruals on derivative contracts from net interest income to other income and other derivative accounting adjustments. For further discussion of these adjustments, see section titled “‘Core Earnings’ — Definition and Limitations — Differences between ‘Core Earnings’ and GAAP” above.

The decrease in the “Core Earnings” basis FFELP Loans net interest margin of 14 basis points for 2012 compared with 2011 was primarily the result of funding costs related to new unsecured and ABS debt issuances over the period being higher than the funding costs of the debt that has matured or has been repurchased during that same period. In addition, there were increased spread impacts from increases in the average balance of our other interest-earning assets. These assets are primarily securitization trust restricted cash. Our other interest-earning asset portfolio yields a negative net interest margin and as a result, when its relative weighting increases, the overall net interest margin declines.

During the fourth-quarter 2011, the Administration announced the SDCL initiative. The SDCL initiative provided an incentive to borrowers who have at least one student loan owned by ED and at least one held by a FFELP lender to consolidate the FFELP lender’s loans into the Direct Loan Program by providing a 0.25 percentage point interest rate reduction on the FFELP Loans that are eligible for consolidation. The program was available from January 17, 2012 through June 30, 2012. As a result of the SDCL initiative, borrowers consolidated approximately $5.2 billion of our FFELP Loans to ED. The consolidation of these loans resulted in the acceleration of $42 million of non-cash loan premium amortization and $8 million of non-cash debt discount amortization during 2012. This combined $50 million acceleration of non-cash amortization related to this activity reduced the FFELP Loans net interest margin by 4 basis points in 2012.

On December 23, 2011, the President signed the Consolidated Appropriations Act of 2012 into law. This law includes changes that permit FFELP lenders or beneficial holders to change the index on which the Special Allowance Payments (“SAP”) are calculated for FFELP Loans first disbursed on or after January 1, 2000. We elected to use the one-month LIBOR rate rather than the CP rate commencing on April 1, 2012 in connection with our entire $128 billion of CP indexed loans. This change will help us to better match loan yields with our financing costs. This election did not materially affect our results for 2012.

As of December 31, 2013, our FFELP Loan portfolio totaled approximately $105 billion, comprised of $40 billion of FFELP Stafford and $65 billion of FFELP Consolidation Loans. The weighted-average life of these portfolios is 4.9 years and 9.3 years, respectively, assuming a Constant Prepayment Rate (“CPR”) of 4 percent and 3 percent, respectively.

Floor Income

The following table analyzes the ability of the FFELP Loans in our portfolio to earn Floor Income after December 31, 2013 and 2012, based on interest rates as of those dates.

	December 31, 2013			December 31, 2012
(Dollars in billions)	Fixed Borrower Rate	Variable Borrower Rate	Total	Fixed Borrower Rate	Variable Borrower Rate	Total
Student loans eligible to earn Floor Income	$89.9	$13.3	$103.2	$108.6	$15.1	$123.7
Less: post-March 31, 2006 disbursed loans required to rebate Floor Income	(45.5)	(.9)	(46.4)	(57.3)	(1.0)	(58.3)
Less: economically hedged Floor Income Contracts	(31.7)	—	(31.7)	(35.2)	—	(35.2)

Student loans eligible to earn Floor Income	$12.7	$12.4	$25.1	$16.1	$14.1	$30.2

Student loans earning Floor Income	$12.7	$.6	$13.3	$16.0	$2.0	$18.0

We have sold Floor Income Contracts to hedge the potential Floor Income from specifically identified pools of FFELP Consolidation Loans that are eligible to earn Floor Income.

The following table presents a projection of the average balance of FFELP Consolidation Loans for which Fixed Rate Floor Income has been economically hedged through Floor Income Contracts for the period January 1, 2014 to June 30, 2016. The hedges related to these loans do not qualify as effective hedges.

	Years Ended December 31,
(Dollars in billions)	2014	2015	2016
Average balance of FFELP Consolidation Loans whose Floor Income is economically hedged	$28.3	$27.2	$10.4

FFELP Loans Provision for Loan Losses and Charge-Offs

The following table summarizes the total FFELP Loan provision for loan losses and charge-offs.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
FFELP Loan provision for loan losses	$52	$72	$86
FFELP Loan charge-offs	$78	$92	$78

Other Income — FFELP Loans Segment

The following table summarizes the components of “Core Earnings” other income for our FFELP Loans segment.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Gains on loans and investments	$312	$—	$—
Servicing revenue	76	90	86

Total other income, net	$388	$90	$86

Servicing revenue for our FFELP Loans segment primarily consists of customer late fees. The increase in gains on sales of loans and investments in 2013 compared to the prior years was the result of $312 million in gains from the sale of Residual Interests in FFELP Loan securitization trusts in 2013. We will continue to service the student loans in the trusts that were sold under existing agreements. The sales removed securitization trust assets of $12.5 billion and related liabilities of $12.1 billion from the balance sheet.

Operating Expenses — FFELP Loans Segment

Operating expenses for our FFELP Loans segment primarily include the contractual rates we pay to service loans in term asset-backed securitization trusts or a similar rate if a loan is not in a term financing facility (which is presented as an intercompany charge from the Business Services segment who services the loans), the fees we pay for third-party loan servicing and costs incurred to acquire loans. The intercompany revenue charged from the Business Services segment and included in those amounts was $530 million, $670 million and $739 million for the years ended December 31, 2013, 2012 and 2011, respectively. These amounts exceed the actual cost of servicing the loans.

The decrease in operating expenses of $145 million from 2013 to 2012, and $70 million from 2012 to 2011, was primarily the result of the reduction in the average outstanding balance of our FFELP Loans portfolio. Operating expenses, excluding restructuring-related asset impairments, were 50 basis points, 53 basis points and 54 basis points of average FFELP Loans for 2013, 2012 and 2011, respectively.

Other Segment

The Other segment primarily consists of the financial results related to the repurchase of debt, the corporate liquidity portfolio and all overhead. We also include results from certain, smaller wind-down and discontinued operations within this segment. These are the Purchased Paper businesses and mortgage and other loan businesses. The Other segment includes our remaining businesses that do not pertain directly to the primary segments identified above. Overhead expenses include costs related to executive management, the board of directors, accounting, finance, legal, human resources, stock-based compensation expense and certain information technology costs related to infrastructure and operations.

The following table includes “Core Earnings” results for our Other segment.

	Years Ended December 31,			% Increase (Decrease)
(Dollars in millions)	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Net interest loss after provision	$(36)	$(19)	$(58)	89%	(67)%
Losses on sales of loans and investments	(10)	—	(26)	100	(100)
Gains on debt repurchases	48	145	64	(67)	127
Other income	4	15	20	(73)	(25)

Total other income	42	160	58	(74)	176
Direct operating expenses	80	12	19	567	(37)
Overhead expenses:
Corporate overhead	116	116	161	—	(28)
Unallocated information technology costs	121	108	108	12	—

Total overhead expenses	237	224	269	6	(17)

Total operating expenses	317	236	288	34	(18)
Restructuring and other reorganization expenses	64	5	3	1,180	67

Total expenses	381	241	291	58	(17)

Loss from continuing operations, before income tax benefit	(375)	(100)	(291)	275	(66)
Income tax benefit	(138)	(36)	(107)	283	(66)

Net loss from continuing operations	(237)	(64)	(184)	270	(65)
Income from discontinued operations, net of tax expense	1	1	34	—	(97)

“Core Earnings” net loss	$(236)	$(63)	$(150)	275%	(58)%

Net Interest Loss after Provision for Loan Losses

Net interest loss after provision for loan losses includes net interest income related to our corporate liquidity portfolio as well as net interest income and provision expense related to our other loan portfolios.

Gains on Debt Repurchases

We repurchased $1.3 billion, $711 million and $894 million face amount of our debt in 2013, 2012 and 2011, respectively. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

Direct Operating Expenses — Other Segment

In the fourth quarter of 2013, we reserved $70 million for expected compliance remediation efforts relating to pending regulatory inquiries. This is the primary reason for the increase in direct operating expenses of $68 million for 2013 over the prior year.

Overhead — Other Segment

Corporate overhead is comprised of costs related to executive management, the board of directors, accounting, finance, legal, human resources and stock-based compensation expense. Unallocated information technology costs are related to infrastructure and operations. The decrease from 2011 to 2012 was primarily the result of cost-cutting initiatives.

Restructuring and Other Reorganization Expenses — Other Segment

For 2013, restructuring and other reorganization expenses were $64 million compared with $5 million and $3 million in 2012 and 2011, respectively. For 2013, these consisted of $43 million of expenses related to third-party costs incurred in connection with our previously announced plan to separate our existing organization into two, separate publicly-traded companies and $21 million related to severance costs. The $5 million and $3 million of expenses in 2012 and 2011, respectively, were related to restructuring expenses.

Financial Condition

This section provides additional information regarding the changes related to our loan portfolio assets and related liabilities as well as credit performance indicators related to our loan portfolio. Certain of these disclosures will show both GAAP-basis as well as “Core Earnings” basis disclosures. Because certain trusts were not consolidated prior to the adoption of the new consolidation accounting guidance on January 1, 2010, these trusts were treated as off-balance sheet for GAAP purposes but we considered them on-balance sheet for “Core Earnings” purposes. Subsequent to the adoption of the new consolidation accounting guidance on January 1, 2010, this difference no longer exists because all of our trusts are treated as on-balance sheet for GAAP purposes. Below and elsewhere in the document, “Core Earnings” basis disclosures include all historically (pre-January 1, 2010) off-balance sheet trusts as though they were on-balance sheet. We believe that providing “Core Earnings” basis disclosures is meaningful because when we evaluate the performance and risk characteristics of the Company we have always considered the effect of any off-balance sheet trusts as though they were on-balance sheet.

Average Balance Sheets — GAAP

The following table reflects the rates earned on interest-earning assets and paid on interest-bearing liabilities and reflects our net interest margin on a consolidated basis.

	Years Ended December 31,
	2013		2012		2011
(Dollars in millions)	Balance	Rate	Balance	Rate	Balance	Rate
Average Assets
FFELP Loans	$112,152	2.52%	$132,124	2.46%	$143,109	2.42%
Private Education Loans	38,292	6.60	37,691	6.58	36,955	6.57
Other loans	118	9.75	172	9.41	233	9.16
Cash and investments	9,305	.19	10,331	.20	10,636	.18

Total interest-earning assets	159,867	3.36%	180,318	3.20%	190,933	3.11%

Non-interest-earning assets	4,316		4,732		5,308

Total assets	$164,183		$185,050		$196,241

Average Liabilities and Equity
Short-term borrowings	$16,730	.99%	$24,831	.88%	$31,413	.89%
Long-term borrowings	138,682	1.47	151,397	1.55	156,151	1.36

Total interest-bearing liabilities	155,412	1.42%	176,228	1.45%	187,564	1.28%

Non-interest-bearing liabilities	3,385		3,837		3,679
Equity	5,386		4,985		4,998

Total liabilities and equity	$164,183		$185,050		$196,241

Net interest margin		1.98%		1.78%		1.85%

Rate/Volume Analysis — GAAP

The following rate/volume analysis shows the relative contribution of changes in interest rates and asset volumes.

	Increase (Decrease)	Change Due To(1)
(Dollars in millions)		Rate	Volume
2013 vs. 2012
Interest income	$(392)	$286	$(678)
Interest expense	(351)	(54)	(297)

Net interest income	$(41)	$344	$(385)

2012 vs. 2011
Interest income	$(161)	$175	$(336)
Interest expense	160	312	(152)

Net interest income	$(321)	$(130)	$(191)

(1)

Changes in income and expense due to both rate and volume have been allocated in proportion to the relationship of the absolute dollar amounts of the change in each. The changes in income and expense are calculated independently for each line in the table. The totals for the rate and volume columns are not the sum of the individual lines.

Summary of our Student Loan Portfolio

Ending Student Loan Balances, net

	December 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio:
In-school(1)	$742	$—	$742	$2,629	$3,371
Grace, repayment and other(2)	38,752	64,178	102,930	36,371	139,301

Total, gross	39,494	64,178	103,672	39,000	142,672
Unamortized premium/(discount)	602	433	1,035	(704)	331
Receivable for partially charged-off loans	—	—	—	1,313	1,313
Allowance for loan losses	(75)	(44)	(119)	(2,097)	(2,216)

Total student loan portfolio	$40,021	$64,567	$104,588	$37,512	$142,100

% of total FFELP	38%	62%	100%
% of total	28%	46%	74%	26%	100%

	December 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio:
In-school(1)	$1,506	$—	$1,506	$2,194	$3,700
Grace, repayment and other(2)	42,189	80,640	122,829	36,360	159,189

Total, gross	43,695	80,640	124,335	38,554	162,889
Unamortized premium/(discount)	691	745	1,436	(796)	640
Receivable for partially charged-off loans	—	—	—	1,347	1,347
Allowance for loan losses	(97)	(62)	(159)	(2,171)	(2,330)

Total student loan portfolio	$44,289	$81,323	$125,612	$36,934	$162,546

% of total FFELP	35%	65%	100%
% of total	27%	50%	77%	23%	100%

(1)	Loans for customers still attending school and are not yet required to make payments on the loan.

(2)	Includes loans in deferment or forbearance.

	December 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio	$50,440	$87,690	$138,130	$36,290	$174,420

	December 31, 2010
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio	$56,252	$92,397	$148,649	$35,656	$184,305

	December 31, 2009
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total GAAP basis, net	$52,675	$68,379	$121,054	$22,753	$143,807
Total off-balance sheet, net	5,499	14,797	20,296	12,342	32,638

Total “Core Earnings” basis	$58,174	$83,176	$141,350	$35,095	$176,445

Average Student Loan Balances (net of unamortized premium/discount)

	Year Ended December 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$42,039	$70,113	$112,152	$38,292	$150,444
% of FFELP	37%	63%	100%
% of total	28%	47%	75%	25%	100%

	Year Ended December 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$47,629	$84,495	$132,124	$37,691	$169,815
% of FFELP	36%	64%	100%
% of total	28%	50%	78%	22%	100%

	Year Ended December 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$53,163	$89,946	$143,109	$36,955	$180,064
% of FFELP	37%	63%	100%
% of total	29%	50%	79%	21%	100%

Student Loan Activity

	Year Ended December 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Beginning balance	$44,289	$81,323	$125,612	$36,934	$162,546
Acquisitions and originations	413	323	736	3,819	4,555
Capitalized interest and premium/discount amortization	1,203	1,120	2,323	756	3,079
Consolidations to third parties	(1,525)	(1,001)	(2,526)	(94)	(2,620)
Sales(1)	(102)	(12,147)	(12,249)	(61)	(12,310)
Repayments and other	(4,257)	(5,051)	(9,308)	(3,842)	(13,150)

Ending balance	$40,021	$64,567	$104,588	$37,512	$142,100

	Year Ended December 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Beginning balance	$50,440	$87,690	$138,130	$36,290	$174,420
Acquisitions and originations	2,764	903	3,667	3,386	7,053
Capitalized interest and premium/discount amortization	1,373	1,443	2,816	1,029	3,845
Consolidations to third parties	(5,049)	(2,803)	(7,852)	(73)	(7,925)
Sales	(530)	—	(530)	—	(530)
Repayments and other	(4,709)	(5,910)	(10,619)	(3,698)	(14,317)

Ending balance	$44,289	$81,323	$125,612	$36,934	$162,546

	Year Ended December 31, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Beginning balance	$56,252	$92,397	$148,649	$35,656	$184,305
Acquisitions and originations	814	802	1,616	2,942	4,558
Capitalized interest and premium/discount amortization	1,506	1,535	3,041	1,269	4,310
Consolidations to third parties	(2,741)	(1,058)	(3,799)	(69)	(3,868)
Sales	(754)	—	(754)	—	(754)
Repayments and other	(4,637)	(5,986)	(10,623)	(3,508)	(14,131)

Ending balance	$50,440	$87,690	$138,130	$36,290	$174,420

(1)	Includes $12.0 billion of student loans in connection with the sale of Residual Interests in FFELP Loan securitization trusts.

Student Loan Allowance for Loan Losses Activity

	GAAP and “Core Earnings” Basis
	December 31, 2013			December 31, 2012			December 31, 2011
(Dollars in millions)	FFELP Loans	Private Education Loans	Total Portfolio	FFELP Loans	Private Education Loans	Total Portfolio	FFELP Loans	Private Education Loans	Total Portfolio
GAAP Basis:
Beginning balance	$159	$2,171	$2,330	$187	$2,171	$2,358	$189	$2,022	$2,211
Less:
Charge-offs(1)	(78)	(878)	(956)	(92)	(1,037)	(1,129)	(78)	(1,072)	(1,150)
Student loan sales	(14)	—	(14)	(8)	—	(8)	(10)	—	(10)
Plus:
Provision for loan losses	52	787	839	72	1,008	1,080	86	1,179	1,265
Reclassification of interest reserve(2)	—	17	17	—	29	29	—	42	42

Ending balance	$119	$2,097	$2,216	$159	$2,171	$2,330	$187	$2,171	$2,358

Percent of total	5%	95%	100%	7%	93%	100%	8%	92%	100%

Troubled debt restructuring(3)	—	8,949	8,949	—	7,294	7,294	—	5,249	5,249

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, the expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Represents the recorded investment of loans classified as troubled debt restructuring.

	GAAP Basis
	December 31, 2010			December 31, 2009
(Dollars in millions)	FFELP Loans	Private Education Loans	Total Portfolio	FFELP Loans	Private Education Loans	Total Portfolio
GAAP Basis:
Beginning balance	$161	$1,443	$1,604	$138	$1,308	$1,446
Less:
Charge-offs(1)	(87)	(1,291)	(1,378)	(79)	(876)	(955)
Student loan sales	(8)	—	(8)	(4)	—	(4)
Plus:
Provision for loan losses	98	1,298	1,396	106	967	1,073
Reclassification of interest reserve(2)	—	48	48	—	44	44
Consolidation of securitization trusts(3)	25	524	549	—	—	—

Ending balance	$189	$2,022	$2,211	$161	$1,443	$1,604

	Off-Balance Sheet
	December 31, 2010			December 31, 2009
(Dollars in millions)	FFELP Loans	Private Education Loans	Total Portfolio	FFELP Loans	Private Education Loans	Total Portfolio
Off-Balance Sheet:
Beginning balance	$25	$524	$549	$27	$505	$532
Less:
Charge-offs(1)	—	—	—	(15)	(423)	(438)
Student loan sales	—	—	—	—	—	—
Plus:
Provision for loan losses	—	—	—	13	432	445
Reclassification of interest reserve(2)	—	—	—	—	10	10
Consolidation of securitization trusts(3)	(25)	(524)	(549)	—	—	—

Ending balance	$—	$—	$—	$25	$524	$549

	“Core Earnings” Basis
	December 31, 2010			December 31, 2009
(Dollars in millions)	FFELP Loans	Private Education Loans	Total Portfolio	FFELP Loans	Private Education Loans	Total Portfolio
“Core Earnings” Basis:
Balance at beginning of period	$186	$1,967	$2,153	$165	$1,813	$1,978
Less:
Charge-offs(1)	(87)	(1,291)	(1,378)	(94)	(1,299)	(1,393)
Student loan sales	(8)	—	(8)	(4)	—	(4)
Plus:
Provision for loan losses	98	1,298	1,396	119	1,399	1,518
Reclassification of interest reserve(2)	—	48	48	—	54	54

Total “Core Earnings” basis	$189	$2,022	$2,211	$186	$1,967	$2,153

Percent of total	9%	91%	100%	9%	91%	100%

Troubled debt restructuring(3)	$—	$439	$439	$—	$223	$223

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, the expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See the section titled “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Represents the recorded investment of loans identified as troubled debt restructuring.

Private Education Loan Originations

The following table summarizes our Private Education Loan originations.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Smart Option — interest only(1)	$937	$941	$881
Smart Option — fixed pay(1)	1,191	1,005	1,118
Smart Option — deferred(1)	1,599	1,319	579
Other	74	80	159

Total Private Education Loan originations	$3,801	$3,345	$2,737

(1)

Interest only, fixed pay and deferred describe the payment option while in school or in grace period. See the section titled “Consumer Lending Portfolio Performance — Private Education Loan Repayment Options” for further discussion.

Consumer Lending Portfolio Performance

Private Education Loan Delinquencies and Forbearance

The tables below present our Private Education Loan delinquency trends.

	Private Education Loan Delinquencies
	December 31,
	2013		2012		2011
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$6,528		$5,904		$6,522
Loans in forbearance(2)	1,102		1,136		1,386
Loans in repayment and percentage of each status:
Loans current	28,768	91.7%	28,575	90.7%	27,122	89.9%
Loans delinquent 31-60 days(3)	802	2.6	1,012	3.2	1,076	3.6
Loans delinquent 61-90 days(3)	513	1.6	481	1.5	520	1.6
Loans delinquent greater than 90 days(3)	1,287	4.1	1,446	4.6	1,467	4.9

Total Private Education Loans in repayment	31,370	100%	31,514	100%	30,185	100%

Total Private Education Loans, gross	39,000		38,554		38,093
Private Education Loan unamortized discount	(704)		(796)		(873)

Total Private Education Loans	38,296		37,758		37,220
Private Education Loan receivable for partially charged-off loans	1,313		1,347		1,241
Private Education Loan allowance for losses	(2,097)		(2,171)		(2,171)

Private Education Loans, net	$37,512		$36,934		$36,290

Percentage of Private Education Loans in repayment		80.4%		81.7%		79.2%

Delinquencies as a percentage of Private Education Loans in repayment		8.3%		9.3%		10.1%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.4%		3.5%		4.4%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		85.1%		78.5%		72.4%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Allowance for Private Education Loan Losses

The following table summarizes changes in the allowance for Private Education Loan losses.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Allowance at beginning of period	$2,171	$2,171	$2,022
Provision for Private Education Loan losses	787	1,008	1,179
Charge-offs(1)	(878)	(1,037)	(1,072)
Reclassification of interest reserve(2)	17	29	42

Allowance at end of period	$2,097	$2,171	$2,171

Charge-offs as a percentage of average loans in repayment	2.8%	3.4%	3.7%
Charge-offs as a percentage of average loans in repayment and forbearance	2.7%	3.2%	3.6%
Allowance as a percentage of the ending total loans	5.2%	5.4%	5.5%
Allowance as a percentage of ending loans in repayment	6.7%	6.9%	7.2%
Average coverage of charge-offs	2.4	2.1	2.0
Ending total loans(3)	$40,313	$39,901	$39,334
Average loans in repayment	$31,556	$30,750	$28,790
Ending loans in repayment	$31,370	$31,514	$30,185

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See the section titled “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

The following tables provide the detail for our traditional and non-traditional “Core Earnings” basis Private Education Loans for the respective years ended.

	December 31, 2013			December 31, 2012			December 31, 2011
(Dollars in millions)	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total
Ending total loans(1)	$36,940	$3,373	$40,313	$36,144	$3,757	$39,901	$35,233	$4,101	$39,334
Ending loans in repayment	29,083	2,287	31,370	28,930	2,584	31,514	27,467	2,718	30,185
Private Education Loan allowance for loan losses	1,592	505	2,097	1,637	534	2,171	1,542	629	2,171
Charge-offs as a percentage of average loans in repayment	2.3%	9.1%	2.8%	2.7%	10.9%	3.4%	2.8%	12.3%	3.7%
Allowance as a percentage of ending total loans	4.3%	15.0%	5.2%	4.5%	14.2%	5.4%	4.4%	15.3%	5.5%
Allowance as a percentage of ending loans in repayment	5.5%	22.1%	6.7%	5.7%	20.7%	6.9%	5.6%	23.1%	7.2%
Average coverage of charge-offs	2.4	2.3	2.4	2.2	1.9	2.1	2.1	1.9	2.0
Delinquencies as a percentage of Private Education Loans in repayment	7.2%	21.7%	8.3%	8.1%	23.4%	9.3%	8.6%	26.0%	10.1%
Delinquencies greater than 90 days as a percentage of Private Education Loans in repayment	3.5%	12.0%	4.1%	3.9%	12.6%	4.6%	4.0%	13.6%	4.9%
Loans in forbearance as a percentage of loans in repayment and forbearance	3.2%	5.5%	3.4%	3.3%	5.1%	3.5%	4.2%	6.6%	4.4%
Loans that entered repayment during the period(2)	$2,906	$81	$2,987	$3,336	$194	$3,530	$4,886	$345	$5,231
Percentage of Private Education Loans with a cosigner	70%	31%	67%	68%	30%	65%	65%	29%	62%
Average FICO at origination	729	625	722	728	624	720	726	624	717

(1)	Ending total loans represent gross Private Education Loans, plus the receivable for partially charged-off loans.

(2)	Includes loans that are required to make a payment for the first time.

	December 31, 2010			December 31, 2009
(Dollars in millions)	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total
Ending total loans(1)	$34,177	$4,395	$38,572	$33,223	$4,747	$37,970
Ending loans in repayment	25,043	2,809	27,852	21,453	2,913	24,366
Private Education Loan allowance for loan losses	1,231	791	2,022	1,056	911	1,967
Charge-offs as a percentage of average loans in repayment	3.6%	16.8%	5.0%	3.6%	21.4%	6.0%
Allowance as a percentage of ending total loans	3.6%	18.0%	5.2%	3.2%	19.2%	5.2%
Allowance as a percentage of ending loans in repayment	4.9%	28.2%	7.3%	4.9%	31.3%	8.1%
Allowance coverage of charge-offs	1.5	1.7	1.6	1.6	1.5	1.5
Delinquencies as a percentage of Private Education Loans in repayment	8.8%	27.4%	10.6%	9.5%	31.4%	12.1%
Delinquencies greater than 90 days as a percentage of Private Education Loans in repayment	4.2%	15.0%	5.3%	4.6%	17.5%	6.1%
Loans in forbearance as a percentage of loans in repayment and forbearance	4.4%	6.1%	4.6%	5.3%	7.1%	5.5%
Loans that entered repayment during the period(2)	$6,451	$553	$7,004	$6,430	$851	$7,281
Percentage of Private Education Loans with a cosigner	63%	28%	59%	61%	28%	57%
Average FICO at origination	725	623	715	725	623	713

(1)	Ending total loans represent gross Private Education Loans, plus the receivable for partially charged-off loans.

(2)	Includes loans that are required to make a payment for the first time.

As part of concluding on the adequacy of the allowance for loan losses, we review key allowance and loan metrics. The most significant of these metrics considered are the allowance coverage of charge-offs ratio; the allowance as a percentage of total loans and of loans in repayment; and delinquency and forbearance percentages.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. Private Education Loans which defaulted between 2008 and 2013 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. According to our policy, we have been charging off these periodic shortfalls in expected recoveries against our allowance for Private Education Loan losses and the related receivable for partially charged-off Private Education Loans and we will continue to do so. There was $336 million and $198 million in the allowance for Private Education Loan losses at December 31, 2013 and 2012, respectively, providing for possible additional future charge-offs related to the receivable for partially charged-off Private Education Loans (see the section titled “Consumer Lending Segment — Private Education Loan Provision for Loan Losses and Charge-Offs” for a further discussion).

The following table summarizes the activity in the receivable for partially charged-off loans.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Receivable at beginning of period	$1,347	$1,241	$1,040
Expected future recoveries of current period defaults(1)	290	351	391
Recoveries(2)	(230)	(189)	(155)
Charge-offs(3)	(94)	(56)	(35)

Receivable at end of period	1,313	1,347	1,241
Allowance for estimated recovery shortfalls(4)	(336)	(198)	(148)

Net receivable at end of period	$977	$1,149	$1,093

(1)	Represents the difference between the defaulted loan balance and our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

(4)

The allowance for estimated recovery shortfalls of the receivable for partially charged-off Private Education Loans is a component of the $2.1 billion overall allowance for Private Education Loan losses as of December 31, 2013 and $2.2 billion overall allowance for Private Education Loan losses as of December 31, 2012 and 2011, respectively.

Use of Forbearance as a Private Education Loan Collection Tool

Forbearance involves granting the customer a temporary cessation of payments (or temporary acceptance of smaller than scheduled payments) for a specified period of time. Using forbearance extends the original term of the loan. Forbearance does not grant any reduction in the total repayment obligation (principal or interest). While in forbearance status, interest continues to accrue and is capitalized to principal when the loan re-enters repayment status. Our forbearance policies include limits on the number of forbearance months granted consecutively and the total number of forbearance months granted over the life of the loan. In some instances, we require good-faith payments before granting forbearance. Exceptions to forbearance policies are permitted when such exceptions are judged to increase the likelihood of collection of the loan. Forbearance as a collection tool is used most effectively when applied based on a customer’s unique situation, including historical information and judgments. We leverage updated customer information and other decision support tools to best determine who will be granted forbearance based on our expectations as to a customer’s ability and willingness to repay their obligation. This strategy is aimed at mitigating the overall risk of the portfolio as well as encouraging cash resolution of delinquent loans.

Forbearance may be granted to customers who are exiting their grace period to provide additional time to obtain employment and income to support their obligations, or to current customers who are faced with a hardship and request forbearance time to provide temporary payment relief. In these circumstances, a customer’s loan is placed into a forbearance status in limited monthly increments and is reflected in the forbearance status at month-end during this time. At the end of their granted forbearance period, the customer will enter repayment status as current and is expected to begin making their scheduled monthly payments on a go-forward basis.

Forbearance may also be granted to customers who are delinquent in their payments. In these circumstances, the forbearance cures the delinquency and the customer is returned to a current repayment status. In more limited instances, delinquent customers will also be granted additional forbearance time.

The table below reflects the historical effectiveness of using forbearance. Our experience has shown that three years after being granted forbearance for the first time, 66 percent of the loans are current, paid in full, or receiving an in-school grace or deferment, and 20 percent have defaulted. The default experience associated with loans which utilize forbearance is considered in our allowance for loan losses. The number of loans in a forbearance status as a percentage of loans in repayment and forbearance decreased to 3.4 percent in 2013 compared with 3.5 percent in

2012. As of December 31, 2013, 1 percent of loans in current status were delinquent as of the end of the prior month, but were granted a forbearance that made them current as of December 31, 2013 (customers made payments on approximately 28 percent of these loans as a prerequisite to being granted forbearance).

Tracking by First Time in Forbearance Compared to All Loans Entering Repayment — Portfolio data through December 31, 2013
	Status distribution 36 months after being granted forbearance for the first time	Status distribution 36 months after entering repayment (all loans)	Status distribution 36 months after entering repayment for loans never entering forbearance
In-school/grace/deferment	9.7%	9.1%	5.6%
Current	51.2	59.8	67.6
Delinquent 31-60 days	3.1	2.0	.4
Delinquent 61-90 days	1.9	1.1	.1
Delinquent greater than 90 days	4.7	2.7	.3
Forbearance	3.9	3.0	—
Defaulted	20.1	11.4	7.5
Paid	5.4	10.9	18.5

Total	100%	100%	100%

The tables below show the composition and status of the Private Education Loan portfolio aged by number of months in active repayment status (months for which a scheduled monthly payment was due). As indicated in the tables, the percentage of loans that are delinquent greater than 90 days or that are in forbearance status decreases the longer the loans have been in active repayment status.

At December 31, 2013, loans in forbearance status as a percentage of loans in repayment and forbearance were 6.5 percent for loans that have been in active repayment status for less than 25 months. The percentage drops to 1.2 percent for loans that have been in active repayment status for more than 48 months. Approximately 63 percent of our Private Education Loans in forbearance status has been in active repayment status less than 25 months.

At December 31, 2013, loans in repayment that are delinquent greater than 90 days as a percentage of loans in repayment were 6.4 percent for loans that have been in active repayment status for less than 25 months. The percentage drops to 2.2 percent for loans that have been in active repayment status for more than 48 months. Approximately 49 percent of our Private Education Loans in repayment that are delinquent greater than 90 days status has been in active repayment status less than 25 months.

(Dollars in millions)	Monthly Scheduled Payments Due					Not Yet in Repayment
December 31, 2013	0 to 12	13 to 24	25 to 36	37 to 48	More than 48		Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,528	$6,528
Loans in forbearance	502	189	166	106	139	—	1,102
Loans in repayment — current	4,056	4,735	4,856	4,633	10,488	—	28,768
Loans in repayment — delinquent 31-60 days	166	167	152	121	196	—	802
Loans in repayment — delinquent 61-90 days	117	115	94	72	115	—	513
Loans in repayment — delinquent greater than 90 days	330	305	238	171	243	—	1,287

Total	$5,171	$5,511	$5,506	$5,103	$11,181	$6,528	39,000

Unamortized discount							(704)
Receivable for partially charged-off loans							1,313
Allowance for loan losses							(2,097)

Total Private Education Loans, net							$37,512

Loans in forbearance as a percentage of loans in repayment and forbearance	9.7%	3.4%	3.0%	2.1%	1.2%	—%	3.4%

Loans in repayment — delinquent greater than 90 days as a percentage of loans in repayment	7.1%	5.7%	4.5%	3.4%	2.2%	—%	4.1%

(Dollars in millions)	Monthly Scheduled Payments Due					Not Yet in Repayment
December 31, 2012	0 to 12	13 to 24	25 to 36	37 to 48	More than 48		Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$5,904	$5,904
Loans in forbearance	602	195	149	83	107	—	1,136
Loans in repayment — current	5,591	5,366	5,405	4,403	7,810	—	28,575
Loans in repayment — delinquent 31-60 days	353	189	175	116	179	—	1,012
Loans in repayment — delinquent 61-90 days	185	95	81	49	71	—	481
Loans in repayment — delinquent greater than 90 days	640	292	227	129	158	—	1,446

Total	$7,371	$6,137	$6,037	$4,780	$8,325	$5,904	38,554

Unamortized discount							(796)
Receivable for partially charged-off loans							1,347
Allowance for loan losses							(2,171)

Total Private Education Loans, net							$36,934

Loans in forbearance as a percentage of loans in repayment and forbearance	8.2%	3.2%	2.5%	1.7%	1.3%	—%	3.5%

Loans in repayment — delinquent greater than 90 days as a percentage of loans in repayment	9.5%	4.9%	3.9%	2.7%	1.9%	—%	4.6%

(Dollars in millions)	Monthly Scheduled Payments Due					Not Yet in Repayment
December 31, 2011	0 to 12	13 to 24	25 to 36	37 to 48	More than 48		Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,522	$6,522
Loans in forbearance	920	194	126	66	80	—	1,386
Loans in repayment — current	6,866	6,014	5,110	3,486	5,646	—	27,122
Loans in repayment — delinquent 31-60 days	506	212	158	83	117	—	1,076
Loans in repayment — delinquent 61-90 days	245	100	78	41	56	—	520
Loans in repayment — delinquent greater than 90 days	709	317	205	102	134	—	1,467

Total	$9,246	$6,837	$5,677	$3,778	$6,033	$6,522	38,093

Unamortized discount							(873)
Receivable for partially charged-off loans							1,241
Allowance for loan losses							(2,171)

Total Private Education Loans, net							$36,290

Loans in forbearance as a percentage of loans in repayment and forbearance	10.0%	2.8%	2.2%	1.8%	1.3%	—%	4.4%

Loans in repayment — delinquent greater than 90 days as a percentage of loans in repayment	8.5%	4.8%	3.7%	2.7%	2.3%	—%	4.9%

The table below stratifies the portfolio of Private Education Loans in forbearance by the cumulative number of months the customer has used forbearance as of the dates indicated. As detailed in the table below, there has been a continuing decline in the average months of forbearance used in our portfolio.

	December 31,
	2013		2012		2011
(Dollars in millions)	Forbearance Balance	% of Total	Forbearance Balance	% of Total	Forbearance Balance	% of Total
Cumulative number of months customer has used forbearance:
Up to 12 months	$841	76%	$883	78%	$887	64%
13 to 24 months	168	15	186	16	446	32
More than 24 months	93	9	67	6	53	4

Total	$1,102	100%	$1,136	100%	$1,386	100%

Private Education Loan Repayment Options

Certain loan programs allow customers to select from a variety of repayment options depending on their loan type and their enrollment/loan status, which include the ability to extend their repayment term or change their monthly payment. The chart below provides the optional repayment offerings in addition to the standard level principal and interest payments as of December 31, 2013.

	Loan Program
(Dollars in millions)	Signature and Other	Smart Option	Career Training	Total
$ in repayment	$22,417	$7,728	$1,225	$31,370
$ in total	$27,228	$10,500	$1,272	$39,000
Payment method by enrollment status:

In-school/grace	Deferred(1)	Deferred(1), interest-only or fixed $25/month	Interest-only or fixed $25/month

Repayment	Level principal and interest or graduated	Level principal and interest	Level principal and interest

(1)	“Deferred” includes loans for which no payments are required and interest charges are capitalized into the loan balance.

The graduated repayment program that is part of Signature and Other Loans includes an interest-only payment feature that may be selected at the option of the customer. Customers elect to participate in this program at the time they enter repayment following their grace period. This program is available to customers in repayment, after their grace period, who would like a temporary lower payment from the required principal and interest payment amount. Customers participating in this program pay monthly interest with no amortization of their principal balance for up to 48 payments after entering repayment (dependent on the loan product type). The maturity date of the loan is not extended when a customer participates in this program. As of December 31, 2013 and 2012, customers in repayment owing approximately $4.5 billion (14 percent of loans in repayment) and $6.6 billion (21 percent of loans in repayment), respectively, were enrolled in the interest-only program. Of these amounts, 9 percent and 10 percent were non-traditional loans as of December 31, 2013 and 2012, respectively.

Accrued Interest Receivable

The following table provides information regarding accrued interest receivable on our Private Education Loans. The table also discloses the amount of accrued interest on loans greater than 90 days past due as compared to our allowance for uncollectible interest. The allowance for uncollectible interest exceeds the amount of accrued interest on our 90 days past due portfolio for all periods presented.

	Accrued Interest Receivable As of December 31,
(Dollars in millions)	Total	Greater than 90 days Past Due	Allowance for Uncollectible Interest
2013	$1,023	$48	$66
2012	$904	$55	$67
2011	$1,018	$54	$72
2010	$1,271	$55	$94
2009	$1,165	$41	$96

FFELP Loan Portfolio Performance

FFELP Loan Delinquencies and Forbearance

The tables below present our FFELP Loan delinquency trends.

	FFELP Loan Delinquencies
	December 31,
	2013		2012		2011
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$13,678		$17,702		$22,887
Loans in forbearance(2)	13,490		15,902		19,575
Loans in repayment and percentage of each status:
Loans current	63,330	82.8%	75,499	83.2%	77,093	81.9%
Loans delinquent 31-60 days(3)	3,746	4.9	4,710	5.2	5,419	5.8
Loans delinquent 61-90 days(3)	2,207	2.9	2,788	3.1	3,438	3.7
Loans delinquent greater than 90 days(3)	7,221	9.4	7,734	8.5	8,231	8.6

Total FFELP Loans in repayment	76,504	100%	90,731	100%	94,181	100%

Total FFELP Loans, gross	103,672		124,335		136,643
FFELP Loan unamortized premium	1,035		1,436		1,674

Total FFELP Loans	104,707		125,771		138,317
FFELP Loan allowance for losses	(119)		(159)		(187)

FFELP Loans, net	$104,588		$125,612		$138,130

Percentage of FFELP Loans in repayment		73.8%		73.0%		68.9%

Delinquencies as a percentage of FFELP Loans in repayment		17.2%		16.8%		18.1%

FFELP Loans in forbearance as a percentage of loans in repayment and forbearance		15.0%		14.9%		17.2%

(1)

Loans for customers who may still be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation, as well as loans for customers who have requested and qualify for other permitted program deferments such as military, unemployment, or economic hardship.

(2)

Loans for customers who have used their allowable deferment time or do not qualify for deferment, that need additional time to obtain employment or who have temporarily ceased making full payments due to hardship or other factors.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Allowance for FFELP Loan Losses

The following table summarizes changes in the allowance for FFELP Loan losses.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Allowance at beginning of period	$159	$187	$189
Provision for FFELP Loan losses	52	72	86
Charge-offs	(78)	(92)	(78)
Student loan sales	(14)	(8)	(10)

Allowance at end of period	$119	$159	$187

Charge-offs as a percentage of average loans in repayment	.10%	.10%	.08%
Charge-offs as a percentage of average loans in repayment and forbearance	.08%	.08%	.07%
Allowance as a percentage of the ending total loans, gross	.12%	.13%	.14%
Allowance as a percentage of ending loans in repayment	.16%	.18%	.20%
Allowance coverage of charge-offs	1.5	1.7	2.4
Ending total loans, gross	$103,672	$124,335	$136,643
Average loans in repayment	$80,822	$91,653	$94,359
Ending loans in repayment	$76,504	$90,731	$94,181

Liquidity and Capital Resources

Funding and Liquidity Risk Management

The following “Liquidity and Capital Resources” discussion concentrates on our Consumer Lending and FFELP Loans segments. Our Business Services and Other segments require minimal capital and funding. While the following discussion is based on our historical liquidity and capital resources and practices, it should be noted that following the separation and distribution Sallie Mae Bank will become part of SLM BankCo and Navient will neither originate Private Education Loans nor have bank deposits.

We define liquidity risk as the potential inability to meet our obligations when they become due without incurring unacceptable losses, such as the ability to fund liability maturities and deposit withdrawals, or invest in future asset growth and business operations at reasonable market rates, as well as the potential inability to fund Private Education Loan originations. Our three primary liquidity needs include our ongoing ability to meet our funding needs for our businesses throughout market cycles, including during periods of financial stress and to avoid any mismatch between the maturity of assets and liabilities, our ongoing ability to fund originations of Private Education Loans and servicing our indebtedness and bank deposits. To achieve these objectives we analyze and monitor our liquidity needs, maintain excess liquidity and access diverse funding sources including the issuance of unsecured debt, the issuance of secured debt primarily through asset-backed securitizations and/or other financing facilities and through deposits at Sallie Mae Bank.

We define liquidity as cash and high-quality liquid securities that we can use to meet our funding requirements. Our primary liquidity risk relates to our ability to fund new originations and raise replacement funding at a reasonable cost as our unsecured debt and bank deposits mature. In addition, we must continue to obtain funding at reasonable rates to meet our other business obligations and to continue to grow our business. Key risks associated with our liquidity relate to our ability to access the capital markets and bank deposits and access them at reasonable rates. This ability may be affected by our credit ratings, as well as the overall availability of funding sources in the marketplace. In addition, credit ratings may be important to customers or counterparties when we compete in certain markets and when we seek to engage in certain transactions, including over-the-counter derivatives.

Credit ratings and outlooks are opinions subject to ongoing review by the ratings agencies and may change from time to time based on our financial performance, industry dynamics and other factors. Other factors that influence our credit ratings include the ratings agencies’ assessment of the general operating environment, our relative positions in the markets in which we compete, reputation, liquidity position, the level and volatility of earnings, corporate governance and risk management policies, capital position and capital management practices. A negative change in our credit rating could have a negative effect on our liquidity because it would raise the cost and availability of funding and potentially require additional cash collateral or restrict cash currently held as collateral on existing borrowings or derivative collateral arrangements. It is our objective to improve our credit ratings so that we can continue to efficiently access the capital markets even in difficult economic and market conditions.

We have unsecured debt that totaled, as of December 31, 2013, approximately $18.3 billion. In connection with the May 28, 2013 announcement of the proposed separation and distribution, three rating agencies took negative ratings actions with regard to our long-term unsecured debt ratings. Fitch lowered its senior unsecured long-term debt rating one notch to BB+, one notch below its investment grade, and also placed its rating on negative watch. Moody’s and S&P placed their ratings on our senior unsecured long-term debt on review and watch, respectively, for possible downgrade. Moody’s current rating is Ba1, one notch below its investment grade, and S&P’s rating is BBB-, its lowest investment grade. Fitch and S&P indicated that if the separation and distribution occurs as planned, they expect to further lower their ratings by one notch and up to two notches, respectively. As a result of Fitch’s action, two of the three credit rating agencies now rate our long-term unsecured debt at below investment grade such that we are no longer considered an investment grade issuer. Whereas we had previously been included in the Investment Grade Index, we are now included in the High Yield Index. This has resulted in a higher cost of funds for us, and our senior unsecured debt to trade with greater volatility.

The negative actions taken by the credit rating agencies were based on concerns that the separation and distribution will have a negative impact on the holders of our senior unsecured debt. According to their ratings reports, these concerns primarily focus on Navient’s lack of future Private Education originations and related servicing income, the loss of access to the earnings, cash flow, equity and potential market value of Sallie Mae Bank, the run-off of the FFELP Loan portfolio and strategic uncertainty as to the source of incremental earnings and cash flow to replace that in run-off, and an expected increase in our cost of accessing the unsecured debt markets, including for refinancing purposes.

We expect to fund our ongoing liquidity needs, including the origination of new Private Education Loans and the repayment of $2.2 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash and investment portfolio, the issuance of additional bank deposits and unsecured debt, the predictable operating cash flows provided by earnings, the repayment of principal on unencumbered student loan assets and the distributions from our securitization trusts (including servicing fees which are priority payments within the trusts). We may also draw down on our secured FFELP facilities; we may also issue term ABS.

Currently, new Private Education Loan originations are initially funded through deposits and subsequently securitized to term. We have $2.3 billion of cash at Sallie Mae Bank as of December 31, 2013 available to fund future originations. We no longer originate FFELP Loans and therefore no longer have liquidity requirements for new FFELP Loan originations, but will continue to opportunistically purchase FFELP Loan portfolios from others. Following the separation and distribution of Navient, Sallie Mae Bank will be a subsidiary of SLM BankCo and Navient will no longer originate Private Education Loans or engage in banking services, including deposit taking. Our primary liquidity needs at that time will continue to be to fund our business activities, which are expected to include opportunistic acquisitions of portfolios of FFELP Loans and, subject to our non-competition arrangements with SLM BankCo, Private Education Loans, and to service our indebtedness. We will continue to seek to maintain excess liquidity and access diverse funding sources, including by the issuance of unsecured debt, the issuance of secured debt primarily through asset backed securitizations and possible draw downs on our secured FFELP facilities. We also held, at December 31, 2013, $3.0 billion in cash and liquid investments outside of Sallie Mae Bank that may be used to fund our businesses.

Sources of Liquidity and Available Capacity

Ending Balances

	December 31,
(Dollars in millions)	2013	2012
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$3,015	$2,376
Sallie Mae Bank(1)	2,284	1,598

Total unrestricted cash and liquid investments	$5,299	$3,974

Unencumbered FFELP Loans:
Holding Company and other non-bank subsidiaries	$1,259	$612
Sallie Mae Bank	1,425	1,044

Total unencumbered FFELP Loans	$2,684	$1,656

(1)	This amount will be used primarily to originate or acquire student loans at Sallie Mae Bank. See discussion below on restrictions on Sallie Mae Bank to pay dividends.

Average Balances

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$2,475	$2,386	$2,474
Sallie Mae Bank(1)	$1,582	913	1,244

Total unrestricted cash and liquid investments	$4,057	3,299	$3,718

Unencumbered FFELP Loans:
Holding Company and other non-bank subsidiaries	$837	$691	$1,201
Sallie Mae Bank	1,141	527	198

Total unencumbered FFELP Loans	$1,978	$1,218	$1,399

(1)	This amount will be used primarily to originate or acquire student loans at Sallie Mae Bank. See discussion below on restrictions on Sallie Mae Bank to pay dividends.

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan — other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of December 31, 2013 and 2012, the maximum additional capacity under these facilities was $10.6 billion and $11.8 billion, respectively. For the year ended December 31, 2013 and 2012, the average maximum additional capacity under these facilities was $11.1 billion and $11.3 billion, respectively.

We also hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. Total unencumbered student loans, net, comprised $13.9 billion of our unencumbered assets of which $11.2 billion and $2.7 billion related to Private Education Loans, net and FFELP Loans, net, respectively. At December 31, 2013, we had a total of $23.8 billion of unencumbered assets inclusive of those described above as sources of primary liquidity and exclusive of goodwill and acquired intangible assets.

Sallie Mae Bank’s ability to pay dividends is subject to the laws of Utah and the regulations of the FDIC. Generally, under Utah’s industrial bank laws and regulations as well as FDIC regulations, Sallie Mae Bank may pay dividends from its net profits without regulatory approval if, following the payment of the dividend, Sallie Mae Bank’s capital and surplus would not be impaired. While applicable Utah and FDIC regulations differ in approach as to determinations of impairment of capital and surplus, neither method of determination has historically required Sallie Mae Bank to obtain consent to the payment of dividends. For the years ended December 31, 2013 and 2012, Sallie Mae Bank paid dividends of $120 million and $420 million, respectively. In connection with the separation and distribution of Navient, Sallie Mae Bank will be a subsidiary of SLM BankCo and hence will no longer pay dividends to Navient.

In addition to the foregoing, Sallie Mae Bank’s annual business plans are periodically reviewed by the FDIC. Recently the FDIC expressed its objection to the payment of dividends from Sallie Mae Bank to us prior to the completion of the separation and distribution. The bases for the objection are unrelated to the current capitalization of Sallie Mae Bank or the results of its operations. The FDIC has stated its preference that Sallie Mae Bank refrain from making periodic dividends to us for any reason other than the payment of the normal quarterly cash dividend to holders of Existing SLM’s two series of preferred stock until all terms of the pending formal enforcement action with the FDIC are resolved and the separation and distribution have been completed. Sallie Mae Bank does not expect to declare such a dividend prior to the occurrence of the separation and distribution and not doing so will not materially or adversely affect the financial condition, operations or liquidity of our company and its subsidiaries taken as a whole.

The following table reconciles encumbered and unencumbered assets and their net impact on total tangible equity.

(Dollars in billions)	December 31,
	2013	2012
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.6	$6.6
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	6.7	6.6
Tangible unencumbered assets — Holding Company and other non-bank subsidiaries(1)	13.1	12.6
Tangible unencumbered assets — Sallie Mae Bank(1)	10.7	8.6
Unsecured debt	(27.9)	(26.7)
Mark-to-market on unsecured hedged debt(2)	(.8)	(1.7)
Other liabilities, net	(1.2)	(1.4)

Total tangible equity	$5.2	$4.6

(1)	Excludes goodwill and acquired intangible assets.

(2)

At December 31, 2013 and December 31, 2012, there were $612 million and $1.4 billion, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.

2013 Financing Transactions

During 2013, we issued $6.5 billion in FFELP ABS, $3.1 billion in Private Education Loan ABS and $3.75 billion in unsecured bonds.

On June 10, 2013, we closed on a new $6.8 billion credit facility that matures in June 2014 to facilitate the term securitization of FFELP Loans. The facility was used in June 2013 to refinance all of the FFELP Loans previously financed through the ED Conduit Program. As a result, we ended our participation in the ED Conduit Program.

On July 17, 2013, we closed on a $1.1 billion asset-backed borrowing facility that matures on August 15, 2015. The facility was used to fund the call and redemption of our SLM 2009-D Private Education Loan Trust ABS, which occurred on August 15, 2013.

Shareholder Distributions

On February 5, 2013, we increased our quarterly dividend on our common stock from $0.125 per common share to $0.15 per common share. We paid our quarterly dividend on March 15, 2013, June 21, 2013, September 20, 2013 and December 20, 2013. In 2013, the board of directors authorized a share repurchase program in total of $800 million for our outstanding common stock. The program does not have an expiration date. During 2013, we repurchased 27 million shares of common stock for an aggregate purchase price of $600 million. In 2012, we repurchased 58 million shares at an aggregate price of $900 million.

2013 Sales of FFELP Loan Securitization Trust Residual Interests

On February 13, 2013, we sold the Residual Interest in a FFELP Loan securitization trust to a third party. We will continue to service the student loans in the trust under existing agreements. The sale removed securitization trust assets of $3.82 billion and related liabilities of $3.68 billion from our balance sheet.

On April 11, 2013, we sold the Residual Interest in a FFELP Loan securitization trust to a third party. We will continue to service the student loans in the trust under existing agreements. The sale removed securitization trust assets of $2.03 billion and related liabilities of $1.99 billion from our balance sheet.

On June 13, 2013, we sold the three Residual Interests in FFELP Loan securitization trusts to a third party. We will continue to service the student loans in the trusts under existing agreements. The sale removed securitization trust assets of $6.60 billion and related liabilities of $6.42 billion from our balance sheet.

Recent First-Quarter 2014 Transactions

On January 10, 2014, we closed on a new $8 billion asset-backed commercial paper (“ABCP”) facility that matures in January 2016. This facility replaces an existing $5.5 billion FFELP ABCP facility which was retired in January 2014. The additional $2.5 billion will be available for FFELP acquisition or refinancing. The maximum amount that can be financed steps down to $7 billion in March 2015. The new facility’s maturity date is January 8, 2016.

Counterparty Exposure

Counterparty exposure related to financial instruments arises from the risk that a lending, investment or derivative counterparty will not be able to meet its obligations to us. Risks associated with our lending portfolio are discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Consumer Lending Portfolio Performance” and “— FFELP Loan Portfolio Performance.”

Our investment portfolio is composed of very short-term securities issued by a diversified group of highly rated issuers, limiting our counterparty exposure. Additionally, our investing activity is governed by board of director approved limits on the amount that is allowed to be invested with any one issuer based on the credit rating of the issuer, further minimizing our counterparty exposure. Counterparty credit risk is considered when valuing investments and considering impairment.

Related to derivative transactions, protection against counterparty risk is generally provided by International Swaps and Derivatives Association, Inc. (“ISDA”) Credit Support Annexes (“CSAs”). CSAs require a counterparty to post collateral if a potential default would expose the other party to a loss. All derivative contracts entered into by SLM Corporation and Sallie Mae Bank are covered under such agreements and require collateral to be exchanged based on the net fair value of derivatives with each counterparty. Our securitization trusts require collateral in all cases if the counterparty’s credit rating is withdrawn or downgraded below a certain level. Additionally, securitizations involving foreign currency notes issued after November 2005 also require the counterparty to post collateral to the trust based on the fair value of the derivative, regardless of credit rating. The trusts are not required to post collateral to the counterparties. In all cases, our exposure is limited to the value of the derivative contracts in a gain position net of any collateral we are holding. We consider counterparties’ credit risk when determining the fair value of derivative positions on our exposure net of collateral.

We have liquidity exposure related to collateral movements between us and our derivative counterparties. Movements in the value of the derivatives, which are primarily affected by changes in interest rate and foreign exchange rates, may require us to return cash collateral held or may require us to access primary liquidity to post collateral to counterparties. If our credit ratings are downgraded from current levels, we may be required to segregate additional unrestricted cash collateral into restricted accounts.

The table below highlights exposure related to our derivative counterparties at December 31, 2013.

(Dollars in millions)	SLM Corporation and Sallie Mae Bank Contracts	Securitization Trust Contracts
Exposure, net of collateral(1)	$83	$968
Percent of exposure to counterparties with credit ratings below S&P AA- or Moody’s Aa3	94%	40%
Percent of exposure to counterparties with credit ratings below S&P A- or Moody’s A3	0%	0%

(1)

Our securitization trusts had total net exposure of $772 million related to financial institutions located in France; of this amount, $577 million carries a guaranty from the French government. The total exposure relates to $5.1 billion notional amount of cross-currency interest rate swaps held in our securitization trusts, of which $3.4 billion notional amount carries a guaranty from the French government. Counterparties to the cross currency interest rate swaps are required to post collateral when their credit rating is withdrawn or downgraded below a certain level. As of December 31, 2013, no collateral was required to be posted and we are not holding any collateral related to these contracts. Adjustments are made to our derivative valuations for counterparty credit risk. The adjustments made at December 31, 2013 related to derivatives with French financial institutions (including those that carry a guaranty from the French government) decreased the derivative asset value by $63 million. Credit risks for all derivative counterparties are assessed internally on a continual basis.

“Core Earnings” Basis Borrowings

The following tables present the ending balances of our “Core Earnings” basis borrowings at December 31, 2013, 2012 and 2011, and average balances and average interest rates of our “Core Earnings” basis borrowings for 2013, 2012 and 2011. The average interest rates include derivatives that are economically hedging the underlying debt but do not qualify for hedge accounting treatment. See “‘Core Earnings’ —Definition and Limitations —Differences between ‘Core Earnings’ and GAAP — Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities.”

Ending Balances

	December 31, 2013			December 31, 2012			December 31, 2011
(Dollars in millions)	Short Term	Long Term	Total	Short Term	Long Term	Total	Short Term	Long Term	Total
Unsecured borrowings:
Senior unsecured debt	$2,213	$16,056	$18,269	$2,319	$15,446	$17,765	$1,801	$15,199	$17,000
Bank deposits	6,133	2,807	8,940	4,226	3,088	7,314	3,856	1,956	5,812
Other(1)	691	—	691	1,609	—	1,609	1,329	—	1,329

Total unsecured borrowings	9,037	18,863	27,900	8,154	18,534	26,688	6,986	17,155	24,141

Secured borrowings:
FFELP Loan securitizations	—	90,756	90,756	—	105,525	105,525	—	107,905	107,905
Private Education Loan securitizations	—	18,835	18,835	—	19,656	19,656	—	19,297	19,297
FFELP Loan — other facilities	4,715	5,311	10,026	11,651	4,827	16,478	22,523	5,361	27,884
Private Education Loan — other facilities	—	843	843	—	1,070	1,070	—	1,992	1,992

Total secured borrowings	4,715	115,745	120,460	11,651	131,078	142,729	22,523	134,555	157,078

Total “Core Earnings” basis	13,752	134,608	148,360	19,805	149,612	169,417	29,509	151,710	181,219
Hedge accounting adjustments	43	2,040	2,083	51	2,789	2,840	64	2,683	2,747

Total GAAP basis	$13,795	$136,648	$150,443	$19,856	$152,401	$172,257	$29,573	$154,393	$183,966

(1)	“Other” primarily consists of the obligation to return cash collateral held related to derivative exposure.

Secured borrowings comprised 81 percent and 84 percent of our “Core Earnings” basis debt outstanding at December 31, 2013 and December 31, 2012, respectively.

Average balances and interest rate

	Years Ended December 31,
	2013		2012		2011
(Dollars in millions)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Unsecured borrowings:
Senior unsecured debt	$17,893	3.27%	$18,183	2.98%	$19,562	2.34%
Bank deposits	7,709	1.14	5,753	1.43	5,344	1.96
Other(1)	1,037	.15	1,474	.21	1,187	.17

Total unsecured borrowings	26,639	2.53	25,410	2.47	26,093	2.16

Secured borrowings:
FFELP Loan securitizations	95,486	.99	106,493	1.08	110,474	.93
Private Education Loan securitizations	19,770	2.03	19,322	2.10	20,976	2.17
FFELP Loan — other facilities	12,890	.98	23,123	.97	29,749	.92
Private Education Loan — other facilities	627	1.50	1,880	1.77	272	2.08

Total secured borrowings	128,773	1.15	150,818	1.20	161,471	1.09

Total	$155,412	1.39%	$176,228	1.39%	$187,564	1.24%

“Core Earnings” average balance and rate	$155,412	1.39%	$176,228	1.39%	$187,564	1.24%
Adjustment for GAAP accounting treatment	—	.03	—	.06	—	.04

GAAP-basis average balance and rate	$155,412	1.42%	$176,228	1.45%	$187,564	1.28%

(1)	“Other” primarily consists of the obligation to return cash collateral held related to derivative exposure.

Contractual Cash Obligations

The following table provides a summary of our contractual principal obligations associated with long-term notes at December 31, 2013. For further discussion of these obligations, see “Note 6 — Borrowings” to the audited consolidated financial statements included elsewhere in this information statement.

(Dollars in millions)	1 Year or Less	1 to 3 Years	3 to 5 Years	Over 5 Years	Total
Long-term notes:
Senior unsecured debt	$—	$3,790	$4,625	$7,641	$16,056
Unsecured term bank deposits	—	1,843	964	—	2,807
Secured borrowings(1)	14,408	21,170	18,754	61,413	115,745

Total contractual cash obligations(2)	$14,408	$26,803	$24,343	$69,054	$134,608

(1)

Includes long-term beneficial interests of $109.6 billion of notes issued by consolidated VIEs in conjunction with our securitization transactions and included in long-term notes in the consolidated balance sheet. Timing of obligations is estimated based on our current projection of prepayment speeds of the securitized assets.

(2)

The aggregate principal amount of debt that matures in each period is $14.5 billion, $26.9 billion, $24.5 billion and $69.6 billion, respectively. Specifically excludes derivative market value adjustments of $2.0 billion for long-term notes. Interest obligations on notes are predominantly variable in nature, resetting monthly and quarterly based on LIBOR.

Unrecognized tax benefits were $62 million and $33 million for the years ended December 31, 2013 and 2012, respectively.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations addresses our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). “Note 2 — Significant Accounting Policies” to the audited consolidated financial statements included elsewhere in this information statement includes a summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of income and expenses during the reporting periods. Actual results may differ from these estimates under varying assumptions or conditions. On a quarterly basis, management evaluates its estimates, particularly those that include the most difficult, subjective or complex judgments and are often about matters that are inherently uncertain. The most significant judgments, estimates and assumptions relate to the following critical accounting policies that are discussed in more detail below.

Allowance for Loan Losses

In determining the allowance for loan losses on our non-TDR portfolio, we estimate the principal amount of loans that will default over the next two years (two years being the expected period between a loss event and default) and how much we expect to recover over time related to the defaulted amount. Expected defaults less our expected recoveries equal the allowance related to this portfolio. Our historical experience indicates that, on average, the time between the date that a customer experiences a default causing event (i.e., the loss trigger event) and the date that we charge off the unrecoverable portion of that loan is two years. Separately, for our TDR portfolio, we estimate an allowance amount sufficient to cover life-of-loan expected losses through an impairment calculation based on the difference between the loan’s basis and the present value of expected future cash flows (which would include life-of-loan default and recovery assumptions) discounted at the loan’s original effective interest rate. See “Allowance for Private Education Loan Losses” in “Note 2 — Significant Accounting Policies” to the audited consolidated financial statements included elsewhere in this information statement. Our TDR portfolio is comprised mostly of loans with interest rate reductions and forbearance usage greater than three months. The separate allowance estimates for our TDR and non-TDR portfolios are combined into our total allowance for Private Education Loan losses.

In estimating both the non-TDR and TDR allowance amounts, we start with historical experience of customer default behavior. We make judgments about which historical period to start with and then make further judgments about whether that historical experience is representative of future expectations and whether additional adjustments may be needed to those historical default rates. We also take the economic environment into consideration when calculating the allowance for loan losses. We analyze key economic statistics and the effect we expect them to have on future defaults. Key economic statistics analyzed as part of the allowance for loan losses are unemployment rates and other asset type delinquency rates. More judgment has been required over the last several years, compared with years prior, in light of the recent downturn in the U.S. economy and high levels of unemployment and its effect on our customers’ ability to pay their obligations.

Our allowance for loan losses is estimated using an analysis of delinquent and current accounts. Our model is used to estimate the likelihood that a loan receivable may progress through the various delinquency stages and ultimately charge off. The evaluation of the allowance for loan losses is inherently subjective, as it requires material estimates that may be susceptible to significant changes. The estimate for the allowance for loan losses is subject to a number of assumptions. If actual future performance in delinquency, charge-offs and recoveries are significantly different than estimated, this could materially affect our estimate of the allowance for loan losses and the related provision for loan losses on our income statement.

We determine the collectability of our Private Education Loan portfolio by evaluating certain risk characteristics. We consider school type, credit score (FICO), existence of a cosigner, loan status and loan seasoning as the key credit quality indicators because they have the most significant effect on our determination of the adequacy of our allowance for loan losses. The type of school customers attend can have an impact on their job prospects after graduation and therefore affects their ability to make payments. Credit scores are an indicator of the credit worthiness of a customer and the higher the credit score the more likely it is the customer will be able to make all of their contractual payments. Loan status affects the credit risk because a past due loan is more likely to result in a credit loss than an up-to-date loan. Additionally, loans in a deferred payment status have different credit risk profiles compared with those in current pay status. Loan seasoning affects credit risk because a loan with a history of making payments generally has a lower incidence of default than a loan with a history of making infrequent or no payments. The existence of a cosigner lowers the likelihood of default. We monitor and update these credit quality indicators in the analysis of the adequacy of our allowance for loan losses on a quarterly basis.

To estimate the probable credit losses incurred in the loan portfolio at the reporting date, we use historical experience of customer payment behavior in connection with the key credit quality indicators and incorporate management expectations regarding macroeconomic and collection procedure factors. Our model is based upon the most recent twelve months of actual collection experience, adjusted for seasonality, as the starting point and applies expected macroeconomic changes and collection procedure changes to estimate expected losses caused by loss events incurred as of the balance sheet date. Our model places a greater emphasis on the more recent default experience rather than the default experience for older historical periods, as we believe the recent default experience is more indicative of the probable losses incurred in the loan portfolio today. Similar to estimating defaults, we use historical customer payment behavior to estimate the timing and amount of future recoveries on charged-off loans. We use judgment in determining whether historical performance is representative of what we expect to collect in the future. We then apply the default and collection rate projections to each category of loans. Once the quantitative calculation is performed, we review the adequacy of the allowance for loan losses and determine if qualitative adjustments need to be considered. Additionally, we consider changes in laws and regulations that could potentially impact the allowance for loan losses. More judgment has been required over the last several years, compared with years prior, in light of the U.S. economy and its effect on our customers’ ability to pay their obligations. We believe that our model reflects recent customer behavior, loan performance, and collection performance, as well as expectations about economic factors.

Similar to the rules governing FFELP payment requirements, our collection policies allow for periods of nonpayment for customers requesting additional payment grace periods upon leaving school or experiencing temporary difficulty meeting payment obligations. This is referred to as forbearance status and is considered separately in our allowance for loan losses. The loss confirmation period is in alignment with our typical collection cycle and takes into account these periods of nonpayment.

Our allowance for Private Education Loan losses also provides for possible additional future charge-offs related to the receivable for partially charged-off Private Education Loans. At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. Private Education Loans which defaulted between 2008 and 2013 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. According to our policy, we have been charging off these periodic shortfalls in expected recoveries against our allowance for Private Education Loan losses and the related receivable for partially charged-off Private Education Loans and we will continue to do so.

On July 1, 2011, we adopted new guidance that clarified when a loan restructuring constitutes a TDR. In applying the new guidance we determined that certain Private Education Loans for which we grant forbearance of greater than three months should be classified as troubled debt restructurings. If a loan meets the criteria for troubled debt accounting then an allowance for loan losses is established which represents the present value of the losses that are expected to occur over the remaining life of the loan. This accounting results in a higher allowance for loan losses than our previously established allowance for these loans as our previous allowance for these loans represented an estimate of charge-offs expected to occur over the next two years (two years being our loss confirmation period). The new accounting guidance was effective as of July 1, 2011 but was required to be applied retrospectively to January 1, 2011. This resulted in $124 million of additional provision for loan losses in the third quarter of 2011 from approximately $3.8 billion of student loans being classified as troubled debt restructurings. This new accounting guidance is only applied to certain customers who use their fourth or greater month of forbearance during the time period this new guidance is effective. This new accounting guidance has the effect of accelerating the recognition of expected losses related to our Private Education Loan portfolio. The increase in the provision for losses as a result of this new accounting guidance does not reflect a decrease in credit expectations of the portfolio or an increase in the expected life-of-loan losses related to this portfolio. We believe forbearance is an accepted and effective collections and risk management tool for Private Education Loans. We plan to continue to use forbearance and as a result, we expect to have additional loans classified as troubled debt restructurings in the future. See “Note 4 — Allowance for Loan Losses” to the audited consolidated financial statements included elsewhere in the information statement for a further discussion on the use of forbearance as a collection tool.

FFELP Loans are insured as to their principal and accrued interest in the event of default subject to a Risk Sharing level based on the date of loan disbursement. These insurance obligations are supported by contractual rights against the United States. For loans disbursed after October 1, 1993, and before July 1, 2006, we receive 98 percent reimbursement on all qualifying default claims. For loans disbursed on or after July 1, 2006, we receive 97 percent reimbursement. For loans disbursed prior to October 1, 1993, we receive 100 percent reimbursement.

The allowance for FFELP Loan losses uses historical experience of customer default behavior and a two year loss confirmation period to estimate the credit losses incurred in the loan portfolio at the reporting date. We apply the default rate projections, net of applicable Risk Sharing, to each category for the current period to perform our quantitative calculation. Once the quantitative calculation is performed, we review the adequacy of the allowance for loan losses and determine if qualitative adjustments need to be considered.

Premium and Discount Amortization

The most judgmental estimate for premium and discount amortization on student loans is the Constant Prepayment Rate (“CPR”), which measures the rate at which loans in the portfolio pay down principal compared to their stated terms. Loan consolidation, default, term extension and other prepayment factors affecting our CPR estimates are affected by changes in our business strategy, changes in our competitor’s business strategies, legislative changes, interest rates and changes to the current economic and credit environment. When we determine the CPR we begin with historical prepayment rates due to consolidation activity, defaults, payoffs and term extensions from the utilization of forbearance. We make judgments about which historical period to start with and then make further judgments about whether that historical experience is representative of future expectations and whether additional adjustment may be needed to those historical prepayment rates.

In the past the consolidation of FFELP Loans and Private Education Loans significantly affected our CPRs and updating those assumptions often resulted in material adjustments to our amortization expense. As a result of the passage of HCERA in 2010, there is no longer the ability to consolidate under the FFELP. As a result, we do not expect to consolidate FFELP Loans in the future and do not currently expect others to actively consolidate our FFELP Loans. As a result, we expect CPRs related to our FFELP Loans to remain relatively stable over time. See “Business Segment Earnings Summary — ‘Core Earnings’ Basis — FFELP Loans Segment”, for discussion of the impact of the SDCL in 2012. We expect that in the future both we and our competitors will begin to consolidate Private Education Loans. This is built into the CPR assumption we use for Private Education Loans. However, it is difficult to accurately project the timing and level at which this consolidation activity will begin and our assumption may need to be updated by a material amount in the future based on changes in the economy and marketplace. The level of defaults is a significant component of our FFELP Loan and Private Education Loan CPR. This component of the FFELP Loan and Private Education Loan CPR is estimated in the same manner as discussed in “Critical Accounting Policies and Estimates — Allowance for Loan Losses” — the only difference is for premium and discount amortization purposes the estimate of defaults is a life-of-loan estimate whereas for allowance for loan losses it is a two-year estimate.

Fair Value Measurement

The most significant assumptions used in fair value measurements, including those related to credit and liquidity risk, are as follows:

1.	Derivatives — When determining the fair value of derivatives, we take into account counterparty credit risk for positions where we are exposed to the counterparty on a net basis by assessing exposure net of collateral held. The net exposure for each counterparty is adjusted based on market information available for that specific counterparty, including spreads from credit default swaps. Additionally, when the counterparty has exposure to us related to our derivatives, we fully collateralize the exposure, minimizing the adjustment necessary to the derivative valuations for our own credit risk. Trusts that contain derivatives are not required to post collateral to counterparties as the credit quality and securitized nature of the trusts minimizes any adjustments for the counterparty’s exposure to the trusts. Adjustments related to credit risk reduced the overall value of our derivatives by $91 million as of December 31, 2013. We also take into account changes in liquidity when determining the fair value of derivative positions. We adjusted the fair value of certain less liquid positions downward by approximately $84 million, to take into account a significant reduction in liquidity as of December 31, 2013, related primarily to basis swaps indexed to interest rate indices with inactive markets. A major indicator of market inactivity is the widening of the bid/ask spread in these markets. In general, the widening of counterparty credit spreads and reduced liquidity for derivative instruments as indicated by wider bid/ask spreads will reduce the fair value of derivatives. In addition, certain cross-currency interest rate swaps hedging foreign currency denominated reset rate and amortizing notes in our trusts contain extension features that coincide with the remarketing dates of the notes. The valuation of the extension feature requires significant judgment based on internally developed inputs.

2.	Student Loans — Our FFELP Loans and Private Education Loans are accounted for at cost or at the lower of cost or fair value if the loan is held-for-sale. The fair values of our student loans are disclosed in “Note 12 — Fair Value Measurements” to the audited consolidated financial statements included elsewhere in this information statement. For both FFELP Loans and Private Education Loans accounted for at cost, fair value is determined by modeling loan level cash flows using stated terms of the assets and internally-developed assumptions to determine aggregate portfolio yield, net present value and average life. The significant assumptions used to project cash flows are prepayment speeds, default rates, cost of funds, the amount funded by debt versus equity, and required return on equity. In addition, the Floor Income component of our FFELP Loan portfolio is valued through discounted cash flow and option models using both observable market inputs and internally developed inputs. Significant inputs into the models are not generally market observable. They are either derived internally through a combination of historical experience and management’s qualitative expectation of future performance (in the case of prepayment speeds, default rates, and capital assumptions) or are obtained through external broker quotes (as in the case of cost of funds). When possible, market transactions are used to validate the model. In most cases, these are either infrequent or not observable. For FFELP Loans classified as held-for-sale and accounted for at the lower of cost or market, the fair value is based on the committed sales price of the various loan purchase programs established by ED.

For further information regarding the effect of our use of fair values on our results of operations, see “Note 12 — Fair Value Measurements” to the audited consolidated financial statements included elsewhere in this information statement.

Transfers of Financial Assets and the Variable Interest Entity (“VIE”) Consolidation Model

If we have a variable interest in a Variable Interest Entity (“VIE”) and we have determined that we are the primary beneficiary of the VIE then we will consolidate the VIE. We are considered the primary beneficiary if we have both: (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (2) the obligation to absorb losses or receive benefits of the entity that could potentially be significant to the VIE. There can be considerable judgment that has to be used as it relates to determining the primary beneficiary of the VIEs with which we are associated. There are no “bright line” tests. Rather, the assessment of who has the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and who has the obligation to absorb losses or receive benefits of the entity that could potentially be significant to the VIE can be very qualitative and judgmental in nature. However, based on our current relationship with our securitization trusts and other financing vehicles which are considered VIEs, we believe the assessment is more straightforward. As it relates to our securitized assets, we are the servicer of those securitized assets (which means we “have the power” to direct the activities of the trust) and we own the Residual Interest (which means we “have the loss and gain obligation that could potentially be significant to the VIE”) of the securitization trusts. As a result, we are the primary beneficiary of our securitization trusts and other financing vehicles. See “Note 2 — Significant Accounting Policies” to the audited consolidated financial statements included elsewhere in this information statement for further details.

In 2013, we sold Residual Interests in FFELP Loan securitization trusts to third parties. We will continue to service the student loans in the trusts under existing agreements. Prior to the sale of the Residual Interests, we had consolidated the trusts as VIEs because we had met the two criteria for consolidation. We had determined we were the primary beneficiary because (1) as servicer to the trust we had the power to direct the activities of the VIE that most significantly affected its economic performance and (2) as the residual holder of the trust, we had an obligation to absorb losses or receive benefits of the trust that could potentially be significant. Upon the sale of the Residual Interests we were no longer the residual holder, thus we determined we no longer met criterion (2) above and deconsolidated the trusts.

Derivative Accounting

The most significant judgments related to derivative accounting are: (1) concluding the derivative is an effective hedge and qualifies for hedge accounting; and (2) determining the fair value of certain derivatives and hedged items. To qualify for hedge accounting a derivative must be concluded to be a highly effective hedge upon designation and on an ongoing basis. There are no “bright line” tests on what is considered a highly effective hedge. We use a historical regression analysis to prove ongoing and prospective hedge effectiveness. Although some of our valuations are more judgmental than others, we compare the fair values of our derivatives that we calculate to those provided by our counterparties on a monthly basis. We view this as a critical control which helps validate these judgments. Any significant differences with our counterparties are identified and resolved appropriately.

Goodwill and Intangible Assets

In determining annually (or more frequently if required) whether goodwill is impaired, we first assess qualitative factors to determine whether it is “more-likely-than-not” that the fair value of a reporting unit, which is the same as or one level below a business segment, is less than its carrying amount as a basis for determining whether it is necessary to perform additional goodwill impairment testing. The “more-likely-than-not” threshold is defined as having a likelihood of more than 50 percent. If this “more-likely-than-not” threshold is met, then we will complete a quantitative goodwill impairment analysis which consists of a comparison of the fair value of the reporting unit to our carrying value, including goodwill. If the carrying value of the reporting unit exceeds the fair value, a goodwill impairment analysis will be performed to measure the amount of impairment loss, if any. If we determine that this event has occurred, we perform an analysis to determine the fair value of the business unit. There are significant judgments involved in determining the fair value of a business unit, including assumptions regarding estimates of future cash flows from existing and new business activities, customer relationships, the value of existing customer contracts, the value of other tangible and intangible assets, as well as assumptions regarding what we believe a third party would be willing to pay for all of the assets and liabilities of the business unit. This calculation requires us to estimate the appropriate discount and growth rates to apply to those projected cash flows and the appropriate control premium to apply to arrive at the final fair value. The business units for which we must estimate the fair value are not publicly-traded and often there is not comparable market data available for that individual business to aid in its valuation. We use a third-party appraisal firm to provide an opinion on the fair values we conclude upon.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Sensitivity Analysis as of December 31, 2013 and 2012

Our interest rate risk management seeks to limit the impact of short-term movements in interest rates on our results of operations and financial position. The following tables summarize the potential effect on earnings over the next twelve months and the potential effect on fair values of balance sheet assets and liabilities at December 31, 2013 and 2012, based upon a sensitivity analysis performed by management assuming a hypothetical increase in market interest rates of 100 basis points and 300 basis points while funding spreads remain constant. Additionally, as it relates to the effect on earnings, a sensitivity analysis was performed assuming the funding index increases 25 basis points while holding the asset index constant, if the funding index is different than the asset index. The earnings sensitivity is applied only to financial assets and liabilities, including hedging instruments that existed at the balance sheet date and does not take into account new assets, liabilities or hedging instruments that may arise in 2014.

	As of December 31, 2013			As of December 31, 2012
	Impact on Annual Earnings If:			Impact on Annual Earnings If:
	Interest Rates		Funding Indices	Interest Rates		Funding Indices
(Dollars in millions, except per share amounts)	Increase 100 Basis Points	Increase 300 Basis Points	Increase 25 Basis Points(1)	Increase 100 Basis Points	Increase 300 Basis Points	Increase 25 Basis Points(1)
Effect on Earnings:
Change in pre-tax net income before unrealized gains (losses) on derivative and hedging activities	$9	$93	$(238)	$(20)	$24	$(307)
Unrealized gains (losses) on derivative and hedging activities	256	427	1	463	769	(3)

Increase in net income before taxes	$265	$520	$(237)	$443	$793	$(310)

Increase in diluted earnings per common share	$.59	$1.16	$(.53)	$.92	$1.64	$(.64)

(1)	If an asset is not funded with the same index/frequency reset of the asset then it is assumed the funding index increases 25 basis points while holding the asset index constant.

	At December 31, 2013
	Fair Value	Interest Rates:
		Change from Increase of 100 Basis Points		Change from Increase of 300 Basis Points
(Dollars in millions)		$	%	$	%
Effect on Fair Values
Assets
FFELP Loans	$104,481	$(566)	(1)%	$(1,126)	(1)%
Private Education Loans	37,485	—	—	—	—
Other earning assets	9,732	—	—	(1)	—
Other assets	7,711	(278)	(4)	(435)	(6)

Total assets gain/(loss)	$159,409	$(844)	(1)%	$(1,562)	(1)%

Liabilities
Interest-bearing liabilities	$147,385	$(859)	(1)%	$(2,393)	(2)%
Other liabilities	3,458	58	2	805	23

Total liabilities (gain)/loss	$150,843	$(801)	(1)%	$(1,588)	(1)%

	At December 31, 2012
		Interest Rates:
		Change from Increase of 100 Basis Points		Change from Increase of 300 Basis Points
(Dollars in millions)	Fair Value	$	%	$	%
Effect on Fair Values:
Assets
FFELP Loans	$125,042	$(738)	(1)%	$(1,438)	(1)%
Private Education Loans	36,081	—	—	—	—
Other earning assets	9,994	—	—	(1)	—
Other assets	8,721	(560)	(6)	(1,187)	(14)%

Total assets gain/(loss)	$179,838	$(1,298)	(1)%	$(2,626)	(1)%

Liabilities
Interest-bearing liabilities	$166,071	$(829)	—%	$(2,298)	(1)%
Other liabilities	3,937	(422)	(11)	(274)	(7)

Total liabilities (gain)/loss	$170,008	$(1,251)	(1)%	$(2,572)	(2)%

A primary objective in our funding is to minimize our sensitivity to changing interest rates by generally funding our floating rate student loan portfolio with floating rate debt. However, due to the ability of some FFELP loans to earn Floor Income, we can have a fixed versus floating mismatch in funding if the student loan earns at the fixed borrower rate and the funding remains floating. In addition, we can have a mismatch in the index (including the frequency of reset) of floating rate debt versus floating rate assets.

During 2013 and 2012, certain FFELP Loans were earning Floor Income and we locked in a portion of that Floor Income through the use of Floor Income contracts. The result of these hedging transactions was to convert a portion of the fixed rate nature of student loans to variable rate, and to fix the relative spread between the student loan asset rate and the variable rate liability.

In the preceding tables, under the scenario where interest rates increase 100 and 300 basis points, the change in pre-tax net income before the unrealized gains (losses) on derivative and hedging activities is primarily due to the impact of: (i) our unhedged loans being in a fixed-rate mode due to Floor Income, while being funded with variable debt in low interest rate environments; and (ii) a portion of our variable assets being funded with fixed rate liabilities and equity. Item (i) will generally cause income to decrease when interest rates increase from a low interest rate environment, whereas item (ii) will generally offset this decrease.

Under the scenario in the tables above labeled “Impact on Annual Earnings If: Funding Indices Increase 25 Basis Points,” the main driver of the decrease in pre-tax income before unrealized gains (losses) on derivative and hedging activities in both the December 31, 2013 and December 31, 2012 analyses is the result of one-month LIBOR-indexed FFELP Loans (loans formerly indexed to commercial paper) being funded with three-month LIBOR and other non-discrete indexed liabilities. See “—Asset and Liability Funding Gap” for a further discussion. Increasing the spread between indices will also impact the unrealized gains (losses) on derivative and hedging activities as it relates to basis swaps that hedge the mismatch between the asset and funding indices.

In addition to interest rate risk addressed in the preceding tables, we are also exposed to risks related to foreign currency exchange rates. Foreign currency exchange risk is primarily the result of foreign currency denominated debt issued by us. When we issue foreign denominated corporate unsecured and securitization debt, our policy is to use cross currency interest rate swaps to swap all foreign currency denominated debt payments (fixed and floating) to U.S. dollar LIBOR using a fixed exchange rate. In the tables above, there would be an immaterial impact on earnings if exchange rates were to decrease or increase, due to the terms of the hedging instrument and hedged items matching. The balance sheet interest bearing liabilities would be affected by a change in exchange rates; however, the change would be materially offset by the cross currency interest rate swaps in other assets or other liabilities. In the current economic environment, volatility in the spread between spot and forward foreign exchange rates has resulted in material mark-to-market impacts to current-period earnings which have not been factored into the above analysis. The earnings impact is noncash, and at maturity of the instruments the cumulative mark-to-market impact will be zero.

Asset and Liability Funding Gap

The tables below present our assets and liabilities (funding) arranged by underlying indices as of December 31, 2013. In the following GAAP presentation, the funding gap only includes derivatives that qualify as effective hedges (those derivatives which are reflected in net interest margin, as opposed to those reflected in the “gains (losses) on derivatives and hedging activities, net” line on the consolidated statements of income). The difference between the asset and the funding is the funding gap for the specified index. This represents our exposure to interest rate risk in the form of basis risk and repricing risk, which is the risk that the different indices may reset at different frequencies or may not move in the same direction or at the same magnitude.

Management analyzes interest rate risk and in doing so includes all derivatives that are economically hedging our debt whether they qualify as effective hedges or not (“Core Earnings” basis). Accordingly, we are also presenting the asset and liability funding gap on a “Core Earnings” basis in the table that follows the GAAP presentation.

GAAP-Basis

Index (Dollars in billions)	Frequency of Variable Resets	Assets(1)	Funding(2)	Funding Gap
3-month Treasury bill	weekly	$5.4	$—	$5.4
Prime	annual	.6	—	.6
Prime	quarterly	4.0	—	4.0
Prime	monthly	18.9	—	18.9
Prime	daily	—	.1	(0.1)
PLUS Index	annual	.4	—	.4
3-month LIBOR	daily	—	—	—
3-month LIBOR	quarterly	—	85.1	(85.1)
1-month LIBOR	monthly	14.4	36.9	(22.5)
1-month LIBOR daily	daily	98.2	—	98.2
CMT/CPI Index	monthly/quarterly	—	1.1	(1.1)
Non-Discrete reset(3)	monthly	—	12.7	(12.7)
Non-Discrete reset(4)	daily/weekly	9.7	5.1	4.6
Fixed Rate(5)		7.9	18.5	(10.6)

Total		$159.5	$159.5	$—

(1)	FFELP Loans of $45.0 billion ($41.7 billion LIBOR index and $3.3 billion Treasury bill index) are currently earning a fixed rate of interest as a result of the low interest rate environment.

(2)	Funding (by index) includes all derivatives that qualify as hedges.

(3)	Funding consists of auction rate asset-backed securities and FFELP Loan-other facilities.

(4)

Assets include restricted and unrestricted cash equivalents and other overnight type instruments. Funding includes retail and other deposits and the obligation to return cash collateral held related to derivatives exposures.

(5)	Assets include receivables and other assets (including goodwill and acquired intangibles). Funding includes other liabilities and stockholders’ equity (excluding series B Preferred Stock).

The “Funding Gaps” in the above table are primarily interest rate mismatches in short-term indices between our assets and liabilities. We typically address this issue through the use of basis swaps that typically convert quarterly reset three-month LIBOR to other indices that are more correlated to our asset indices. These basis swaps do not qualify as effective hedges and as a result the effect on the funding index is not included in our interest margin and is therefore excluded from the GAAP presentation.

“Core Earnings” Basis

Index (Dollars in billions)	Frequency of Variable Resets	Assets(1)	Funding(2)	Funding Gap
3-month Treasury bill	weekly	$5.4	$—	$5.4
Prime	annual	.6	—	.6
Prime	quarterly	4.0	—	4.0
Prime	monthly	18.9	1.5	17.4
Prime	daily	—	.1	(0.1)
PLUS Index	annual	.4	—	0.4
3-month LIBOR	quarterly	—	69.8	(69.8)
1-month LIBOR	monthly	14.4	48.8	(34.4)
1-month LIBOR	daily	98.2	5.0	93.2
Non-Discrete reset(3)	monthly	—	12.8	(12.8)
Non-Discrete reset(4)	daily/weekly	9.7	5.1	4.6
Fixed Rate(5)		5.8	14.3	(8.5)

Total		$157.4	$157.4	$—

(1)	FFELP Loans of $13.3 billion ($13.1 billion LIBOR index and $.2 billion Treasury bill index) are currently earning a fixed rate of interest as a result of the low interest rate environment.

(2)	Funding (by index) includes all derivatives that management considers economic hedges of interest rate risk and reflects how we internally manage our interest rate exposure.

(3)	Funding consists of auction rate asset-backed securities and FFELP-other facilities.

(4)

Assets include restricted and unrestricted cash equivalents and other overnight type instruments. Funding includes retail and other deposits and the obligation to return cash collateral held related to derivatives exposures.

(5)	Assets include receivables and other assets (including goodwill and acquired intangibles). Funding includes other liabilities and stockholders’ equity (excluding series B Preferred Stock).

We use interest rate swaps and other derivatives to achieve our risk management objectives. Our asset liability management strategy is to match assets with debt (in combination with derivatives) that have the same underlying index and reset frequency or, when economical, have interest rate characteristics that we believe are highly correlated. The use of funding with index types and reset frequencies that are different from our assets exposes us to interest rate risk in the form of basis and repricing risk. This could result in our cost of funds not moving in the same direction or with the same magnitude as the yield on our assets. While we believe this risk is low, as all of these indices are short-term with rate movements that are highly correlated over a long period of time, market disruptions (which have occurred in recent years) can lead to a temporary divergence between indices resulting in a negative impact to our earnings.

Weighted Average Life

The following table reflects the weighted average life of our earning assets and liabilities at December 31, 2013.

(Averages in Years)	Weighted Average Life
Earning assets
Student loans	7.5
Other loans	7.3
Cash and investments	.1

Total earning assets	7.0

Borrowings
Short-term borrowings	.3
Long-term borrowings	6.3

Total borrowings	5.7

BUSINESS

This section assumes that all transactions in connection with the separation and distribution of Navient have been completed, and that Navient’s historical businesses activities have been operated in the same manner as they were conducted as part of Existing SLM.

Overview

Navient holds the largest portfolio of student loans issued under the FFELP. Navient is also the largest holder of Private Education Loans. Navient services and collects on these loans for its own account, as well as for loans owned by ED, numerous financial institutions, banks, credit unions and non-profit education lenders.

Private Education Loans bear the full credit risk of the customer and any cosigner and are made primarily to bridge the gap between the cost of higher education and the amount funded through financial aid, federal loans or students’ and families’ resources.

Navient further provides servicing support for guaranty agencies, which serve as intermediaries between the U.S. federal government and FFELP lenders and are responsible for paying claims on defaulted FFELP Loans. The services we provide include account maintenance, default aversion, post default collections and claim processing. In addition, Navient provides loan servicing and collection services to ED. Navient also generates revenue through collection of delinquent debt on behalf of clients on a contingent basis. These collections activities are related to education loans and other asset classes.

Navient will service and collect on SLM BankCo’s portfolio of FFELP Loans and, during a transition period, SLM BankCo’s portfolio of Private Education Loans. It is currently anticipated that Navient will continue to service Private Education Loans owned by SLM BankCo with respect to individual borrowers who also have Private Education Loans which are owned by Navient. See “Certain Relationship and Related Party Transactions.”

Navient’s goal is to maximize the cash flow generated by its education loan portfolio, including through the acquisition of additional education loans from third parties and the expansion of its loan servicing and collection businesses. The vast majority of Navient’s income will be derived, directly or indirectly, from its portfolios of education loans and the servicing and collection activities that it provides for these loans. Our FFELP Loans will amortize over the next 20 years, and the fee income we earn from providing servicing and contingent collections services on such loans will similarly decline over time.

As of December 31, 2013, on a pro forma basis, Navient’s principal assets consisted of approximately:

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$103.2 billion in FFELP Loans, which yield an average of 2.05 percent annually on a “Core Earnings” basis and have a weighted average life of 7.6 years. Approximately 85 percent of these loans were funded to term with non-recourse, long-term securitization debt through the use of securitization trusts;

•	$31.0 billion in Private Education Loans, which yield an average of 6.31 percent annually on a “Core Earnings” basis and have a weighted average life of 7.1 years;

•	$6.9 billion of other interest-earning assets, including securitization trust restricted cash;

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a leading student loan servicing platform that services loans for more than 12 million FFELP Loan, DSLP loan and Private Education Loan customers (including cosigners) including 5.7 million customer accounts serviced under Navient’s contract with ED; and

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a leading student loan contingent collection platform with an outstanding inventory of contingent collection receivables of approximately $16.2 billion, of which approximately $13.5 billion was student loans and the remainder was other debt.

In 2013, Navient sold Residual Interests in five of its FFELP Loan securitization trusts to third parties. The sales resulted in the recognition of $312 million in gains, and removed securitization trust assets of $12.5 billion and related liabilities of $12.1 billion from our balance sheet. Navient will consider additional monetization opportunities related to the Residual Interests it holds in securitization trusts. Navient will continue to service these student loans in the trusts pursuant to existing agreements.

Substantially all of Navient’s revenues are generated in the United States.

Navient was incorporated in Delaware on November 7, 2013 as New Corporation for the purpose of holding the assets and liabilities of Existing SLM’s education loan management business in connection with the separation and distribution described herein. Prior to the contribution of this business to Navient, which will be completed immediately prior to the distribution, Navient will have no operations. The address of Navient’s principal executive offices is 300 Continental Drive, Newark, Delaware 19713. Navient’s telephone number is (302) 283-8000.

Navient’s Strengths

Navient possesses a number of competitive advantages that distinguishes it from its competitors, including:

Premier servicing market share and infrastructure well-positioned for evolving marketplace. Navient is the largest servicer of education loans. It also provides account maintenance, default aversion, post default collections and claim processing to 15 of the 30 guaranty agencies that serve as the intermediary between the U.S. federal government and FFELP lenders, and are responsible for paying the claims made on defaulted FFELP Loans. Navient’s premier market share and tested servicing and collections infrastructure makes it well-positioned to expand its servicing and collections businesses to additional third-party FFELP, federal, private education and other loan portfolios.

Navient has substantial institutional knowledge and expertise in the securitization market. Sallie Mae was a pioneer in the student loan-backed securitization market and Navient continues as the largest market participant. Navient has established relationships with institutions that underwrite and invest in such securities, and has years of data to use in estimating loan default rates and expected cash flows.

Strong cash flow generation with ample debt service coverage. Navient owns the single largest portfolio of FFELP Loans. This portfolio generates steady cash flows, and Navient generally bears a maximum three percent loss exposure due to the guarantee under FFELP. Navient also owns the largest portfolio of Private Education Loans, which bear the full credit risk of the borrower and any cosigner. Navient expects that cash flows from its FFELP and Private Education Loan portfolios will significantly exceed future debt service obligations. Navient also expects to continue Sallie Mae’s policy of returning capital to stockholders through dividends and share repurchases, subject to limitations under its tax sharing agreement with SLM BankCo. See “Capital Return Policies.”

Servicing platforms that offer substantial economies of scale. Navient has internally developed and purchased technology platforms, on which it services and collects on DSLP loans for ED, on FFELP Loans for guarantor and other clients and on its own $103.2 billion portfolio of FFELP Loans and $31.0 billion portfolio of Private Education Loans (on a pro forma basis, as of December 31, 2013). Navient’s platforms are robust and scalable and will enable Navient to add additional accounts at low cost.

Strong management team with extensive industry experience. Navient’s management team has extensive experience in investing in and funding student education loan portfolios and operating student education loan servicing businesses. Our management team, led by our Chief Executive Officer Jack Remondi, includes members that have held senior executive positions at Existing SLM for many years, including in operations, financial planning, accounting, treasury, credit, collections, enterprise project management and risk management. See “Management—Executive Officers Following the Separation.”

Navient’s Strategies

Navient seeks to create value for stockholders by, among other things:

Expanding its leading education loan portfolio manager, servicer, and collection business. Navient intends to make opportunistic acquisitions of FFELP Loans, both to increase cash flow from its loan portfolio and to expand its FFELP Loan servicing business. Although by agreement Navient will not originate new Private Education Loans, prior to 2019 it will seek to purchase portfolios of Private Education Loans, subject to the limitations of its non-competition arrangement with SLM BankCo. Navient may also acquire pools of Private Education Loans from SLM BankCo, through participation in an arm’s-length bidding or auction process.

Diversifying fee revenue through expansion and growth of federal and other service contracts. Navient intends to leverage its platform to expand its servicing and collections businesses to more third party owners of education loan portfolios and guarantors, including ED.

Maintaining stable dividend and actively managing capital structure. Navient expects to have sufficient liquidity to continue Existing SLM’s current policy of returning capital to stockholders through dividends and share repurchases, without impairing its ability to service its $18.3 billion of unsecured public debt, as of December 31, 2013. See “Capital Return Policies.”

Efficiently managing expense base. Navient will continue to align its cost structure with its business operations, including by pursuing operating efficiencies in its businesses that create value for its stockholders. These initiatives will include exploring new procurement strategies as well as enhancements to its web-based customer service interface.

Maintaining access to capital markets. Upon completion of the separation and distribution, Navient will be a publicly-traded company listed on the NASDAQ. Navient expects that its significant loan portfolio, supplemented by its servicing business, will afford it the opportunity to access the debt markets when appropriate. Navient also intends to leverage its experience in the student loan-backed securitization market to continue to finance its acquisition of student loan portfolios through securitization debt.

Navient’s Approach to Assisting Students and Families in Repaying their Education Loans

Navient has a leading student loan servicing platform that services loans for more than 12 million FFELP Loan, DSLP loan and Private Education Loan customers (including cosigners), including 5.7 million customer accounts serviced under Navient’s contract with ED. Employee emphasis is placed on providing service with accuracy, courtesy, consistency and empathy. If we fall short, we make it a priority to correct our mistake, and we make it a priority to prevent it from happening again.

We understand managing repayment of education loans is critical for students to achieve their educational goals, recognize their full earning potential and develop a strong credit profile. A key indicator of future success in loan repayment is graduation. Navient encourages customers to plan for the full cost of their education to increase their likelihood of completing their course of study because we know that those who drop out or do not complete their course of study are more likely to default on their education loans.

When it comes to repaying education loans, customer success means making steady progress toward repayment, instead of falling behind on payments. Our experience has taught us that the transition from school to full repayment requires making and carrying out a financial plan. For many, this is their first borrowing experience. For new graduates, salaries grow over time, typically making payments easier to handle as their career progresses. It is also not uncommon for some to return to school, experience illness or encounter temporary interruptions in earnings.

To help customers manage these realities, Navient makes customer success and default prevention top priorities. Contact and counseling keep customers on track, and we believe we go beyond what is required in our efforts to assist customers with past-due student loan payments. That outreach pays off: approximately 90 percent of federal loan customers we reach successfully leverage the options available to them to resolve their delinquency. As a result of our outreach, the federal education loans Navient services default at rates 30 percent better than the national average.

Business Segments

We have three primary operating business segments: Business Services, FFELP Loans, Consumer Lending. A fourth segment —Other— primarily consists of financial results of our holding company, including activities related to repurchases of debt, our corporate liquidity portfolio and all overhead.

Business Services Segment

FFELP-Related Revenues

Navient is currently the largest holder, servicer and collector of loans made under the previously existing FFELP, and the majority of our income has been derived, directly or indirectly, from our portfolio of FFELP Loans and servicing we have provided for FFELP Loans. In 2010, Congress passed legislation ending the origination of education loans under FFELP. The terms and conditions of existing FFELP Loans were not affected by this legislation. Our FFELP Loan portfolio will amortize over approximately 20 years. The fee income we have earned from providing servicing and contingent collection services on such loans will similarly decline over time. We also provide servicing, loan default aversion and defaulted loans collection services on behalf of Guarantors of FFELP Loans and other institutions, including ED. With the elimination of FFELP in July 2010, these FFELP-related revenue sources will continue to decline.

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Servicing revenues from the FFELP Loans we own and manage represent intercompany charges to the FFELP Loans segment at rates paid to us by the trusts which own the loans. These fees are legally the first payment priority of the trusts and exceed the actual cost of servicing the loans. Intercompany loan servicing revenues declined to $530 million in 2013 from $670 million in 2012. Intercompany loan servicing revenues will decline as the FFELP portfolio amortizes. Prepayments of FFELP Loans could further accelerate the rate of decline.

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In 2013, we earned account maintenance fees on FFELP Loans serviced for Guarantors of $38 million, down from $44 million in 2012. These fees will continue to decline as the portfolio amortizes. Prepayments of FFELP Loans could further accelerate the rate of decline.

•

We provide default aversion, post default collections and claims processing to 15 of the 30 Guarantor agencies that serve as an intermediary between the U.S. federal government and FFELP lenders and are responsible for paying the claims made on defaulted loans. As of December 31, 2013, Navient had an outstanding inventory of contingent collection receivables of approximately $16.2 billion, of which $13.5 billion was student loans ($10.8 billion FFELP Loans and $2.7 billion DSLP Loans) and the remainder was other debt. In 2013, collection revenue from Guarantor clients totaled $303 million, compared to $264 million the prior year. As FFELP Loans are no longer originated, these revenues will generally decline over time unless we acquire additional work for Guarantor clients. The rate at which these revenues will decrease will also be affected by the Bipartisan Budget Act enacted on December 26, 2013 and effective on July 1, 2014, which reduces the amount to be paid to Guarantor agencies for defaulted FFELP Loans that are rehabilitated under Section 428F of the HEA. The precise effect of the Budget Act will depend on the decisions of our Guarantor agency clients about their continued participation in FFELP default collections, as well as by how the fee reduction is implemented by ED. We currently estimate the Budget Act will reduce fee income in 2014 by approximately $60 million.

In 2013, FFELP-related revenues accounted for 77 percent of total Business Services segment revenues compared with 82 percent for each of the previous two years. Total Business Services segment revenues were $1.16 billion for the year ended December 31, 2013 and $1.20 billion for the year ended December 31, 2012. Over the next several years, Navient’s objective is to grow or acquire additional sources of services revenue. The total amounts of these combined FFELP-related revenues, as well as the margins Navient earns from them, are significant. Navient’s ability to offset these accelerating FFELP-related revenue declines is uncertain.

Navient anticipates that with the end of new originations under the FFELP, owners of FFELP Loan portfolios, as well as Guarantors of those loans, will likely seek to reduce their FFELP servicing costs or sell those portfolios. Given the volume of FFELP Loans Navient services for its own portfolio and third parties, Navient is uniquely situated to adapt to the increasing levels of education loan-specific disclosure, compliance, servicing and collection standards which other financial institutions and servicers may not find economical to continue to support. Acquiring additional FFELP servicing volume as others sell FFELP Loan portfolios, exit existing FFELP servicing businesses or seek to find lower cost providers for those services is a key component of the current Business Services segment growth strategy, notwithstanding the discontinuation of the FFELP.

Navient will also seek to pursue acquisitions of both complementary and diversified service businesses that can expand demand for services in and beyond the education loan markets. Navient considered several such opportunities in 2013 but chose not to pursue those based on relative valuations of the companies and questions regarding their near-term returns on investment as compared to other uses for Navient’s capital resources. Future acquisitions will continue to be analyzed in the context of their relative valuations and compared to other uses of Navient’s capital resources including returning capital to stockholders.

ED Collection and Servicing Contracts

Since 1997, Navient has provided collection services on defaulted student loans to ED. The current contract runs through April 21, 2015. There are 21 other collection providers; Navient competes with 16 providers for account allocation based on quarterly performance metrics. The remaining five providers are small businesses that are ensured a particular allocation of business. As a consistent top performer, Navient’s share of allocated accounts has ranged from six percent to eight percent for this contract period. Currently, we are participating in ED’s procurement process for a new debt collection contract and expect them to announce the recipients by April 30, 2014.

Since the second quarter of 2009, we have been one of four large servicers awarded a servicing contract by ED to service DSLP federal loans owned by ED. We serviced approximately 5.7 million accounts under this DSLP servicing contract as of December 31, 2013. The DSLP servicing contract spans five years with one five-year renewal at the option of ED. In November 2013, ED gave notice to Existing SLM of its intent to exercise its five-year renewal option to extend the DSLP servicing contract. As such, we will continue to compete for DSLP servicing volume from ED with the three other large servicing companies that also have similar contracts. New account allocations for the upcoming contract year are awarded annually based on each company’s performance on five different metrics over the most recently ended contract year: defaulted borrower count, defaulted borrower dollar amount, a survey of borrowers, a survey of schools and a survey of ED personnel. Pursuant to the contract terms related to annual volume allocation of new loans, the maximum any servicer could be awarded is 40 percent of net new borrowers in that contract year. Our share of new loans serviced for ED under the contract increased to 18 percent in 2013 from 15 percent in the prior contract year as a result of our relative standing, as compared to other servicing companies, on the ED Scorecard. We earned $109 million of revenue under the contract for the year ended December 31, 2013.

To date, the DSLP servicing contract with ED has not contributed meaningful net income to us; however, the opportunity to significantly and profitably expand the services we can provide under the DSLP directly to ED or otherwise, has been an important component of the Business Services segment’s growth strategy. In fiscal year

2014, ED is projected to originate more than $112 billion in new federal education loans and spend more than $1.7 billion in contracted services. To expand the services we provide under the DSLP, we will seek to improve on the performance metrics that determine the allocation of new accounts under the servicing contract with ED.

We have generated significant volumes of work and consistently delivered high levels of objectively measurable performance under both the DSLP collection contract and the DSLP servicing contract. However, to date, the servicing contract structure has not permitted us to scale the work we are doing to achieve meaningful profitability.

Competition

Navient’s Business Services segment competes with other loan servicing companies to service and collect on existing FFELP Loans and DSLP loans disbursed under the DSLP and to provide services to guarantors. With the elimination of new loan originations under the FFELP, many competitors exited the FFELP Loan ownership and student education loan servicing market. And because Navient owns a sizable portfolio of FFELP Loans, the Business Services segment enjoys economies of scale compared to competitive providers.

In 2009, ED named four servicers, including Navient, as servicers of federally owned direct loans under the servicing contract described under “ED Collection and Servicing Contracts” above. The three other servicers under that contract with whom Navient competes for servicing volume from ED are Nelnet, Inc., Great Lakes Educational Loan Services Inc. and Pennsylvania Higher Education Assistance Agency.

FFELP Loans Segment

Navient’s FFELP Loans segment consists of its FFELP Loan portfolio and the underlying debt and capital funding the loans. We are currently the largest holder of FFELP Loans. FFELP Loans are insured or guaranteed by state or not-for-profit agencies and are also protected by contractual rights to recovery from the United States pursuant to guaranty agreements among ED and these agencies. These guarantees generally cover at least 97 percent of a FFELP Loan’s principal and accrued interest for loans disbursed. In the case of death, disability or bankruptcy of the borrower, these guarantees cover 100 percent of the loan’s principal and accrued interest. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Segment Earnings Summary — ‘Core Earnings’ Basis — FFELP Loans Segment” for a full discussion of our FFELP Loans segment. Navient’s portfolio of FFELP Loans, on a pro forma basis as of December 31, 2013, aggregated $103.2 billion. This compares to $1.4 billion in FFELP Loans, as of December 31, 2013, that were held by Sallie Mae Bank and are to be retained by SLM BankCo.

As a result of the long-term funding used in the FFELP Loan portfolio and the insurance and guarantees provided on these loans, the net interest margin recorded in the FFELP Loans segment is relatively stable and the capital we choose to retain with respect to the segment is modest. For more discussion of the FFELP and related credit support mechanisms, see Appendix B “Description of Federal Family Education Loan Program.”

Navient’s FFELP Loan portfolio will amortize over approximately 20 years. Navient’s goal is to maximize the cash flow generated by its FFELP Loan portfolio. Navient will also seek to acquire other third-party FFELP Loan portfolios to add net interest income and servicing revenue.

The HEA continues to regulate every aspect of the FFELP, including ongoing communications with borrowers and default aversion requirements. Failure to service a FFELP Loan properly could jeopardize the insurance and guarantees and federal support on these loans. The insurance and guarantees on Navient’s existing loans were not affected by the July 2010 termination of the FFELP program.

For loans disbursed before April 1, 2006, FFELP Loans generally earn interest at the higher of either the borrower rate, which is fixed over a period of time, or a floating rate based on the SAP formula set by ED. Navient generally finances FFELP Loans with floating rate debt whose interest is matched closely to the floating nature of the applicable SAP formula. If a decline in interest rates causes the borrower rate to exceed the SAP formula rate, Navient will continue to earn interest on the loan at the fixed borrower rate while the floating rate interest on Navient debt will continue to decline. The additional spread earned between the fixed borrower rate and the SAP formula rate is referred to as Floor Income.

Floor Income can be volatile as rates on the underlying debt move up and down. Navient may hedge this risk by selling Floor Income contracts which lock in the value of the Floor Income over the term of the contract. As of December 31, 2013, approximately $31.7 billion (56 percent) of Navient’s FFELP Loans eligible to earn Floor Income was economically hedged with Floor Income Contracts for approximately the next 2.5 years.

Portfolio Purchases; Competition

Navient believes there will be opportunities to purchase FFELP Loan portfolios from current FFELP participants looking to adjust their FFELP businesses. Navient competes for the purchase of FFELP Loan portfolios with banks, hedge funds and other student loan finance companies.

Consumer Lending Segment

Navient’s Consumer Lending segment consists of its Private Education Loan portfolio and servicing and the underlying debt and capital funding those loans.

Private Education Loans bear the full credit risk of the customer and any cosigner. Private Education Loans are made primarily to bridge the gap between the cost of higher education and the amount funded through financial aid, federal loans or customers’ resources. Navient earns net interest income on its Private Education Loan portfolio (after provision for loan losses) as well as servicing fees, consisting primarily of late fees. Operating expenses for this segment include costs incurred to acquire and to service our loans.

The credit risk of the Private Education Loans owned by Navient have been managed by underwriting and pricing based upon customized credit scoring criteria and the addition of qualified cosigners, which Navient expects will reduce the risk of payment interruptions and defaults on its Private Education Loan portfolio.

Navient’s portfolio of Private Education Loans has already been seasoned. The following table illustrates Navient’s loan seasoning, on a pro forma basis:

(Dollars in millions)	Monthly Scheduled Payments Due					Not Yet in Repayment	Total
December 31, 2013 Total Portfolio	0 to 12	13 to 24	25 to 36	37 to 48	More than 48
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$3,954	$3,954
Loans in forbearance	491	186	164	105	139	—	1,085
Loans in repayment — current	2,241	3,663	4,196	4,277	10,458	—	24,835
Loans in repayment —delinquent 31-60 days	155	160	145	117	196	—	773
Loans in repayment —delinquent 61-90 days	112	113	92	71	115	—	503
Loans in repayment — delinquent greater than 90 days	330	305	238	171	243	—	1,287

Total	$3,329	$4,427	$4,835	$4,741	$11,151	$3,954	$32,437

Loans in forbearance as a percentage of loans in repayment and forbearance	14.8%	4.2%	3.4%	2.2%	1.2%	0.0%	3.8%

Loans in repayment greater than 12 months as a percentage of loans in repayment							89.6%

Loan seasoning affects credit risk because a loan with a history of making payments generally has a lower incidence of default than a loan with a history of making infrequent or no payments. Based on Existing SLM’s experience, the probability of default substantially diminishes as the number of payments and years of seasoning increases.

As of December 31, 2013, on a pro forma basis, delinquencies of 90 days or more were 4.7 percent of loans in repayment; loans in forbearance were 3.8 percent of loans in repayment and forbearance; and the 2013 charge-off rate for Private Education Loans as a percentage of loans in repayment was 3.1 percent.

Purchases of Loan Pools; Competition

Although Navient will not originate new Private Education Loans following the separation and distribution, it believes there may be opportunities to continue to purchase pools of Private Education Loans from current originators looking for funding in the wholesale markets. Navient competes for the purchase of pools of student loans with large banks, hedge funds and other student loan finance companies.

Other Segment

The Other segment consists primarily of the financial results related to activities of the holding company, including the repurchase of debt, the corporate liquidity portfolio and all overhead. Navient also includes results from certain, smaller wind-down and discontinued operations within this segment. Overhead expenses include costs related to executive management, the board of directors, accounting, finance, legal, human resources, stock-based compensation expense and certain information technology costs related to infrastructure and operations.

Intellectual Property

Navient owns numerous trademarks and service marks to identify its various products, services and financing programs. It also owns copyright protected works, including various computer system codes and displays, loan servicing websites, publications and marketing collateral. Navient also has trade secret rights to several of its processes and strategies and CLASS, its FFELP Loan, DSLP and servicing and collections platform. Navient seeks federal and state protection of intellectual property when appropriate, including patent, trademark or service mark and copyright protection. The decision whether to seek such protection may depend on the perceived value of the intellectual property, the likelihood of securing protection, the cost of securing and maintaining that protection and the potential for infringement.

Seasonal Aspects

There are no significant seasonal aspects to Navient’s business.

Supervision and Regulation

The Dodd-Frank Act

The Dodd-Frank Act was adopted to reform and strengthen regulation and supervision of the U.S. financial services industry. The Dodd-Frank Act contains comprehensive provisions to govern the practices and oversight of financial institutions (including large non-bank financial institutions) and other participants in the financial markets. It imposes significant regulations, additional requirements and oversight on almost every aspect of the U.S. financial services industry, including increased capital and liquidity requirements, limits on leverage and enhanced supervisory authority. Some of these provisions apply to Navient and its various businesses. Most of the Dodd-Frank Act’s provisions have become effective, but many remain subject to formal implementation by regulatory agencies through final rulemaking, leaving considerable uncertainty as to their ultimate scope and effect. Nonetheless, Navient’s operational expenses may increase as it addresses new or additional compliance requirements arising from the implementation of various provisions of the Dodd-Frank Act.

The Consumer Financial Protection Act, a part of the Dodd-Frank Act, established the CFPB, which has broad authority to write regulations under federal consumer financial protection laws and to directly or indirectly enforce those laws and examine financial institutions for compliance. The CFPB is authorized to impose fines and provide consumer restitution in the event of violations, engage in consumer financial education, track consumer complaints, request data and promote the availability of financial services to underserved consumers and communities. It has authority to prevent unfair, deceptive or abusive practices by issuing regulations that define the same or by using its enforcement authority without first issuing regulations. The CFPB has been active in its supervision, examination and enforcement of financial services companies, most notably bringing enforcement actions imposing fines and mandating large refunds to customers of several large banking institutions for practices relating to the sale of additional products associated with the extension of consumer credit.

The Dodd-Frank Act also authorizes state officials to enforce regulations issued by the CFPB and to enforce the Dodd-Frank Act’s general prohibition against unfair, deceptive and abusive practices.

Regulatory Outlook

The number and scope of regulatory and enforcement actions in 2013, as well as the amounts of fines and penalties levied against banking institutions, were significant. The types and numbers of class and stockholder derivative actions arising from allegations of violations of consumer protection and regulatory provisions also continued to increase. A number of prominent themes appear to be emerging from these actions:

•	The number and configuration of regulators bringing actions often adds to the complexity, cost and unpredictability of timing for resolution of particular regulatory issues.

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The regulatory compliance and risk control structures of financial institutions subject to enforcement actions are frequently cited, regardless of whether past practices have been changed, and enforcement orders have often included detailed demands for increased compliance, audit and board supervision, as well as the use of third-party consultants to recommend further changes or monitor remediation efforts.

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Issues first identified with respect to one consumer product class or distribution channel are often applied to other product classes or channels, as has been most notably the case in the home mortgage industry.

As described in more detail below, in coming years Navient expects the regulators overseeing its businesses to increase in number or change, and that consumer protection regulations and standards will evolve to become more detailed in scope. This evolution may significantly add to Navient’s compliance, marketing, servicing and operating costs. While current operations and compliance processes may or may not satisfy heightened, evolving regulatory standards, they cannot provide assurance that past practices or products will not be the focus of examinations, inquiries or lawsuits. Prior to 2009, one or more of Navient’s current or then-existing subsidiaries were involved in the origination and sale of home mortgages, automobile loans, boat/RV/manufactured housing loans, construction loans and other personal loans.

As described in the section entitled “Management — Risk Management,” Navient intends to implement a coordinated, formal existing risk management system to reduce business and regulatory risks.

Listed below are some of the most significant recent and pending regulatory changes that have the potential to affect Navient in coming years.

Education Loans and Students’ Rights. The CFPB has now assumed regulatory oversight of the Private Education Loan industry. Throughout 2013, the CFPB continued to be active in the student loan industry and undertook a number of initiatives relative to the Private Education Loan market and student loan servicing, including:

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In February 2013, the CFPB published a notice soliciting information on potential options to offer more affordable repayment options to borrowers having difficulty repaying their private student loans. Based on the more than 28,000 comments received, on May 8, 2013, the CFPB published a report highlighting the ways in which private student loan debt can be a roadblock to financial soundness for consumers. The report analyzes the impact of private student loan burdens on the broader economy, assesses recent actions of policymakers in the student loan market and discusses policy options put forth by the public regarding private student loans. Reports such as these may continue to influence regulatory developments in the student lending market. The report proposes a number of considerations for policymakers and market participants, such as refinancing relief and monthly payments more closely correlated with a borrower’s debt-to-income ratio. Certain of these CFPB recommendations in the report could negatively affect our private education loan portfolio if implemented. For a discussion on Navient’s approach to helping its customers, see “— Navient’s Approach to Assisting Students and Families in Repaying their Education Loans” above.

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On October 16, 2013, the Private Education Loan Ombudsman within the CFPB submitted its second report based on Private Education Loan inquiries received through the CFPB portal from October 1, 2012 through September 30, 2013, including 1,327 inquiries transmitted to Sallie Mae during that period. The Dodd-Frank Act created the Private Education Loan Ombudsman within the CFPB to receive and attempt to informally resolve inquiries about Private Education Loans. The Private Education Loan Ombudsman reports to Congress annually on the trends and issues that it identifies through this process. The report offers analysis, commentary and recommendations to address issues reported by consumers. The report’s key observations included: (1) just under 50 percent of all private student loan inquiries received were related to consumers seeking a loan modification or other option to reduce their monthly payment; (2) payment processing problems continue to represent a significant amount of the inquiries received by the CFPB, such as confusion about payment application policies, the application of excess payments and underpayments, timing of payment processing, access to payment histories, lost payments, obtaining payoff information and servicing transfers; and (3) many of the private student loan inquiries mirror the problems heard from consumers in the mortgage market and that recent changes to mortgage servicing and credit card servicing practices might be applicable to the Private Education Loan market.

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On December 3, 2013, the CFPB issued a final rule defining larger participants of the student loan servicing market. The rule, which will become effective on March 1, 2014, will allow the CFPB to federally supervise certain nonbank student loan servicers for the first time. Under the final rule, the CFPB will have supervisory authority over any nonbank student loan servicer that services more than one million borrower accounts, including accounts for both Private Education Loans and federal student loans. Our student loan servicing subsidiaries will be subject to this new oversight. The CFPB’s supervision will include gathering reports, conducting examinations for compliance with federal consumer financial laws and taking enforcement actions as appropriate, similar to the CFPB’s current supervisory authority over large bank student loan servicers.

Debt Collection Supervision. Consistent with the authority granted to it under the Dodd-Frank Act, the CFPB also maintains supervisory authority over larger consumer debt collectors. On October 24, 2012, the CFPB issued its final debt collection larger participant rule and examination procedures that will allow the agency to federally supervise larger consumer debt collectors. The rule defines larger participants as third-party debt collectors, debt buyers and collection attorneys with more than $10 million in annual receipts resulting from consumer debt collection. Under the rule, Navient’s collection subsidiaries are considered larger participants and will be subject to supervision. The rule became effective January 2, 2013. The issuance of the CFPB’s rules does not preempt the various and varied levels of state consumer and collection regulations to which the activities of Navient’s subsidiaries are currently subject. Navient also utilizes third-party debt collectors to collect defaulted and charged-off education loans and will continue to be responsible for oversight of their procedures and controls.

Nonbank Student Loan Servicers. On December 3, 2013, the CFPB issued a final rule defining larger participants of the student loan servicing market. The rule, which will become effective on March 1, 2014, will allow the CFPB to federally supervise certain nonbank student loan servicers for the first time. Under the final rule, the CFPB will have supervisory authority over any nonbank student loan servicer that services more than one million borrower accounts, including accounts for both Private Education Loans and federal student loans. Navient will be subject to this new oversight. The CFPB’s supervision will include gathering reports, conducting examinations for compliance with federal consumer financial laws and taking enforcement actions as appropriate, similar to the CFPB’s current supervisory authority over large bank student loan servicers.

Regulation of Systemically Important Non-Bank Financial Companies As directed by the Dodd-Frank Act, on April 3, 2012, the Financial Stability Oversight Council (“FSOC”) approved the final rule and interpretive guidance it will use for designating non-bank financial companies as systemically important to the financial stability of the United States and subject to supervision by the Board of Governors of the Federal Reserve System (the “FRB”) under enhanced prudential supervision and regulatory standards. To be subject to FRB enhanced supervision, a non-bank financial company’s material financial distress, its nature, scope, size, scale, concentration, interconnectedness, or mix of activities, must pose a threat to the financial stability of the United States as a Systemically Important Financial Institution (“SIFI”).

While we have no way of knowing the qualitative judgments the FSOC will use in the future to determine if a non-bank financial company merits designation as a SIFI, and no assurances can be given, we believe it is unlikely the FSOC will determine that Navient will qualify for SIFI designation.

Oversight of Derivatives. The Dodd-Frank Act created a comprehensive new regulatory framework for derivatives transactions, to be implemented by the Commodity Futures Trading Commission and the SEC. This

new framework, among other things, subjects certain swap participants to new capital and margin requirements, recordkeeping and business conduct standards and imposes registration and regulation of swap dealers and major swap participants. The scope of potential exemptions remains to be further defined through agency rulemakings. Even if Navient qualifies for an exemption, many of its derivatives counterparties are likely to be subject to the new capital, margin and business conduct requirements.

Other Significant Sources of Regulation

Many aspects of Navient’s businesses are subject to federal and state regulation and administrative oversight. Some of the most significant of these are described below.

HEA. Navient is subject to the HEA and its student loan operations are periodically reviewed by ED and guarantors. As a servicer of federal student loans, Navient is subject to ED regulations regarding financial responsibility and administrative capability that govern all third-party servicers of insured student loans. In connection with its servicing operations, Navient must comply with, on behalf of guarantor clients, ED regulations that govern guarantor activities as well as agreements for reimbursement between ED and our guarantor clients.

Federal Financial Institutions Examination Council. As a third-party service provider to financial institutions, Navient is also subject to examination by the Federal Financial Institutions Examination Council (“FFIEC”). FFIEC is a formal interagency body of the U.S. government empowered to prescribe uniform principles, standards, and report forms for the federal examination of financial institutions by the FRB, the FDIC, the National Credit Union Administration, the Office of the Comptroller of the Currency and the CFPB and to make recommendations to promote uniformity in the supervision of financial institutions.

Consumer Protection and Privacy. Navient’s business servicing FFELP Loans, Private Education Loans and DSLP loans is subject to federal and state consumer protection, privacy and related laws and regulations. Some of the more significant federal laws and regulations include:

•	various laws governing unfair, deceptive or abusive acts or practices;

•	the Truth-In-Lending Act and Regulation Z issued by the FRB, which governs disclosures of credit terms to consumer borrowers;

•	the Fair Credit Reporting Act and Regulation V issued by the FRB, which governs the use and provision of information to consumer reporting agencies;

•	the Equal Credit Opportunity Act and Regulation B issued by the FRB, which prohibits discrimination on the basis of race, creed or other prohibited factors in extending credit;

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the SCRA which applies to all debts incurred prior to commencement of active military service (including education loans) and limits the amount of interest, including service and renewal charges and any other fees or charges (other than bona fide insurance) that are related to the obligation or liability; and

•	the Telephone Consumer Protection Act which governs communication methods that may be used to contact customers.

Navient’s debt collection and receivables management activities are subject to federal and state consumer protection, privacy and related laws and regulations, including supervision by the CFPB of larger consumer debt collectors as discussed above. Some of the more significant federal statutes are the Fair Debt Collection Practices Act and additional provisions of the acts listed above, as well as the HEA and the various laws and regulations that govern government contractors. These activities are also subject to state laws and regulations similar to the federal laws and regulations listed above.

Employees

Navient expects to employ approximately 6,000 persons as of the distribution date. None of these employees are covered by collective bargaining agreements. Navient believes that relations with its employees are good.

Properties

The following table lists Navient’s principal owned facilities:

Location	Function	Business Segment(s)	Approximate Square Feet
Fishers, IN†	Loan Servicing and Data Center	Business Services; FFELP Loans	450,000
Wilkes-Barre, PA†	Loan Servicing Center	Business Services; FFELP Loans	133,000
Indianapolis, IN	Loan Servicing Center	Business Services	100,000
Big Flats, NY	GRC — Collections Center	Business Services	60,000
Arcade, NY(1)	Pioneer Credit Recovery — Collections Center	Business Services	46,000
Perry, NY	Pioneer Credit Recovery — Collections Center	Business Services	45,000

(1)	In 2005, Navient entered into a ten-year lease with the Wyoming County Industrial Development Authority. This property reverts back to us in March 2015.

†	Property will be shared with SLM BankCo.

The following table lists Navient’s principal leased facilities:

Location	Function	Business Segment(s)	Approximate Square Feet
Reston, VA†	Administrative Offices	Business Services; FFELP Loans; Other	90,000
Newark, DE†	Operations Center	Business Services; Other	86,000
Cincinnati, OH	GRC Headquarters and Collections Center	Business Services	59,000
Muncie, IN	Collections Center	Business Services	54,000
Moorestown, NJ	Pioneer Credit Recovery — Collections Center	Business Services	30,000

†	Property will be shared with SLM BankCo.

Legal Proceedings

Navient and its subsidiaries and affiliates are subject to various claims, lawsuits and other actions that arise in the normal course of business. We believe that these claims, lawsuits and other actions will not, individually or in the aggregate, have a material adverse effect on our business, financial condition or results of operations. Most of these matters are claims against our servicing and collections subsidiaries by borrowers and debtors alleging the violation of state or federal laws in connection with servicing or collection activities on their student loans and other debts. In addition, Navient’s collections subsidiaries are routinely named in individual plaintiff or class action lawsuits in which the plaintiffs allege that those subsidiaries have violated a federal or state law in the process of collecting their accounts. Finally, from time to time, Navient and its subsidiaries and affiliates receive information and document requests from state attorneys general, legislative committees and administrative agencies concerning certain business practices. These requests may be informational or regulatory in nature. Navient’s practice has been and continues to be to cooperate with these bodies and to be responsive to any such requests.

Regulatory Matters

As of the date of this information statement, Sallie Mae Bank remains subject to the cease and desist order originally issued in August 2008 by the FDIC and the UDFI. In July 2013, the FDIC notified Existing SLM that it plans to replace the existing cease and desist order on Sallie Mae Bank with a new formal enforcement action against Sallie Mae Bank that would more specifically address certain cited violations of Section 5 of the FTCA, including practices relating to payment allocation practices and the disclosures and assessments of certain late fees, as well as alleged violations under the SCRA. In November 2013, the FDIC notified Existing SLM that the new formal enforcement action would be against Sallie Mae Bank and an additional enforcement action would be against SMI, in its capacity as a servicer of education loans for other financial institutions, and would include civil money penalties and restitution. For additional information regarding these and related regulatory matters, see “ Business — Legal Proceedings — Regulatory Matters.”

With respect to alleged civil violations of the SCRA, Sallie Mae Bank and SMI are also separately negotiating a comprehensive settlement, remediation and restitution plan with the DOJ, in its capacity as the agency having primary authority for enforcement of such matters.

Existing SLM has made and continues to make changes to Sallie Mae Bank’s oversight of significant activities performed outside Sallie Mae Bank by affiliates and to its business practices in order to comply with all applicable laws and regulations and the terms of any cease and desist orders, including in connection with the separation and distribution. Existing SLM and Sallie Mae Bank are cooperating fully with the FDIC, DOJ and CFPB in response to their investigations and requests for information and are in active discussions with each with respect to any potential actions to be taken against us. Existing SLM could be required to, or otherwise determine to, make further changes to its business practices and products of Sallie Mae Bank and its other affiliates to respond to regulatory concerns.

As of December 31, 2013, Existing SLM had reserved $70 million for estimated amounts and costs that are probable of being incurred for expected compliance remediation efforts with respect to the FDIC and DOJ matters described above.

OIG Investigation

The Office of the Inspector General (the “OIG”) of the ED commenced an audit regarding Special Allowance Payments on September 10, 2007. On September 25, 2013, Existing SLM received the final audit determination of Federal Student Aid (the “Final Audit Determination”) on the final audit report issued by the OIG on August 3, 2009 related to its billing practices for Special Allowance Payments. The Final Audit Determination concurred with the final audit report issued by the OIG and instructed Existing SLM to make adjustment to its government billing to reflect the policy determination. Existing SLM has the right to appeal the Final Audit Determination to the Administrative Actions and Appeals Service Group of the ED, and has until March 24, 2014 to do so. We continue to believe that Existing SLM’s practices were proper, considering then existing ED guidance and lack of applicable regulations on the method of billing Special Allowance Payments. It is not possible at this time to estimate a range of potential exposure, if any, for amounts that may be payable by us in connection therewith.

Investor Litigation

On January 28, 2014 and February 10, 2014, a stockholder of each of the Series B preferred stock and Series A preferred stock of Existing SLM, respectively, filed a putative class action complaint in the Court of Chancery of the State of Delaware against Existing SLM and its board of directors. The complaints are captioned William McCrady v. SLM Corporation et. al., C.A. No 9285-VCL and James L. Myers v. SLM Corporation et. al., C.A. No 9371-VCL, respectively. Each plaintiff purports to bring the complaint on behalf of a class consisting of the holders of the series of preferred stock he holds in connection with the separation and distribution. The complaints generally allege, among other things, that Existing SLM’s board of directors breached its fiduciary duties to the holders of such preferred stock and an implied covenant of good faith and fair dealing in structuring the proposed separation and distribution, given that such holders will not receive an interest in Navient and, according to the plaintiff, the separation and distribution will fundamentally and inequitably alter the original investment of the class. The complaints seek declaratory relief and unspecified compensatory and recissory damages, as well as costs and plaintiff’s attorneys fees. Navient has agreed to indemnify SLM BankCo for any costs or expenses, including legal fees, arising out of any litigation by common or preferred stockholders in connection with the separation and distribution. See “Certain Relationships and Related Party Transactions — The Separation and Distribution Agreement — Indemnification.” Both Existing SLM and we believe that the lawsuits are entirely without merit and intend to defend it vigorously.

MANAGEMENT

Executive Officers Following the Separation

Navient’s executive officers and expected executive officers are currently officers and employees of Existing SLM. Upon the separation and distribution, these individuals will resign from the positions they currently hold at Existing SLM.

The following table sets forth information regarding Navient’s current executive officers.

Name and Age	Position and Business Experience

Jack Remondi 51

•   Chief Executive Officer, Navient

•   President, Chief Executive Officer and Director, Existing SLM — May 2013 to present

•   President and Chief Operating Officer, Existing SLM — January 2011 to May 2013; Vice Chairman and Chief Financial Officer — January 2008 to January 2011

•   Portfolio Manager, PAR Capital Management, Inc., a private equity firm — 2005 to December 2007; responsibilities included managing investments in public companies

•   Executive Vice President, Existing SLM — 2001 to 2005; Senior Vice President — 1999 to 2001

•   Chief Financial Officer and Senior Vice President, Nellie Mae Corporation — 1988 to 1999

Somsak Chivavibul 46

•   Chief Financial Officer, Navient

•   Senior Vice President — Financial Planning & Analysis, Existing SLM — May 2007 to present

•   Vice President — Financial Planning & Analysis, Existing SLM — 2003 to 2007

•   Treasurer, Student Loan Marketing Association — 1997 to 2003

•   Managing Director — Financial Planning & Analysis, Existing SLM — 1997 to 2003

John Kane 45

•   Chief Operating Officer, Navient

•   Senior Vice President — Enterprise Project Management, Existing SLM — March 2013 to present

•   Senior Vice President — Credit, Existing SLM — August 2011 to March 2013

•   Senior Vice President — Collection, Existing SLM — 2008 to 2011

•   Senior Vice President — Consumer Credit Operations, MBNA/Bank of America — 1990 to 2008

Tim Hynes 44

•   Chief Risk Officer, Navient

•   Senior Vice President — Collections, Existing SLM — October 2011 to present

•   Senior Vice President — Credit, Existing SLM — May 2008 to October 2011

•   Director of New Account and Existing Account Marketing, Bank of America Card Services — February 2007 to May 2008

The identities of any additional executive officers of Navient have not been finally determined and we will include information regarding these individuals in an amendment to this information statement.

Navient Board of Directors Following the Separation

The following table sets forth information with respect to the members of Navient’s board of directors, all of whom also serve on the Existing SLM board of directors. At the time of the separation and distribution, the Navient directors will be required to resign from the Existing SLM board, and all committees thereof, so that the two companies will have no common directors.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Jack Remondi, 51 Director since May 30, 2013

See Mr. Remondi’s position and business experience in the table above.

Other Professional and Leadership Experience:

Chairman, Reading is Fundamental

Trustee, Nellie Mae Education Foundation

Directorship of other public companies:

Cubesmart Real Estate Investment Trust — 2009 to present

Mr. Remondi’s 25-year history with Existing SLM and its predecessors, in a variety of leadership roles, including as chief executive officer, enables him to bring to the Navient board of directors a unique historical perspective of Navient, its operations and the evolution of the student loan industry. Mr. Remondi also brings valuable insights to the board of directors in the areas of finance, accounting, portfolio management, business operations and student/consumer lending.

Ann Torre Bates, 55 Director since February 6, 2014

Strategic and Financial Consultant

Strategic and Financial Consultant — 1998 to 2012

Professional Highlights:

Vice President and Treasurer of US Airways — 1991 to 1995

Executive Vice President and Chief Financial Officer of NHP, Inc. —1995 to 1997

Directorships/trusteeships of other public companies:

Ares Capital Corporation — 1997 to present

United Natural Foods, Inc. — 2013 to present

Allied Capital Corporation — 2003 to 2010

17 investment companies in the Franklin Templeton Group of Mutual Funds

Ms. Bates’ experience as a chief financial officer, and her role as chair and a member of several public companies’ audit committees, enables her to bring valuable experience to the board of directors in the areas of finance, accounting, financial services and capital markets.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

William M. Diefenderfer III, 68 Director since February 6, 2014

Partner

Diefenderfer, Hoover, Boyle & Wood

Partner, Diefenderfer, Hoover, Boyle & Wood, a law firm, Pittsburgh, PA — 1991 to present

Professional Highlights:

Chief Executive Officer and President, Enumerate Solutions, Inc., a privately owned technology company — 2000 to 2002

Deputy Director, U.S. Office of Management and Budget — 1989 to 1991

Other Professional and Leadership Experience:

Member, Public Company Accounting Oversight Board (PCAOB) Standing Advisory Group — 2004 to 2005

Directorships of other public companies:

Chairman of the Board, Cubesmart Real Estate Investment Trust — 2004 to present

Mr. Diefenderfer’s legal background, his involvement in the executive branch of government and his leadership roles in business and as chair of public companies’ audit committees bring valuable experience in the areas of finance, accounting, business operations, political/government and legal.

Diane Suitt Gilleland, 67 Director since February 6, 2014

Adjunct Professor of Higher Education

University of Arkansas, Little Rock

Adjunct Professor of Higher Education, University of Arkansas, Little Rock — 2010 to present

Professional Highlights:

Associate Professor of Higher Education, University of Arkansas, Little Rock — 2003 to 2010

Deputy Director, Illinois Board of Higher Education — 1999 to 2003

Chief Executive Officer, Arkansas Department of Higher Education — 1990 to 1997

Chief Finance Officer, Arkansas Department of Higher Education — 1986 to 1990

Other Professional and Leadership Experience:

Member, University of Arkansas Foundation Board — 2005 to present

Member, University of Arkansas at Pine Bluff Foundation Fund Board — 2003 to present

Dr. Gilleland’s knowledge of higher education governance and finance, from a university and government perspective, enables her to bring valuable insights to the board of directors on a variety of matters, including in the areas of academia, student/consumer lending, finance and political/government.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Barry A. Munitz, 72 Director since February 6, 2014

Chancellor Emeritus

California State University, Los Angeles

Professional Highlights:

Trustee Professor, California State University, Los Angeles — 2006 to 2013

Former Chair, California P-16 Council, 2005 to 2011

President and Chief Executive Officer, The J. Paul Getty Trust — 1997 to 2006

Chancellor and Chief Executive Officer, California State University System — 1991 to 1997

Other Professional and Leadership Experience:

Fellow, The American Academy of Arts and Sciences

Member, Leeds Equity Partners Advisory Board

Governor, Broad Family Foundations

President, COTSEN Foundation

Directorship of other public companies:

Prospect Global Resources, Inc. — 2011 to present

Dr. Munitz’s experience in senior leadership roles, including chief executive officer positions in higher education and the non-profit sector, enables him to bring a valuable perspective to the Board in the areas of academia, business operations and student/consumer lending.

Steven L. Shapiro, 73 Director since February 6, 2014

Certified Public Accountant and Personal Financial Specialist

Certified Public Accountant and Personal Financial Specialist, Alloy, Silverstein, Shapiro, Adams, Mulford, Cicalese, Wilson & Co., an accounting firm, Chairman — 1995 to present, various positions — 1960 to present

Other Professional and Leadership Experience:

Member, Rutgers University Executive Advisory Council

Member, American Institute of Certified Public Accountants

Member, New Jersey and Pennsylvania Societies of CPAs

Trustee, Virtua Health and Hospital Foundation Board

MetLife Bank, N.A.

Mr. Shapiro’s leadership role and experience in the accounting field, as well as his membership on the boards of other financial services companies, enables him to bring to the board of directors experience in the areas of finance, accounting, financial services and capital markets.

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Barry L. Williams, 69 Director since February 6, 2014

President and Retired Managing General Partner, Williams Pacific Ventures, Inc.

President, Williams Pacific Ventures, Inc., a consulting and investment company — 1987 to present

Other Professional and Leadership Experience:

Trustee Emeritus, American Conservatory Theater

Director, Sutter Health

Trustee, Resources Legacy Foundation

Retired Trustee, Harvard Business School Alumni Association

Retired Trustee, African American Experience Fund

Trustee, Management Leadership for Tomorrow

Directorships of other public companies:

Ameron International, Inc. — 2010 to 2011

PG&E Corporation — 1996 to present

CH2M Hill Companies — 1995 to present

Northwestern Mutual Life Insurance Company — 1996 to present

Simpson Manufacturing Co., Inc. — 1996 to present

R.H. Donnelly & Company until January 2010 — 1998 to 2010

Mr. Williams’ experience leading an investment and consulting firm, combined with other leadership roles in business and service as a director of a number of public companies, including service on several audit committees, enables him to bring expertise in the areas of finance, financial services, business operations and capital markets.

We anticipate that up to an additional two persons with relevant industry experience will be appointed to the Navient board of directors at or before the time of the separation and distribution.

All of our directors will stand for election annually. At any meeting of stockholders for the election of directors at which a quorum is present, the election of a director will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast for them required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.

Director Independence

A majority of Navient’s board of directors at the time of the separation and distribution will be comprised of directors who are “independent” as defined by the rules of the NASDAQ and the Corporate Governance Guidelines to be adopted by the board. Navient will seek to have all of its non-management directors qualify as “independent” under these standards. Navient’s board of directors will establish categorical standards to assist it in making its determination of director independence. These standards will provide that no director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the company or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company or any of its subsidiaries). In making this determination, the board of directors shall consider all relevant facts and circumstances, including the following standards:

•	No director who is currently an employee of Navient, or within the past three years has been an employee of Navient, may be considered independent.

•	No director who has a personal services contract with Navient, in any amount, may be considered independent.

•	No director who is an employee or owner of a firm that is one of Navient’s paid advisors or consultants, regardless of the amount of such business relationship, may be considered independent.

•	No director who is employed by a business that directly competes against Navient may be considered independent.

•	No director who is a current partner or employee of a firm that is Navient’s independent accountant or internal auditor may be considered independent.

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No director whose immediate family member is a current partner of a firm that is Navient’s independent accountant or internal auditor or is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice may be considered independent.

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In addition to the standards above, a director will not be considered independent if any of the following NASDAQ criteria (to the extent more restrictive than the foregoing criteria established by the Board) apply:

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a director who accepted or who has an immediate family member who accepted any compensation from Navient in excess of $100,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than the following: (a) compensation for Board or Board committee service; (b) compensation paid to a family member who is an employee (other than an executive officer) of Navient; or (c) benefits under a tax-qualified retirement plan, or non-discretionary compensation; provided, however, that Audit Committee and Compensation Committee members are subject to additional, more stringent requirements as set forth in the rules promulgated under the Exchange Act and the listing requirements of the NASDAQ;

•	a director who is an immediate family member of an individual who is, or at any time during the past three years was, employed by Navient as an executive officer;

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a director who is, or has an immediate family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which Navient made, or from which Navient received, payments for property or services in the current or any of the past three fiscal years that exceed 5 percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than: (a) payments arising solely from investments in Navient’s securities; or (b) payments under non-discretionary charitable contribution matching programs;

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a director of Navient who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of Navient served on the compensation committee of such other entity; or

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a director who is, or has an immediate family member who is, a current partner of Navient’s outside auditor, or was a partner or employee of Navient’s outside auditor who worked on Navient’s audit at any time during any of the past three years.

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Until             , 2018, a director will not be considered independent if the director was (1) both employed by Existing SLM within the past five years, and (2) such employment included a period of time on or prior to             , 2013.

Navient’s board of directors will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominations and Governance Committee, will make a determination as to which members are independent. As used above “Navient” includes any subsidiary in a consolidated group with Navient. The term “immediate family member” means a director’s spouse, parents, children, siblings, whether by blood or marriage, mother- and father-in-law, son- or daughter-in-law, brother- or sister-in-law, or anyone who shares the director’s home. The term “executive officer” is expected to have the meaning specified in the NASDAQ listing rules.

Committees of the Navient Board of Directors

Effective upon completion of the separation, Navient’s board of directors will have the following standing committees: an Audit Committee, a Compensation and Personnel Committee, a Nominations and Governance Committee, an Executive Committee and a Finance and Operations Committee. The foregoing committees have not yet been constituted. We will include in an amendment to this information statement the names of committee members and related information once those members are appointed.

Audit Committee.      are expected to be the members of the board’s Audit Committee.      is expected to be the Audit Committee Chairman. The board of directors is expected to determine that             is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, each of the members of the Audit Committee is expected to qualify as independent, as defined by the rules of the NASDAQ, Section 10A(m)(3) of the Exchange Act, and in accordance with the Corporate Governance Guidelines to be adopted by the Navient board. Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Navient or any of its subsidiaries (other than director fees). The Audit Committee will meet at least four times a year and will assist the board of directors in fulfilling its oversight responsibilities by providing oversight relating to: (1) the integrity of financial statements; (2) Navient’s system of internal controls; (3) the qualifications, performance and independence of the independent registered accounting firm; (4) the performance of internal audit function; (5) compliance with legal and regulatory requirements; and (6) the review of Related Party’s transactions. In addition, the Audit Committee will prepare the report of the Audit Committee for Navient’s annual proxy statement.

Compensation and Personnel Committee.      are expected to be the members of the board’s Compensation and Personnel Committee.      is expected to be the Compensation and Personnel Committee Chairman. Each member of the Compensation and Personnel Committee is expected to qualify as independent, as defined by the rules of the NASDAQ and in accordance with Navient’s Corporate Governance Guidelines. In addition, Navient expects that the members of the Compensation and Personnel Committee will qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Code. The Compensation and Personnel Committee will assist the board of directors in carrying out the board’s responsibilities relating to the compensation of Navient’s executive officers and directors by: (1) approving or recommending as appropriate, compensation, benefits and employment arrangements for Navient’s Chief Executive Officer and executive officers with a title of Executive Vice President and higher (referred to as executive management), and independent members of the board; (2) reviewing and approving benefit plans, compensation plans and incentive plans applicable to executive management; (3) reviewing, approving and administering Navient’s equity-based plans; and (4) overseeing the administration of Navient’s employee benefit plans to the extent required by law or the plan terms or as appropriate. In addition, the Compensation and Personnel Committee will (a) receive periodic reports regarding Navient’s compensation programs as they relate to all employees; (b) review Navient’s management development and recommend to the board succession plans applicable to executive management; (c) review and consider current and developing compensation and personnel related topics as appropriate; and (d) prepare the report of the Compensation Committee for Navient’s annual proxy statement. The Compensation and Personnel Committee will also review the risks arising from Navient’s compensation policies and practices to determine whether such policies and practices are reasonably likely to have a material adverse effect on Navient.

The Compensation and Personnel Committee will consider executive officer and director compensation on an annual basis. Navient expects that in January or February of each year following the separation and distribution, after consultation with independent directors, the Compensation and Personnel Committee will set Chief Executive Officer and executive officer level compensation. At that time the Compensation and Personnel

Committee will also make a recommendation to the board regarding director compensation. Throughout the year, the Compensation and Personnel Committee will consider executive compensation consistent with its responsibilities, as warranted by any personnel changes. The Compensation and Personnel Committee will also have the sole authority, under its charter, to select, retain, and/or terminate independent compensation advisors.

Nominations and Governance Committee.      are expected to be the members of the board’s Nominations and Governance Committee.      is expected to be the Nominations and Governance Committee Chairman. Each of the members of the Nominations and Governance Committee is expected to be independent, as defined by the rules of the NASDAQ and in accordance with Navient’s Corporate Governance Guidelines. The Nominations and Governance Committee will assist the board of directors in establishing appropriate standards for Navient’s governance, the operations of the board and the qualifications of directors. The Nominations and Governance Committee will also identify individuals qualified to become board members and recommend to the board the director nominees for election at each annual stockholder meeting. The Nominations and Governance Committee will also oversee the evaluation of the board and recommend governance guidelines to the board.

Executive Committee.      are expected to be the members of the board’s Executive Committee.      is expected to be the Executive Committee Chairman. The Executive Committee will have authority to act on behalf of the board when the board is not in session and assist the board in fulfilling its oversight responsibilities with regard to establishing risk tolerances and parameters for Navient and overseeing the allocation of risk oversight responsibilities among board committees.

Finance and Operations Committee.      are expected to be the members of the board’s Finance and Operations Committee.      is expected to be the Finance and Operations Committee Chairman. The Finance and Operations Committee will be responsible for assisting the board of directors in fulfilling its oversight responsibility with respect to: (1) material corporate finance matters, including investments, acquisitions, capital management, financing and funding strategy; (2) technology and operations; (3) marketing and product development; and (4) Navient’s lending programs.

The board of directors will adopt a written charter for each committee listed above. These charters will be posted on Navient’s website in connection with the separation.

Compensation Committee Interlocks and Insider Participation

Navient was formed on November 7, 2013, and as such was not an independent company and did not have a compensation committee or any other committee serving a similar function during the fiscal year ended December 31, 2013. Decisions as to the compensation of those who will serve as Navient’s executive officers were made by Existing SLM prior to the separation and distribution, as described in “Compensation Discussion and Analysis.”

Corporate Governance

Stockholder Recommendations for Director Nominees

Navient’s amended and restated bylaws will contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board of directors. Navient expects that the board of directors will adopt a policy concerning the evaluation of stockholder recommendations of director candidates by the Nominations and Governance Committee.

Corporate Governance Guidelines

The Navient board of directors is expected to adopt a set of Corporate Governance Guidelines in connection with the separation to assist it in guiding Navient’s governance practices. The Corporate Governance Guidelines will prohibit, for a period three years after the date of the separation and distribution, the consideration of any person for election or appointment to the board of directors of Navient if that person has also served, or is then serving, as a director of SLM BankCo or Sallie Mae Bank. These practices will be regularly re-evaluated by the Nominations and Governance Committee in light of changing circumstances to continue serving Navient’s best interests and the best interests of its stockholders.

Communicating with the Board of Directors

Navient will develop procedures by which stockholders and other interested parties may communicate with Navient’s board of directors by writing a letter to the chairman of the board, the lead independent director, to the non-management directors as a group, or any other individual member of the board by contacting the chairman of the board or the lead independent director at corporate secretary@    .com or Corporate Secretary, Navient,             . The general counsel and corporate secretary will regularly forward to the addressee all letters other than mass mailings, advertisements, and other materials not relevant to Navient’s business. In addition, directors will regularly receive a log of all correspondence received by the company that is addressed to a member of the board and may request any correspondence on that log.

Director Qualification Standards

Navient’s Corporate Governance Guidelines will provide that the Nominations and Governance Committee is responsible for reviewing with Navient’s board of directors the appropriate skills and characteristics required of directors in the context of the makeup of the board of directors and developing criteria for identifying and evaluating director candidates.

The process that this committee will use to identify a nominee to serve as a member of the board of directors will depend on the qualities being sought, given the then-current mix of board members. The board will seek representation that reflects gender, ethnic and geographic diversity as reflected in the company’s Corporate Governance Guidelines. The Nominations and Governance Committee, through its charter, will be charged with reviewing the composition and diversity of the board. As part of the process, the Nominations and Governance Committee will incorporate into the board’s annual evaluation process an opportunity for each director to provide input regarding the current and desired composition of the board and desired attributes of directors. When evaluating a candidate, it is expected that the Nominations and Governance Committee will not use any specified minimum qualifications and will instead evaluate each nominee’s particular experience and qualifications by considering numerous factors including the nominee’s:

•

relevant and recent skills and experience in large, complex institutions, particularly in the areas of accounting, finance, banking, higher education, marketing, information technology, human resources, operations and law;

•	knowledge of Navient’s business;

•	proven record of accomplishment;

•	willingness to commit the time necessary for board service;

•	integrity and sound judgment in areas relevant to Navient’s business;

•	impartiality in representing shareholders;

•	ability to challenge and stimulate management; and

•	independence.

The board will be responsible for selecting candidates for election as directors based on the recommendation of the Nominations and Governance Committee.

Board Leadership Structure

Subject to the requirements under the company’s amended and restated by-laws, the board will be free to decide how to structure its leadership, for instance, by either joining or separating the roles of chairman and CEO, in the way that is best for Navient at a given point in time. It is expected that              will be named Navient’s chairman of the board. It will be the role of the chairman of the board, in consultation with the applicable committee chairmen and management, to determine the agenda for board meetings. The chairman will also preside over executive sessions of the board, have the authority to call meetings of the board of directors, and be responsible for leading the annual performance review of the CEO.

The board will also have a lead independent director to facilitate coordination of the activities of the independent directors. In the absence of the non-executive chairman, the lead independent director will lead the annual performance review of the CEO and preside over executive sessions of the board. The chairman and lead independent director will be elected annually, typically at the first board meeting following the annual meeting of stockholders. It is expected that              will be named Navient’s lead independent director.

Code of Business Conduct

In connection with the separation, Navient will adopt a Code of Business Conduct that requires all its business activities to be conducted in compliance with laws, regulations, and ethical principles and values. All directors, officers, and employees of Navient will be required to read, understand, and abide by the requirements of the Code of Business Conduct.

The Code of Business Conduct will be accessible on Navient’s website. Any waiver of the Code of Business Conduct for directors or executive officers may be made only by the Audit Committee. Navient will disclose any amendment to, or waiver from, a provision of the Code of Business Conduct for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on the company’s website within four business days following the date of the amendment or waiver. In addition, Navient will disclose any waiver from the Code of Business Conduct for the other executive officers and for directors on its website.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, and Auditing Matters

In accordance with the Sarbanes-Oxley Act of 2002, Navient expects that its Audit Committee will adopt procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

Risk Management

Our Approach

The products and services that Navient provides, as well as the financial markets in which Navient participates, continue to undergo dramatic competitive, technological and regulatory changes. Identifying, understanding, and effectively managing the risks inherent in our business are critical to our continued success. Navient will seek to have risk oversight, management and assessment responsibilities clearly assigned and documented, reviewed and coordinated at various levels of its organization. We will maintain comprehensive risk management practices to identify, measure, monitor, evaluate, control, and report on our significant risks.

Risk Oversight

The Navient board of directors and its standing committees will oversee our overall strategic direction, including setting our risk management philosophy, tolerance and parameters; and establishing procedures for assessing the risks our businesses face as well as the risk management practices our management team develops and utilizes. We will escalate to our board of directors any significant departures from established tolerances and parameters and review new and emerging risks with them.

In 2012, Existing SLM’s board of directors and senior management took significant steps to further enhance, formalize and centralize Existing SLM’s existing enterprise risk management activities. These efforts continued into 2013 and we expect these efforts to continue to further evolve following the separation and distribution. The steps taken in 2012 and continued in 2013 included:

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The addition of a new, extended meeting of the board of directors focused exclusively on Existing SLM’s strategic direction and priorities. This meeting is to occur annually and in advance of management’s development and presentation of its business plan for the following fiscal year.

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The development and then adoption in early 2013 of a formal Risk Appetite Framework which reinforces the commitment to an organized enterprise risk management program that identifies, measures, monitors, reports and escalates risks to senior management and the board of directors in line with developed and agreed risk profiles, tolerances and escalation mechanisms.

•

The initial development and testing of a strategy and stress testing tool designed to overlay Existing SLM’s previously existing, well-developed financial, credit and operational models that can evolve to provide Existing SLM with the capability to more rapidly analyze key risks in light of actual or assumed changes in strategy, economic conditions, and asset, liability and portfolio performance.

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Enhancement to existing incentive compensation plan risk oversight policies and procedures which included the following: the creation of a new committee, the Corporate Incentive Compensation Plan Committee, to oversee Existing SLM’s incentive compensation plans; enhancements to incentive compensation plan governance policy, which among other items, require appropriate risk mitigation elements in incentive compensation plans and annual review of the effectiveness of such plans; and increase in coverage of plans during the annual risk review.

It is expected that Navient will continue these practices. Navient will also appoint a chief risk officer upon completion of the separation and distribution.

Risk Management Philosophy

Navient’s risk management philosophy will be to do all we can to ensure all significant risk inherent in our business can be identified, measured, monitored, evaluated, controlled and reported. In furtherance of these goals, Navient will seek to: (i) maintain a comprehensive and uniform risk management framework; (ii) maintain accountability and ownership at the business segment level for risks to which they are exposed; (iii) provide appropriate reporting tools to management and our board of directors and its committees; and (iv) reinforce this philosophy to our employees.

Risk Management Roles and Responsibilities

Responsibility for risk management will be held at several different levels of our organization, including our board of directors and its committees. Each business area within our organization will be primarily responsible for managing its specific risks utilizing formalized processes and procedures developed in collaboration with our executive management team and internal risk management partners. Our compliance, credit, human resources, legal, information technology, finance and accounting, and information security groups will be responsible for providing our business segments with the training, systems and specialized expertise necessary to properly perform their risk management responsibilities.

Board of Directors. Our board of directors, directly and through its standing committees, will be responsible for overseeing our overall strategic direction and risk management approach. It will approve our annual business plan, periodically review our strategic approach and priorities and spend significant time considering our capital requirements and our dividend and share repurchase levels and activities. Standing committees of our board of directors are expected to include Executive, Audit, Compensation and Personnel, Nominations and Governance and Finance and Operations. Charters for each committee providing their specific responsibilities and areas of risk oversight will be published on our website after the separation and distribution.

Chief Executive Officer. Our Chief Executive Officer will be ultimately responsible for ensuring proper oversight, management and reporting to our board of directors regarding our risk management practices and the timely escalation of any significant issues. Our Chief Executive Officer will be responsible for establishing our risk management culture and ensuring business areas operate within directed risk parameters and in accordance with our annual business plan.

Internal Risk Oversight Committees. We expect to have a number of standing management committees dedicated to oversight of various risks relating to our business, including a Corporate Incentive Compensation Plan Committee and an additional senior-executive level committee, the Enterprise Risk Committee. Both committees will have broad risk oversight agendas and responsibilities. Below is a description of what we expect to be our key internal risk management committees.

Enterprise Risk Committee. The Enterprise Risk Committee is expected to more efficiently assist our Chief Executive Officer in the execution of his risk responsibilities. This committee will be an executive management-level committee that provides a forum for our senior management team to review and discuss our significant risks, receive periodic reports on adherence to agreed risk parameters and to supervise the continued evolution of our enterprise risk management program. Committee membership is expected to consist of our President and Chief Executive Officer, Executive Vice President and General Counsel, Executive Vice President — Banking and Finance, Executive Vice President and Chief Marketing Officer, Executive Vice President — Administration, Chief Credit Officer, Chief Compliance Officer and the Chief Audit Officer (in a non-voting capacity). The predominance of committee members will be direct reports to our Chief Executive Officer. The committee is expected to meet at least six times per year in advance of each regularly scheduled board of directors meeting and more frequently as may needed to address particular issues.

Corporate Incentive Compensation Plan Committee. The Corporate Incentive Compensation Plan Committee is expected to be comprised of a cross-functional team of senior officers from human resources, risk and legal who oversee our incentive compensation plans. The committee’s responsibilities will include ensuring that our incentive compensation plans do not incent our employees to take inappropriate risks which could impact our financial position and controls, reputation and operations; reviewing the annual risk assessment of our incentive compensation plans conducted by our Chief Compliance Officer and Chief Credit Officer; and developing policies and procedures for the development and approval of new incentive compensation plans in line with our business goals and within acceptable risk parameters. The committee is expected to periodically report to the Compensation and Personnel Committee (the “Compensation Committee”) of our board of directors on our controls and review our incentive compensation plans. Committee membership is expected to include our Executive Vice President Administration, Chief Compliance Officer, Chief Credit Officer, Deputy General Counsel responsible for human resources matters, and our Chief Audit Officer (in a non-voting capacity).

Disclosure Committee. A Disclosure Committee will review and approve content of periodic SEC reporting documents, earnings releases and related disclosure policies and procedures.

Loan Loss Reserve Committee. Our Loan Loss Reserve Committee will oversee the sufficiency of our loan loss reserves and will consider current or emerging issues affecting delinquency and default trends which may result in adjustments in our allowances for loan losses.

Critical Accounting Assumptions Committee. Our Critical Accounting Assumptions Committee will oversee critical accounting assumptions, as well as key judgments and estimates, utilized in preparation of our financial statements.

Asset and Liability Committee. Our Asset and Liability Committee will oversee our investment portfolio and strategy and our compliance with our investment policy.

Corporate Credit Committee. Our Corporate Credit Committee will oversee the overall credit and portfolio management strategy, policy review and monitoring.

Corporate Compliance Committee. Our Corporate Compliance Committee will oversee regulatory compliance risk management activities.

ICE Steering Committee. Our ICE Steering Committee will oversee our Internal Controls Excellence (“ICE”) initiative and Sarbanes-Oxley compliance and will sponsor periodic forums in which the top internal control deficiencies are discussed and analyzed to ensure the control deficiencies are identified, understood by all relevant affected parties, and have established resolution plans supported by adequate resources.

Customer Products and Services Assessment Committee. Our Customer Products and Services Assessment Committee will consider matters relating to risks affecting us and our wholly- and majority-owned subsidiaries associated with new, expanded, or modified products or services and make recommendations regarding proposed products or service offerings based on their inherent risks and controls.

Internal Audit Risk Assessment

Navient is expected to form an Internal Audit Department that monitors our various risk management and compliance efforts, identifies areas that may require increased focus and resources, and reports significant control issues and recommendations to executive management and the Audit Committee of our board of directors. At least annually, our Internal Audit Department is expected to perform a risk assessment to evaluate the risk of all significant components of our company and use the results to develop an annual internal audit plan. The risk assessment process will build on enhancements devised by Existing SLM during 2013 to include more detailed measures of risk and more formalized identification of auditable components of our company. The risk assessment will focus on auditable areas relevant to us and our subsidiaries.

Risk Appetite Framework

Our risk appetite framework will establish the level of risk we are willing to accept within each risk category in pursuit of our business strategy. By having a uniform risk appetite framework, it will create linkages across our businesses to ensure business decisions, monitoring and reporting are made on a consistent basis. Management and our various corporate committees will monitor approved limits and escalation triggers to ensure that our businesses are operating within the approved risk limits. Risk limits will be monitored and reports will be provided to various corporate committees and our board of directors and its committees, as appropriate. Through ongoing monitoring of risk exposures, management will seek to identify potential risks and develop appropriate responses and mitigation strategies. Our board of directors will agree our Risk Appetite Framework with management, and our management is expected to continue its development and evolution with the Audit Committee of our board of directors.

Risk Categories

We expect to evaluate our significant risks using the following categories: (1) credit; (2) market; (3) funding and liquidity; (4) compliance; (5) legal; (6) operational; (7) reputational/political; (8) governance; and (9) strategy.

Credit Risk. Credit risk is the risk to earnings or capital resulting from an obligor’s failure to meet the terms of any contract with us or otherwise fail to perform as agreed. Credit risk is found in all activities where success depends on counterparty, issuer or borrower performance.

We have credit or counterparty risk exposure with borrowers and cosigners of our Private Education Loans, the various counterparties with whom we have entered into derivative contracts and the various issuers with whom we make investments. Credit and counterparty risks will be overseen by our Chief Credit Officer, his staff and the internal Credit Committee he chairs. Our Chief Credit Officer will report regularly to our board of directors and the Finance and Operations and Audit Committees of the board.

The credit risk related to our Private Education Loans will be managed within a credit risk infrastructure which includes: (i) a well-defined underwriting, asset quality and collection policy framework; (ii) an ongoing monitoring and review process of portfolio concentration and trends; (iii) assignment and management of credit authorities and responsibilities; and (iv) establishment of an allowance for loan losses that covers estimated losses based upon portfolio and economic analysis.

Credit risk related to derivative contracts will be managed by reviewing counterparties for credit strength on an ongoing basis and through our credit policies, which will place limits on the amount of exposure we may take with any one counterparty and, in most cases, require collateral to secure the position. The credit and counterparty risk associated with derivatives is measured based on the replacement cost should the counterparties with contracts in a gain position to our company fail to perform under the terms of the contract.

Market Risk. Market risk is the risk to earnings or capital resulting from changes in market conditions, such as interest rates, credit spreads, commodity prices or volatilities. We will be exposed to various types of market risk, in particular the risk of loss resulting in a mismatch between the maturity/duration of assets and liabilities, interest rate risk and other risks that arise through the management of our investment, debt and student loan portfolios. Market risk exposures will be managed primarily through our internal Asset and Liability Committee. The responsibilities of this committee will include: maintaining oversight and responsibility for all risks associated with managing our assets and liabilities, and recommending limits to be included in our risk appetite and investment structure. These activities are to be closely tied to those related to the management of our funding and liquidity risks. The Finance and Operations Committee of our board of directors will periodically review and approve the investment and asset and liability management policies and contingency funding plan developed and administered by our internal Asset and Liability Committee. The Finance and Operations Committee of our board of directors as well as our Executive Vice President — Banking and Finance will report to the full board of directors on matters of market risk management.

Funding & Liquidity Risk. Funding and liquidity risk is the risk to earnings, capital or the conduct of our business arising from the inability to meet our obligations when they become due without incurring unacceptable losses, such as the ability to fund liability maturities and deposit withdrawals, or invest in future asset growth and business operations at reasonable market rates. Our primary liquidity needs will include our ongoing ability to meet our funding needs for our businesses throughout market cycles, including during periods of financial stress, to avoid any mismatch between the maturity of our assets and liabilities, and the servicing of our indebtedness. Key objectives associated with our funding liquidity needs will relate to our ability to access the capital markets at reasonable rates.

Our funding and liquidity risk management activities will be centralized within our Corporate Finance department, which will be responsible for planning and executing our funding activities and strategies. We will analyze and monitor our liquidity risk, maintain excess liquidity and seek to access diverse funding sources depending on current market conditions. Funding and liquidity risks will be overseen and recommendations approved primarily through our internal Asset and Liability Committee. The Finance and Operations Committee of our board of directors will be responsible for periodically reviewing and approving the funding and liquidity positions and contingency funding plan developed and administered by our internal Asset and Liability Committee. The Finance and Operations Committee of our board of directors will also receive regular reports on our performance against funding and liquidity plans at each of its meetings.

Operational Risk. Operational risk is the risk to earnings resulting from inadequate or failed internal processes, people and systems or from external events. Operational risk is pervasive in that it exists in all business lines, functional units, legal entities and geographic locations, and it includes information technology risk, physical security risk on tangible assets, as well as legal/compliance risk and reputational risk.

Our board of directors will receive operations reports (which will include operating metrics and performance against annual plan) from our Chief Executive Officer at each regularly scheduled meeting. Additionally, the Finance & Operations Committee of our board of directors will receive business development updates regarding our various business initiatives that provide information and metrics about each key component of our business operations. The Audit Committee of our board of directors will receive periodic information security updates and review operational and systems-related matters to insure their implementation produces no significant internal control issues.

Operational risk exposures are to be managed through a combination of business line management and enterprise wide oversight. Our Chief Executive Officer will be responsible for all of our business operations (credit, servicing, collections and technology). Management committees, comprised of senior managers and subject matter experts, will focus on particular aspects of operational risk. Enterprise-wide oversight is to be conducted by a number of our internal risk management committees. Most importantly, the Customer Products and Services Assessment Committee will oversee the process, in connection with new, expanded or modified products or services it recommends for approval, for determining that significant risks are properly identified; confirming that adequate controls are in place to monitor risks to established, prudent limits; and monitor risk management activities, exposures, and issues.

Compliance, Legal and Governance Risk. Compliance risk is the current and prospective risk to earnings or capital arising from violations of, or non-conformance with, laws, rules, regulations, prescribed practices, internal policies and procedures, or ethical standards. Legal risk is the risk to earnings, capital or reputation that is manifested by claims made through the legal system and may arise from a product, a transaction, a business relationship, property (real, personal or intellectual), conduct of an employee or a change in law or regulation.

Governance risk is the risk of not establishing and maintaining a control environment that aligns with stakeholder and regulatory expectations, including tone at the top and board performance. These risks are inherent in all of our businesses. Compliance, legal and governance risk are sub-sets of operational risk but are recognized as a separate and complementary risk category given their importance in our business. We can be exposed to these risks in key areas such as our collections or loan servicing businesses if compliance with legal and regulatory requirements is not properly implemented, documented or tested, as well as when an oversight program does not include appropriate audit and control features.

The Audit Committee of our board of directors will have oversight over the establishment of standards related to our monitoring and control of legal and compliance risks and the qualification of employees overseeing these risk management functions. The Audit Committee will annually approve our Corporate Compliance Plan, will have responsibility for considering significant breaches of our Code of Business Conduct and will receive regular reports from executive management team members responsible for the regulatory and compliance risk management functions.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Navient is currently a wholly owned subsidiary of Existing SLM and not an independent company. Decisions as to the past compensation of those persons who will serve as executive officers of Navient after the separation have been made by Existing SLM. This Compensation Discussion and Analysis discusses Existing SLM’s historical compensation practices and policies. Initially, it is anticipated that Navient’s compensation practices and policies will be largely the same as those employed at Existing SLM. The compensation policies and practices described below remain subject to review and approval by the Navient compensation committee (the “Navient Compensation Committee”), which has yet to be formed, and any changes or adjustments to such policies and practices prior to the date the Registration Statement of which this information statement forms a part is declared effective will be described in an amendment to this information statement.

The individuals who will serve as Navient’s “named executive officers” or “NEOs” include Navient’s chief executive officer, chief financial officer and up to three of Navient’s most highly compensated executive officers (other than the chief executive officer and chief financial officer) based on 2013 compensation from Existing SLM. For purposes of the following Compensation Discussion and Analysis and executive compensation disclosures, the four individuals listed below are expected to serve as Navient’s named executive officers:

•	Jack Remondi, Navient Chief Executive Officer. Mr. Remondi currently serves as Existing SLM’s Chief Executive Officer.

•	Somsak Chivavibul, Navient Chief Financial Officer. Mr. Chivavibul currently serves as Existing SLM’s Senior Vice President — Financial Planning & Analysis.

•	John Kane, Navient Chief Operating Officer. Mr. Kane currently serves as Existing SLM’s Senior Vice President — Enterprise Project Management.

•	Tim Hynes, Navient Chief Risk Officer. Mr. Hynes currently serves as Existing SLM’s Senior Vice President — Collections.

Additional information about Navient’s current and expected senior executive team following the separation is set forth in “Management — Executive Officers Following the Separation.”

The following sections of this Compensation Discussion and Analysis describe Existing SLM’s compensation philosophy, policies and practices as they applied to Existing SLM’s named executive officers during 2013 and, by extension, to those expected named executive officers of Navient who were not also NEOs of Existing SLM in 2013. Jack Remondi served as the President and Chief Operating Officer of Existing SLM in 2013 until May of that year, when he became President and Chief Executive Officer. Somsak Chivavibul, John Kane and Tim Hynes were senior executives, but not NEOs, of Existing SLM in 2013. Certain compensation decisions with regard to 2014 are also described below.

Existing SLM’s Compensation Philosophy and Objectives

The philosophy underlying Existing SLM’s executive compensation program is to provide a competitive total compensation program tied to performance and aligned with the interests of its stockholders. Existing SLM’s objective is to recruit and retain high quality executives and staff necessary to deliver continuously high stockholder value.

Existing SLM’s Compensation Committee uses the following principles to implement its compensation philosophy and achieve its executive compensation program objectives:

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Pay-for-performance. A substantial portion of the total compensation of Existing SLM’s named executive officers and other senior executives is earned based on achievement of enterprise-wide goals that impact stockholder value.

•

Retention of top executives. Existing SLM’s named executive officers and other senior executives should have base salaries and benefits that are competitive and permit Existing SLM to attract, motivate and retain those executives who drive its success.

•

Reward long-term growth and focus management on sustained success and stockholder value creation. Compensation of the named executive officers and other senior executives is heavily weighted toward long term equity-based incentives. These awards link pay to sustained performance.

•

Align compensation with stockholder interests. The interests of the named executive officers and other senior executives should be linked with those of Existing SLM’s stockholders through the risks and rewards of the ownership of SLM Corporation common stock.

•	Standard benefits and limited perquisites. Existing SLM provides standard employee benefits and limited perquisites.

Elements of Compensation

The compensation program for Existing SLM’s named executive officers and other senior executives consists of seven elements. These elements, as well as the reasons why each was chosen and the ways in which each element achieves Existing SLM’s compensation objectives, are described below:

Compensation Element	Objective	Type of Compensation

Base salary	To provide a base level of cash compensation for senior executives based on level and responsibility.	Fixed cash compensation. Reviewed annually and adjusted as appropriate.

Annual incentive bonus	To encourage and reward senior executives for achieving annual corporate performance goals.	Variable compensation. Primarily performance based. Payable in a combination of cash and Restricted Stock Units (“RSUs”). RSUs are subject to transfer restrictions and lapse in equal increments over two to three years.

Long-term equity-based incentives	To motivate and retain senior executives by aligning their interests with that of stockholders through sustained performance and growth.	Multi-year variable compensation. Performance based. Generally granted annually. Payable in Performance Stock Units (“PSUs”) or RSUs, in addition to stock options. PSUs have three-year cliff vesting in amounts determined based on cumulative performance measures. RSUs vest ratably over a three-year period. Stock options vest over a three-year period. In recent years, two-thirds of these option grants are subject to additional vesting conditions based upon the achievement of pre-established stock price targets. All outstanding

Compensation Element	Objective	Type of Compensation

long-term equity-based incentives of Existing SLM are subject to adjustment in connection with the separation and distribution. See “— Changes to Long-Term Incentive Awards due to the Separation and Distribution” for additional information.

Health, Welfare and Retirement benefits	To promote employee health and protect financial security.	Fixed compensation.

Deferred Compensation Plan	To provide retirement planning opportunities.	The Deferred Compensation Plan offers a variety of investment choices, none of which represents an above-market return.

Severance benefits	To maintain continuity of management after a change of control and provide temporary income following involuntary terminations of employment other than for cause.	Fixed cash compensation. Generally, equity compensation continues to vest on their terms after changes of control or involuntary terminations other than for cause.

Perquisites	To provide business-related benefits to assist in attracting and retaining key executives.	Fixed compensation.

Fixed vs. Variable Compensation

A substantial portion of Existing SLM’s senior executives’ total compensation for 2013 performance, including that of its named executive officers, was variable and dependent upon the attainment of performance objectives or the value of Existing SLM’s common stock. Set forth below are the fixed and variable percentages of the expected Navient NEO’s compensation for 2013.

[1]

Fixed compensation is the sum of 2013 “Salary” and “All Other Compensation” amounts set forth in the “Executive Compensation—Summary Compensation Table” of this information statement. Fixed compensation excludes the value of dividend equivalent units accrued on restricted stock, RSUs and PSUs in 2013.

[2]

Variable compensation is the sum of bonus paid in February 2014 under the Sallie Mae Management Incentive Plan set forth under “Non-equity Incentive Plan Compensation” in the “Executive Compensation—Summary Compensation Table” of this information statement and the grant date fair values of RSUs granted in February 2014.

Cash Incentives vs. Stock-Based Incentives

In 2013, the Compensation Committee of Existing SLM allocated more of its named executive officers’ and, by extension, its other senior executives’, variable compensation to stock-based incentives than it allocated to cash incentives. Set forth below are the cash and stock-based percentages of the expected Navient NEO’s variable compensation for 2013.

[1]

Cash compensation is comprised of 2013 salary, cash bonuses paid in February 2014 under the 2013 Management Incentive Plan and All Other Compensation as set forth in the “Executive Compensation—Summary Compensation Table” of this information statement. Cash compensation excludes the value of dividend equivalent units accrued on restricted stock, RSUs and PSUs in 2013.

[2]

Stock-based compensation is the sum of the value of the bonus paid in RSUs in February 2014 under the 2013 Management Incentive Plan set forth under the “Stock Awards” column in the “Executive Compensation—Summary Compensation Table” of this information statement and the grant date fair values of RSUs granted in February 2014.

How Existing SLM Makes Its Compensation Decisions

Role of the Existing SLM Compensation Committee

On a yearly basis, Existing SLM’s Compensation Committee reviews and approves Existing SLM’s Management Incentive Plan (“MIP”), which establishes annual corporate goals and is applicable to all members of senior management. In establishing such goals, Existing SLM’s Compensation Committee reviews and considers Existing SLM’s annual business plan approved by the Board of Directors of Existing SLM, focusing on the objectives of the business plan and on aligning Existing SLM’s incentive-based compensation to achieve such objectives. The Existing SLM Compensation Committee also discusses the proposed MIP goals with the CEO of Existing SLM and Existing SLM’s compensation consultant. The Existing SLM Compensation Committee, in consultation with the Independent Chairman of Existing SLM and the other independent members of the Board of Existing SLM, reviews the annual performance of the CEO and approves his salary, bonus and long-term incentive award for the upcoming year and his bonus under the MIP for the prior year. Existing SLM’s Compensation Committee maintains discretion to decrease bonus amounts under the MIP.

Existing SLM’s CEO does not play a role with respect to any matter affecting his own compensation. See “Committees of the Navient Board of Directors — Compensation and Personnel Committee” for more information on Existing SLM’s Compensation Committee’s role with respect to NEO compensation. Jack Remondi became the CEO of Existing SLM in May 2013 and currently is serving in that position. He will resign his position as CEO of Existing SLM upon the completion of the separation and distribution.

Role of the Chief Executive Officer

Existing SLM’s CEO reviews with the Existing SLM Compensation Committee the performance of each named executive officer and recommends salary, bonus and long-term incentive awards for each NEO other than himself. The Existing SLM Compensation Committee considers these recommendations in consultation with Existing SLM’s compensation consultant and approves final awards for each named executive officer. Existing SLM’s CEO also reviews and approves the salaries of senior executives other than the NEOs, and serves on a subcommittee of the Existing SLM Compensation Committee that approves bonus and long-term incentive awards for these senior executives based on guidelines established by the Existing SLM Compensation Committee.

Role of the Compensation Consultant

The Existing SLM Compensation Committee retains and is advised by an independent compensation consultant to assist the committee in its review and oversight of Existing SLM’s executive compensation program. It is anticipated that the Navient Compensation Committee will interview and retain an independent compensation consultant in the period prior to the separation and distribution for advice and guidance regarding Navient’s executive compensation program.

Use of Peer Group

The Existing SLM Compensation Committee reviews the peer group annually with the compensation consultant to ensure that each member company in the peer group is still appropriate and to consider additions to or deletions from the peer group.

The Existing SLM Compensation Committee reviews compensation data relating to the financial and financial processing industries as those are the industries in which Existing SLM competes for talent. To ensure that the Existing SLM Compensation Committee has the information necessary to set appropriate compensation levels, Existing SLM conducts a market analysis of executive compensation programs that includes publicly available executive compensation data for its peer companies and third-party compensation surveys.

The Existing SLM Compensation Committee then utilizes the peer group data in two ways. First, it assesses the financial performance of the peer group during the preceding one and three year periods, to determine how Existing SLM compares to its peers in terms of financial performance. Second, it assesses the compensation paid to NEOs by the peer group to determine the competitiveness of Existing SLM’s executive compensation program. While Existing SLM’s market analysis informs its range of compensation components and decisions, Existing SLM does not tie its senior executives’ compensation levels to specific market percentiles. The Compensation Committee also uses a variety of other data points in determining compensation levels and incentive compensation design, including Existing SLM’s strategic plan, the budget for the year in question and experience of executives.

The Existing SLM Compensation Committee, in consultation with the compensation consultant, determined that no changes were required to the peer group in 2013. For 2013, the peer group consisted of the following companies:

Peer Group

Alliance Data Systems Corp BB&T Corp. Capital One Financial Corp. CIT Group Inc. Discover Financial Services, Inc. Fidelity National Information Services	Fifth Third Bancorp Fiserv Inc. Huntington Bancshares KeyCorp M&T Bank Corp Total Systems Services Inc.

It is anticipated that the Navient Compensation Committee will consult with its compensation consultant as to the proper peer group for Navient, which may be a different peer group than the one above.

Changes to Executive Compensation for 2013

The Existing SLM Compensation Committee regularly reviews and considers changes to the elements of Existing SLM’s executive compensation program in light of industry best practices and the evolution of the company’s business strategy. The Existing SLM Compensation Committee also considers the results of the annual “say on pay” advisory vote of shareholders when considering changes to the program.

Weighing these factors, and based on the advice of its independent compensation consultant, the Existing SLM Compensation Committee determined that the executive compensation program for 2013 should be modified to reflect and reinforce Existing SLM’s major operating goals for 2013. These major operating goals were incorporated into the design of Existing SLM’s 2013 Management Incentive Plan, which is described below.

While the Existing SLM Compensation Committee determined that additional changes to the executive compensation program were not warranted for 2013, it did approve certain changes to the program in early 2014 in anticipation of the pending separation and distribution. See “— Changes to Executive Compensation for 2014” for more information.

Determination of Compensation for 2013

As part of Existing SLM’s annual strategic planning process, management developed an operating plan for Existing SLM’s 2013 fiscal year. The Existing SLM Compensation Committee and management then discussed and agreed on specific corporate performance goals set forth in the annual MIP established for the purpose of focusing executives around achievement of the operating plan. An executive’s annual bonus potential under the MIP generally is a function of each executive’s position and base salary. The Existing SLM Compensation Committee established a payout level for each named executive officer based on achievement of the corporate performance goals. As to the NEOs, the Existing SLM Compensation Committee was also actively involved in considering bonus potential and approving actual salary, bonuses and long-term incentive compensation for 2013.

2013 Management Objectives

In 2013, Existing SLM set out five major goals to create shareholder value. They were: (1) prudently grow Consumer Lending segment assets and revenues; (2) maximize cash flows from FFELP Loans; (3) reduce operating expenses while improving efficiency and customer experience; (4) maintain Existing SLM’s financial strength; and (5) expand the capabilities of Sallie Mae Bank.

2013 Summary of Results

Existing SLM believes that management achieved several of its objectives for 2013. “Core Earnings”1 for 2013 were $1.29 billion compared with $1.06 billion in 2012. “Core Earnings” increased due to a $302 million increase in gains on sales of loans and investments, a $241 million lower provision for loan loss, a $109 million after-tax increase in gains from the sale of subsidiaries and a $75 million increase in servicing and contingency revenue. This was partially offset by a $106 million decrease in net interest income, a $145 million increase in operating expenses, a $97 million decrease in debt repurchase gains and a $61 million increase in restructuring and other reorganization expenses. During 2013, Existing SLM also issued $3.75 billion of unsecured debt and issued $6.5 billion of FFELP ABS and $3.1 billion of Private Education Loan ABS. Existing SLM also repurchased $1.3 billion of debt and realized “Core Earnings” gains of $48 million in 2013, compared with repurchases of $711 million and gains of $145 million in 2012. In addition, Existing SLM repurchased $600 million of common stock in 2013 compared to $900 million repurchased in 2012.

2013 Performance Relative to Management Objectives

Prudently Grow Consumer Lending Segment Assets and Revenues. Existing SLM continued to pursue managed growth in its Private Education Loan portfolio in 2013, with $3.8 billion in new originations for the year compared with $3.3 billion in 2012, a 14 percent increase. The average FICO score of 2013 originations was 745 and approximately 90 percent of the originated loans were cosigned. Existing SLM continued to help its customers manage their borrowings and succeed in its payoff, which resulted in lower charge-offs and provision for loan losses. The charge-off rate was 2.8 percent in 2013, the lowest rate since 2007, and down from 3.4 percent in 2012, an 18 percent decrease. Provision for Private Education Loan losses decreased $221 million from 2012, a 22 percent decrease.

Maximize Cash Flows from FFELP Loans. In 2013, management set out to explore alternative transactions and structures that could increase Existing SLM’s ability to maximize the value of Existing SLM’s ownership interests in FFELP securitization trusts and allow Existing SLM to diversify its holdings while maintaining servicing fee income. In 2013, Existing SLM sold its ownership interest in five of its FFELP Loan securitization trusts ($12.5 billion of securitization trust assets and $12.1 billion of related liabilities) which generated a $312 million gain on sale. During 2013, Existing SLM also purchased $736 million of FFELP Loans.

Reduce Operating Expenses While Improving Efficiency and Customer Experience. For 2013, Existing SLM set out to reduce unit costs, and balance its Private Education Loan growth and the challenge of increased regulatory oversight. Existing SLM also planned and accomplished improving efficiency and customer experience by replacing certain of its legacy systems and making enhancements to its self-service platform and call centers (including improved call segmentation that routes an in-bound customer call directly to the appropriate agent who can answer the customer’s inquiry). In the fourth quarter of 2013, Existing SLM reserved $70 million for expected compliance remediation efforts relating to pending regulatory inquiries. Excluding this compliance remediation expense, full-year 2013 operating expenses were $972 million compared with $897 million for 2012. The $75 million increase was primarily the result of increases in third-party servicing and collection activities (which resulted in $108 million of additional revenue), continued investments in technology, and increased Private Education Loan marketing activities (which resulted in a 14 percent increase in originations volume).

Maintain Our Financial Strength. For 2013 Existing SLM’s management sought to continue paying dividends and repurchasing common shares through its repurchase program while ending 2013 with capital and reserve positions as strong as those with which Existing SLM ended 2012. In February 2013, Existing SLM announced an increase in its quarterly common stock dividend to $0.15 per share, resulting in full-year common stock dividends paid of $264 million or $0.60 per share. In 2013, Existing SLM authorized a total of $800

[1]	For a description of how Existing SLM calculates “Core Earnings” and for a reconciliation of “Core Earnings” to the nearest comparable GAAP measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—‘Core Earnings’—Definition and Limitations.”

million for common stock repurchases. Existing SLM repurchased an aggregate of 27 million shares for $600 million in 2013. At December 31, 2013, there was $200 million remaining authorization for additional common stock repurchases under its current stock repurchase program. Existing SLM did this while achieving diluted “Core Earnings” per common share of $2.83 and maintaining its strong balance sheet and capital positions. In addition, on June 10, 2013, Existing SLM closed on a new $6.8 billion credit facility that matures in June 2014, to facilitate the term securitization of FFELP Loans. The facility was used in June 2013 to refinance all of the FFELP Loans previously financed through the ED Conduit Program. On July 17, 2013, Existing SLM closed on a $1.1 billion asset-backed borrowing facility that matures on August 15, 2015. The facility was used to fund the call and redemption of the SLM 2009-D Private Education Loan Trust ABS, which occurred on August 15, 2013.

Expand Bank Capabilities. Sallie Mae Bank continued to fund Existing SLM’s Private Education Loan originations in 2013. Existing SLM continued to evolve the operational and enterprise risk oversight program at Sallie Mae Bank in preparation for expected growth and designation as a “large bank,” which will entail enhanced regulatory scrutiny.

Management Incentive Plan for 2013

In late 2012 and early 2013, the Existing SLM Compensation Committee considered Existing SLM’s approved operating plan for 2013 and met with Existing SLM’s management to discuss the performance goals it would apply in establishing the 2013 Management Incentive Plan (the “2013 MIP”). For 2013, the Existing SLM Compensation Committee determined to establish five corporate performance goals for the 2013 MIP, as follows:

•	Earnings per share measured on a “Core Earnings” basis;

•	Increase in private credit loan originations;

•	Operating expense reductions for 2013;

•	Improvement of Private Education Loan delinquency rates; and

•	Improvement of net private education loan charge-offs.

For each corporate performance goal, the Existing SLM Compensation Committee approved minimum, target and maximum achievement levels. Achievement of the minimum level resulted in an “award factor” of 0 percent, achievement of the target level resulted in an award factor of 90 percent and achievement of the maximum level resulted in an award factor of 140 percent. Sliding scale award factor percentages attributable to interim levels of achievement were also included for each goal. The Existing SLM Compensation Committee also assigned a weight to each corporate performance goal based on its relative importance to Existing SLM’s overall operating plan.

2013 Operating Results

In January and February 2014, the Existing SLM Compensation Committee and the Independent Chairman reviewed Existing SLM’s relative achievement of each of the previously identified corporate performance goals based on discussions with the CEO and information provided by management. After these discussions, the Existing SLM Compensation Committee determined that the aggregate achievement of the corporate performance goals was attained at a level of 90.8 percent of the targets set under the 2013 MIP. Existing SLM’s total performance “score” of 90.8 percent was determined based on the level of achievement of each corporate performance goal multiplied by the applicable weighting for such goal.

The chart below sets forth (i) each corporate performance goal, (ii) the target approved by the Compensation Committee for each goal, (iii) the actual achievement level of each goal for 2013, (iv) the award factor for 2013 based on the level of achievement of such goal, (v) the relative weighting of each corporate performance goal and (vi) the corporate performance score attributable to each goal, as well as the total corporate performance score.

Corporate Performance Goal	Target	2013 Actual Performance	Award Factor	Weighting	Corporate Performance Score
Earnings per share on a “Core Earnings” Basis	$2.25	$2.83	140.0%	35%	49.0%
Private Credit Loan Originations	$4,200 million	$3,801 million	50.1%	25%	12.5%
Operating Expenses	$975 million	$1,114 million	0.0%	15%	0.0%
Private Education Loan Delinquency Rates	3.60%	3.48%	102.0%	12.5%	12.8%
Net Private Education Loan Charge-Offs	$720 million	$656 million	132.4%	12.5%	16.6%

Total					90.8%

The corporate performance score of 90.8 percent was applied to the bonus target set for the named executive officers of Existing SLM, including Mr. Remondi, and other senior executives, including Messrs. Chivavibul, Kane, and Hynes. The 2013 bonus amount for each of the expected Navient NEOs is set forth in the following table.

Expected Navient Named Executive Officer	2013 Target Bonus $ Amount	% of Base Salary	2013 Bonus Payment at 90.8% of Target Bonus(1)
Mr. Remondi	$1,425,000	150%	$1,293,900
Mr. Chivavibul	$375,000	125%	$340,000
Mr. Kane	$406,250	125%	$410,000
Mr. Hynes	$375,000	125%	$375,000

(1)

Messrs. Kane and Hynes also received additional discretionary bonuses based on individual performance during 2013. These discretionary bonuses are included in the 2013 bonus payments listed in the table. The 2013 bonus amount for Mr. Chivavibul also reflects a minor adjustment.

Mr. Remondi’s 2013 bonus payment will be paid 50 percent in cash and 50 percent in RSUs with transfer restrictions that lapse in one-third increments on each of the one-year, two-year and three-year anniversaries of the date of grant of such RSUs. The 2013 bonus for Mr. Chivavibul was paid 70 percent in cash and 30 percent in vested RSUs, which are restricted for two years, with one-half of the RSUs becoming available each year. Messrs. Kane and Hynes were paid 60 percent in cash and 40 percent in vested RSUs, which are restricted for three years, with one-third of the RSUs becoming available each year. All of the RSUs accrue dividend equivalents prior to the lapse of restrictions, equal to the quarterly dividends on Existing SLM common stock. Such dividend equivalents are delivered based on the transfer restrictions of the underlying RSU award.

Long-Term Incentive Program

Annual long-term incentive compensation in 2013, consisting of PSUs (for Mr. Remondi) or RSUs (for Messrs. Chivavibul, Kane, and Hynes) and stock options, represents the largest portion of Existing SLM’s senior executive compensation. Mr. Remondi, who served as the President and Chief Operating Officer of Existing SLM until May 2013, received an annual grant of PSUs and stock options in February 2013. Messrs. Chivavibul, Kane, and Hynes also each received an annual grant of RSUs and stock options in February 2013. Finally, in recognition of the additional responsibilities Mr. Remondi assumed when he became President and CEO of Existing SLM in May 2013, Mr. Remondi received an award of RSUs in August 2013.

In early February 2014, the Existing SLM Compensation Committee approved 2014 long-term incentive awards for the expected Navient NEOs in the following amounts: Mr. Remondi ($3,500,000); Mr. Chivavibul ($450,000); Mr. Kane ($550,000); Mr. Hynes ($450,000). Anticipating the pending separation and distribution, the Existing SLM Compensation Committee determined that the senior executives should receive two-thirds of their 2014 award in the form of RSUs at the present time. Navient will grant the remaining one-third of the 2014 awards shortly after the separation and distribution, with the form and terms of the equity awards to be determined by the Navient Compensation Committee. Should the separation and distribution not occur as anticipated, Existing SLM will grant the remaining one-third of the 2014 awards, with the form and terms of the equity awards to be determined by the Existing SLM Compensation Committee later in 2014.

All of these annual long-term incentive awards are described in the tables below. The awards are subject to adjustment in connection with the separation and distribution. See “—Changes to Long-Term Incentive Awards due to the Separation and Distribution” for additional information.

Performance Stock Units and Restricted Stock Units

Expected Navient Named Executive Officer	2013 Performance Stock Units(1)	2013 Restricted Stock Units(2)	2014 Restricted Stock Units(3)
Mr. Remondi	94,201	20,128	106,496
Mr. Chivavibul	—	14,890	13,692
Mr. Kane	—	18,612	16,735
Mr. Hynes	—	14,517	13,692

(1)

PSUs granted in 2013 to Mr. Remondi are disclosed in this column at the target level and are currently 100 percent unvested. PSUs vest based on achievement of Cumulative Net Income for a three-year performance period from January 1, 2013 through December 31, 2015. Pursuant to their original terms, these PSUs are scheduled to vest (i) 100 percent at the target level if Cumulative Net Income is $3.4 billion, (ii) 50 percent of the target level if Cumulative Net Income is greater than $2.7 billion, and (iii) 130 percent of the target level to the extent Cumulative Net Income is equal to or greater than $3.7 billion, with incremental vesting between such percentages of the target level. In connection with the separation and distribution, these PSUs will be converted to RSUs based on a combination of actual and projected performance, and the resulting RSUs will vest at the end of the original performance period. See “—Changes to Long-Term Incentive Awards due to the Separation and Distribution” for additional information.

(2)

Pursuant to their original terms, the RSUs granted to Mr. Remondi in August 2013 are scheduled to vest in one-third increments on August 8, 2014, August 8, 2015, and August 8, 2016. Similarly, the RSUs granted in 2013 to Messrs. Chivavibul, Kane, and Hynes have vested or are scheduled to vest in one-third increments on February 7, 2014, February 7, 2015 and February 7, 2016. To the extent these Existing SLM RSUs remain outstanding on the distribution date, they will be converted to RSUs of Navient and SLM BankCo as described below. See “—Changes to Long-Term Incentive Awards due to the Separation and Distribution” for additional information.

(3)

These RSUs represent two-thirds of the 2014 long-term incentive award amount approved by the Existing SLM Compensation Committee on February 4, 2013, for each of the expected Navient NEOs ($3,500,000 for Mr. Remondi; $450,000 for Mr. Chivavibul; $550,000 for Mr. Kane; and $450,000 for Mr. Hynes). The number of RSUs granted on February 4, 2013, to each of the expected Navient NEOs equals two-thirds of their 2014 award amount divided by the closing price of Existing SLM common stock on the grant date. These RSUs are scheduled to vest in one-third increments on February 4, 2015, February 4, 2016 and February 4, 2017. To the extent these Existing SLM RSUs remain outstanding on the distribution date, they will be converted to RSUs of Navient as described below. See “—Changes to Long-Term Incentive Awards due to the Separation and Distribution” for additional information.

Stock Options

Expected Navient Named Executive Officer	2013 Stock Options(1)
Mr. Remondi	256,107
Mr. Chivavibul	43,663
Mr. Kane	54,579
Mr. Hynes	42,572

(1)

Stock options granted in 2013 to the expected Navient NEOs vest based on the following terms: one-third of the options shall vest on each of the first, second and third anniversary of the grant date, subject in all respects to the following additional vesting provisions: (i) the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the grant date; (ii) the second one-third of the options will vest if the closing price of Existing SLM’s common stock on the NASDAQ meets or exceeds $19 per share for any five consecutive days at any time after the grant date and (iii) the third one-third of the options will vest if the closing price of Existing SLM’s common stock on the NASDAQ meets or exceeds $21 per share for any five (5) consecutive days at any time after the Grant Date. One-third of these options vested on February 7, 2014.

Other Compensation

Consistent with Existing SLM’s philosophy to emphasize pay for performance, named executive officers receive only the perquisites or supplemental benefits described below.

Benefits

In addition to generally available benefits, the NEOs are eligible to participate in Existing SLM’s Non-qualified Deferred Compensation Plan for key employees (the “Deferred Compensation Plan”). Existing SLM offers its senior executives, including its NEOs and the expected Navient NEOs, the opportunity to defer payment of a portion of their cash compensation into a non-qualified deferred compensation plan. Existing SLM provides this opportunity to be competitive with its peer group and to provide retirement planning opportunities for these executives. The Existing SLM Compensation Committee views the plan as providing senior executives with an optional strategy to engage in tax-deferred retirement planning rather than a provided benefit. Existing SLM does not make contributions to the Deferred Compensation Plan or pay above market rates of return on amounts contributed to the plan.

Perquisites

Existing SLM’s policy is to allow limited personal use of Existing SLM’s aircraft by its named executive officers. To the extent an NEO uses Existing SLM’s private aircraft for personal travel the NEO is charged the variable flight costs for such personal use. These reimbursements fully comply with the requirements of the Code. Existing SLM also provides automobiles and temporary housing to certain of the expected Navient NEOs as described in the footnotes to the “Summary Compensation Table.”

Existing SLM’s Compensation Committee has approved annual physicals for the Existing SLM NEOs. These physicals are also available to the expected Navient NEOs. Existing SLM believes that NEO physicals align with its wellness initiative as well as assist in mitigating risk. NEO physicals are intended to identify any health risks and medical conditions as early as possible in an effort to achieve more effective treatment and outcomes.

Employment Agreements and Post-Employment Payments and Benefits

Executive Severance Arrangements

The expected Navient NEOs are covered under an Existing SLM executive severance plan, except as otherwise indicated. The severance plan is described in greater detail under the heading “Arrangements with Named Executive Officers—Executive Severance Plan” below.

Change in Control Severance Plan

The expected Navient NEOs are covered under an Existing SLM change in control severance plan. The change in control severance plan is described in greater detail under the heading “Arrangements with Named Executive Officers — Change in Control Severance Plan” below.

Existing SLM generally utilizes plans (as opposed to individual agreements) to provide severance and change in control payments and benefits for several reasons. First, a “plan” approach provides Existing SLM with the flexibility to change the terms of severance benefits from time to time. In addition, this approach is more transparent, both internally and externally, which eliminates the need to negotiate severance or other employment separation benefits on a case-by-case basis and assures each of the executives that his or her severance benefits are comparable to those of other executives with similar levels of responsibility and tenure.

The expected Navient named executive officers are eligible for severance payments in the event of an involuntary termination of employment without “cause.” In addition, they are eligible for “double trigger”

severance payments in the event of an involuntary termination of employment without “cause” or a termination of employment with “good reason” in connection with a change in control of Existing SLM. Navient’s expected named executive officers are also entitled to certain limited “single trigger” benefits upon a change in control, including equity acceleration when awards are not honored, assumed, or replaced by a successor employer of Existing SLM. Such equity acceleration not only provides the named executive officers with the benefit of these outstanding awards, it may also allow them to exercise the awards and possibly participate in the change in control transaction for the consideration received.

The internal corporate restructuring and separation and distribution described in this information statement will not result in a “change of control” or the payment of any severance to Navient’s expected NEOs under Existing SLM’s change in control severance plan.

Other Arrangements, Policies and Practices Related to Existing SLM’s Executive Compensation Programs

Share Ownership Guidelines

Existing SLM has maintained share ownership guidelines applicable to its senior executives for more than ten years, except for a four-month period beginning in April 2009, during which time the application of the guidelines was suspended due to the decreased price of Existing SLM’s common stock as a result of the global economic downturn. The ownership guidelines, which are expected to be achieved over a five-year period, are as follows:

•	Chief Executive Officer — lesser of 1 million shares or $5 million in value;

•	Chief Operating Officer — lesser of 500,000 shares or $2.5 million in value;

•	Executive Vice President — lesser of 200,000 shares or $1 million in value.

•	Senior Vice President — lesser of 70,000 shares or $350,000 in value.

The guidelines encourage continued ownership of a significant amount of Existing SLM’s common stock acquired through equity awards and help align the interests of senior executives with the interests of Existing SLM’s stockholders. Except as otherwise approved by the Existing SLM Compensation Committee, a senior executive must hold all Existing SLM common stock acquired through equity grants until the applicable thresholds are met, and a senior executive will not be eligible to receive further equity grants if he or she sells this stock (whether before or after such guidelines are met), if such sale would result in a decrease below the thresholds established by the guidelines.

The following shares and share units count towards the ownership guidelines: shares held in brokerage accounts; vested shares credited to deferred compensation accounts; shares credited to qualified retirement plan accounts; vested performance stock and performance stock units; on an after-tax basis, restricted stock and RSUs that vest solely upon the passage of time and vested stock options, to the extent that they are “in-the-money on an after-tax basis.”

All of Navient’s expected NEOs who are subject to Existing SLM’s ownership guidelines are in compliance with them as of the date of this information statement.

Hedging Prohibition

Existing SLM policy prohibits directors and senior management from selling common stock short or buying or selling call or put options or other derivatives in respect of their Existing SLM common stock. They are also prohibited from entering into other transactions that have the effect of hedging the economic value of any of their direct or indirect interest in Existing SLM common stock.

Clawback

Awards made to senior officers, including the expected Navient NEOs, under the 2012 Plan are subject to clawback in the event of a material misstatement of Existing SLM’s financial results and other events.

Compensation Committee Process for Approving Long-Term Awards

The Existing SLM Compensation Committee approves long-term awards on an annual basis at a regularly scheduled Compensation Committee meeting. The Existing SLM Compensation Committee has delegated authority to a sub-committee consisting of the Compensation Committee Chair and the CEO (the “Sub Committee”) to approve long-term awards for new employees and promotions below the level of Executive Vice President. These awards are effective on the day on which the Sub Committee approves the awards. The Existing SLM Compensation Committee approves any awards to newly hired or promoted executive officers at the level of Executive Vice Presidents and above. The grant date for these awards is the applicable meeting date of the Compensation Committee at which the awards are approved. Under the terms of the 2012 Plan, stock options are required to be priced at the closing market price of Existing SLM’s common stock on the NASDAQ on the date of grant.

Tax Information: Section 162(m) of the Code: Tax Deductibility of Compensation over $1 million

Section 162(m) of the Code (Section 162(m)) can potentially disallow a federal income tax deduction for compensation over $1 million paid to the chief executive officer and three other highest paid NEOs (excluding the chief financial officer) who were serving as of the last day of Existing SLM’s fiscal year (“covered employees”). One exception to Section 162(m)’s disallowance of a U.S. federal income tax deduction for compensation over $1 million applies to “performance-based compensation” paid pursuant to stockholder-approved plans. Although much of the compensation opportunity in our executive compensation program has historically been performance-based and generally deductible for U.S. federal income tax purposes, the Existing SLM Compensation Committee retains the flexibility to award compensation to the NEOs that is not deductible for U.S. federal income tax purposes.

Changes to Executive Compensation for 2014

In anticipation of the separation and distribution, the Existing SLM Compensation Committee altered certain components of Existing SLM’s executive compensation program for 2014. The annual incentive bonus has been divided into two components—a pre-distribution component awarded by the Existing SLM Compensation Committee, and a post-distribution component that is expected to be awarded by the Navient Compensation Committee. The 2014 long-term incentive awards have been divided in a similar manner.

2014 Management Incentive Plan. The Existing SLM Compensation Committee approved a Management Incentive Plan (“2014 MIP”) that covers senior executives, including Navient’s expected named executive officers, and is based solely on performance through the distribution date. The design and operation of the 2014 MIP will in other respects align with the approach taken for 2013. It is anticipated that the Navient Compensation Committee will establish a similar incentive compensation program relating to performance between the distribution date and the end of 2014.

For the 2014 MIP, performance will be determined based on the most recently ended calendar quarter prior to or coincident with the date of the distribution by the Existing SLM Compensation Committee for all participants, including expected Navient named executive officers, and the Existing SLM Compensation Committee will determine the amounts to be awarded for this period pursuant to the 2014 MIP. Amounts awarded under this program to Navient’s expected named executive officers will be made by Navient after the separation and distribution and following the close of 2014.

In the same manner as is provided for other named executive officers of Existing SLM, one-half of the 2014 MIP awards for Mr. Remondi will be settled in cash with the remainder settled in RSUs of Navient, subject to transfer restrictions that lapse ratably over three years. With respect to other expected named executive officers of Navient who are not named executive officers of Existing SLM, the 2014 MIP will provide that 60 percent to 70 percent of the 2014 MIP awards will be settled in cash with the remainder settled in RSUs of Navient subject to transfer restrictions that lapse ratably over two to three years. The division between cash and deferred stock payouts are consistent with the approach taken by Existing SLM in prior years.

2014 Long Term Incentive Awards. The Existing SLM Compensation Committee also modified the Long-Term Incentive Program in early 2014. In early February 2014, the Existing SLM Compensation Committee approved 2014 long-term incentive awards for the expected Navient NEOs in the following amounts: Mr. Remondi ($3,500,000); Mr. Chivavibul ($450,000); Mr. Kane ($550,000); Mr. Hynes ($450,000). Anticipating the pending separation and distribution, the Existing SLM Compensation Committee determined that the senior executives should receive two-thirds of their 2014 award in the form of RSUs at the present time. These RSUs will vest ratably on the first, second, and third anniversaries of the grant date. Navient will grant the remaining one-third of the 2014 awards shortly after the separation and distribution, with the form and terms of the equity awards to be determined by the Navient Compensation Committee. Should the separation and distribution not occur as anticipated, Existing SLM will grant the remaining one-third of the 2014 awards, with the form and terms of the equity awards to be determined by the Existing SLM Compensation Committee later in 2014.

All outstanding long term incentive awards of Existing SLM—including the awards granted to the expected Navient NEOs in 2014—will be adjusted in connection with the separation and distribution. See “—Changes to Long-Term Incentive Awards due to the Separation and Distribution” for additional information.

Changes to Long-Term Incentive Awards due to the Separation and Distribution

In connection with the separation, SLM BankCo will assume the equity incentive plans of Existing SLM and, to the extent they will relate to shares of SLM BankCo common stock after the distribution, outstanding awards granted thereunder. Navient will establish its own equity incentive plan with respect to its common stock. In general, and in order to maintain the intrinsic value just prior to the separation and distribution of outstanding Existing SLM equity awards:

•	holders of awards granted prior to February 4, 2014, will receive both SLM BankCo and Navient equity awards; and

•	holders of awards granted on and after February 4, 2014, will receive solely equity awards of their post-distribution employer.

The implication of the separation and distribution, in general, on each type of equity award that has been granted under the Existing SLM equity incentive plans is described below.

Treatment of Stock Options. In general, each outstanding option to purchase shares of Existing SLM common stock will become an option of SLM BankCo and be exercisable for the same number of shares of SLM BankCo common stock. In connection with the distribution, each holder of an option will also receive a Navient option to purchase the same number of shares of Navient common stock. To maintain the intrinsic value of the original option, the exercise price of the SLM BankCo option will be adjusted to equal the amount determined by multiplying the volume-weighted average “ex-dividend” trading price of a share of SLM BankCo common stock for the five trading days ending on the distribution date (the “SLM BankCo ex-dividend VWAP”), by a fraction, the numerator of which is the original exercise price of the Existing SLM option, and the denominator of which is the “Pre-Spin Existing SLM VWAP”. The Pre-Spin Existing SLM VWAP will equal the sum of the SLM BankCo ex-dividend VWAP and the volume weighted average “when issued” trading price of a share of Navient common stock for the five trading days ending on the distribution date (the “Navient when-issued VWAP”). The exercise price of the Navient option will be determined by multiplying the Navient when-issued VWAP by a fraction, the numerator of which is the original exercise price of the Existing SLM option, and the denominator of which is the Pre-Spin SLM BankCo VWAP. Both options, when combined, are intended to preserve the intrinsic value of the original Existing SLM option by maintaining the ratio of the exercise price to the fair market value of the stock subject to each option. In general, for purposes of determining vesting and employment status under the terms of the adjusted SLM BankCo options and Navient options, the continuing service of a current or former employee, officer or director with any or all of Existing SLM, SLM BankCo and Navient (both before and in connection with the separation and distribution) will be taken into account. All other terms of the adjusted SLM BankCo options and Navient options will be substantially the same as the original Existing SLM stock options, except that any price targets associated with an assumed SLM BankCo stock option will be adjusted in a manner similar to the exercise price adjustment described above. As of January 31, 2014, there were outstanding stock options to purchase approximately 20 million shares of Existing SLM common stock that would be treated in this manner.

Treatment of Restricted Stock Units. Outstanding Existing SLM RSUs granted prior to February 4, 2014, and RSUs granted in connection with the 2013 MIP, generally will become the same number of RSUs of SLM BankCo, and holders of those units will also receive an equal number of RSUs of Navient. In general, for purposes of determining vesting and employment status, the continuous service of a current or former employee, officer or director with any or all of Existing SLM, SLM BankCo and Navient (both before and in connection with the separation and distribution) will be taken into account. The SLM BankCo and Navient RSUs will otherwise be subject to substantially the same terms and conditions as the original Existing SLM RSUs. As of January 31, 2014, there were approximately 3.6 million Existing SLM RSUs outstanding that will be treated in this manner.

Outstanding Existing SLM RSUs granted on or after February 4, 2014, other than RSUs granted in connection with the 2013 MIP, will be adjusted or replaced based upon the post-distribution employer of the holder. A holder of RSUs who will be employed by SLM BankCo following the distribution will receive exclusively RSUs of SLM BankCo, with the amount determined by multiplying the original number of such RSUs by a fraction, the numerator of which is the Pre-Spin Existing SLM VWAP, and the denominator of which is the SLM BankCo ex-dividend VWAP. A holder of post-February 3, 2014 RSUs who will be employed by Navient following the distribution, or who terminates employment prior to the distribution under circumstances entitling such holder to continue to vest in the award of RSUs, will have those units replaced entirely with RSUs of Navient, with the amount determined by multiplying the original number of such RSUs by a fraction, the numerator of which is the Pre-Spin Existing SLM VWAP, and the denominator of which is the Navient when issued VWAP.

Treatment of Restricted Stock. Outstanding shares of Existing SLM restricted stock will be adjusted or replaced based upon the post-distribution service recipient of the holder, using the conversion method described above in “—Treatment of Restricted Stock Units” for outstanding RSUs granted on or after February 4, 2014. As of January 31, 2014, there were approximately 5,000 shares of Existing SLM restricted stock outstanding.

Treatment of Performance Stock Units. Existing SLM currently has outstanding performance stock units granted in 2012 and 2013. Each grant has a three year performance period. At the time of the separation and distribution, each outstanding performance stock unit will be converted to RSUs of SLM BankCo and Navient by reference to the performance metrics previously established for that award. As of the distribution date, the Existing SLM Compensation Committee will evaluate actual and projected performance of Existing SLM (determined as if the separation and distribution did not occur) compared to the performance goals previously established by such committee for each set of awards for all participants, including the expected Navient named executive officers. Achievement of performance goals will be determined by reference to actual performance of Existing SLM over the performance period ending as of the distribution date and the lesser of (i) projected performance over the remaining performance period (based on the most current projections as of the distribution date) or (ii) the target level of achievement for the award over such period. Once the level of estimated achievement of the performance metrics is determined, each Existing SLM performance stock unit will be converted into an equivalent number of SLM BankCo and Navient RSUs. The restricted stock units will vest at the end of the original performance period for the performance stock units they replace, subject to continued employment by the holder as required under the original performance stock units. Settlement of the replacement restricted stock units will be made by SLM BankCo or Navient, whichever is the holder’s employer following the separation and distribution.

Existing SLM does not intend to issue performance stock units in 2014, and instead intends to grant time-based restricted stock units, including to Navient’s named executive officers, which will be adjusted in connection with the separation and distribution as described under “—Treatment of Restricted Stock Units” above.

No Change in Control. The separation and distribution will not constitute a change in control for purposes of the Existing SLM equity plans. Therefore no vesting of awards will occur as a result of the separation and distribution.

Entitlement to Tax Deductions. We generally will be entitled to claim tax deductions for compensation arising from the exercise of adjusted SLM BankCo options and Navient options, the vesting of SLM BankCo and Navient restricted stock awards and the settlement of SLM BankCo or Navient restricted stock units, in each case held by our current or former employees, officers and directors after the separation and distribution. SLM BankCo generally will be entitled to claim tax deductions for compensation arising from the exercise, vesting and settlement of the same awards held by current or former officers, employees or directors of SLM BankCo after the separation and distribution.

EXECUTIVE COMPENSATION

Historical Compensation of Executive Officers Prior to the Separation

Each of Navient’s expected named executive officers was employed by Existing SLM prior to the separation and distribution; therefore, the information provided for the years 2013, 2012 and 2011 reflects compensation earned at Existing SLM and the design and objectives of the Existing SLM executive compensation programs in place prior to the separation, as well as the position each NEO held during these prior years. Each of the individuals expected to be Navient’s named executive officers with respect to the 2013 fiscal year is currently, and was as of December 31, 2013, an officer of Existing SLM. Accordingly, the compensation decisions regarding Navient’s expected named executive officers were made by the Existing SLM Compensation Committee or its delegates. Executive compensation decisions for Navient’s NEOs following the separation will be made by the Navient Compensation Committee. All references in the following tables to stock options, restricted stock units, performance stock units and restricted stock relate to awards granted by Existing SLM in respect of Existing SLM common stock and all references to NEOs are to the individuals expected to be Navient NEOs.

The amounts and forms of compensation reported below are not necessarily indicative of the compensation that Navient NEOs will receive following the separation, which could be higher or lower, because historical compensation was determined by Existing SLM and future compensation levels at Navient will be determined based on the compensation policies, programs and procedures to be established by the Navient Compensation Committee for those individuals who will be employed by Navient following the separation. In addition, the equity-based compensation described in the tables below is subject to adjustment in connection with the separation and distribution. See “Compensation and Discussion Analysis — Changes to Long-Term Incentive Awards due to the Separation and Distribution” for additional information.

Summary Compensation Table

The table below summarizes compensation paid or awarded to or earned by each expected Navient NEO for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus(5) ($)	Stock Awards(6) ($)	Option Awards(6) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7) ($)	All Other Compensation(8) ($)	Total ($)
Jack Remondi(1)	2013	$906,922	$—	$2,834,069	$843,445	$646,950	$—	$231,390	$5,462,776
Principal Executive Officer	2012	850,000	—	2,064,814	749,999	564,825	—	236,562	4,466,200
	2011	850,000	93,925	2,019,600	451,431	756,075	—	223,887	4,394,918

Somsak Chivavibul(2)	2013	299,999	—	368,679	133,317	238,000	—	54,234	1,094,229
Principal Financial Officer	2012	274,999	15,531	409,076	151,798	218,968	—	65,783	1,136,155
	2011	274,999	12,118	302,940	202,595	285,381	8,380	43,704	1,130,117

John Kane(3)	2013	325,000	24,675	497,340	166,647	221,325	—	63,229	1,298,216
Chief Operating Officer	2012	325,000	18,187	494,990	164,999	221,812	—	56,838	1,281,826
	2011	324,038	—	374,750	202,595	288,000	—	19,148	1,208,531

Tim Hynes(4)	2013	299,999	20,700	409,999	129,986	204,300	—	46,633	1,111,617
Chief Risk Officer	2012	299,999	—	133,600	—	200,400	—	39,821	673,820
	2011	299,519	—	316,200	202,595	255,000	—	31,183	1,104,497

1)

Mr. Remondi served as Vice Chairman and Chief Financial Officer of Existing SLM in 2010, and he served as President and Chief Operating Officer of Existing SLM in 2011 and 2012. He became the President and Chief Executive Officer of Existing SLM in May 2013.

2)	Mr. Chivavibul served as Senior Vice President—Financial Planning & Analysis of Existing SLM during 2010-2013.

3)

Mr. Kane has served as Senior Vice President—Enterprise Project Management since March 2013. From August 2011 to March 2013, he served as Senior Vice President—Credit, and from 2008 to August 2011 he served as Senior Vice President—Collections.

4)	Mr. Hynes has served as Senior Vice President—Collections since October 2011. From May 2008 to October 2011 he served as Senior Vice President—Credit.

5)

Annual Incentive Awards for Mr. Remondi for 2013, 2012 and 2011 were paid under the MIP 50 percent in cash and 50 percent in vested restricted stock units (RSUs). These RSUs are restricted for three years, with one-third of the RSUs becoming available each year. Bonus amounts for Mr. Chivavibul in 2013, 2012 and 2011 were paid 70 percent in cash and 30 percent in vested RSUs. These RSUs are restricted for two years, with one-half of the RSUs becoming available each year. Bonus amounts for Messrs. Kane and Hynes in 2013, 2012 and 2011 were paid 60 percent in cash and 40 percent in vested RSUs. These RSUs are restricted for three years, with one-third of the RSUs becoming available each year. The amounts reflected in the “Non-Equity Incentive Plan Compensation” column for Mr. Remondi with respect to fiscal year 2011 includes a portion of the amount previously reflected in the “Bonus” column in the Summary Compensation Table in the 2012 proxy statement of Existing SLM.

6)

Amounts shown are the grant date fair values of the various awards granted during 2013, 2012 and 2011 computed in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718. Additional details on accounting for stock-based compensation can be found in “Note 2—Significant Accounting Policies” and “Note 11—Stock-Based Compensation Plans and Arrangements” to the audited consolidated financial statements included elsewhere in this information statement.

7)

Existing SLM terminated its tax-qualified pension plan and non-qualified supplemental pension plan in 2011 and no NEO held a balance in the employee non-qualified deferred compensation plan during 2013.

8)	For 2013, the components of “All Other Compensation” are as follows:

Name	Employer Contributions to Defined Contribution Plans(A) ($)	Transportation Allowance(B) ($)	Annual Physical Examination(C) ($)	Dividend Equivalent Units(D) ($)	Total ($)
Mr. Remondi	$37,749	$3,243	$4,450	$185,948	$231,390
Mr. Chivavibul	26,724	—	—	27,510	54,234
Mr. Kane	28,250	—	—	34,979	63,229
Mr. Hynes	25,019	—	—	21,614	46,633

A)

Amounts credited to Existing SLM’s tax-qualified and non-qualified defined contribution plans. The combination of both plans provides participants with an employer contribution of up to five percent of the sum of base salary plus annual performance bonus up to $750,000 of total eligible plan compensation.

B)	Automobile allowance benefit calculated based on the annual lease method.

C)

Employees at the level of Senior Vice President and above are provided an annual physical examination potentially worth up to $5,000. Messrs. Chivavibul, Kane and Hynes did not utilize this allowance in 2013.

D)	Value of unvested dividend equivalent units (DEUs) issued on shares/units of unvested PSUs and RSUs during 2013. DEUs vest based on the vesting terms of the underlying award on which they were issued.

2013 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(5)			Estimated Future Payouts Under Equity Incentive Plan Awards(6)			All Other Stock Awards: Number of Shares of Stock or Units(7) (#)	All Other Option Awards: Number of Securities Underlying Options(8) (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(9) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Remondi(1)	Management Incentive Plan		$1,425,000	$3,800,000
	2/7/2013				47,100	94,201	122,461				$1,687,139
	2/7/2013								256,107	$17.91	843,445
	8/8/2013							20,128			499,979
Mr. Chivavibul(2)	Management Incentive Plan		375,000	750,000
	2/7/2013							14,890			266,679
	2/7/2013								43,663	17.91	133,317
Mr. Kane(3)	Management Incentive Plan		406,250	812,500
	2/7/2013							18,612			333,340
	2/7/2013								54,579	17.91	166,647
Mr. Hynes(4)	Management Incentive Plan		375,000	750,000
	2/7/2013							14,517			259,999
	2/7/2013								42,572	17.91	129,986

1)

Mr. Remondi served as President and Chief Operating Officer of Existing SLM during 2012. With the exception of the August 2013 stock award, 2013 plan-based awards reflect this position and not Mr. Remondi’s current position as President and CEO of Existing SLM. In recognition of the extra responsibilities Mr. Remondi assumed when he became President and CEO of Existing SLM in May 2013, Mr. Remondi received an award of RSUs in August 2013.

2)	Mr. Chivavibul served as Senior Vice President—Financial Planning & Analysis of Existing SLM during 2012, and his 2013 plan-based awards reflect this position.

3)	Mr. Kane served as Senior Vice President—Credit from August 2011 to March 2013, and his 2013 plan-based awards reflect this position.

4)	Mr. Hynes served as Senior Vice President—Collections during 2012, and his 2013 plan-based awards reflect this position.

5)

Represents the possible total payouts for each expected NEO under the 2013 MIP based on goals set in February 2013. Actual amounts earned in 2013 were paid in 2014. Mr. Remondi’s actual award was paid 50 percent in cash and 50 percent in vested RSUs, Mr. Chivavibul’s actual award was paid 70 percent in cash and 30 percent in vested RSUs and Mr. Kane’s and Hynes’ actual awards were paid 60 percent in cash and 40 percent in vested RSUs. The RSUs carry certain transfer restrictions. Details regarding the actual awards paid under the 2013 MIP are reported in the “Executive Compensation—Summary Compensation Table” of this information statement and are included in the “Compensation Discussion and Analysis” of this information statement.

6)

Represent the range of PSUs that were granted to Mr. Remondi in 2013 and may be released at the three-year performance period applicable to the PSU assuming achievement of threshold, target and maximum performance. See “Outstanding Equity Awards at 2013 Fiscal Year End Table” of this information statement for applicable metrics. These PSUs will be adjusted in connection with the separation and distribution. See “Compensation Discussion and Analysis—Changes to Long-Term Incentive Awards due to the Separation and Distribution” for additional information.

7)

RSUs granted in 2013 to Mr. Remondi vest and will convert into shares of common stock in one-third increments on August 8, 2014, August 8, 2015 and August 8, 2016. RSUs granted in 2013 to Messrs. Chivavibul, Kane and Hynes vest and have or will convert into shares of common stock, in one-third increments on February 7, 2014, February 7, 2015 and February 7, 2016. See “Compensation Discussion and Analysis—Changes to Long-Term Incentive Awards due to the Separation and Distribution” for additional information.

8)

Stock options granted in 2013 to senior executives vest based on the following terms: one-third of the options shall vest on each of the first, second and third anniversary of the grant date, subject in all respects to the following additional vesting provisions: (i) the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the grant date; (ii) the second one-third of the options will vest if the closing price of Existing SLM’s common stock on the NASDAQ meets or exceeds $19 per share for any five consecutive days at any time after the grant date and (iii) the third one-third of the options will vest if the closing price of Existing SLM’s common stock on the NASDAQ meets or exceeds $21 per share for any five consecutive days at any time after the grant date. See “Compensation Discussion and Analysis—Changes to Long-Term Incentive Awards due to the Separation and Distribution” for additional information.

9)

Amounts disclosed for awards granted in February 2013 represent the grant date fair value computed in accordance with FASB ASC Topic 718. Additional details on accounting for stock-based compensation can found in “Note 2—Significant Accounting Policies” and “Note 11—Stock-Based Compensation Plans and Arrangements” to the audited consolidated financial statements included elsewhere in this information statement.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END TABLE

The table below sets forth information regarding options and stock awards of the NEOs that were outstanding as of December 31, 2013. The awards described in the table below are subject to adjustment in connection with the separation and distribution. See “Compensation Discussion and Analysis — Changes to Long-Term Incentive Awards due to the Separation and Distribution” for additional information.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3) ($)

Mr. Remondi	1/8/2008	2,000,000	—	$17.30	1/8/2018	—	—
	1/8/2009	1,000,000	—	10.17	1/8/2019	—	—
	1/27/2011	53,333	26,667	14.62	1/27/2021	—	—
	2/3/2012	57,736	115,474	15.99	2/3/2017	—	—
	2/7/2013	—	256,107	17.91	2/7/2018	—	—
	1/27/2011	—	—	—	—	28,826	$757,547
	2/3/2012	—	—	—	—	99,297	2,609,525
	2/7/2013	—	—	—	—	96,674	2,540,592
	8/8/2013	—	—	—	—	20,365	535,192

Mr. Chivavibul	1/27/2011	26,667	13,333	14.62	1/27/2021	—	—
	2/3/2012	12,545	25,091	15.99	2/3/2017	—	—
	2/7/2013	—	43,663	17.91	2/7/2018	—	—
	1/27/2011	—	—	—	—	4,321	113,555
	2/3/2012	—	—	—	—	13,601	357,434
	2/7/2013	—	—	—	—	15,280	401,558

Mr. Kane	5/12/2008	50,000	50,000	21.88	5/12/2018	—	—
	1/27/2011	—	13,333	14.62	1/27/2021	—	—
	2/3/2012	13,636	27,273	15.99	2/3/2017	—	—
	2/7/2013	—	54,579	17.91	2/7/2018	—	—
	1/27/2011	—	—	—	—	4,502	118,312
	2/3/2012	—	—	—	—	14,782	388,470
	2/7/2013	—	—	—	—	19,100	501,948

Mr. Hynes	5/13/2008	50,000	50,000	21.72	5/13/2018	—	—
	1/28/2010	50,000	—	10.31	1/28/2020	—	—
	1/27/2011	26,667	13,333	14.62	1/27/2021	—	—
	2/7/2013	—	42,572	17.91	2/7/2018	—	—
	1/27/2011	—	—	—	—	3,602	94,660
	2/7/2013	—	—	—	—	14,898	391,519

1)

The options granted during 2008 to Messrs. Kane and Hynes vest fifty percent upon the earlier of Existing SLM’s common stock price reaching a closing price equal to or greater than 120 percent of the grant price for five days, but no sooner than one year from the grant date. Fifty percent of the options vest upon the earlier of Existing SLM’s common stock price reaching a closing price equal to or greater than 140 percent per share for five days, but no sooner than two years from the grant date. In any event, all the options vest eight years from the grant date. Options granted in 2011 to Messrs. Remondi, Chivavibul, Kane and Hynes vest one-third per year on the first, second and third anniversaries of the applicable date of grant. Options granted in 2012 to Messrs. Remondi, Chivavibul and Kane have or will vest as follows: one-third of the options shall vest on each of the first, second and third anniversary of the grant date, subject in all respects to the following additional vesting provisions: (i) the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the grant date; (ii) the second one-third of the options will vest if the closing price of Existing SLM common stock on the NASDAQ meets or exceeds $17 per share for any five consecutive days at any time after the grant date and (iii) the third one-third of the options will vest if the closing price of Existing SLM common stock on the NASDAQ meets or exceeds $19 per share for any five consecutive days at any time after the grant date. The remaining options reported in this column were granted in 2013 to Messrs. Remondi, Chivavibul, Kane and Hynes and have or will vest as follows: one-third of the options shall vest on each of the first, second and third anniversary of the grant date, subject in all respects to the following additional vesting provisions: (i) the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the grant date; (ii) the second one-third of the options will vest if the closing price of Existing SLM common stock on the NASDAQ meets or exceeds $19 per share for any five consecutive days at any time after the grant date and (iii) the third one-third of the options will vest if the closing price of Existing SLM common stock on the NASDAQ meets or exceeds $21 per share for any five consecutive days at any time after the grant date.

2)

Awards granted in 2011 to Messrs. Remondi, Chivavibul, Kane and Hynes have or will vest one-third per year on the first, second and third anniversaries of the applicable date of grant. PSUs granted in 2012 to Mr. Remondi are disclosed in this column at the target level. PSUs vest after a three-year performance period from 2012 through 2014, with potential payout ranging from 0 percent to 130 percent of the target award based on Existing SLM’s cumulative net income for such performance period. The PSUs will vest on the second business day after Existing SLM files its annual report on Form 10-K for the year ending 2014 with the SEC, and in no event later than March 15, 2015. RSUs granted in 2012 to Messrs. Chivavibul and Kanes have or will vest one-third per year on February 3, 2013, February 3, 2014 and February 3, 2015. PSUs granted in 2013 to Mr. Remondi are disclosed in this column at the target level. PSUs vest after a three-year performance period from 2013 through 2015, with potential payout ranging from 0 percent to 130 percent of the target award based on Existing SLM’s cumulative net income for such performance period. The PSUs will vest on the second business day after Existing SLM files its annual report on Form 10-K for the year ending 2015 with the SEC, and in no event later than March 15, 2016. RSUs granted in 2013 to Messrs. Chivavibul, Kane and Hynes have or will vest one-third per year on the first, second and third anniversaries of the applicable grant date. RSUs granted to Mr. Remondi on August 8, 2013, vest in one-third increments on the first, second and third anniversary of the applicable grant date. Amounts include all accrued and unvested whole share DEUs that vest based on the underlying award on which they are issued.

3)	Market value of shares or units is calculated based on the closing price of Existing SLM’s common stock on December 31, 2013 of $26.28.

OPTION EXERCISES AND STOCK VESTED IN 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(4) ($)
Mr. Remondi	—	$—	83,953	$1,562,785
Mr. Chivavibul	65,310	2,980,769	17,245	315,625
Mr. Kane	24,790	1,056,495	20,827	390,437
Mr. Hynes	9,858	370,500	12,109	238,677

(1)

Mr. Chivavibul exercised 2,135 net-settled stock options on February 15, 2013, with an exercise price of $11.39 and a market price of $18.95; 523 net-settled stock options on February 15, 2013, with an exercise price of $11.39 and a market price of $18.96; 3,211 net-settled stock options on February 15, 2013, with an exercise price $11.39 and a market price of $18.97; 2,003 net-settled stock options on February 15, 2013, with an exercise price of $11.39 and a market price of $18.99; 5,447 net-settled stock options on February 20, 2013, with an exercise price of $11.39 and a market price of $19.20; 85,099 net-settled stock options on June 6, 2013, with an exercise price of $11.39 and a market price of $23.68; 45,000 net-settled stock options on November 12, 2013, with an exercise price of $11.21 and a market price of $25.72; 25,000 net-settled stock options on November 14, 2013, with an exercise price of $10.31 and a market price of $26.16; and 50,000 net-settled stock options on November 14, 2013, with an exercise price of $10.31 and a market price of $25.98. Mr. Kane exercised 12,500 net-settled stock options on June 6, 2013, with an exercise price of $11.21 and a market price of $23.60; 45,000 net-settled stock options on June 6, 2013, with an exercise price of $10.31 and a market price of $23.62 and 26,667 net-settled stock options on November 14, 2013, with an exercise price of $14.62 and a market price of $25.97. Mr. Hynes exercised 25,000 net-settled stock options on November 14, 2013, with an exercise price of $11.21 and a market price of $26.03.

(2)

The value realized upon exercise is the number of net-settled stock options exercised multiplied by the difference between the market price of Existing SLM common stock at exercise and the exercise price of the net-settled stock options.

(3)

Includes vested RSUs received as a portion of 2013 MIP payout in February 2014 for 2013 performance. These vested RSUs carry transfer restrictions detailed in the “Executive Compensation—Summary Compensation Table” footnotes of this information statement.

(4)	The value realized on vesting is the number of shares vested multiplied by the closing market price of Existing SLM common stock on the vesting date.

Equity Compensation Plan Information

The following plans and arrangements summarized below are those of Existing SLM and are not necessarily indicative of the equity compensation plans and arrangements that will be established by the Navient Compensation Committee for its employees following the separation and distribution. Any equity compensation plans and arrangements that are established by the Navient Compensation Committee prior to the effective date of the registration statement of which this information statement forms a part will be described in an amendment to this information statement.

The following table summarizes information as of December 31, 2013, relating to equity compensation plans or arrangements of Existing SLM pursuant to which grants of options, restricted stock, restricted stock units, stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights(1)	Weighted average exercise price of outstanding options and rights	Average remaining life (years) of options outstanding	Number of securities remaining available for future issuance under equity compensation plans	Types of awards issuable(2)
Equity compensation plans approved by security holders:
SLM Corporation 2012					NQ, ISO, PSU, SAR, RES, RSU
Omnibus Incentive Plan
Traditional options	—	—	—
Net-settled options	1,122,245	$17.90	4.1
RSUs	2,611,274	—	—

Total	3,733,519	17.90	4.1	13,394,640
Employee Stock Purchase Plan(3)					NQ, RES
Total	—	—	0.0	5,760,704
Expired Plans(4)					NQ, ISO, RES, RSU, SU
Traditional options	689,655	43.18	1.1
Net-settled options	6,054,129	20.35	4.3
RSUs / PUs	2,716,640	—	—

Total	9,460,424	21.34	4.1	—

Total approved by security holders	13,193,943	20.72	4.1	19,155,344
Equity compensation plans not approved by security holders:
Compensation arrangements(5)	341,704	17.30	4.0	—	NQ

Total not approved by security holders	341,704	17.30	4.0	—

Total	13,535,647	20.55	4.1	19,155,344

(1)

Upon exercise of a net-settled option, optionees are entitled to receive the spread shares only. The spread shares equal the gross number of options granted less shares for the option cost. Accordingly, this column reflects the net-settled option spread shares issuable at December 31, 2013, where provided. This column reflects the target amount of Performance Stock Units (PSUs) issuable at December 31, 2013.

(2)

NQ (Non-Qualified Stock Option), ISO (Incentive Stock Option), PSU (Performance Stock Units), SAR (Stock Appreciation Rights), RES (Restricted/Performance Stock), RSU (Restricted Stock Unit), ST (Stock Awards), SU (Stock Units).

(3)	Number of shares available for issuance under the Employee Stock Purchase Plan (ESPP) as of December 31, 2013. The ESPP was amended and approved by shareholders on May 24, 2012.

(4)

Expired plans with outstanding equity awards are the Management Incentive Plan, Board of Directors Stock Option Plan, SLM Corporation Incentive Plan, SLM Corporation 2009-2012 Incentive Plan and SLM Corporation Directors Equity Plan.

(5)

One million net-settled options were awarded on January 8, 2008, to Mr. Remondi as an “employment inducement award.” Upon exercise of a net-settled option, optionees are entitled to receive the spread shares only. The spread shares equal the gross number of options granted less shares for the option cost. Accordingly, this column reflects the net-settled option spread shares issuable at December 31, 2013.

Pension Benefits

Existing SLM terminated its tax-qualified pension plan and non-qualified supplemental pension plan in 2011.

Non-Qualified Deferred Compensation

No expected Navient NEO held a balance in Existing SLM’s Deferred Compensation Plan during 2013.

Arrangements with NEOs.

The severance arrangements summarized below are those of Existing SLM and are not necessarily indicative of severance arrangements, if any, that may be established by Navient’s Compensation Committee for Navient executive officers following the separation and distribution.

Executive Severance Plan

Under Existing SLM’s Executive Severance Plan for Senior Officers, eligible officers will receive a lump sum cash payment equal to (i) a multiple of base salary and an average of the last 24 months of bonus compensation, plus (ii) pro-rated target bonus for the year of termination, upon the following events: (a) resignation from employment for good reason (as defined in the plan); (b) Existing SLM’s decision to terminate an eligible officer’s employment for any reason other than for cause (as defined in the plan), death or disability or (c) upon mutual agreement of Existing SLM and the eligible officer. The multiplier for each eligible officer position is as follows: CEO-2; Higher than Executive Vice President-1.5; Executive or Senior Vice President-1.0. Under the plan, in no event will a severance payment exceed a multiple of three times an officer’s base and incentive bonus.

In addition to the cash severance payment, eligible officers will receive subsidized medical benefits and outplacement services for 18 months (24 months for the CEO). Treatment of equity upon severance is governed by the terms of the applicable equity agreement and not the severance plan.

Change in Control Severance Plan

Under Existing SLM’s Change In Control Plan for Senior Officers, if a termination of employment for reasons defined in the plan occurs within 24 months following a change in control of Existing SLM, the participant is entitled to receive a lump sum cash payment equal to two times the sum of his or her base salary and average annual performance bonus (based on the prior two years). A participant will also be entitled to receive a pro-rated portion of his or her target annual performance bonus for the year in which the termination occurs, as well as continuation of medical insurance benefits for a two-year period. Under the plan, equity awards made before January 1, 2009 vest upon a change in control pursuant to their terms, regardless of whether the participant’s employment terminates and, equity awards granted after January 1, 2009, become vested and non-forfeitable in connection with a change in control only if the participant’s employment is terminated or if the acquiring or surviving entity does not assume the awards. The plan does not allow for gross-ups.

The Change in Control Plan will not be triggered by the resignation of officers of Existing SLM that become officers of Navient in connection with the separation and distribution.

Potential Payments upon Termination or Change in Control

The tables below reflect the amount of compensation that would have been payable to the expected Navient NEOs who were employed as officers of Existing SLM on December 31, 2013, if such individual’s employment had terminated and/or a change in control had occurred on December 31, 2013, given the individual’s compensation and service levels as of December 31, 2013, and based on Existing SLM’s closing stock price on that date of $26.28 per share. The amounts disclosed in the tables are in addition to: (i) compensation and benefits available prior to the occurrence of a termination of employment, such as vested stock options, and (ii) compensation and benefits available generally to all employees, such as distributions under Existing SLM’s defined contribution retirement program, disability plans and accrued vacation pay.

The following severance arrangements were effective for the individuals expected to be Navient NEOs who were employed as officers of Existing SLM on December 31, 2013: (i) the Executive Severance Plan, (ii) the Change in Control Severance Plan and (iii) the 2012 Plan and predecessor equity plans.

The tables below show certain potential payments that would have been made to each individual expected to be a Navient NEO if the individual’s employment had terminated on December 31, 2013 under various scenarios.

Change in Control without Termination

Name	Equity Vesting(1)	Cash Severance	Medical Insurance / Outplacement	Total
Mr. Remondi	—	—	—	—
Mr. Chivavibul	—	—	—	—
Mr. Kane	—	—	—	—
Mr. Hynes	—	—	—	—

Change in Control with Termination without Cause or for Good Reason

Name	Equity Vesting(2)	Cash Severance	Medical Insurance / Outplacement(3)	Total

Mr. Remondi	$10,085,637	$5,617,450	$21,337	$15,724,424
Mr. Chivavibul	1,651,657	1,615,500	21,337	3,288,494
Mr. Kane	2,121,659	1,828,875	23,989	3,974,523
Mr. Hynes	1,225,970	1,649,500	23,989	2,899,459

Termination by the Corporation Without Cause or by the Executive for Good Reason

Name	Equity Vesting(4)	Cash Severance	Medical Insurance / Outplacement(5)	Total

Mr. Remondi	$—	$4,536,562	$36,337	$4,572,899
Mr. Chivavibul	—	977,500	31,002	1,008,502
Mr. Kane	—	1,140,000	32,991	1,172,991
Mr. Hynes	—	1,029,500	32,991	1,062,491

Termination by the Corporation with Cause

Name	Equity Vesting(6)	Cash Severance	Medical Insurance / Outplacement	Total

Mr. Remondi	—	—	—	—
Mr. Chivavibul	—	—	—	—
Mr. Kane	—	—	—	—
Mr. Hynes	—	—	—	—

Termination by the Executive upon Retirement

Name	Equity Vesting(7)	Cash Severance	Medical Insurance / Outplacement	Total

Mr. Remondi	$—	—	—	$—
Mr. Chivavibul	—	—	—	—
Mr. Kane	—	—	—	—
Mr. Hynes	—	—	—	—

Termination by Death or Disability

Name	Equity Vesting(8)	Cash Severance	Medical Insurance / Outplacement	Total

Mr. Remondi	$10,085,637	—	—	$10,085,637
Mr. Chivavibul	1,651,657	—	—	1,651,657
Mr. Kane	2,121,659	—	—	2,121,659
Mr. Hynes	1,225,970	—	—	1,225,970

1)	Assumes all equity awards are assumed by the surviving/acquiring company in a change of control.

2)

Amounts shown are the value of stock and stock unit awards (including dividend equivalents) plus the spread value of stock options that would vest for each individual on December 31, 2013, based on the closing market price of Existing SLM common stock on that date of $26.28. Assumes restricted stock, restricted stock units, performance stock units and stock options are not assumed in a change of control.

3)	Includes Existing SLM’s estimated portion of the cost of health care benefits for 24 months.

4)	Upon termination, these awards generally continue to vest based on their original vesting terms.

5)

Mr. Remondi became Chief Executive Officer of Existing SLM in May 2013 and is entitled to Existing SLM’s estimated portion of the cost of health care benefits for a period of 24 months plus $15,000 of outplacement services. Amounts for Messrs. Chivavibul, Kane and Hynes include Existing SLM’s estimated portion of the cost of health care benefits for 18 months, plus $15,000 of outplacement services.

6)	Vested and unvested equity awards forfeit upon Termination for Cause (as defined in the plan).

7)

Retirement eligibility for equity treatment for awards granted prior to 2013 is age 60 or more, or age plus service with Existing SLM or its subsidiaries of 70 or more. Upon eligible retirement, these awards generally continue to vest based on their original vesting. On December 31, 2013, Messrs. Remondi and Chivavibul were retirement eligible. The remaining one-third of stock options and RSUs granted to Messrs. Remondi and Chivavibul in 2011 vested on January 27, 2014. Stock options granted to Messrs. Remondi and Chivavibul in 2012 vest as follows: one-third of the options shall vest on each of February 3, 2013, February 3, 2014, and February 3, 2015, subject in all respects to the following additional vesting provisions: (i) the first one-third of the options will have no additional vesting target other than the passage of the one-year period from the grant date; (ii) the second one-third of the options will vest if the closing price of Existing SLM common stock on the NASDAQ meets or exceeds $17 per share for any five consecutive days at any time after the Grant Date and (iii) the third one-third of the options will vest if the closing price of Existing SLM’s Common Stock on the NASDAQ meets or exceeds $19 per share for any five consecutive days at any time after the grant date. The second one-third of the options granted to Messrs. Remondi and Chivavibul in 2012 vested on February 3, 2014. PSUs granted to Mr. Remondi in 2012 vest after a three-year performance period from 2012 through 2014, with potential payout ranging from 0 percent to 130 percent of the target award based on Existing SLM’s Cumulative Net Income for such performance period. The PSUs will vest on the second business day after Existing SLM files its annual report on Form 10-K for the year ending

2014 with the SEC, and in no event later than March 15, 2015. RSUs granted to Mr. Chivavibul in 2012 vest and are converted into shares of common stock, in one-third increments on February 3, 2013, February 3, 2014 and February 3, 2015. One-third of the RSUs granted to Mr. Chivavibul in 2012 vested on February 3, 2014. PSUs granted to Mr. Remondi in 2013 vest after a three-year performance period from 2013 through 2015, with potential payout ranging from 0 percent to 130 percent of the target award based on Existing SLM’s Cumulative Net Income for such performance period. The PSUs will vest on the second business day after Existing SLM files its annual report on Form 10-K for the year ending 2015 with the SEC, and in no event later than March 15, 2016. RSUs granted to Mr. Chivavibul in 2013 vest and are converted into shares of common stock, in one-third increments on February 7, 2014, February 7, 2015 and February 7, 2016. One-third of the RSUs granted to Mr. Chivavibul in 2013 will vest on February 7, 2014. RSUs granted to Mr. Remondi in 2013 vest and are converted into shares of common stock, in one-third increments on August 8, 2014, August 8, 2105 and August 8, 2016. See “Compensation Discussion and Analysis—Changes to Long-Term Incentive Awards due to the Separation and Distribution” for additional information.

8)

Unvested equity awards accelerate upon termination for death or disability (as defined in the plan). Amounts shown are the value of stock and stock unit awards plus the spread value of stock options that would vest for each individual on December 31, 2013, based on the closing market price of Existing SLM common stock on that date of $26.28.

DIRECTOR COMPENSATION

Prior to the separation and distribution, Navient will not pay its directors for their service on its board of directors. Initially, it is anticipated that Navient’s compensation program for its non-employee directors will include the elements of Existing SLM’s non-employee director compensation program summarized below. The compensation program for Navient’s non-employee directors is subject to approval by the Navient board of directors. The compensation program described below will be reviewed by our board, and any changes or additions to such program will be described in an amendment to this information statement. Navient employees that serve on the Navient board of directors will not receive additional compensation for serving as such.

Navient’s directors’ compensation program will be designed to reasonably compensate its non-employee directors for work required for a company of Navient’s size and to align the directors’ interests with those of Navient’s stockholders. The Navient Compensation Committee will review the compensation level of the non-employee directors on an annual basis and make recommendations to the full board.

Director Compensation Elements

The following table highlights the material elements of Navient’s anticipated director compensation program:

Compensation Element	Compensation Value
Annual Cash Retainer
Annual Audit Committee Chair Cash Retainer
Annual Compensation and Personnel Committee Chair Cash Retainer
Annual Nominations and Governance Committee Chair Cash Retainer
Annual Finance Committee Chair Cash Retainer
Annual Lead Director Cash Retainer
Annual Independent Chairman Cash Retainer
Annual Equity Award
Annual Independent Chairman Equity Award

Navient will reimburse directors for any out-of-pocket expenses incurred in connection with service as a director.

Share Ownership Guidelines

Navient expects to maintain share ownership guidelines for its non-employee directors. Under the share ownership guidelines, it is anticipated that each director will be expected, within two years of initial election to the Navient board, to own Navient common stock with a value equivalent to four times his or her annual cash retainer.

Other Compensation

Navient expects to provide non-employee directors with company-paid group life insurance, accidental death and disability and business travel accident insurance.

Deferred Compensation Plan

Navient expects to adopt a deferred compensation plan for directors, pursuant to which non-employee directors may elect annually to defer any cash compensation paid to them.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with SLM BankCo

Following the separation and distribution, Navient and SLM BankCo will operate separately, each as an independent public company. Prior to the separation and distribution, Existing SLM, Navient and SLM BankCo will enter into a separation and distribution agreement and Navient and SLM BankCo will enter into various other ancillary agreements that will effect the separation, provide a framework for Navient’s relationship with SLM BankCo after the separation and provide for the allocation between Navient and SLM BankCo of all of Existing SLM’s assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Navient’s separation from SLM BankCo. In addition to the separation and distribution agreement, these ancillary agreements will include a transition services agreement, a tax sharing agreement, an employee matters agreement, a loan servicing and administration agreement, a joint marketing agreement, a key systems agreement, a data sharing agreement and a sublease agreement, each of which is summarized below. When used in this section, “distribution date” refers to the date on which SLM BankCo distributes Navient’s common stock to the holders of Existing SLM common stock.

The Separation and Distribution Agreement

The following discussion summarizes the material provisions of the separation and distribution agreement that will be entered into among Existing SLM, Navient and SLM BankCo shortly before the distribution date. The separation and distribution agreement will, among other things, (i) set forth Navient’s agreements with SLM BankCo and Existing SLM regarding the internal corporate reorganization and other transactions necessary to separate Navient from SLM BankCo, (ii) provide for the rights and obligations of the parties relating to the distribution of shares of Navient’s common stock by SLM BankCo and (iii) set forth other agreements that will govern certain aspects of Navient’s relationship with SLM BankCo after the distribution date, as described below. The following summary is qualified in its entirety by reference to the full text of the separation and distribution agreement, the form of which has been filed as an exhibit to the registration statement on Form 10 of which this information statement is part.

The Separation

The agreement will set forth Navient’s agreements with SLM BankCo and Existing SLM regarding the internal corporate reorganization and other transactions necessary to separate Navient from SLM BankCo. For additional information regarding the internal corporate reorganization, see “The Separation and Distribution — Internal Corporate Reorganization of Existing SLM Prior to the Distribution.”

The agreement will also identify the assets (including contracts) to be assigned or transferred to, and the liabilities to be assumed by, each of Navient (or its subsidiaries) and SLM BankCo (or its subsidiaries) as part of their separation into two companies, and it will provide for when and how these assignments, transfers and assumptions will occur. The separation and distribution agreement will provide, among other things, that subject to the terms and conditions contained therein:

•

Substantially all assets related to the businesses and operations of Existing SLM’s consumer banking business, including the private education loans and FFELP loans held by Sallie Mae Bank, the new servicing and collections business to be operated by Private ServiceCo, Upromise Rewards and the insurance business (the “SLM BankCo Assets”) will be retained by or transferred to SLM BankCo or one of its subsidiaries;

•

Substantially all assets related to the businesses and operations of Existing SLM’s education loan servicing and collections businesses and portfolios of FFELP loans and Private Education Loans not held by Sallie Mae Bank (the “Navient Assets”), will be transferred to or retained by Navient or one of its subsidiaries;

•

All liabilities (whether accrued, contingent or otherwise and whether known or unknown) arising out of or resulting from the conduct of Existing SLM’s and its subsidiaries’ businesses prior to the distribution (including, without limitation, liabilities relating to (i) Upromise Rewards and (ii) the discontinued or sold businesses of Existing SLM or any of its subsidiaries or affiliates (such as the Campus Solutions, Sallie Mae Home Loan and the Upromise 529 college savings plan administration businesses)), other that the SLM BankCo Liabilities described below (the “Navient Liabilities”), will be the responsibility of or be assumed by Navient or one of its subsidiaries, and Navient will indemnify and hold harmless SLM BankCo against any all claims, actions, damages or expenses arising therefrom;

•

Liabilities incurred prior to the distribution date in connection with the conduct of the consumer banking business and identified on a schedule to the separation and distribution agreement (collectively, the “SLM BankCo Liabilities”), will be the responsibility of or be assumed by SLM BankCo or one of its subsidiaries, and SLM BankCo will indemnify and hold harmless Navient against any and all claims, actions, damages or expenses arising therefrom;

•

Certain intellectual property owned by Existing SLM or its affiliates and needed by both SLM BankCo and Navient following the distribution will either be retained by Navient or one of its subsidiaries and licensed to SLM BankCo or one of its subsidiaries or jointly owned by Navient and SLM BankCo or their applicable subsidiaries; and

•

Certain contracts relating to the businesses of both Navient and SLM BankCo will be assigned in whole or in part to Navient, SLM BankCo or their applicable subsidiaries or be appropriately amended or duplicated.

Except as expressly set forth in the separation and distribution agreement or any ancillary agreement, neither Navient nor SLM BankCo will make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either Navient or SLM BankCo, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement, unless the context otherwise requires. The separation and distribution agreement will provide that, to the extent the transfer or assignment of assets and liabilities to SLM BankCo or Navient, as applicable, does not occur prior to the distribution date, then until such assets or liabilities are able to be so transferred or assigned after the distribution date, SLM BankCo or Navient, or their respective subsidiaries, as applicable, will hold such assets on behalf of and for the benefit of the other party and will pay, perform and discharge such liabilities for the benefit of the other party, subject to reimbursement or advancement of funds to SLM BankCo or Navient, as applicable, with respect to such payments and liabilities.

The Distribution

The agreement will govern the rights and obligations of the parties regarding the distribution following the completion of the internal corporate reorganization and separation. On the distribution date, SLM BankCo will distribute to holders of Existing SLM common stock held as of the record date, on a 1-to-1 basis, all of the issued and outstanding shares of Navient’s common stock.

Conditions to the Distribution

The agreement will provide that the distribution is subject to the satisfaction (or waiver by Existing SLM) of several conditions. These conditions are described under “The Separation and Distribution — Conditions to the Distribution.” Existing SLM’s board of directors has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date and the distribution date.

Settlement of Accounts Between SLM BankCo and Navient

The agreement will provide that all intercompany receivables and payables that are between Navient or a Navient subsidiary, on the one hand, and SLM BankCo or a SLM BankCo subsidiary, on the other hand, will be settled, maintained or cancelled. The agreement will also provide that at or prior to the distribution date, all Navient bank and brokerage accounts will be delinked from SLM BankCo accounts.

Releases

The separation and distribution agreement will provide that Navient and its affiliates will release and discharge SLM BankCo and its subsidiaries from any and all liabilities except the SLM BankCo Liabilities. SLM BankCo and its affiliates will release and discharge Navient and its subsidiaries from all liabilities that are SLM BankCo Liabilities.

These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, including the agreements described in this “Certain Relationships and Related Party Transactions” or to any obligations or liabilities which would result in the release of any other person.

Indemnification

Pursuant to the agreement, Navient will agree to indemnify, defend and hold harmless SLM BankCo, each of its subsidiaries and affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	the Navient Liabilities;

•	the conduct of any business, operation or activity by Navient or any of its subsidiaries from and after the distribution date;

•	any breach by Navient or any of its subsidiaries of the separation and distribution agreement or any of the ancillary agreements;

•

certain guarantee, indemnification obligation, surety bond and other credit support agreements extended by SLM BankCo or any of its subsidiaries for the benefit of Navient or any of its subsidiaries that remains in effect after the distribution date;

•	any legal or administrative action, proceeding, claim or investigation that arises out of or primarily relates to the separation and distribution; and

•

any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the registration statement on Form 10, this information statement, or any other disclosure document that describes the separation or the distribution or Navient and its subsidiaries or primarily relates to the transactions contemplated by the separation and distribution agreement or any ancillary agreement.

SLM BankCo will agree to indemnify, defend and hold harmless Navient, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	the SLM BankCo Liabilities;

•	the conduct of any business, operation or activity by SLM BankCo or any of its subsidiaries from and after the distribution date; and

•	any breach by SLM BankCo or any of its subsidiaries, other than Navient and its subsidiaries, of the separation and distribution agreement or any of the ancillary agreements.

The separation and distribution agreement will also establish procedures with respect to claims subject to indemnification and related matters.

Insurance

The separation and distribution agreement will provide for the allocation between the parties of rights and obligations under existing insurance and “tail” policies with respect to occurrences prior to the distribution date and set forth procedures for the administration of insured claims.

Non-Competition and Non-Solicitation

Pursuant to the separation and distribution agreement, Navient and SLM BankCo will agree not to compete with the other in certain primary lines of business through December 31, 2018. Each party will also agree not to solicit the other party’s employees, individual contractors and consultants for a period of one to two years, depending on the location of the employee.

Cooperation

The separation and distribution agreement will also provide that Navient and SLM BankCo will use commercially reasonable efforts to assist and coordinate with respect to certain matters following the distribution date. Navient and SLM BankCo will each agree to provide the other party with certain rights of “first look” with respect to specified business opportunities, to cooperate with respect to any contracts to be transferred on a delayed basis and to cooperate with respect to obligations owed under third-party transition services agreements entered into in connection with the purchase and sale of education loans prior to the distribution date and related matters.

Further Assurances

In addition to the obligations expressly set forth in the separation and distribution agreement, except as otherwise provided therein or in any ancillary agreement, both Navient and SLM BankCo and their respective subsidiaries will agree to use reasonable best efforts prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation and distribution agreement and the ancillary agreements.

Separation Oversight Committee

The separation and distribution agreement will provide that, prior to the distribution, the parties will establish a separation oversight committee for a period of two years that will consist of an equal number of members designated by each of Navient and SLM BankCo. The separation oversight committee will be responsible for monitoring and managing, at a strategic level, progress on all matters related to the separation and other transactions contemplated by the separation and distribution agreement and the ancillary agreements. The separation oversight committee may establish various subcommittees from time to time as it deems appropriate or as may be contemplated in the ancillary agreements. Following the distribution, the Navient members of the separation oversight committee will periodically update and consult with (i) the Navient board of directors (or an authorized committee) on the progress of and any unresolved issues relating to the separation and transition of services contemplated by the separation agreement and the ancillary agreements and (ii) the SMI board of directors as to the matters described under “Preferred Stock Rights in SMI” below. As to issues that cannot be resolved at the operational level of the two companies, those issues will be escalated to the separation and oversight committee for resolution. If the separation oversight committee is unable to resolve an issue within a specified period, the issue may be submitted by either Navient or SLM BankCo to binding mediation.

Other Matters

Other matters governed by the agreement will include access to financial and other information, confidentiality, access to and provision of records (including legal materials), responsibilities of legal staff and dispute resolution.

Termination

The separation and distribution agreement will provide that it may be terminated and the separation and distribution may be abandoned at any time prior to the distribution date in the sole and absolute discretion of Existing SLM’s board of directors without the approval of any person, including the stockholders of any party. In the event of a termination of the agreement prior to the distribution date, no party, nor any of its directors, officers, or employees, will have any liability of any kind to the other party or any other person. After the distribution date, the agreement may not be terminated except by an agreement in writing signed by Navient and SLM BankCo.

Transition Services Agreement

Navient and SLM BankCo will enter into a transition services agreement shortly before the distribution date pursuant to which Navient and SLM BankCo and their respective subsidiaries will provide various services to each other, on an interim, transitional basis. The following summary is qualified in its entirety by reference to the full text of the transition services agreement, the form of which has been filed as an exhibit to the registration statement on Form 10 of which this information statement is part.

The services to be provided under the agreement include access to certain information technology development, hosting and related support services, provision of certain short-term loan servicing functions, customer communications services, access to shared facilities, support services related to third-party transition service obligations and certain student loan trust and other administrative support services. Except where the parties have agreed to bear their own respective costs, the agreed upon charges for such services are generally intended to allow the servicing party to recover all out-of-pocket costs and a predetermined profit based on a mark-up of such out-of-pocket costs.

The agreement will provide that the separation oversight committee established by the separation and distribution agreement, which will consist of an equal number of members designated by each of Navient and SLM BankCo, will be responsible for monitoring and managing all matters related to the transition and the provision of services by either party to the other under the transition services agreement, as described under “—The Separation and Distribution Agreement—Separation Oversight Committee” above.

The agreement will terminate on the expiration of the term of the last service provided under it, and in any event within 24 months after the distribution date. The recipient of a particular service generally may terminate that service prior to the scheduled expiration date, subject to a minimum notice period of 30 days. Due to interdependencies between some services, if the termination of a particular service materially and adversely affects the provision of another continuing service, the parties will agree to negotiate to amend the terms of any such continuing service consistent with the terms of, and pricing methodology used for, comparable services.

The agreement generally will provide that the provider of a service will not be liable to the recipient of such service for amounts in excess of fees paid, except in the case of damages resulting from bad faith, gross negligence or willful misconduct, or for any special, indirect, incidental, punitive or consequential damages, except in the case of a breach of confidentiality obligations or with respect to other specified provisions.

Tax Sharing Agreement

Navient and SLM BankCo will enter into a tax sharing agreement shortly before the distribution date that will generally govern SLM BankCo’s and Navient’s respective rights, responsibilities and obligations after the distribution date with respect to taxes for any tax period ending on or before the distribution date, as well as tax periods beginning before and ending after the distribution date. Generally, Navient will be liable for all pre-distribution U.S. federal income taxes, foreign income taxes and certain non-income taxes attributable to Navient’s business. Navient also will generally be liable for all post-distribution taxes attributable to its business. In addition, the tax sharing agreement will address the allocation of any tax liabilities that are incurred as a result of restructuring activities undertaken to effectuate the separation and distribution. The tax sharing agreement will also provide that Navient is liable for taxes incurred by SLM BankCo that may arise if Navient takes, or fails to take, as the case may be, specified actions that may result in the distribution failing to meet the requirements of a tax-free distribution under Section 355 of the Code. In this regard, among other things, the tax sharing agreement will restrict Navient from engaging in certain transactions during the Restricted Period that could prevent the distribution and related transactions from being tax-free to SLM BankCo and its stockholders for U.S. federal income tax purposes, including (i) issuing 25 percent or more of its stock, (ii) selling all or substantially all of its assets or selling 50 percent or more of the assets of the education loan management business or engaging in mergers or other strategic transactions that may result in a change of control of Navient (as determined under U.S. federal income tax law); (iii) repurchasing its common stock, other than in open market repurchases constituting less than 20 percent of such stock outstanding immediately following the distribution date; and (iv) ceasing to actively conduct its business or liquidating. Under the tax sharing agreement, Navient will have the ability to engage in certain otherwise prohibited transactions, such as additional stock issuances or stock repurchases during the Restricted Period, provided it first delivers to SLM BankCo a tax opinion or IRS ruling that doing so will not adversely affect the tax-free treatment of the separation and the distribution to SLM BankCo and its stockholders for U.S. federal income tax purposes. The foregoing summary is qualified in its entirety by reference to the full text of the tax sharing agreement, the form of which has been filed as an exhibit to the registration statement on Form 10 of which this information statement is a part.

Employee Matters Agreement

In connection with the separation and the distribution, Navient and SLM BankCo will enter into an employee matters agreement that will govern Navient’s and SLM BankCo’s compensation and employee benefit obligations with respect to the current and former employees of each company, and generally will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs. The employee matters agreement will provide for the treatment of outstanding Existing SLM equity awards in the manner described under “Compensation Discussion and Analysis—Treatment of Long Term Incentive Awards following the Separation and Distribution.” The employee matters agreement is also expected to set forth the general principles relating to employee matters, including with respect to the assignment and transfer of employees between SLM BankCo and Navient, the assumption and retention of liabilities and related assets, expense reimbursements, workers’ compensation, leaves of absence and other matters with respect to such employees, the provision of comparable benefits and employee service credits, the sharing of employee information and the duplication or acceleration of benefits to certain employees. The foregoing summary is qualified in its entirety by reference to the full text of the employee matters agreement, the form of which has been filed as an exhibit to the registration statement on Form 10 of which this information statement is a part.

Loan Servicing and Administration Agreement

Prior to the distribution date, Navient will enter into a loan servicing and administration agreement with Sallie Mae Bank pursuant to which Navient will provide servicing, administration and collection services for Sallie Mae Bank’s portfolio of FFELP Loans, as well as servicing history information with respect to Private Education Loans previously serviced by Navient and access to certain promissory notes in Navient’s possession. The loan servicing and administration agreement will have a fixed term with a renewal option in favor of Sallie Mae Bank. In general, Navient will not be able to resign as the servicer or administrator for these loans except where continued service as the servicer or administrator would violate applicable law, including any rule, regulation or order of the FRB; however, no such resignation shall be effective until a replacement servicer and administrator shall have been appointed. Fees charged by Navient under the loan servicing and administration agreement will be customary for agreements of this type between third parties and paid monthly.

Joint Marketing Agreement

Navient and SLM BankCo will enter into a joint marketing agreement shortly prior to the distribution date pursuant to which Navient will provide exclusive access for SLM BankCo to cross-market certain categories of SLM BankCo’s products (including private education loans, rewards and loyalty programs and certain insurance, credit card and retail banking products) to Navient customers as to which Navient has marketing rights. In addition, the joint marketing agreement will allow the parties to administer sweeps of Upromise Rewards funds to be used to pay down student loans serviced by Navient and apply certain in-school payment benefits on loans serviced by Navient through Upromise Rewards account credit. The joint marketing agreement will have a specified term. Fees charged by each of Navient and SLM BankCo under the joint marketing agreement will be customary for agreements of this type between third parties and paid quarterly.

Key Systems Agreement

Navient and SLM BankCo will enter into a key systems agreement shortly prior to the distribution date pursuant to which each of Navient and SLM BankCo will continue to support file transfer services between Navient and SLM BankCo, schools and other lenders in support of SLM BankCo’s loan origination process. The key systems agreement will have an initial term of five years. Fees charged by each of Navient and SLM BankCo under the key systems agreement will be customary for agreements of this type between third parties and paid monthly.

Data Sharing Agreement

Navient and SLM BankCo will enter into a data sharing agreement shortly prior to the distribution date pursuant to which Navient will provide certain private student loan data to SLM BankCo. The data sharing agreement will have an initial term of five years. Fees charged by Navient under this agreement will be consistent with industry practices and paid monthly.

Sublease Agreement

Navient and SLM BankCo will enter into a sublease agreement shortly prior to the distribution date pursuant to which Navient will sublease a portion of its office facilities located in Reston, Virginia to SLM BankCo. The term of the sublease is expected to continue through January 2020. SLM BankCo, as lessee, will pay market rent to Navient for the subleased facilities. Rent payments will generally be adjusted each year of the lease to reflect increases or decreases in operating and maintenance expenses and other factors. Navient may generally terminate the sublease in the event of a material uncured default by SLM BankCo.

Preferred Stock Rights in SMI

SLM BankCo will acquire all of the issued and outstanding shares of a new class of preferred stock (the “Special Preferred”) to be issued by SMI. SMI is the principal operating subsidiary of Navient that provides its servicing and collections activities using servicing platforms and customer data repositories that will be accessible by SLM BankCo for an up to 18-month transition period pursuant to the transition services agreement discussed above. The Special Preferred will represent 20 percent of the total voting power of all of the issued and outstanding shares of capital stock of SMI, and will entitle SLM BankCo to nominate and elect one of the five directors to the SMI Board, who will be the Chairman of the Board of SMI (the “Special Preferred Director”). The person nominated by SLM BankCo as the Special Preferred Director will be subject to approval by Navient, such approval not to be unreasonably withheld, and will be required to meet all requirements and qualifications under applicable law.

The SMI Board will oversee on behalf of Navient the separation, transition and migration of information technology functions provided by SMI and the Private Education Loan customer data of SLM BankCo currently hosted by SMI. All separation, transition and migration issues that are unable to be resolved at the operational level will be elevated by the Navient members of the separation oversight committee to the SMI Board, which will have authority to direct those members as to how to proceed in efforts to resolve those issues within the full separation oversight committee.

To ensure a timely separation and migration of these customer data and information technology functions between SMI and SLM BankCo during the anticipated 18-month transition period, the Special Preferred includes certain approval rights in favor of SLM BankCo. Before SMI may take any of the following actions, it must first obtain the approval of a majority of the members of the SMI Board, which majority must include the Special Preferred Director:

•	a merger, consolidation or combination to which SMI is a constituent party (other than where SMI is the surviving entity);

•

the termination or replacement of any executive officer of SMI or of any key employee with oversight over functions that may reasonably be expected to affect the IT transition contemplated under the transition services agreement; and

•	any changes in the operations of SMI that would affect, in any material respect, the timely separation and migration of the customer data and servicing functions to SLM BankCo.

During the transition period, SLM BankCo and Navient loans will continue to be serviced by each company’s employees from shared information technology platforms until each company is able to service its own customers on a stand-alone basis. The Special Preferred will result in SLM BankCo and SMI being deemed “affiliates” for purposes of federal customer data privacy laws, including the Gramm-Leach-Bliley Act.

The Special Preferred will be redeemed by SMI for its liquidation value of $1,000 upon the earlier to occur of (x) SLM BankCo’s determination that the migration of the customer data and information technology functions is complete or (y)             , 2015. Upon such redemption, the Special Preferred Director will be required to resign from the SMI Board and SLM BankCo will have no further right to elect a director or exercise any approval rights at SMI.

Procedures for Approval of Related Person Transactions

Navient’s board of directors is expected to adopt a written Policy on Related Party Transactions. The policy is expected to cover transactions involving Navient in excess of $120,000 in any year in which any director, nominee, executive officer, or greater-than-five percent beneficial owner of Navient, or any of their respective immediate family members, has or had a direct or indirect interest, other than as a director or less-than-ten percent owner of an entity involved in the transaction. This policy will be available on the corporate governance section of Navient’s investor relations website (www.    .com), which website will be operational as of             , 2014.

Under the policy, the corporate secretary will notify the chair of the Navient Audit Committee of any proposed related person transaction, and the chair of the Navient Audit Committee will determine if it is necessary for the transaction to be approved under the policy. If such approval is required, the Navient Audit Committee will review the proposed transaction and recommend to the Navient board of directors whether to approve or reject the transaction. In considering a transaction, the Navient Audit Committee will take into account whether a transaction would be on terms no less favorable to an unaffiliated third party under the same or similar circumstances.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of (i) the merger involving Merger Sub and Existing SLM, together with the conversion of shares of Existing SLM common and preferred stock into shares of SLM Bank common and preferred stock (the SLM Merger), and (ii) the contribution by SLM BankCo of assets of the education loan management business, including the portfolio of FFELP Loans, portfolio of Private Education Loans not held by Sallie Mae Bank, and FFELP Loan, DSLP, and servicing and collections business to Navient and the distribution by SLM BankCo of all of the outstanding shares of Navient common stock to its stockholders. This summary is based on the Code, U.S. Treasury regulations promulgated thereunder and on judicial and administrative interpretations of the Code and the U.S. Treasury regulations, all as in effect on the date of this information statement, and is subject to changes in these or other governing authorities, any of which may have a retroactive effect. This summary assumes that the separation and distribution will be consummated in accordance with the separation and distribution agreement and as described in this information statement. This summary does not purport to be a complete description of all U.S. federal income tax consequences of the separation and the distribution nor does it address the effects of any state, local or foreign tax laws or U.S. federal tax laws other than those relating to income taxes on the separation and the distribution. The tax treatment of an Existing SLM stockholder may vary depending upon that stockholder’s particular situation, and certain stockholders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold common stock in Existing SLM, pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, stockholders who hold their Existing Corporation common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who received Existing SLM common stock upon the exercise of employee stock options or otherwise as compensation, and stockholders who are subject to alternative minimum tax) may be subject to special rules not discussed below. In addition, this summary only addresses the U.S. federal income tax consequences to an Existing SLM stockholder who, for U.S. federal income tax purposes, is a U.S. holder, as defined below. Finally, this summary does not address the U.S. federal income tax consequences to those Existing SLM stockholders who do not hold their shares of Existing SLM common stock as capital assets within the meaning of Section 1221 of the Code.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Existing SLM common stock that is, for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source.

Each stockholder is urged to consult the stockholder’s tax advisor as to the specific tax consequences of the separation and distribution to that stockholder, including the effect of any U.S. federal, state or local or foreign tax laws and of changes in applicable tax laws.

Existing SLM expects to receive a private letter ruling from the IRS to the effect that, among other things, (i) the SLM Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and will not be integrated with the rest of the separation and distribution and (ii) the separation and the distribution will qualify as a reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. It is a condition to the distribution that the private letter ruling not be revoked or modified in any material respect. Such ruling will be based on, among other things, certain assumptions as well as on the accuracy, correctness and completeness of certain representations and statements that Existing SLM and Navient made to the IRS. Although a private letter ruling from the IRS is generally binding on the IRS, if any of the assumptions, representations or statements that Existing SLM made are, or become, inaccurate, incorrect or incomplete, the SLM Merger might not qualify as a reorganization within the meaning of Section 368(a)(1)(F)

of the Code that will not be integrated with the rest of the separation and distribution and/or the separation and the distribution might not qualify as a reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. For these reasons, notwithstanding receipt by Existing SLM of the private letter ruling, the IRS could assert successfully that the distribution was taxable. In that event, the consequences described in the ruling would not apply and both Existing SLM and holders of Existing SLM common stock could be subject to significant U.S. federal income tax liability.

Furthermore, it is a condition to the completion of the distribution that Existing SLM receive an opinion from Baker Botts L.L.P, outside tax counsel to Existing SLM and SLM BankCo, to the effect that, with respect to certain requirements for tax-free treatment under Section 355 of the Code on which the IRS will not rule (namely, that the distribution (a) is motivated, in whole or substantial part, by one or more corporate business purposes, (b) is not being used principally as a device for the distribution of earnings and profits of Existing SLM or Navient, and (c) is not part of a plan (or series of related transactions) pursuant to which one or more persons will acquire, directly or indirectly, stock representing a 50 percent or greater interest in Existing SLM or Navient under Section 355(e) of the Code), that such requirements will be satisfied. In rendering its opinion, Baker Botts L.L.P. will rely on certain assumptions, and the representations and statements made by Existing SLM to the IRS in connection with the private letter ruling, as well as certain covenants in agreements to be entered into by SLM BankCo and Navient prior to the distribution (including covenants requiring adherence to certain restrictions on future actions by SLM BankCo and Navient). If any such assumptions, representations or statements are found to be inaccurate, incorrect or incomplete, or if SLM BankCo or Navient breach any such covenants, the conclusions reached in the opinion of outside tax counsel, and the ability to rely on such conclusions, could be adversely affected.

Existing SLM expects that under the private letter ruling from the IRS, the SLM Merger will qualify as a reorganization for U.S. federal income tax purposes under Section and 368(a)(1)(F) of the Code and will not be integrated with the rest of the separation and distribution, and accordingly, the following will describe the material U.S. federal income tax consequences to Existing SLM, SLM BankCo and Existing SLM stockholders of the SLM Merger:

•	neither Existing SLM nor SLM BankCo will recognize any gain or loss upon the SLM Merger;

•

an Existing SLM stockholder will not recognize any gain or loss and no amount will be includable in income as a result of the conversion of Existing SLM stock to SLM BankCo stock pursuant to the SLM Merger;

•

an Existing SLM stockholder’s aggregate tax basis in such stockholder’s SLM BankCo stock following the SLM Merger will equal such stockholder’s tax basis in its Existing SLM stock immediately before the SLM Merger; and

•	an Existing SLM stockholder’s holding period for SLM BankCo stock following the SLM Merger will include the holding period for that stockholder’s Existing SLM stock.

Furthermore, Existing SLM expects that under the private letter ruling from the IRS, the separation and the distribution will qualify as a reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, and accordingly, the following will describe the material U.S. federal income tax consequences to SLM BankCo, Navient and SLM BankCo stockholders of the separation and the distribution:

•

subject to the discussion below regarding Section 355(e) of the Code, neither Navient nor SLM BankCo will recognize any gain or loss upon the separation and distribution of shares of Navient common stock and no amount will be includable in the income of SLM BankCo or Navient as a result of the separation and the distribution other than taxable income or gain possibly arising out of internal reorganizations undertaken in connection with the separation and distribution and with respect to any items required to be taken into account under U.S. Treasury regulations relating to consolidated federal income tax returns;

•	a SLM BankCo stockholder will not recognize any gain or loss and no amount will be includable in income as a result of the receipt of shares of Navient common stock pursuant to the distribution;

•

after the internal corporate reorganization (including the SLM Merger) and separation and distribution, an SLM BankCo stockholder’s aggregate tax basis in such stockholder’s shares of SLM BankCo common stock and in shares of Navient common stock will equal such stockholder’s tax basis in its SLM BankCo common stock immediately before the distribution (determined as described above), allocated between the SLM BankCo common stock and Navient common stock in proportion to their fair market values on the distribution date; and

•

a SLM BankCo stockholder’s holding period for Navient common stock received in the distribution will include the holding period for that stockholder’s SLM BankCo common stock (determined as described above).

U.S. Treasury regulations provide that if an Existing SLM stockholder holds different blocks of Existing SLM common stock (generally Existing SLM common stock purchased or acquired on different dates or at different prices), the aggregate basis for each block of Existing SLM common stock purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the shares of Navient common stock received in the distribution and the shares of SLM BankCo common stock received in the SLM Merger in respect of such block of Existing SLM common stock, in proportion to their respective fair market values on the distribution date. The holding period of the shares of Navient common stock received in the distribution in respect of such block of Existing SLM common stock will include the holding period of such block of Existing SLM common stock. If an Existing SLM stockholder is not able to identify which particular shares of Navient common stock are received in the distribution with respect to a particular block of Existing SLM common stock, for purposes of applying the rules described above, the stockholder may designate which shares of Navient common stock are received in the distribution in respect of a particular block of Existing SLM common stock, provided that such designation is consistent with the terms of the distribution. Existing SLM stockholders are urged to consult their own tax advisors regarding the application of these rules to their particular circumstances.

U.S. Treasury regulations also require certain stockholders who receive Navient common stock in the distribution to attach to the stockholder’s U.S. federal income tax return for the year in which the stock is received a detailed statement setting forth certain information relating to the tax-free nature of the distribution.

Even if the distribution otherwise qualifies as tax-free for U.S. federal income tax purposes under Section 355 of the Code, it could be taxable to SLM BankCo (but not its stockholders) under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50 percent or greater interest by vote or value, in SLM BankCo or Navient. For this purpose, any acquisitions of SLM common stock or Navient common stock within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although SLM BankCo or Navient may be able to rebut that presumption.

In connection with the distribution, Navient and SLM BankCo will enter into a tax sharing agreement pursuant to which Navient will agree to be responsible for certain tax liabilities and obligations following the distribution. For a description of the tax sharing agreement, see “Certain Relationships and Related Party Transactions — Tax Sharing Agreement.”

The foregoing is a summary of material U.S. federal income tax consequences of the separation and the distribution under current law and particular circumstances. The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under the tax laws of other jurisdictions or that may apply to particular categories of stockholders. Each Existing SLM stockholder should consult its own tax advisor as to the particular tax consequences of the distribution to such stockholder, including the application of U.S. federal, state or local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

DESCRIPTION OF MATERIAL INDEBTEDNESS

From and after the distribution date, Navient and SLM BankCo will, in general, each be responsible for the debts, liabilities, and obligations related to the business or businesses that it owns and operates following consummation of the separation and distribution. See “Certain Relationships and Related Party Transactions — Agreements with SLM BankCo.”

Existing SLM, which will become a subsidiary of Navient as part of the internal corporate reorganization, is the obligor under an indenture pursuant to which there is outstanding, as of December 31, 2013, $18.3 billion of unsecured public debt.

To match the interest and currency characteristics of borrowings with the interest rate and currency characteristics of assets, Existing SLM has entered into interest rate and foreign currency swaps with independent parties. Under these agreements, Existing SLM makes periodic payments, generally indexed to the related asset rates or rates that are highly correlated to the asset rates, in exchange for periodic payments that generally match Existing SLM’s interest obligations on fixed or variable notes. In addition, Existing SLM has entered into Floor Income Contracts to hedge against the volatility of the Floor Income in FFELP Loans. For a description of Floor Income and the Floor Income Contracts, see Appendix A to this information statement.

Immediately following the separation and distribution, Navient will not be the direct obligor on any of the debt described below. However, Existing SLM currently consolidates, and following the separation Navient will consolidate, the various debt instruments in its financial statements. Accordingly, except where otherwise specifically stated, references to Navient’s debt in this section generally refer to debt of Navient’s subsidiaries, including Existing SLM, that will be consolidated in Navient’s financial statements. As described under “Senior Unsecured Debt—Future Issuances” below, following the separation and distribution Navient is expected to be the future issuer of senior unsecured notes and other public indebtedness.

Navient expects to have future cash flows and liquidity that will significantly exceed the debt service obligations arising out of the debt and borrowing facilities described below.

Secured Facilities

Asset-Backed Securities

Approximately 85 percent of Navient’s FFELP Loan portfolio and 60 percent of Navient’s Private Education Loan portfolio has been funded with non-recourse, long-term debt securities issued by securitization trusts. The asset-backed securities issued by these trusts are not obligations of Navient. Nevertheless, Navient currently consolidates the financing trusts that have issued these asset-backed securities, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Transfers of Financial Assets and the Variable Interest Entity (‘VIE’) Consolidation Model.” As of December 31, 2013, Navient’s consolidated subsidiaries had approximately $91 billion of FFELP Loan securitization debt and $19 billion of Private Education Loan securitization debt. The interest rate on this debt is generally based on either one- or three-month LIBOR.

FFELP Loans — Other Secured Borrowing Facilities

We have various secured borrowing facilities that we use to finance our FFELP loans. Liquidity is available under these secured credit facilities to the extent we have eligible collateral and available capacity. The maximum borrowing capacity under these facilities will vary and is subject to each agreement’s borrowing conditions. These include but are not limited to the facility’s size, current usage and the availability and fair value of qualifying unencumbered FFELP Loan collateral. Our borrowings under these facilities are non-recourse. The maturity dates on these facilities range from June 2014 to January 2016. The interest rate on certain facilities can increase under certain circumstances. The facilities are subject to termination under certain circumstances. As of

December 31, 2013 there was approximately $10.0 billion outstanding under these facilities with approximately $10.4 billion of assets securing these facilities. As of December 31, 2013, the maximum unused capacity under these facilities was $10.6 billion. As of December 31, 2013, we had $2.7 billion of unencumbered FFELP Loans.

Private Education Loans — Other Secured Borrowing Facilities

We have a facility that was used to fund the call and redemption of our SLM 2009-D Private Education Loan Trust ABS, which occurred on August 15, 2013. The maturity date of the new facility is August 15, 2015. Our borrowings under this facility are non-recourse. The interest rate can increase under certain circumstances. The facility is subject to termination under certain circumstances. As of December 31, 2013, there was $843 million outstanding under the facility. The book basis of the assets securing the facility as of December 31, 2013 was $1.6 billion. Additional borrowings are not available under this facility.

Senior Unsecured Debt

As of December 31, 2013, SLM, which will become a subsidiary of Navient following the separation, had $18.3 billion amount of senior unsecured debt outstanding at a weighted average interest rate of 5.76 percent. This debt included:

•	$300 million of 6 percent senior notes due 2043 (the “2043 Notes”);

•	$16.5 billion of medium term notes, Series A (the “Series A Notes”);

•	$738 million of medium term notes, Series B (the “EdNotes”); and

•	$727 million of Euro medium term notes (the “Euro Notes”).

Existing SLM issued the 2043 Notes, Series A Notes and EdNotes in offerings that were registered under the Securities Act. These notes are Existing SLM’s unsecured, unsubordinated obligations. The Senior Notes, Series A Notes, and EdNotes are governed by an indenture, dated as of October 1, 2000, between Existing SLM and The Bank of New York Mellon, as successor to J.P. Morgan Chase Bank, National Association, as trustee, as amended or supplemented from time to time. The Euro Notes are governed by an amended and restated indenture, dated as of April 25, 2006, between Existing SLM and Deutsche Trustee Company Limited. In connection with the separation, Existing SLM, which is obligated under the indentures governing the unsecured debt, will become a wholly owned subsidiary of Navient. Accordingly, the description of the terms of these notes refers to Existing SLM as the borrower and obligor.

Existing SLM may redeem certain series of Series A Notes, in whole or in part, at any time, at a redemption price equal to either (x) the greater of (i) the principal amount of the notes redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued interest) on the notes redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of 12 30-day months) at the semiannual equivalent yield to maturity of a U.S. Treasury security of comparable maturity as the notes redeemed plus 50 basis points, or (y) the principal amount of the notes redeemed, plus in each case accrued interest on the notes redeemed. Existing SLM may also redeem certain series of EdNotes, Euro Notes and the 2043 Notes at a redemption price equal to the principal amount of the notes redeemed plus accrued and unpaid interest.

The indentures permit Existing SLM to merge or consolidate with another entity, or sell all or substantially of its properties and assets, so long as (i) the resulting or acquiring person is a U.S. entity and assumes all of the obligations of Existing SLM under the indentures, (ii) immediately after the transaction, no event of default exists and (iii) Existing SLM delivers to the trustee an officers’ certificate and opinion of counsel stating that the transaction complies with the foregoing conditions.

The indentures also provide for specific events of default (subject, in specific cases, to receipt of notice of default and/or customary grace or cure periods), including, but not limited to: (i) failure to pay interest for 30 days; (ii) failure to pay principal when due; (iii) failure to perform, or breach of, any other covenant in the indenture for 60 days after notice is given by the trustee or holders of 25 percent of the outstanding principal amount; and (iv) specified events of bankruptcy, insolvency or corporate reorganization of Existing SLM.

Change of Control

Each holder of certain series of Series A Notes will have the right to require Existing SLM to repurchase any and all of such holder’s Series A Notes at a purchase price in cash equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (except to the extent Existing SLM has previously elected to redeem the Series A Notes), upon the occurrence of (i) a change of control, as defined below, and (ii) a downgrade of the specific series of Series A Notes below an investment grade rating by at least two of three specified credit rating agencies during the period beginning 60 days prior to the first public announcement of the change of control and ending 60 days after the consummation of such change of control. A change of control means the occurrence of:

•

the direct or indirect sale, transfer, conveyance or disposition, in one or a series of related transactions, of all or substantially all of Existing SLM’s properties or assets, to any “person,” as that term is used in Section 13(d)(3) of the Exchange Act, other than to Existing SLM or one of its subsidiaries;

•	the consummation of any transaction that results in a “person” becoming the beneficial owner, directly or indirectly, of more than 50 percent of Existing SLM’s voting stock;

•

a consolidation or merger between Existing SLM and a “person” in a transaction where the outstanding voting stock of Existing SLM or of such other “person,” is converted into or exchanged for cash, securities, or other property, other than a transaction where a majority of the voting stock of Existing SLM, as applicable, is converted into or exchanged for a majority of the voting stock of the surviving “person”;

•	a change in the majority of Existing SLM’s board of directors that was not approved by Existing SLM’s directors; or

•	the adoption of a plan of liquidation or dissolution relating to Existing SLM.

The internal corporate reorganization described under the section entitled “The Separation and Distribution — Internal Corporate Reorganization of Existing SLM Prior to the Distribution,” will not be deemed to involve a change of control under the Series A Notes and, accordingly, will not entitle holders of Series A Notes to require Existing SLM to repurchase such notes.

Future Issuances

Following the separation and distribution, Navient is expected to be the future issuer of senior unsecured notes and other public indebtedness. Subject to receipt of certain approvals and as promptly as practicable following the separation and distribution, it is anticipated that Existing SLM will be merged into Navient, with Navient surviving. Pending that merger and following the distribution, Navient is expected to fully and unconditionally guarantee Existing SLM’s outstanding senior unsecured debt.

OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Immediately prior to the distribution, all of the outstanding shares of Navient’s common stock will be owned beneficially and of record by SLM BankCo. The following tables set forth the pro forma ownership of shares of Navient common stock by the persons named therein, based upon the distribution ratio of one share of Navient common stock for each outstanding share of Existing SLM common stock.

Ownership of Common Stock by Certain Beneficial Owners

The following table provides information about each stockholder known to us to beneficially own more than five percent of the outstanding shares of Existing SLM common stock, based solely on the information filed by each such stockholder in 2014 for the year ended December 31, 2013, on Schedule 13G under the Exchange Act.

Name and Address of Beneficial Owner	Shares	Percent of Class
Barrow, Hanley, Mewhinney &Strauss, LLC (1)	41,301,537	9.47%
2200 Ross Avenue
31st Floor
Dallas, TX 75201-2761

FMR LLC (2)	26,142,097	5.99%
82 Devonshire Street
Boston, MA 02109

BlackRock Inc. (3)	23,473,810	5.40%
40 East 52nd Street
New York, NY 10022

(1)	This information, including percent of class, is based on the Schedule 13G filed with the SEC by Barrow, Hanley, Mewhinney & Strauss, LLC on February 12, 2014. Barrow, Hanley, Mewhinney & Strauss, LLC reported sole power to vote or direct the vote for 15,454,858 shares, shared power to vote or to direct the vote for 25,846,679 shares and sole power to dispose or to direct the disposition of 41,301,537 shares.
(2)	This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by FMR LLC, a parent holding company, on February 14, 2014. FMR LLC and Edward C. Johnson 3d, through their control of the subsidiaries of FMR LLC, have the sole power to dispose of or direct the disposition of 26,142,097 shares and the sole power to vote or direct the voting of 2,047,904 of these shares. According to this Schedule 13G/A, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, beneficially owns 22,422,310 of these shares; Fidelity SelectCo, LLC, a wholly-owned subsidiary of FMR LLC, beneficially owns 1,673,504 of these shares; Fidelity Management Trust Company, a wholly-owned subsidiary of FMR LLC, beneficially owns 137,743 of these shares; Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC, beneficially owns 4,497 of these shares; and Pyramis Global Advisors Trust Company, a wholly-owned subsidiary of FMR LLC, beneficially owns 182,888 of these shares. Additionally, Crosby Advisors LLC, a wholly-owned subsidiary of Crosby Company of New Hampshire LLC (“CCNH”), is the beneficial owner of 1,721,155 of these shares. Members of the family of Edward C. Johnson 3d, directly or indirectly, own CCNH.
(3)	This information, including percent of class, is based on the Schedule 13G filed with the SEC by BlackRock, Inc. on January 30, 2014. BlackRock, Inc. reported the sole power to vote or direct the voting for 19,162,835 shares and the sole power to dispose of or direct the disposition of for 23,473,810 shares.

Security Ownership of Executive Officers and Directors

The following table provides information regarding beneficial ownership of Existing SLM common stock (i.e. owned or pursuant to SEC rules that may be acquired within 60 days) for each of Navient’s directors and the Navient NEOs, as well as all directors and Navient NEOs as a group. The ownership information is as of January 31, 2014. As of January 31, 2014, there were 428,698,212 shares of Existing SLM common stock issued and outstanding. Jack Remondi is currently both a director and executive officer of Navient, and his information is set forth opposite his name under the caption “Executive Officers” in the table.

	Shares (1)	Vested Options (2)	Total Beneficial Ownership (3)	Percent of Class
Director Nominees
Ann Torre Bates (4)	9,216	63,744	72,960	*
William M. Diefenderfer III (5)	98,649	91,695	190,344	*
Diane Suitt Gilleland (6)	112,397	91,393	203,790	*
Barry A. Munitz	34,345	71,985	106,330	*
Steven L. Shapiro (7)	160,498	99,063	259,561	*
Barry Lawson Williams	41,005	73,693	114,698	*
Named Executive Officers
John F. Remondi (8)	801,025	1,069,198	1,870,223	*
Somsak Chivavibul (9)	114,268	13,268	127,536	*
John Kane (10)	89,687	5,989	95,676	*
Timothy Hynes (11)	42,577	39,171	81,748	*
Directors and Officers as a Group	1,503,667	1,619,199	3,122,866	0.73%

*	Less than one percent
(1)	Shares held directly or indirectly with a spouse, including shares credited to Company-sponsored retirement plans. Total for NEOs includes (i) vested restricted stock units (“RSUs”) awarded as a portion of bonus paid in January 2011, February 2012 and February 2013, (ii) unvested RSUs granted in January 2011, February 2012, February 2013 and August 2013, (iii) unvested performance stock units (“PSUs”) granted in February 2012 and February 2013 and (iv) unvested dividend equivalent units (“DEUs”) granted on unvested RSUs and PSUs. The individuals holding such RSUs, PSUs and DEUs have no voting or investment power over these units.
(2)	Shares that may be acquired within 60 days of January 31, 2014 through the exercise of stock options. Net settled options are shown on a “spread basis”, and if not in-the-money, they are shown as 0.
(3)	Total of columns 1 and 2. Except as otherwise indicated and subject to community property laws, each owner has sole voting and sole investment power with respect to the shares listed.
(4)	9,216 shares are held in a margin account and are therefore considered “pledged as security”. No loan is outstanding.
(5)	4,340 shares are phantom stock units credited to a deferred compensation plan account.
(6)	13,879 shares are phantom stock units credited to a deferred compensation plan account.
(7)	27,208 shares are held in a margin account and are therefore considered “pledged as security”. No loan is outstanding. Mr. Shapiro’s share ownership includes 3,000 shares held in a Roth IRA and 108,000 shares held in an LLC owned by Mr. Shapiro and his spouse. 9,300 shares are phantom stock units credited to a deferred compensation plan account.
(8)	400,333 shares are held in a margin account and are therefore considered “pledged as security”. No loan is outstanding. 296,014 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. Remondi has no voting or dispositive control.
(9)	Mr. Chivavibul’s share ownership includes 2,982 shares held by his spouse. 38,574 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. Chivavibul has no voting or dispositive control.
(10)	51,036 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. Kane has no voting or dispositive control.
(11)	29,641 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. Hynes has no voting or dispositive control.

DESCRIPTION OF NAVIENT’S CAPITAL STOCK

Navient’s certificate of incorporation and by-laws will be amended and restated prior to the distribution. The following is a summary of the material terms of Navient’s capital stock that will be contained in the amended and restated certificate of incorporation and the amended and restated by-laws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the amended and restated certificate of incorporation or of the amended and restated by-laws to be in effect at the time of the distribution. The summary is qualified in its entirety by reference to these documents, which you must read (along with the applicable provisions of Delaware law) for additional information on Navient’s capital stock as of the time of the distribution. The amended and restated certificate of incorporation and the amended and restated by-laws to be in effect at the time of the distribution will be included as exhibits to Navient’s registration statement on Form 10, of which this information statement forms a part.

General

Navient’s authorized capital stock will consist of              shares of common stock, par value $0.01 per share, and              million shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. Navient’s board of directors may authorize the issuance of one or more series of preferred stock and establish, among other things, the rights, preferences and privileges of any such series of preferred stock from time to time without stockholder approval. Immediately following the distribution, Navient expects that approximately              million shares of its common stock will be issued and outstanding and that no shares of preferred stock will be issued and outstanding.

Common Stock

Each holder of Navient common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there will be no cumulative voting rights. Holders of Navient common stock will not be entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together as a class with the holders of one or more other series of preferred stock, to vote on such amendment pursuant to our amended and restated certificate of incorporation or the General Corporation Law of the State of Delaware (the “DGCL”).

Subject to any preferential rights of the holders of any outstanding preferred stock, holders of Navient common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by its board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Navient, holders of its common stock would be entitled to share ratably in its assets legally available for distribution after the payment or provision in full of all liabilities and any preferential rights of the holders of any then outstanding preferred stock.

Holders of Navient common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to shares of Navient common stock. Upon the distribution, all outstanding shares of Navient common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of Navient common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Navient may authorize and issue in the future.

Preferred Stock

Under the terms of Navient’s amended and restated certificate of incorporation, its board of directors, or any duly authorized committee thereof, will be authorized to issue up to              million shares of preferred stock in one or more series without further action by the holders of its common stock. Subject to the limitations prescribed by the DGCL and by Navient’s amended and restated certificate of incorporation, Navient’s board of directors, or any duly authorized committee thereof, may establish the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of each such series of preferred stock including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each such series.

Anti-Takeover Effects of Various Provisions of Delaware Law and Navient’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

Provisions of the DGCL and Navient’s amended and restated certificate of incorporation and amended and restated by-laws could make it more difficult to acquire Navient by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that its board of directors may consider inadequate and to encourage persons seeking to acquire control of the company to first negotiate with Navient’s board of directors. Navient believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Size of Board and Vacancies. Navient’s amended and restated certificate of incorporation and amended and restated by-laws will provide that the number of directors on its board of directors will be fixed exclusively by its board of directors, subject to the rights of the holders of any outstanding preferred stock to elect directors. Any newly created directorship or any vacancy in Navient’s board of directors resulting from any increase in the authorized number of directors or the death, disability, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the affirmative vote of a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. Any director appointed to fill a vacancy on Navient’s board of directors not resulting from an increase in the size of the board will be appointed for the remaining term of his or her predecessor, and until his or her successor has been elected and qualified, subject to his or her earlier death, disqualification, resignation or removal.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Navient’s amended and restated by-laws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of its board of directors or a committee of its board of directors.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Navient’s amended and restated certificate of incorporation will not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock. The authority that Navient’s board of directors will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Navient through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Navient’s board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitations on Liability, Indemnification of Officers and Directors, and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and Navient’s amended and restated certificate of incorporation will include such an exculpation provision. Navient’s amended and restated by-laws will include provisions that will require Navient to indemnify, to the fullest extent allowable under the DGCL, its directors and officers. Navient’s amended and restated by-laws will also require that Navient advance expenses to its directors and officers, upon its receipt of an undertaking to repay such amounts in the event that such director or officer is not entitled to indemnification. Navient’s amended and restated by-laws will expressly authorize Navient to carry directors’ and officers’ insurance to protect Navient, its directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions that will be in Navient’s amended and restated certificate of incorporation and amended and restated by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against Navient’s directors and officers, even though such an action, if successful, might otherwise benefit Navient and its stockholders. The limitation of liability for directors in Navient’s amended and restated certificate of incorporation will limit the ability to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, however, such provision will not limit or eliminate Navient’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. Additionally, this provision will not alter the liability of directors under the federal securities laws or under the DGCL for (i) breaches of a directors’ duty of loyalty to Navient and its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the authorization of illegal dividends, repurchases, or redemptions, or (iv) any transaction in which the director derived an improper personal benefit. In addition, the indemnification provisions may adversely affect your investment to the extent that, in a class action or direct suit, Navient is required to pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Navient directors, officers or employees for which indemnification is sought.

Exclusive Forum

Navient’s amended and restated certificate of incorporation will provide that unless the board of directors otherwise determines, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Navient, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Navient to Navient or Navient’s stockholders, any action arising pursuant to any provision of the DGCL, or any action asserting a claim governed by the internal affairs doctrine.

Authorized but Unissued Shares

Navient’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. Navient may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Navient by means of a proxy contest, tender offer, merger or otherwise.

Listing

Navient expects to apply to have its shares of common stock listed on the NASDAQ Global Select Market under the symbol “NAVI.”

Sale of Unregistered Securities

On November 7, 2013, Navient issued one share of its common stock to SLM Corporation pursuant to Section 4(2) of the Securities Act. Navient did not register the issuance of the issued share under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for Navient’s common stock will be Computershare Trust Company, N.A.

Computershare, Inc.

250 Royall Street

Canton, MA 02021

www.computershare.com/investor

WHERE YOU CAN FIND MORE INFORMATION

Navient has filed a registration statement on Form 10 with the SEC with respect to the shares of Navient common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Navient and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, Navient will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

Navient intends to furnish holders of its common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. Navient has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

SLM Corporation:

We have audited the accompanying consolidated balance sheets of SLM Corporation and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated financial statements of the Company for the year ended December 31, 2011, were audited by other auditors whose report thereon dated February 27, 2012, expressed an unqualified opinion on those consolidated financial statements, before the adjustments that were applied to the 2011 consolidated financial statements to reflect the operations of Campus Solutions and Upromise Investments, Inc. as discontinued operations for all comparative prior period information.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

We also have audited the adjustments that were applied to the 2011 consolidated financial statements to reflect the operations of Campus Solutions and Upromise Investments, Inc. as discontinued operations for all comparative prior period information. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2011 consolidated financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2011 consolidated financial statements taken as a whole.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 19, 2014 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/S/ KPMG LLP
McLean, Virginia
February 19, 2014

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of SLM Corporation:

In our opinion, the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2011, before the effects of the adjustments to retrospectively reflect the discontinued operations described in Note 16, present fairly, in all material respects, the results of operations and cash flows of SLM Corporation and its subsidiaries for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America (the 2011 financial statements before the effects of the adjustments discussed in Note 16 are not presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit, before the effects of the adjustments described above, of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively reflect the discontinued operations described in Note 16 and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

McLean, VA

February 27, 2012

SLM CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except per share amounts)

	December 31, 2013	December 31, 2012
Assets
FFELP Loans (net of allowance for losses of $119 and $159, respectively)	$104,588	$125,612
Private Education Loans (net of allowance for losses of $2,097 and $2,171 respectively)	37,512	36,934
Investments
Available-for-sale	109	72
Other	783	1,010

Total investments	892	1,082
Cash and cash equivalents	5,190	3,900
Restricted cash and investments	3,650	5,011
Goodwill and acquired intangible assets, net	424	448
Other assets	7,287	8,273

Total assets	$159,543	$181,260

Liabilities
Short-term borrowings	$13,795	$19,856
Long-term borrowings	136,648	152,401
Other liabilities	3,458	3,937

Total liabilities	153,901	176,194

Commitments and contingencies
Equity
Preferred stock, par value $.20 per share, 20 million shares authorized
Series A: 3.3 million and 3.3 million shares issued, respectively, at stated value of $50 per share	165	165
Series B: 4 million and 4 million shares issued, respectively, at stated value of $100 per share	400	400
Common stock, par value $.20 per share, 1.125 billion shares authorized: 545 million and 536 million shares issued, respectively	109	107
Additional paid-in capital	4,399	4,237
Accumulated other comprehensive income (loss) (net of tax (expense) benefit of $(7) and $3, respectively)	13	(6)
Retained earnings	2,584	1,451

Total SLM Corporation stockholders’ equity before treasury stock	7,670	6,354
Less: Common stock held in treasury at cost: 116 million and 83 million shares, respectively	(2,033)	(1,294)

Total SLM Corporation stockholders’ equity	5,637	5,060
Noncontrolling interest	5	6

Total equity	5,642	5,066

Total liabilities and equity	$159,543	$181,260

Supplemental information — assets and liabilities of consolidated variable interest entities:

	December 31, 2013	December 31, 2012
FFELP Loans	$99,254	$121,059
Private Education Loans	25,530	26,072
Restricted cash and investments	3,395	4,826
Other assets	2,322	2,312
Short-term borrowings	3,655	9,551
Long-term borrowings	115,538	131,518

Net assets of consolidated variable interest entities	$11,308	$13,200

See accompanying notes to consolidated financial statements.

SLM CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share amounts)

	Years Ended December 31,
	2013	2012	2011
Interest income:
FFELP Loans	$2,822	$3,251	$3,461
Private Education Loans	2,527	2,481	2,429
Other loans	11	16	21
Cash and investments	17	21	19

Total interest income	5,377	5,769	5,930
Total interest expense	2,210	2,561	2,401

Net interest income	3,167	3,208	3,529
Less: provisions for loan losses	839	1,080	1,295

Net interest income after provisions for loan losses	2,328	2,128	2,234

Other income (loss):
Gains (losses) on sales of loans and investments	302	—	(35)
Losses on derivative and hedging activities, net	(268)	(628)	(959)
Servicing revenue	290	279	283
Contingency revenue	420	356	333
Gains on debt repurchases	42	145	38
Other	100	92	69

Total other income (loss)	886	244	(271)

Expenses:
Salaries and benefits	504	457	493
Other operating expenses	538	440	512

Total operating expenses	1,042	897	1,005
Goodwill and acquired intangible asset impairment and amortization expense	13	27	21
Restructuring and other reorganization expenses	72	11	12

Total expenses	1,127	935	1,038

Income from continuing operations, before income tax expense	2,087	1,437	925
Income tax expense	776	498	328

Net income from continuing operations	1,311	939	597
Income (loss) from discontinued operations, net of tax expense (benefit)	106	(2)	35

Net income	1,417	937	632
Less: net loss attributable to noncontrolling interest	(1)	(2)	(1)

Net income attributable to SLM Corporation	1,418	939	633
Preferred stock dividends	20	20	18

Net income attributable to SLM Corporation common stock	$1,398	$919	$615

Basic earnings per common share attributable to SLM Corporation:
Continuing operations	$2.94	$1.93	$1.12
Discontinued operations	.24	—	.07

Total	$3.18	$1.93	$1.19

Average common shares outstanding	440	476	517

Diluted earnings per common share attributable to SLM Corporation:
Continuing operations	$2.89	$1.90	$1.11
Discontinued operations	.23	—	.07

Total	$3.12	$1.90	$1.18

Average common and common equivalent shares outstanding	449	483	523

Dividends per common share attributable to SLM Corporation	$.60	$.50	$.30

See accompanying notes to consolidated financial statements.

SLM CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	Years Ended December 31,
	2013	2012	2011
Net income	$1,417	$937	$632
Other comprehensive income (loss):
Unrealized gains (losses) on derivatives:
Unrealized hedging gains (losses) on derivatives	27	(11)	(6)
Reclassification adjustments for derivative losses included in net income (interest expense)	9	25	55

Total unrealized gains (losses) on derivatives	36	14	49
Unrealized gains (losses) on investments	(6)	(1)	2
Defined benefit pension plans adjustment	—	—	(3)
Income tax expense	(11)	(5)	(17)

Other comprehensive income, net of tax	19	8	31

Comprehensive income	1,436	945	663
Less: comprehensive loss attributable to noncontrolling interest	(1)	(2)	(1)

Total comprehensive income attributable to SLM Corporation	$1,437	$947	$664

See accompanying notes to consolidated financial statements.

SLM CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In millions, except share and per share amounts)

	Preferred Stock Shares	Common Stock Shares			Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Treasury Stock	Total Stockholders’ Equity	Noncontrolling Interest	Total Equity
		Issued	Treasury	Outstanding
Balance at December 31, 2010	7,300,000	595,263,474	(68,319,589)	526,943,885	$565	$119	$5,940	$(45)	$309	$(1,876)	$5,012	$—	$5,012
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	633	—	633	(1)	632
Other comprehensive income, net of tax	—	—	—	—	—	—	—	31	—	—	31	—	31

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	664	(1)	663
Cash dividends:
Common stock ($.30 per share)	—	—	—	—	—	—	—	—	(154)	—	(154)	—	(154)
Preferred stock, series A ($3.49 per share)	—	—	—	—	—	—	—	—	(12)	—	(12)	—	(12)
Preferred stock, series B ($1.59 per share)	—	—	—	—	—	—	—	—	(6)	—	(6)	—	(6)
Issuance of common shares	—	3,886,217	—	3,886,217	—	1	40	—	—	—	41	—	41
Retirement of common stock in treasury	—	(70,074,369)	70,074,369	—	—	(14)	(1,890)	—	—	1,904	—	—	—
Tax benefit related to employee stock-based compensation plans	—	—	—	—	—	—	(10)	—	—	—	(10)	—	(10)
Stock-based compensation expense	—	—	—	—	—	—	56	—	—	—	56	—	56
Common stock repurchased	—	—	(19,054,115)	(19,054,115)	—	—	—	—	—	(300)	(300)	—	(300)
Shares repurchased related to employee stock-based compensation plans	—	—	(3,024,662)	(3,024,662)	—	—	—	—	—	(48)	(48)	—	(48)
Acquisition of noncontrolling interest	—	—	—	—	—	—	—	—	—	—	—	9	9

Balance at December 31, 2011	7,300,000	529,075,322	(20,323,997)	508,751,325	$565	$106	$4,136	$(14)	$770	$(320)	$5,243	$8	$5,251

See accompanying notes to consolidated financial statements.

SLM CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In millions, except share and per share amounts)

	Preferred Stock Shares	Common Stock Shares			Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Treasury Stock	Total Stockholders’ Equity	Noncontrolling Interest	Total Equity
		Issued	Treasury	Outstanding
Balance at December 31, 2011	7,300,000	529,075,322	(20,323,997)	508,751,325	$565	$106	$4,136	$(14)	$770	$(320)	$5,243	$8	$5,251
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	939	—	939	(2)	937
Other comprehensive income, net of tax	—	—	—	—	—	—	—	8	—	—	8	—	8

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	947	(2)	945
Cash dividends:
Common stock ($.50 per share)	—	—	—	—	—	—	—	—	(237)	—	(237)	—	(237)
Preferred stock, series A ($3.49 per share)	—	—	—	—	—	—	—	—	(11)	—	(11)	—	(11)
Preferred stock, series B ($2.22 per share)	—	—	—	—	—	—	—	—	(9)	—	(9)	—	(9)
Dividend equivalent units related to employee stock-based compensation plans	—	—	—	—	—	—	—	—	(1)	—	(1)	—	(1)
Issuance of common shares	—	6,432,643	—	6,432,643	—	1	60	—	—	—	61	—	61
Tax benefit related to employee stock-based compensation plans	—	—	—	—	—	—	(6)	—	—	—	(6)	—	(6)
Stock-based compensation expense	—	—	—	—	—	—	47	—	—	—	47	—	47
Common stock repurchased	—	—	(58,038,239)	(58,038,239)	—	—	—	—	—	(900)	(900)	—	(900)
Shares repurchased related to employee stock-based compensation plans	—	—	(4,547,785)	(4,547,785)	—	—	—	—	—	(74)	(74)	—	(74)

Balance at December 31, 2012	7,300,000	535,507,965	(82,910,021)	452,597,944	$565	$107	$4,237	$(6)	$1,451	$(1,294)	$5,060	$6	$5,066

See accompanying notes to consolidated financial statements.

SLM CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In millions, except share and per share amounts)

	Preferred Stock Shares	Common Stock Shares			Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Treasury Stock	Total Stockholders’ Equity	Noncontrolling Interest	Total Equity
		Issued	Treasury	Outstanding
Balance at December 31, 2012	7,300,000	535,507,965	(82,910,021)	452,597,944	$565	$107	$4,237	$(6)	$1,451	$(1,294)	$5,060	$6	$5,066
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	1,418	—	1,418	(1)	1,417
Other comprehensive income, net of tax	—	—	—	—	—	—	—	19	—	—	19	—	19

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	1,437	(1)	1,436
Cash dividends:
Common stock ($.60 per share)	—	—	—	—	—	—	—	—	(264)	—	(264)	—	(264)
Preferred stock, series A ($3.49 per share)	—	—	—	—	—	—	—	—	(12)	—	(12)	—	(12)
Preferred stock, series B ($2.00 per share)	—	—	—	—	—	—	—	—	(8)	—	(8)	—	(8)
Dividend equivalent units related to employee stock-based compensation plans	—	—	—	—	—	—	—	—	(1)	—	(1)	—	(1)
Issuance of common shares	—	9,702,976	—	9,702,976	—	2	105	—	—	—	107	—	107
Tax benefit related to employee stock-based compensation plans	—	—	—	—	—	—	10	—	—	—	10	—	10
Stock-based compensation expense	—	—	—	—	—	—	47	—	—	—	47	—	47
Common stock repurchased	—	—	(26,987,043)	(26,987,043)	—	—	—	—	—	(600)	(600)	—	(600)
Shares repurchased related to employee stock-based compensation plans	—	—	(6,365,002)	(6,365,002)	—	—	—	—	—	(139)	(139)	—	(139)

Balance at December 31, 2013	7,300,000	545,210,941	(116,262,066)	428,948,875	$565	$109	$4,399	$13	$2,584	$(2,033)	$5,637	$5	$5,642

See accompanying notes to consolidated financial statements.

SLM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Years Ended December 31,
	2013	2012	2011
Operating activities
Net income	$1,417	$937	$632
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations, net of tax	(106)	2	(35)
(Gains) losses on loans and investments, net	(302)	—	35
Gains on debt repurchases	(42)	(145)	(38)
Goodwill and acquired intangible assets impairment and amortization expense	13	27	21
Stock-based compensation expense	47	47	56
Unrealized (gains) losses on derivative and hedging activities	(444)	(117)	145
Provisions for loan losses	839	1,080	1,295
(Increase) decrease in restricted cash — other	(11)	10	(3)
(Increase) decrease in accrued interest receivable	(68)	361	463
(Decrease) increase in accrued interest payable	(23)	(41)	75
Decrease in other assets	625	437	423
(Decrease) increase in other liabilities	(87)	38	12

Cash provided by operating activities — continuing operations	1,858	2,636	3,081

Cash provided by operating activities — discontinued operations	142	—	—

Total net cash provided by operating activities	2,000	2,636	3,081

Investing activities
Student loans acquired and originated	(4,555)	(6,663)	(3,888)
Reduction of student loans:
Installment payments, claims and other	11,763	17,198	12,290
Proceeds from sales of student loans	768	531	753
Other investing activities, net	144	41	(210)
Purchases of available-for-sale securities	(73)	(63)	(142)
Proceeds from sales and maturities of available-for-sale securities	38	71	193
Purchases of held-to-maturity and other securities	(375)	(245)	(277)
Proceeds from sales and maturities of held-to-maturity securities and other securities	381	206	265
Decrease in restricted cash — variable interest entities	1,119	769	376

Cash provided by investing activities — continuing operations	9,210	11,845	9,360

Cash provided by investing activities — discontinued operations	—	—	114

Total net cash provided by investing activities	9,210	11,845	9,474

Financing activities
Borrowings collateralized by loans in trust — issued	9,534	13,727	4,553
Borrowings collateralized by loans in trust — repaid	(13,468)	(15,953)	(13,408)
Asset-backed commercial paper conduits, net	3,242	(323)	887
ED Conduit Program Facility, net	(9,551)	(12,187)	(3,172)
Other short-term borrowings issued	—	23	239
Other short-term borrowings repaid	—	(307)	(38)
Other long-term borrowings issued	5,154	4,713	2,354
Other long-term borrowings repaid	(4,201)	(3,307)	(6,498)
Other financing activities, net	(895)	272	698
Retail and other deposits, net	1,149	1,124	753
Common stock repurchased	(600)	(900)	(300)
Common stock dividends paid	(264)	(237)	(154)
Preferred stock dividends paid	(20)	(20)	(18)

Net cash used in financing activities	(9,920)	(13,375)	(14,104)

Net increase (decrease) in cash and cash equivalents	1,290	1,106	(1,549)
Cash and cash equivalents at beginning of year	3,900	2,794	4,343

Cash and cash equivalents at end of year	$5,190	$3,900	$2,794

Cash disbursements made (refunds received) for:
Interest	$2,163	$2,527	$2,413

Income taxes paid	$636	$569	$559

Income taxes received	$(20)	$(12)	$(37)

Noncash activity:
Investing activity — Student loans and other assets acquired	$—	$402	$783

Student loans and other assets removed related to sale of Residual Interest in securitization	$(11,802)	$—	$—

Financing activity — Borrowings assumed in acquisition of student loans and other assets	$—	$425	$802

Borrowings removed related to sale of Residual Interest in securitization	$(12,084)	$—	$—

See accompanying notes to consolidated financial statements.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Business

SLM Corporation (“we,” “us,” “our,” or the “Company”) is a holding company that operates through a number of subsidiaries. We were formed in 1972 as the Student Loan Marketing Association, a federally chartered government-sponsored enterprise (the “GSE”), with the goal of furthering access to higher education by acting as a secondary market for federal student loans. In 2004, we completed our transformation to a private company through our wind-down of the GSE. The GSE’s outstanding obligations were placed into a Master Defeasance Trust Agreement as of December 29, 2004, which was fully collateralized by direct, noncallable obligations of the United States.

Currently, our primary business is to originate, service and collect loans we make to students and their families to finance the cost of their education. Since July 2010, we have originated only Private Education Loans. We use “Private Education Loans” to mean education loans to students or their families that are non-federal loans and loans not insured or guaranteed under the previously existing Federal Family Education Loan Program (“FFELP”). The core of our marketing strategy is to generate student loan originations by promoting our products on campus through the financial aid office and through direct marketing to students and their families. Since the beginning of 2006, virtually all of our Private Education Loans have been originated and funded by Sallie Mae Bank, a Utah industrial bank subsidiary, which is regulated by the Utah Department of Financial Institutions (“UDFI”) and the Federal Deposit Insurance Corporation (“FDIC”). We also provide servicing, loan default aversion and defaulted loan collection services for loans owned by other institutions, including the U.S. Department of Education (“ED”). We also operate Upromise, Inc. (“Upromise”), a consumer savings network that provides financial rewards on everyday purchases to help families save for college, and provide insurance products through Sallie Mae Insurance Services to protect their college investment through tuition, rental and life insurance services.

In addition, we are currently the largest holder, servicer and collector of loans made under the previously existing FFELP, and the majority of our income has been derived, directly or indirectly, from our portfolio of FFELP Loans and servicing we have provided for FFELP Loans. In 2010, Congress passed legislation ending the origination of education loans under FFELP. The terms and conditions of existing FFELP Loans were not affected by this legislation. Our FFELP Loan portfolio will amortize over approximately 20 years. The fee income we have earned from providing servicing and contingent collection services on such loans will similarly decline over time.

On May 29, 2013, we announced our intent to separate into two distinct publicly-traded entities — an education loan management business (“NewCo”) and a consumer banking business (“SLM BankCo”). It is our intent to effect the separation through the distribution of the common stock of NewCo, which was formed to hold the assets and liabilities associated with our education loan management business. In order to effect the separation, we will first undergo an internal corporate reorganization, which is necessary for the contemplated separation of NewCo from our consumer banking business. This internal corporate reorganization will be then followed by a pro rata share distribution of all of the shares of NewCo common stock to our stockholders that will implement the actual separation of NewCo. Throughout our Annual Report on Form 10-K, we sometimes collectively refer to the proposed internal corporate reorganization and separation as the “Spin-Off.”

2.	Significant Accounting Policies

Use of Estimates

Our financial reporting and accounting policies conform to generally accepted accounting principles in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Significant Accounting Policies (Continued)

revenues and expenses during the reporting period. Current market conditions increase the risk and complexity of the judgments in these estimates and actual results could differ from estimates. Key accounting policies that include significant judgments and estimates include the allowance for loan losses, the effective interest rate method (amortization of student loan and debt premiums and discounts), fair value measurements, goodwill and acquired intangible asset impairment assessments, and derivative accounting.

Consolidation

The consolidated financial statements include the accounts of SLM Corporation and its majority-owned and controlled subsidiaries and those Variable Interest Entities (“VIEs”) for which we are the primary beneficiary, after eliminating the effects of intercompany accounts and transactions.

We consolidate any VIEs where we have determined we are the primary beneficiary. The primary beneficiary is the entity which has both: (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (2) the obligation to absorb losses or receive benefits of the entity that could potentially be significant to the VIE, except as described in the next paragraph. As it relates to our securitized assets as of December 31, 2013, we are the servicer of the securitized assets and own the Residual Interest of the securitization trusts. As a result, we are the primary beneficiary of our securitization trusts and consolidate those trusts.

In 2013, we sold Residual Interests in FFELP Loan securitization trusts to third parties. We will continue to service the student loans in the trusts under existing agreements. Prior to the sale of the Residual Interests, we had consolidated the trusts as VIEs because we had met the two criteria for consolidation. We had determined we were the primary beneficiary because (1) as servicer to the trust we had the power to direct the activities of the VIE that most significantly affected its economic performance and (2) as the residual holder of the trust, we had an obligation to absorb losses or receive benefits of the trust that could potentially be significant. Upon the sale of the Residual Interests we were no longer the residual holder, thus we determined we no longer met criterion (2) above and deconsolidated the trusts. As a result of these transactions, we removed securitization trust assets of $12.5 billion and the related liabilities of $12.1 billion from the balance sheet and recorded a $312 million gain as part of “gains on sales of loans and investments” in 2013.

Fair Value Measurement

We use estimates of fair value in applying various accounting standards for our financial statements. Fair value measurements are used in one of four ways:

•	In the consolidated balance sheet with changes in fair value recorded in the consolidated statement of income;

•	In the consolidated balance sheet with changes in fair value recorded in the accumulated other comprehensive income section of the consolidated statement of changes in stockholders’ equity;

•	In the consolidated balance sheet for instruments carried at lower of cost or fair value with impairment charges recorded in the consolidated statement of income; and

•	In the notes to the financial statements.

Fair value is defined as the price to sell an asset or transfer a liability in an orderly transaction between willing and able market participants. In general, our policy in estimating fair value is to first look at observable market prices for identical assets and liabilities in active markets, where available. When these are not available,

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Significant Accounting Policies (Continued)

other inputs are used to model fair value such as prices of similar instruments, yield curves, volatilities, prepayment speeds, default rates and credit spreads (including for our liabilities), relying first on observable data from active markets. Depending on current market conditions, additional adjustments to fair value may be based on factors such as liquidity, credit, and bid/offer spreads. Transaction costs are not included in the determination of fair value. When possible, we seek to validate the model’s output to market transactions. Depending on the availability of observable inputs and prices, different valuation models could produce materially different fair value estimates. The values presented may not represent future fair values and may not be realizable.

We categorize our fair value estimates based on a hierarchical framework associated with three levels of price transparency utilized in measuring financial instruments at fair value. Classification is based on the lowest level of input that is significant to the fair value of the instrument. The three levels are as follows:

•

Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date. The types of financial instruments included in level 1 are highly liquid instruments with quoted prices.

•

Level 2 — Inputs from active markets, other than quoted prices for identical instruments, are used to determine fair value. Significant inputs are directly observable from active markets for substantially the full term of the asset or liability being valued.

•

Level 3 — Pricing inputs significant to the valuation are unobservable. Inputs are developed based on the best information available. However, significant judgment is required by us in developing the inputs.

Loans

Loans, consisting primarily of federally insured student loans and Private Education Loans, that we have the ability and intent to hold for the foreseeable future are classified as held-for-investment and are carried at amortized cost. Amortized cost includes the unamortized premiums, discounts, and capitalized origination costs and fees, all of which are amortized to interest income as further discussed below. Loans which are held-for-investment also have an allowance for loan loss as needed. Any loans we have not classified as held-for-investment are classified as held-for-sale, and carried at the lower of cost or fair value. Loans are classified as held-for-sale when we have the intent and ability to sell such loans. Loans which are held-for-sale do not have the associated premium, discount, and capitalized origination costs and fees amortized into interest income. In addition, once a loan is classified as held-for-sale, there is no further adjustment to the loan’s allowance for loan losses that existed immediately prior to the reclassification to held-for-sale.

As market conditions permit, we may securitize loans as a source of financing for those loans. If we elect to use a securitization program to finance loans, loans are selected based on the required characteristics to structure the desired transaction at the most favorable financing terms (e.g., type of loan, mix of interim vs. repayment status, credit rating and maturity dates). Due to some of the structuring terms, certain transactions may qualify for sale treatment while others do not qualify for sale treatment and are recorded as financings. All of our student loans are initially categorized as held-for-investment until there is certainty as to each specific loan’s ultimate financing because we do not securitize all loans and currently all of our securitizations do not qualify for sale treatment. It is only when we have selected the loans to securitize and that securitization transaction qualifies as a sale do we transfer the loans into the held-for-sale classification and carry them at the lower of cost or fair value. If we anticipate recognizing a gain related to the impending securitization, then the fair value of the loans is higher than their respective cost basis and no valuation allowance is recorded.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Significant Accounting Policies (Continued)

Student Loan Income

For loans classified as held-for-investment, we recognize student loan interest income as earned, adjusted for the amortization of premiums and capitalized direct origination costs, accretion of discounts, and Repayment Borrower Benefits. These adjustments result in income being recognized based upon the expected yield of the loan over its life after giving effect to prepayments and extensions, and to estimates related to Repayment Borrower Benefits. The estimate of the prepayment speed includes the effect of consolidations, voluntary prepayments and student loan defaults, all of which shorten the life-of-loan. Prepayment speed estimates also consider the utilization of deferment, forbearance and extended repayment plans which lengthen the life-of-loan. For Repayment Borrower Benefits, the estimates of their effect on student loan yield are based on analyses of historical payment behavior of customers who are eligible for the incentives and its effect on the ultimate qualification rate for these incentives. We regularly evaluate the assumptions used to estimate the prepayment speeds and the qualification rates used for Repayment Borrower Benefits. In instances where there are changes to the assumptions, amortization is adjusted on a cumulative basis to reflect the change since the acquisition of the loan. We also pay an annual 105 basis point Consolidation Loan Rebate Fee on FFELP Consolidation Loans which is netted against student loan interest income. Additionally, interest earned on student loans reflects potential non-payment adjustments in accordance with our uncollectible interest recognition policy as discussed further in “Allowance for Loan Losses” of this Note 2. We do not amortize any premiums, discounts or other adjustments to the basis of student loans when they are classified as held-for-sale.

Allowance for Loan Losses

We consider a loan to be impaired when, based on current information, a loss has been incurred and it is probable that we will not receive all contractual amounts due. When making our assessment as to whether a loan is impaired, we also take into account more than insignificant delays in payment. We generally evaluate impaired loans on an aggregate basis by grouping similar loans. Impaired loans also include those loans which are individually assessed and measured for impairment at a loan level, such as in a troubled debt restructuring (“TDR”). We maintain an allowance for loan losses at an amount sufficient to absorb losses incurred in our portfolios at the reporting date based on a projection of estimated probable credit losses incurred in the portfolio.

In determining the allowance for loan losses on our non-TDR portfolio, we estimate the principal amount of loans that will default over the next two years (two years being the expected period between a loss event and default) and how much we expect to recover over time related to the defaulted amount. Expected defaults less our expected recoveries equal the allowance related to this portfolio. Our historical experience indicates that, on average, the time between the date that a customer experiences a default causing event (i.e., the loss trigger event) and the date that we charge off the unrecoverable portion of that loan is two years. Separately, for our TDR portfolio, we estimate an allowance amount sufficient to cover life-of-loan expected losses through an impairment calculation based on the difference between the loan’s basis and the present value of expected future cash flows (which would include life-of-loan default and recovery assumptions) discounted at the loan’s original effective interest rate (see “Allowance for Private Education Loan Losses” to this Note 2). The separate allowance estimates for our TDR and non-TDR portfolios, are combined into our total Allowance for Private Education Loan losses.

In estimating both the non-TDR and TDR allowance amounts, we start with historical experience of customer default behavior. We make judgments about which historical period to start with and then make further judgments about whether that historical experience is representative of future expectations and whether additional adjustments may be needed to those historical default rates. We also take the economic environment into consideration when calculating the allowance for loan losses. We analyze key economic statistics and the effect we expect it to have on future defaults. Key economic statistics analyzed as part of the allowance for loan

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Significant Accounting Policies (Continued)

losses are unemployment rates and other asset type delinquency rates. More judgment has been required over the last several years, compared with years prior, in light of the recent downturn in the U.S. economy and high levels of unemployment and its effect on our customer’s ability to pay their obligations.

Our allowance for loan losses is estimated using an analysis of delinquent and current accounts. Our model is used to estimate the likelihood that a loan receivable may progress through the various delinquency stages and ultimately charge off. The evaluation of the allowance for loan losses is inherently subjective, as it requires material estimates that may be susceptible to significant changes. The estimate for the allowance for loan losses is subject to a number of assumptions. If actual future performance in delinquency, charge-offs and recoveries are significantly different than estimated, this could materially affect our estimate of the allowance for loan losses and the related provision for loan losses on our income statement.

Below we describe in further detail our policies and procedures for the allowance for loan losses as they relate to our Private Education Loan and FFELP Loan portfolios.

Allowance for Private Education Loan Losses

We determine the collectability of our Private Education Loan portfolio by evaluating certain risk characteristics. We consider school type, credit score (FICO), existence of a cosigner, loan status and loan seasoning as the key credit quality indicators because they have the most significant effect on our determination of the adequacy of our allowance for loan losses. The type of school customers attend can have an impact on their job prospects after graduation and therefore affects their ability to make payments. Credit scores are an indicator of the creditworthiness of a customer and generally the higher the credit score the more likely it is the customer will be able to make all of their contractual payments. Loan status affects the credit risk because generally a past due loan is more likely to result in a credit loss than an up-to-date loan. Additionally, loans in a deferred payment status have different credit risk profiles compared with those in current pay status. Loan seasoning affects credit risk because a loan with a history of making payments generally has a lower incidence of default than a loan with a history of making infrequent or no payments. The existence of a cosigner lowers the likelihood of default. We monitor and update these credit quality indicators in the analysis of the adequacy of our allowance for loan losses on a quarterly basis.

To estimate the probable credit losses incurred in the loan portfolio at the reporting date, we use historical experience of customer payment behavior in connection with the key credit quality indicators and incorporate management expectation regarding macroeconomic and collection procedure factors. Our model is based upon the most recent 12 months of actual collection experience, seasonally adjusted, as the starting point and applies expected macroeconomic changes and collection procedure changes to estimate expected losses caused by loss events incurred as of the balance sheet date. Our model places a greater emphasis on the more recent default experience rather than the default experience for older historical periods, as we believe the recent default experience is more indicative of the probable losses incurred in the loan portfolio today. Similar to estimating defaults, we use historical customer payment behavior to estimate the timing and amount of future recoveries on charged-off loans. We use judgment in determining whether historical performance is representative of what we expect to collect in the future. We then apply the default and collection rate projections to each category of loans. Once the quantitative calculation is performed, we review the adequacy of the allowance for loan losses and determine if qualitative adjustments need to be considered. Additionally, we consider changes in laws and regulations that could potentially impact the allowance for loan losses. More judgment has been required over the last several years, compared with years prior, in light of the U.S. economy and its effect on our customer’s ability to pay their obligations. We believe that our model reflects recent customer behavior, loan performance, and collection performance, as well as expectations about economic factors.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Significant Accounting Policies (Continued)

Similar to the rules governing FFELP payment requirements, our collection policies allow for periods of nonpayment for customers requesting additional payment grace periods upon leaving school or experiencing temporary difficulty meeting payment obligations. This is referred to as forbearance status and is considered separately in our allowance for loan losses. The loss confirmation period is in alignment with our typical collection cycle and takes into account these periods of nonpayment.

On July 1, 2011, we adopted new guidance that clarified when a loan restructuring constitutes a TDR. In applying the new guidance we determined that certain Private Education Loans for which we grant forbearance of greater than three months should be classified as TDRs. If a loan meets the criteria for troubled debt accounting then an allowance for loan losses is established which represents the present value of the losses that are expected to occur over the remaining life of the loan. This accounting results in a higher allowance for loan losses than our previously established allowance for these loans as our previous allowance for these loans represented an estimate of charge-offs expected to occur over the next two years (two years being our loss confirmation period). The new accounting guidance was effective as of July 1, 2011 but was required to be applied retrospectively to January 1, 2011. This resulted in $124 million of additional provision for loan losses in the third quarter of 2011 from approximately $3.8 billion of student loans being classified as TDRs. This new accounting guidance is only applied to certain customers who use their fourth or greater month of forbearance since the time period this new guidance is effective. This new accounting guidance has the effect of accelerating the recognition of expected losses related to our Private Education Loan portfolio. The increase in the provision for losses as a result of this new accounting guidance does not reflect a decrease in credit expectations of the portfolio or an increase in the expected life-of-loan losses related to this portfolio. We believe forbearance is an accepted and effective collection and risk management tool for Private Education Loans. We plan to continue to use forbearance and as a result, we expect to have additional loans classified as TDRs in the future (see “Note 4 — Allowance for Loan Losses” for a further discussion on the use of forbearance as a collection tool).

As part of concluding on the adequacy of the allowance for loan losses, we review key allowance and loan metrics. The most relevant of these metrics considered are the allowance coverage of charge-offs ratio; the allowance as a percentage of total loans and of loans in repayment; and delinquency and forbearance percentages.

Certain Private Education Loans do not require customers to begin repayment until six months after they have graduated or otherwise left school. Consequently, our loss estimates for these programs are generally low while the customer is in school. At December 31, 2013, 17 percent of the principal balance in the higher education Private Education Loan portfolio was related to customers who are in an in-school/grace/deferment status and not required to make payments. As this population of customers leaves school, they will be required to begin payments on their loans, and the allowance for loan losses may change accordingly.

We consider a loan to be delinquent 31 days after the last payment was contractually due. We use a model to estimate the amount of uncollectible accrued interest on Private Education Loans and reserve for that amount against current period interest income.

In general, Private Education Loan principal is charged off against the allowance when at the end of the month the loan exceeds 212 days past due. The charged-off amount equals the estimated loss of the defaulted loan balance. Actual recoveries, as they are received, are applied against the remaining loan balance that was not charged off. If periodic recoveries are less than originally expected, the difference results in immediate additional provision expense and charge-off of such amount.

Our allowance for Private Education Loan losses also provides for possible additional future charge-offs related to the receivable for partially charged-off Private Education Loans. At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Significant Accounting Policies (Continued)

applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. Private Education Loans which defaulted between 2008 and 2013 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. According to our policy, we have been charging off these periodic shortfalls in expected recoveries against our allowance for Private Education Loan losses and the related receivable for partially charged-off Private Education Loans and we will continue to do so.

Allowance for FFELP Loan Losses

FFELP Loans are insured as to their principal and accrued interest in the event of default subject to a Risk Sharing level based on the date of loan disbursement. These insurance obligations are supported by contractual rights against the United States. For loans disbursed after October 1, 1993, and before July 1, 2006, we receive 98 percent reimbursement on all qualifying default claims. For loans disbursed on or after July 1, 2006, we receive 97 percent reimbursement. For loans disbursed prior to October 1, 1993, we receive 100 percent reimbursement.

Similar to the allowance for Private Education Loan losses, the allowance for FFELP Loan losses uses historical experience of customer default behavior and a two-year loss confirmation period to estimate the credit losses incurred in the loan portfolio at the reporting date. We apply the default rate projections, net of applicable Risk Sharing, to each category for the current period to perform our quantitative calculation. Once the quantitative calculation is performed, we review the adequacy of the allowance for loan losses and determine if qualitative adjustments need to be considered.

Cash and Cash Equivalents

Cash and cash equivalents includes term federal funds, Eurodollar deposits, commercial paper, asset-backed commercial paper, treasuries, money market funds and bank deposits with original terms to maturity of less than three months.

Restricted Cash and Investments

Restricted cash primarily includes amounts held in student loan securitization trusts and other secured borrowings. This cash must be used to make payments related to trust obligations. Amounts on deposit in these accounts are primarily the result of timing differences between when principal and interest is collected on the trust assets and when principal and interest is paid on trust liabilities.

Securities pledged as collateral related to our derivative portfolio, where the counterparty has rights to replace the securities, are classified as restricted. When the counterparty does not have these rights, the security is recorded in investments and disclosed as pledged collateral in the notes. Additionally, certain counterparties require cash collateral pledged to us to be segregated and held in restricted cash accounts.

Investments

Our available-for-sale investment portfolio consists of investments that are AAA equivalent securities and are carried at fair value, with the temporary changes in fair value carried as a separate component of stockholders’

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Significant Accounting Policies (Continued)

equity, net of taxes. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts, which are amortized using the effective interest rate method. Other-than-temporary impairment is evaluated by considering several factors, including the length of time and extent to which the fair value has been less than the amortized cost basis, the financial condition and near-term prospects of the security (considering factors such as adverse conditions specific to the security and ratings agency actions), and the intent and ability to retain the investment to allow for an anticipated recovery in fair value. The entire fair value loss on a security that is other-than-temporary impairment is recorded in earnings if we intend to sell the security or if it is more likely than not that we will be required to sell the security before the expected recovery of the loss. However, if the impairment is other-than-temporary, and those two conditions do not exist, the portion of the impairment related to credit losses is recorded in earnings and the impairment related to other factors is recorded in other comprehensive income. Securities classified as trading are accounted for at fair value with unrealized gains and losses included in investment income. Securities that we have the intent and ability to hold to maturity are classified as held-to-maturity and are accounted for at amortized cost unless the security is determined to have an other-than-temporary impairment. In this case it is accounted for in the same manner described above.

We also have other investments, including a receivable for cash collateral posted to derivative counterparties. These investments are accounted for at amortized cost in other investments.

Interest Expense

Interest expense is based upon contractual interest rates adjusted for the amortization of debt issuance costs and premiums and the accretion of discounts. Our interest expense may also be adjusted for net payments/receipts related to interest rate and foreign currency swap agreements and interest rate futures contracts that qualify and are designated as hedges. Interest expense also includes the amortization of deferred gains and losses on closed hedge transactions that qualified as hedges. Amortization of debt issuance costs, premiums, discounts and terminated hedge-basis adjustments are recognized using the effective interest rate method.

Transfer of Financial Assets and Extinguishments of Liabilities

We account for loan sales and debt repurchases in accordance with the applicable accounting guidance. Our securitizations and other asset-backed secured financings are accounted for as on-balance sheet secured borrowings. See “Securitization Accounting” of this Note 2 for further discussion on the criteria assessed to determine whether a transfer of financial assets is a sale or a secured borrowing. If a transfer of loans qualifies as a sale we derecognize the loan and recognize a gain or loss as the difference between the carrying basis of the loan sold and liabilities retained and the compensation received.

We periodically repurchase our outstanding debt in the open market or through public tender offers. We record a gain or loss on the early extinguishment of debt based upon the difference between the carrying cost of the debt and the amount paid to the third party and is net of hedging gains and losses when the debt is in a qualifying hedge relationship.

We recognize the results of a transfer of loans and the extinguishment of debt based upon the settlement date of the transaction.

Securitization Accounting

Our securitizations use a two-step structure with a special purpose entity that legally isolates the transferred assets from us, even in the event of bankruptcy. Transactions receiving sale treatment are also structured to ensure that the holders of the beneficial interests issued are not constrained from pledging or exchanging their

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Significant Accounting Policies (Continued)

interests, and that we do not maintain effective control over the transferred assets. If these criteria are not met, then the transaction is accounted for as an on-balance sheet secured borrowing. In all cases, irrespective of whether they qualify as accounting sales our securitizations are legally structured to be sales of assets that isolate the transferred assets from us. If a securitization qualifies as a sale, we then assess whether we are the primary beneficiary of the securitization trust and are required to consolidate such trust. If we are the primary beneficiary then no gain or loss is recognized. See “Consolidation” of this Note 2 for additional information regarding the accounting rules for consolidation when we are the primary beneficiary of these trusts.

Irrespective of whether a securitization receives sale or on-balance sheet treatment, our continuing involvement with our securitization trusts is generally limited to:

•	Owning the equity certificates of certain trusts.

•	The servicing of the student loan assets within the securitization trusts, on both a pre- and post-default basis.

•	Our acting as administrator for the securitization transactions we sponsored, which includes remarketing certain bonds at future dates.

•	Our responsibilities relative to representation and warranty violations.

•	Temporarily advancing to the trust certain borrower benefits afforded the borrowers of student loans that have been securitized. These advances subsequently are returned to us in the next quarter.

•	Certain back-to-back derivatives entered into by us contemporaneously with the execution of derivatives by certain Private Education Loan securitization trusts.

•	The option held by us to buy certain delinquent loans from certain Private Education Loan securitization trusts.

•	The option to exercise the clean-up call and purchase the student loans from the trust when the asset balance is 10 percent or less of the original loan balance.

•	The option (in certain trusts) to call rate reset notes in instances where the remarketing process has failed.

The investors of the securitization trusts have no recourse to our other assets should there be a failure of the trusts to pay when due. Generally, the only arrangements under which we have to provide financial support to the trusts are representation and warranty violations requiring the buyback of loans.

Under the terms of the transaction documents of certain trusts, we have, from time to time, exercised our options to purchase delinquent loans from Private Education Loan trusts, to purchase the remaining loans from trusts once the loan balance falls below 10 percent of the original amount, or to call rate reset notes. Certain trusts maintain financial arrangements with third parties also typical of securitization transactions, such as derivative contracts (swaps) and bond insurance policies that, in the case of a counterparty failure, could adversely impact the value of any Residual Interest.

We do not record servicing assets or servicing liabilities when our securitization trusts are accounted for as on-balance sheet secured financings. As of December 31, 2013 and 2012, all of our securitization trusts are on-balance sheet, except as discussed in the next sentence, and as a result we do not have servicing assets or liabilities recorded on the consolidated balance sheet related to these securitization trusts. As of December 31, 2013, we have $58 million of servicing assets on our balance sheet related to Residual Interests in FFELP Loan securitization trusts we sold in 2013. See “Note 3 — Student Loans” for further details.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Significant Accounting Policies (Continued)

Derivative Accounting

The accounting guidance for our derivative instruments, which includes interest rate swaps, cross-currency interest rate swaps, interest rate futures contracts, interest rate cap contracts and Floor Income Contracts, requires that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded at fair value on the balance sheet as either an asset or liability. Derivative positions are recorded as net positions by counterparty based on master netting arrangements (see “Note 7 — Derivative Financial Instruments — Risk Management Strategy”) exclusive of accrued interest and cash collateral held or pledged.

Many of our derivatives, mainly interest rate swaps hedging the fair value of fixed-rate assets and liabilities, and cross-currency interest rate swaps, qualify as effective hedges. For these derivatives, the relationship between the hedging instrument and the hedged items (including the hedged risk and method for assessing effectiveness), as well as the risk management objective and strategy for undertaking various hedge transactions at the inception of the hedging relationship, is documented. Each derivative is designated to either a specific (or pool of) asset(s) or liability(ies) on the balance sheet or expected future cash flows, and designated as either a “fair value” or a “cash flow” hedge. Fair value hedges are designed to hedge our exposure to changes in fair value of a fixed rate or foreign denominated asset or liability, while cash flow hedges are designed to hedge our exposure to variability of either a floating rate asset’s or liability’s cash flows or an expected fixed rate debt issuance. For effective fair value hedges, both the derivative and the hedged item (for the risk being hedged) are marked-to-market with any difference reflecting ineffectiveness and recorded immediately in the statement of income. For effective cash flow hedges, the change in the fair value of the derivative is recorded in other comprehensive income, net of tax, and recognized in earnings in the same period as the earnings effects of the hedged item. The ineffective portion of a cash flow hedge is recorded immediately through earnings. The assessment of the hedge’s effectiveness is performed at inception and on an ongoing basis, generally using regression testing. For hedges of a pool of assets or liabilities, tests are performed to demonstrate the similarity of individual instruments of the pool. When it is determined that a derivative is not currently an effective hedge, ineffectiveness is recognized for the full change in value of the derivative with no offsetting mark-to-market of the hedged item for the current period. If it is also determined the hedge will not be effective in the future, we discontinue the hedge accounting prospectively, cease recording changes in the fair value of the hedged item, and begin amortization of any basis adjustments that exist related to the hedged item.

We also have derivatives, primarily Floor Income Contracts and certain basis swaps, that we believe are effective economic hedges but do not qualify for hedge accounting treatment. These derivatives are classified as “trading” and as a result they are marked-to-market through earnings with no consideration for the fair value fluctuation of the economically hedged item.

The “gains (losses) on derivative and hedging activities, net” line item in the consolidated statements of income includes the unrealized changes in the fair value of our derivatives (except effective cash flow hedges which are recorded in other comprehensive income), the unrealized changes in fair value of hedged items in qualifying fair value hedges, as well as the realized changes in fair value related to derivative net settlements and dispositions that do not qualify for hedge accounting. Net settlement income/expense on derivatives that qualify as hedges are included with the income or expense of the hedged item (mainly interest expense).

Servicing Revenue

Servicing revenue includes third-party loan servicing and Guarantor servicing revenue.

We perform loan servicing functions for third-parties in return for a servicing fee. Our compensation is typically based on a per-unit fee arrangement or a percentage of the loans outstanding. We recognize servicing revenues associated with these activities based upon the contractual arrangements as the services are rendered.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Significant Accounting Policies (Continued)

We recognize late fees on third-party serviced loans as well as on loans in our portfolio according to the contractual provisions of the promissory notes, as well as our expectation of collectability.

We provide a full complement of administrative services to FFELP Guarantors including account maintenance for Guarantor agencies. The fees associated with these services are recognized as the services are performed based on contractually determined rates.

Contingency Revenue

We receive fees for collections of delinquent debt on behalf of clients performed on a contingency basis. Revenue is earned and recognized upon receipt of the delinquent customer funds.

We also receive fees from Guarantor agencies for performing default aversion services on delinquent loans prior to default. The fee is received when the loan is initially placed with us and we are obligated to provide such services for the remaining life of the loan for no additional fee. In the event that the loan defaults, we are obligated to rebate a portion of the fee to the Guarantor agency in proportion to the principal and interest outstanding when the loan defaults. We recognize fees received, net of an estimate of future rebates owed due to subsequent defaults, over the service period which is estimated to be the life of the loan.

Other Income

Our Upromise subsidiary has a number of programs that encourage consumers to save for the cost of college education. We have established a consumer savings network which is designed to promote college savings by consumers who are members of this program who generate rewards when they purchase goods and services from the companies that participate in the program (“Participating Companies”). Participating Companies generally pay Upromise fees based on member purchase volume, either online or in stores depending on the contractual arrangement with the Participating Company. We recognize revenue as marketing and administrative services are rendered based upon contractually determined rates and member purchase volumes.

Goodwill and Acquired Intangible Assets

We account for goodwill and acquired intangible assets in accordance with the applicable accounting guidance. Under this guidance goodwill is not amortized but is tested periodically for impairment. We test goodwill for impairment annually as of October 1 at the reporting unit level, which is the same as or one level below a business segment. Goodwill is also tested at interim periods if an event occurs or circumstances change that would indicate the carrying amount may be impaired.

We assess qualitative factors to determine whether it is “more-likely-than-not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The “more-likely-than-not” threshold is defined as having a likelihood of more than 50 percent. If, after assessing relevant qualitative factors, we conclude that it is “more-likely-than-not” that the fair value of a reporting unit as of October 1 is less than its carrying amount, we will complete Step 1 of the goodwill impairment analysis. Step 1 consists of a comparison of the fair value of the reporting unit to the reporting unit’s carrying value, including goodwill. If the carrying value of the reporting unit exceeds the fair value, Step 2 in the goodwill impairment analysis is performed to measure the amount of impairment loss, if any. Step 2 of the goodwill impairment analysis compares the implied fair value of the reporting unit’s goodwill to the carrying value of the reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner consistent with determining goodwill in a business combination. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to that excess.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Significant Accounting Policies (Continued)

Other acquired intangible assets include but are not limited to tradenames, customer and other relationships, and non-compete agreements. Acquired intangible assets with finite lives are amortized over their estimated useful lives in proportion to their estimated economic benefit. Finite-lived acquired intangible assets are reviewed for impairment using an undiscounted cash flow analysis when an event occurs or circumstances change indicating the carrying amount of a finite-lived asset or asset group may not be recoverable. If the carrying amount of the asset or asset groups exceeds the undiscounted cash flows, the fair value of the asset or asset group is determined using an acceptable valuation technique. An impairment loss would be recognized if the carrying amount of the asset (or asset group) exceeds the fair value of the asset or asset group. The impairment loss recognized would be the difference between the carrying amount and fair value. Indefinite-life acquired intangible assets are not amortized. We test these indefinite life acquired intangible assets for impairment annually as of October 1 or at interim periods if an event occurs or circumstances change that would indicate the carrying value of these assets may be impaired. The annual or interim impairment test of indefinite-lived acquired intangible assets is based primarily on a discounted cash flow analysis.

Restructuring and Other Reorganization Expenses

From time to time we implement plans to restructure our business. In conjunction with these restructuring plans, involuntary benefit arrangements, disposal costs (including contract termination costs and other exit costs), as well as certain other costs that are incremental and incurred as a direct result of our restructuring plans, are classified as restructuring expenses in the accompanying consolidated statements of income.

We sponsor the SLM Corporation Employee Severance Plan (the “Severance Plan”) which provides severance benefits in the event of termination of our full-time employees (with the exception of certain specified levels of management) and part-time employees who work at least 24 hours per week. The Severance Plan establishes specified benefits based on base salary, job level immediately preceding termination and years of service upon termination of employment due to Involuntary Termination or a Job Abolishment, as defined in the Severance Plan. The benefits payable under the Severance Plan relate to past service and they accumulate and vest. Accordingly, we recognize severance costs to be paid pursuant to the Severance Plan when payment of such benefits is probable and reasonably estimable. Such benefits, including severance pay calculated based on the Severance Plan, medical and dental benefits, outplacement services and continuation pay, have been incurred during 2013, 2012 and 2011, as a direct result of our restructuring initiatives. Accordingly, such costs are classified as restructuring expenses in the accompanying consolidated statements of income.

Contract termination costs are expensed at the earlier of (1) the contract termination date or (2) the cease use date under the contract. Other exit costs are expensed as incurred and classified as restructuring expenses if (1) the cost is incremental to and incurred as a direct result of planned restructuring activities and (2) the cost is not associated with or incurred to generate revenues subsequent to our consummation of the related restructuring activities.

Other reorganization expenses include third-party costs and severance incurred in connection with our previously announced plan to separate our existing organization into two distinct publicly-traded entities.

Accounting for Stock-Based Compensation

We recognize stock-based compensation cost in our consolidated statements of income using the fair value based method. Under this method we determine the fair value of the stock-based compensation at the time of the grant and recognize the resulting compensation expense over the vesting period of the stock-based grant.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Significant Accounting Policies (Continued)

Income Taxes

We account for income taxes under the asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of our assets and liabilities. To the extent tax laws change, deferred tax assets and liabilities are adjusted in the period that the tax change is enacted.

“Income tax expense/(benefit)” includes (i) deferred tax expense/(benefit), which represents the net change in the deferred tax asset or liability balance during the year plus any change in a valuation allowance, and (ii) current tax expense/(benefit), which represents the amount of tax currently payable to or receivable from a tax authority plus amounts accrued for unrecognized tax benefits. Income tax expense/(benefit) excludes the tax effects related to adjustments recorded in equity.

If we have an uncertain tax position, then that tax position is recognized only if it is more likely than not to be sustained upon examination based on the technical merits of the position. The amount of tax benefit recognized in the financial statements is the largest amount of benefit that is more than fifty percent likely of being sustained upon ultimate settlement of the uncertain tax position. We recognize interest related to unrecognized tax benefits in income tax expense/(benefit), and penalties, if any, in operating expenses.

Earnings (Loss) per Common Share

We compute earnings (loss) per common share (“EPS”) by dividing net income allocated to common shareholders by the weighted average common shares outstanding. Net income allocated to common shareholders represents net income applicable to common shareholders (net income adjusted for preferred stock dividends including dividends declared, accretion of discounts on preferred stock including accelerated accretion when preferred stock is repaid early, and cumulative dividends related to the current dividend period that have not been declared as of period end). Diluted earnings per common share is computed by dividing income allocated to common shareholders by the weighted average common shares outstanding plus amounts representing the dilutive effect of stock options outstanding, restricted stock, restricted stock units, and the outstanding commitment to issue shares under the Employee Stock Purchase Plan. See “Note 10 — Earnings (Loss) per Common Share” for further discussion.

Discontinued Operations

A “Component” of a business comprises operations and cash flows that can be clearly distinguished operationally and for financial reporting purposes from the rest of the Company. When we determine that a Component of our business has been disposed of or has met the criteria to be classified as held-for-sale such Component is presented separately as discontinued operations if the operations of the Component have been or will be eliminated from our ongoing operations and we will have no continuing involvement with the Component after the disposal transaction is complete. If a Component is classified as held-for-sale, then it is carried at the lower of its cost basis or fair value. Included within discontinued operations are the accounting results related to our Campus Solutions and 529 college-savings plan administration business, which have been sold as of December 31, 2013. See “Note 16 — Discontinued Operations” for further discussion.

Statement of Cash Flows

Included in our financial statements is the consolidated statement of cash flows. It is our policy to include all derivative net settlements, irrespective of whether the derivative is a qualifying hedge, in the same section of the statement of cash flows that the derivative is economically hedging.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Significant Accounting Policies (Continued)

As discussed in “Restricted Cash and Investments” of this Note 2, our restricted cash balances primarily relate to on-balance sheet securitizations. This balance is primarily the result of timing differences between when principal and interest is collected on the trust assets and when principal and interest is paid on the trust liabilities. As such, changes in this balance are reflected in investing activities.

Reclassifications

Certain reclassifications have been made to the balances as of and for the years ended December 31, 2012 and 2011, to be consistent with classifications adopted for 2013, which had no effect on net income, total assets or total liabilities.

3.	Student Loans

Student loans consist of FFELP and Private Education Loans.

There are three principal categories of FFELP Loans: Stafford, PLUS, and FFELP Consolidation Loans. Generally, Stafford and PLUS Loans have repayment periods of between five and ten years. FFELP Consolidation Loans have repayment periods of twelve to thirty years. FFELP Loans do not require repayment, or have modified repayment plans, while the customer is in-school and during the grace period immediately upon leaving school. The customer may also be granted a deferment or forbearance for a period of time based on need, during which time the customer is not considered to be in repayment. Interest continues to accrue on loans in the in-school, deferment and forbearance period. FFELP Loans obligate the customer to pay interest at a stated fixed rate or a variable rate reset annually (subject to a cap) on July 1 of each year depending on when the loan was originated and the loan type. FFELP Loans disbursed before April 1, 2006 earn interest at the greater of the borrower’s rate or a floating rate based on the SAP formula, with the interest earned on the floating rate that exceeds the interest earned from the customer being paid directly by ED. In low or certain declining interest rate environments when student loans are earning at the fixed borrower rate, and the interest on the funding for the loans is variable and declining, we can earn additional spread income that we refer to as Floor Income. For loans disbursed after April 1, 2006, FFELP Loans effectively only earn at the SAP rate, as the excess interest earned when the borrower rate exceeds the SAP rate (Floor Income) is required to be rebated to ED.

FFELP Loans are insured as to their principal and accrued interest in the event of default subject to a Risk Sharing level based on the date of loan disbursement. These insurance obligations are supported by contractual rights against the United States. For loans disbursed after October 1, 1993 and before July 1, 2006, we receive 98 percent reimbursement on all qualifying default claims. For loans disbursed on or after July 1, 2006, we receive 97 percent reimbursement.

On December 23, 2011, the President signed the Consolidated Appropriations Act of 2012 into law. This law includes changes that permit FFELP lenders or beneficial holders to change the index on which the Special Allowance Payments (“SAP”) are calculated for FFELP Loans first disbursed on or after January 1, 2000. The law allows holders to elect to move the index from the Commercial Paper (“CP”) Rate to the one-month LIBOR rate. We elected to use the one-month LIBOR rate rather than the CP rate commencing on April 1, 2012 in connection with our entire $128 billion of CP indexed loans. This change will help us to better match loan yields with our financing costs. This election did not materially affect our results for 2012.

Our Private Education Loans are made largely to bridge the gap between the cost of higher education and the amount funded through financial aid, federal loans or customers’ resources. Private Education Loans bear the full credit risk of the customer. We manage this additional risk through historical risk-performance underwriting strategies and the addition of qualified cosigners. Private Education Loans generally carry a variable rate indexed to LIBOR or Prime indices. We encourage customers to include a cosigner on the loan, and the majority of loans in our portfolio are cosigned. We also encourage customers to make payments while in school.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	Student Loans (Continued)

Similar to FFELP loans, Private Education Loans are generally non-dischargeable in bankruptcy. Most loans have repayment terms of 15 years or more, and for loans made prior to 2009, payments are typically deferred until after graduation; however, since 2009 we began to encourage interest-only or fixed payment options while the customer is enrolled in school and today, the majority of new loans make payments while in school.

The estimated weighted average life of student loans in our portfolio was approximately 7.5 years and 8.0 years at December 31, 2013 and 2012, respectively. The following table reflects the distribution of our student loan portfolio by program.

	December 31, 2013		Year Ended December 31, 2013
(Dollars in millions)	Ending Balance	% of Balance	Average Balance	Average Effective Interest Rate
FFELP Stafford and Other Student Loans, net(1)	$40,021	28%	$42,039	2.01%
FFELP Consolidation Loans, net	64,567	46	70,113	2.82
Private Education Loans, net	37,512	26	38,292	6.60

Total student loans, net	$142,100	100%	$150,444	3.56%

	December 31, 2012		Year Ended December 31, 2012
(Dollars in millions)	Ending Balance	% of Balance	Average Balance	Average Effective Interest Rate
FFELP Stafford and Other Student Loans, net(1)	$44,289	27%	$47,629	1.98%
FFELP Consolidation Loans, net	81,323	50	84,495	2.73
Private Education Loans, net	36,934	23	37,691	6.58

Total student loans, net	$162,546	100%	$169,815	3.38%

(1)	The FFELP category is primarily Stafford Loans, but also includes federally guaranteed PLUS and HEAL Loans.

As of December 31, 2013 and 2012, 76 percent and 75 percent, respectively, of our student loan portfolio was in repayment.

Loan Sales

In 2013, we sold Residual Interests in FFELP Loan securitization trusts to third parties. We will continue to service the student loans in the trusts under existing agreements. As a result of these transactions, we removed securitization trust assets of $12.5 billion and the related liabilities of $12.1 billion from the balance sheet and recorded a $312 million gain as part of “gains on sales of loans and investments” in 2013.

Certain Collection Tools — Private Education Loans

Forbearance involves granting the customer a temporary cessation of payments (or temporary acceptance of smaller than scheduled payments) for a specified period of time. Using forbearance extends the original term of

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	Student Loans (Continued)

the loan. Forbearance does not grant any reduction in the total repayment obligation (principal or interest). While in forbearance status, interest continues to accrue and is capitalized to principal when the loan re-enters repayment status. Our forbearance policies include limits on the number of forbearance months granted consecutively and the total number of forbearance months granted over the life of the loan. In some instances, we require good-faith payments before granting forbearance. Exceptions to forbearance policies are permitted when such exceptions are judged to increase the likelihood of collection of the loan. Forbearance as a collection tool is used most effectively when applied based on a customer’s unique situation, including historical information and judgments. We leverage updated customer information and other decision support tools to best determine who will be granted forbearance based on our expectations as to a customer’s ability and willingness to repay their obligation. This strategy is aimed at mitigating the overall risk of the portfolio as well as encouraging cash resolution of delinquent loans.

Forbearance may be granted to customers who are exiting their grace period to provide additional time to obtain employment and income to support their obligations, or to current customers who are faced with a hardship and request forbearance time to provide temporary payment relief. In these circumstances, a customer’s loan is placed into a forbearance status in limited monthly increments and is reflected in the forbearance status at month-end during this time. At the end of the granted forbearance period, the customer will enter repayment status as current and is expected to begin making scheduled monthly payments on a go-forward basis.

Forbearance may also be granted to customers who are delinquent in their payments. In these circumstances, the forbearance cures the delinquency and the customer is returned to a current repayment status. In more limited instances, delinquent customers will also be granted additional forbearance time.

During 2009, we instituted an interest rate reduction program to assist customers in repaying their Private Education Loans through reduced payments, while continuing to reduce their outstanding principal balance. This program is offered in situations where the potential for principal recovery, through a modification of the monthly payment amount, is better than other alternatives currently available. Along with demonstrating the ability and willingness to pay, the customer must make three consecutive monthly payments at the reduced rate to qualify for the program. Once the customer has made the initial three payments, the loan’s status is returned to current and the interest rate is reduced for the successive twelve month period.

4.	Allowance for Loan Losses

Our provisions for loan losses represent the periodic expense of maintaining an allowance sufficient to absorb incurred probable losses, net of expected recoveries, in the held-for-investment loan portfolios. The evaluation of the provisions for loan losses is inherently subjective as it requires material estimates that may be susceptible to significant changes. We believe that the allowance for loan losses is appropriate to cover probable losses incurred in the loan portfolios. We segregate our Private Education Loan portfolio into two classes of loans — traditional and non-traditional. Non-traditional loans are loans to (i) customers attending for-profit schools with an original Fair Isaac and Company (“FICO”) score of less than 670 and (ii) customers attending not-for-profit schools with an original FICO score of less than 640. The FICO score used in determining whether a loan is non-traditional is the greater of the customer or cosigner FICO score at origination. Traditional loans are defined as all other Private Education Loans that are not classified as non-traditional.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	Allowance for Loan Losses (Continued)

Allowance for Loan Losses Metrics

	Allowance for Loan Losses
	Year Ended December 31, 2013
(Dollars in millions)	FFELP Loans	Private Education Loans	Other Loans	Total
Allowance for Loan Losses
Beginning balance	$159	$2,171	$47	$2,377
Total provision	52	787	—	839
Charge-offs(1)	(78)	(878)	(19)	(975)
Student loan sales	(14)	—	—	(14)
Reclassification of interest reserve(2)	—	17	—	17

Ending Balance	$119	$2,097	$28	$2,244

Allowance:
Ending balance: individually evaluated for impairment	$—	$1,048	$20	$1,068
Ending balance: collectively evaluated for impairment	$119	$1,049	$8	$1,176
Loans:
Ending balance: individually evaluated for impairment	$—	$9,262	$45	$9,307
Ending balance: collectively evaluated for impairment	$103,672	$31,051	$85	$134,808
Charge-offs as a percentage of average loans in repayment	.10%	2.78%	12.28%
Charge-offs as a percentage of average loans in repayment and forbearance	.08%	2.69%	12.28%

Allowance as a percentage of the ending total loan balance	.12%	5.20%	21.42%
Allowance as a percentage of the ending loans in repayment	.16%	6.68%	21.42%
Allowance coverage of charge-offs	1.5	2.4	1.5
Ending total loans(3)	$103,672	$40,313	$130
Average loans in repayment	$80,822	$31,556	$156
Ending loans in repayment	$76,504	$31,370	$130

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, the expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans for Private Education Loans includes the receivable for partially charged-off loans.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	Allowance for Loan Losses (Continued)

	Allowance for Loan Losses
	Year Ended December 31, 2012
(Dollars in millions)	FFELP Loans	Private Education Loans	Other Loans	Total
Allowance for Loan Losses
Beginning balance	$187	$2,171	$69	$2,427
Total provision	72	1,008	—	1,080
Charge-offs(1)	(92)	(1,037)	(22)	(1,151)
Student loan sales	(8)	—	—	(8)
Reclassification of interest reserve(2)	—	29	—	29

Ending Balance	$159	$2,171	$47	$2,377

Allowance:
Ending balance: individually evaluated for impairment	$—	$1,126	$35	$1,161
Ending balance: collectively evaluated for impairment	$159	$1,045	$12	$1,216
Loans:
Ending balance: individually evaluated for impairment	$—	$7,560	$69	$7,629
Ending balance: collectively evaluated for impairment	$124,335	$32,341	$116	$156,792

Charge-offs as a percentage of average loans in repayment	.10%	3.37%	9.51%
Charge-offs as a percentage of average loans in repayment and forbearance	.08%	3.24%	9.51%
Allowance as a percentage of the ending total loan balance	.13%	5.44%	25.39%
Allowance as a percentage of the ending loans in repayment	.18%	6.89%	25.39%
Allowance coverage of charge-offs	1.7	2.1	2.1
Ending total loans(3)	$124,335	$39,901	$185
Average loans in repayment	$91,653	$30,750	$231
Ending loans in repayment	$90,731	$31,514	$185

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, the expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans for Private Education Loans includes the receivable for partially charged-off loans.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	Allowance for Loan Losses (Continued)

	Allowance for Loan Losses
	Year Ended December 31, 2011
(Dollars in millions)	FFELP Loans	Private Education Loans	Other Loans	Total
Allowance for Loan Losses
Beginning balance	$189	$2,022	$72	$2,283
Total provision	86	1,179	30	1,295
Charge-offs(1)	(78)	(1,072)	(33)	(1,183)
Student loan sales	(10)	—	—	(10)
Reclassification of interest reserve(2)	—	42	—	42

Ending Balance	$187	$2,171	$69	$2,427

Allowance:
Ending balance: individually evaluated for impairment	$—	$762	$51	$813
Ending balance: collectively evaluated for impairment	$187	$1,409	$18	$1,614
Loans:
Ending balance: individually evaluated for impairment	$—	$5,313	$93	$5,406
Ending balance: collectively evaluated for impairment	$136,643	$34,021	$170	$170,834

Charge-offs as a percentage of average loans in repayment	.08%	3.72%	11.30%
Charge-offs as a percentage of average loans in repayment and forbearance	.07%	3.55%	11.30%
Allowance as a percentage of the ending total loan balance	.14%	5.52%	26.26%
Allowance as a percentage of the ending loans in repayment	.20%	7.19%	26.26%
Allowance coverage of charge-offs	2.4	2.0	2.1
Ending total loans(3)	$136,643	$39,334	$263
Average loans in repayment	$94,359	$28,790	$294
Ending loans in repayment	$94,181	$30,185	$263

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, the expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans for Private Education Loans includes the receivable for partially charged-off loans.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	Allowance for Loan Losses (Continued)

Key Credit Quality Indicators

FFELP Loans are substantially insured and guaranteed as to their principal and accrued interest in the event of default; therefore, the key credit quality indicator for this portfolio is loan status. The impact of changes in loan status is incorporated quarterly into the allowance for loan losses calculation.

For Private Education Loans, the key credit quality indicators are school type, FICO scores, the existence of a cosigner, the loan status and loan seasoning. The school type/FICO score are assessed at origination and maintained through the traditional/non-traditional loan designation. The other Private Education Loan key quality indicators can change and are incorporated quarterly into the allowance for loan losses calculation. The following table highlights the principal balance (excluding the receivable for partially charged-off loans) of our Private Education Loan portfolio stratified by the key credit quality indicators.

	Private Education Loans Credit Quality Indicators
	December 31, 2013		December 31, 2012
(Dollars in millions)	Balance(3)	% of Balance	Balance(3)	% of Balance
Credit Quality Indicators
School Type/FICO Scores:
Traditional	$36,140	93%	$35,347	92%
Non-Traditional(1)	2,860	7	3,207	8

Total	$39,000	100%	$38,554	100%

Cosigners:
With cosigner	$26,321	67%	$24,907	65%
Without cosigner	12,679	33	13,647	35

Total	$39,000	100%	$38,554	100%

Seasoning(2):
1-12 payments	$5,171	14%	$7,371	19%
13-24 payments	5,511	14	6,137	16
25-36 payments	5,506	14	6,037	16
37-48 payments	5,103	13	4,780	12
More than 48 payments	11,181	29	8,325	22
Not yet in repayment	6,528	16	5,904	15

Total	$39,000	100%	$38,554	100%

(1)

Defined as loans to customers attending for-profit schools (with a FICO score of less than 670 at origination) and customers attending not-for-profit schools (with a FICO score of less than 640 at origination).

(2)	Number of months in active repayment for which a scheduled payment was due.

(3)	Balance represents gross Private Education Loans.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	Allowance for Loan Losses (Continued)

The following tables provide information regarding the loan status and aging of past due loans.

	FFELP Loan Delinquencies
	December 31,
	2013		2012		2011
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$13,678		$17,702		$22,887
Loans in forbearance(2)	13,490		15,902		19,575
Loans in repayment and percentage of each status:
Loans current	63,330	82.8%	75,499	83.2%	77,093	81.9%
Loans delinquent 31-60 days(3)	3,746	4.9	4,710	5.2	5,419	5.8
Loans delinquent 61-90 days(3)	2,207	2.9	2,788	3.1	3,438	3.7
Loans delinquent greater than 90 days(3)	7,221	9.4	7,734	8.5	8,231	8.6

Total FFELP Loans in repayment	76,504	100%	90,731	100%	94,181	100%

Total FFELP Loans, gross	103,672		124,335		136,643
FFELP Loan unamortized premium	1,035		1,436		1,674

Total FFELP Loans	104,707		125,771		138,317
FFELP Loan allowance for losses	(119)		(159)		(187)

FFELP Loans, net	$104,588		$125,612		$138,130

Percentage of FFELP Loans in repayment		73.8%		73.0%		68.9%

Delinquencies as a percentage of FFELP Loans in repayment		17.2%		16.8%		18.1%

FFELP Loans in forbearance as a percentage of loans in repayment and forbearance		15.0%		14.9%		17.2%

(1)

Loans for customers who may still be attending school or engaging in other permitted educational activities and are not required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation, as well as loans for customers who have requested and qualify for other permitted program deferments such as military, unemployment, or economic hardships.

(2)

Loans for customers who have used their allowable deferment time or do not qualify for deferment, that need additional time to obtain employment or who have temporarily ceased making full payments due to hardship or other factors.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	Allowance for Loan Losses (Continued)

	Private Education Traditional Loan Delinquencies
	December 31,
	2013		2012		2011
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$6,088		$5,421		$5,866
Loans in forbearance(2)	969		996		1,195
Loans in repayment and percentage of each status:
Loans current	26,977	92.8%	26,597	91.9%	25,110	91.4%
Loans delinquent 31-60 days(3)	674	2.3	837	2.9	868	3.2
Loans delinquent 61-90 days(3)	420	1.4	375	1.3	393	1.4
Loans delinquent greater than 90 days(3)	1,012	3.5	1,121	3.9	1,096	4.0

Total traditional loans in repayment	29,083	100%	28,930	100%	27,467	100%

Total traditional loans, gross	36,140		35,347		34,528
Traditional loans unamortized discount	(629)		(713)		(792)

Total traditional loans	35,511		34,634		33,736
Traditional loans receivable for partially charged-off loans	799		797		705
Traditional loans allowance for losses	(1,592)		(1,637)		(1,542)

Traditional loans, net	$34,718		$33,794		$32,899

Percentage of traditional loans in repayment		80.5%		81.9%		80.0%

Delinquencies as a percentage of traditional loans in repayment		7.2%		8.1%		8.6%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.2%		3.3%		4.2%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	Allowance for Loan Losses (Continued)

	Private Education Non-Traditional Loan Delinquencies
	December 31,
	2013		2012		2011
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$440		$483		$656
Loans in forbearance(2)	133		140		191
Loans in repayment and percentage of each status:
Loans current	1,791	78.3%	1,978	76.5%	2,012	74.0%
Loans delinquent 31-60 days(3)	128	5.6	175	6.8	208	7.7
Loans delinquent 61-90 days(3)	93	4.1	106	4.1	127	4.7
Loans delinquent greater than 90 days(3)	275	12.0	325	12.6	371	13.6

Total non-traditional loans in repayment	2,287	100%	2,584	100%	2,718	100%

Total non-traditional loans, gross	2,860		3,207		3,565
Non-traditional loans unamortized discount	(75)		(83)		(81)

Total non-traditional loans	2,785		3,124		3,484
Non-traditional loans receivable for partially charged-off loans	514		550		536
Non-traditional loans allowance for losses	(505)		(534)		(629)

Non-traditional loans, net	$2,794		$3,140		$3,391

Percentage of non-traditional loans in repayment		80.0%		80.6%		76.2%

Delinquencies as a percentage of non-traditional loans in repayment		21.7%		23.4%		26.0%

Loans in forbearance as a percentage of loans in repayment and forbearance		5.5%		5.1%		6.6%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. Private Education Loans which defaulted between 2008 and 2013 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. According to our policy, we have been charging off these periodic shortfalls in expected recoveries against our allowance for Private Education Loan losses and the related receivable for partially charged-off Private Education Loans and we will continue to do so. There was $336 million and $198

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	Allowance for Loan Losses (Continued)

million in the allowance for Private Education Loan losses at December 31, 2013 and 2012, respectively, providing for possible additional future charge-offs related to the receivable for partially charged-off Private Education Loans.

The following table summarizes the activity in the receivable for partially charged-off loans.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Receivable at beginning of period	$1,347	$1,241	$1,040
Expected future recoveries of current period defaults(1)	290	351	391
Recoveries(2)	(230)	(189)	(155)
Charge-offs(3)	(94)	(56)	(35)

Receivable at end of period	1,313	1,347	1,241
Allowance for estimated recovery shortfalls(4)	(336)	(198)	(148)

Net receivable at end of period	$977	$1,149	$1,093

(1)	Represents the difference between the loan balance and our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall – the difference between what was expected to be collected and what was actually collected. These amounts are included in the Private Education Loan total charge-offs as reported in the “Allowance for Loan Losses Metrics” tables.

(4)

The allowance for estimated recovery shortfalls of the receivable for partially charged-off Private Education Loans is a component of the $2.1 billion, $2.2 billion and $2.2 billion overall allowance for Private Education Loan losses as of December 31, 2013, 2012 and 2011, respectively.

Troubled Debt Restructurings (“TDRs”)

We modify the terms of loans for certain customers when we believe such modifications may increase the ability and willingness of a customer to make payments and thus increase the ultimate overall amount collected on a loan. These modifications generally take the form of a forbearance, a temporary interest rate reduction or an extended repayment plan. For customers experiencing financial difficulty, certain Private Education Loans for which we have granted either a forbearance of greater than three months, an interest rate reduction or an extended repayment plan are classified as TDRs. Approximately 45 percent and 43 percent of the loans granted forbearance have qualified as a TDR loan at December 31, 2013, and 2012, respectively. The unpaid principal balance of TDR loans that were in an interest rate reduction plan as of December 31, 2013 and 2012 was $1.5 billion and $1.0 billion, respectively.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	Allowance for Loan Losses (Continued)

At December 31, 2013 and 2012, all of our TDR loans had a related allowance recorded. The following table provides the recorded investment, unpaid principal balance and related allowance for our TDR loans.

	TDR Loans
(Dollars in millions)	Recorded Investment(1)	Unpaid Principal Balance	Related Allowance
December 31, 2013
Private Education Loans — Traditional	$7,515	$7,559	$812
Private Education Loans — Non-Traditional	1,434	1,427	236

Total	$8,949	$8,986	$1,048

December 31, 2012
Private Education Loans — Traditional	$5,999	$6,074	$844
Private Education Loans — Non-Traditional	1,295	1,303	282

Total	$7,294	$7,377	$1,126

(1)	The recorded investment is equal to the unpaid principal balance and accrued interest receivable net of unamortized deferred fees and costs.

The following table provides the average recorded investment and interest income recognized for our TDR loans.

	Years Ended December 31,
	2013		2012		2011
(Dollars in millions)	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Private Education Loans — Traditional	$6,805	$418	$5,181	$333	$1,960	$121
Private Education Loans — Non-Traditional	1,376	112	1,205	106	560	48

Total	$8,181	$530	$6,386	$439	$2,520	$169

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	Allowance for Loan Losses (Continued)

The following tables provide information regarding the loan status and aging of TDR loans that are past due.

	TDR Loan Delinquencies
	December 31,
	2013		2012		2011
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in deferment(1)	$913		$574		$285
Loans in forbearance(2)	740		544		696
Loans in repayment and percentage of each status:
Loans current	5,613	76.5%	4,619	73.8%	3,018	69.7%
Loans delinquent 31-60 days(3)	469	6.4	478	7.6	427	9.8
Loans delinquent 61-90 days(3)	330	4.5	254	4.1	215	5.0
Loans delinquent greater than 90 days(3)	921	12.6	908	14.5	672	15.5

Total TDR loans in repayment	7,333	100%	6,259	100%	4,332	100%

Total TDR loans, gross	$8,986		$7,377		$5,313

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

The following table provides the amount of modified loans that resulted in a TDR in the periods presented. Additionally, the table summarizes charge-offs occurring in the TDR portfolio, as well as TDRs for which a payment default occurred in the current period within 12 months of the loan first being designated as a TDR. We define payment default as 60 days past due for this disclosure. The majority of our loans that are considered TDRs involve a temporary forbearance of payments and do not change the contractual interest rate of the loan.

	Years Ended December 31,
	2013			2012			2011
(Dollars in millions)	Modified Loans(1)	Charge- Offs(2)	Payment- Default	Modified Loans(1)	Charge- Offs(2)	Payment- Default	Modified Loans(1)	Charge- Offs(2)	Payment- Default
Private Education Loans — Traditional	$2,114	$372	$680	$2,375	$389	$1,351	$4,103	$99	$1,036
Private Education Loans — Non-Traditional	314	132	184	443	152	420	951	55	414

Total	$2,428	$504	$864	$2,818	$541	$1,771	$5,054	$154	$1,450

(1)	Represents period ending balance of loans that have been modified during the period and resulted in a TDR.

(2)	Represents loans that charged off that were classified as TDRs.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	Allowance for Loan Losses (Continued)

Accrued Interest Receivable

The following table provides information regarding accrued interest receivable on our Private Education Loans. The table also discloses the amount of accrued interest on loans greater than 90 days past due as compared to our allowance for uncollectible interest. The allowance for uncollectible interest exceeds the amount of accrued interest on our 90 days past due portfolio for all periods presented.

	Accrued Interest Receivable As of December 31,
(Dollars in millions)	Total	Greater Than 90 Days Past Due	Allowance for Uncollectible Interest
2013
Private Education Loans — Traditional	$926	$35	$46
Private Education Loans — Non-Traditional	97	13	20

Total	$1,023	$48	$66

2012
Private Education Loans — Traditional	$798	$39	$45
Private Education Loans — Non-Traditional	106	16	22

Total	$904	$55	$67

2011
Private Education Loans — Traditional	$870	$36	$44
Private Education Loans — Non-Traditional	148	18	28

Total	$1,018	$54	$72

5.	Goodwill and Acquired Intangible Assets

Goodwill

All acquisitions must be assigned to a reporting unit or units. A reporting unit is the same as, or one level below, an operating segment. We have four reportable segments: Consumer Lending, Business Services, FFELP Loans and Other. The following table summarizes our goodwill, accumulated impairments and net goodwill for our reporting units and reportable segments.

	As of December 31, 2013			As of December 31, 2012
(Dollars in millions)	Gross	Accumulated Impairments	Net	Gross	Accumulated Impairments	Net
Total FFELP Loans reportable segment	$194	$(4)	$190	$194	$(4)	$190
Total Consumer Lending reportable segment	147	—	147	147	—	147
Business Services reportable segment:
Servicing	50	—	50	50	—	50
Contingency Services	136	(129)	7	136	(129)	7
Wind-down Guarantor Servicing	256	(256)	—	256	(256)	—
Insurance Services	9	(9)	—	9	(9)	—
Upromise	43	(43)	—	140	(140)	—

Total Business Services reportable segment	494	(437)	57	591	(534)	57

Total	$835	$(441)	$394	$932	$(538)	$394

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	Goodwill and Acquired Intangible Assets (Continued)

Goodwill Impairment Testing

We perform our goodwill impairment testing annually in the fourth quarter as of October 1. No goodwill was deemed impaired in 2013. As part of the 2013 annual impairment testing, we retained a third-party appraisal firm to assist in the valuations required to perform Step 1 impairment testing. The income approach was the primary approach used to estimate the fair value of each reporting unit.

The income approach measures the value of each reporting unit’s future economic benefit determined by its discounted cash flows derived from our projections plus an assumed terminal growth rate adjusted for what we believe a market participant would assume in an acquisition. These projections are generally five-year projections that reflect the anticipated cash flow fluctuations of the respective reporting units. If a component of a reporting unit is winding down or is assumed to wind down, the projections extend through the anticipated wind-down period and no residual value is ascribed.

Under our guidance, the third-party appraisal firm developed the discount rate for each reporting unit incorporating such factors as the risk free rate, a market rate of return, a measure of volatility (Beta) and a company-specific and capital markets risk premium, as appropriate, to adjust for volatility and uncertainty in the economy and to capture specific risk related to the respective reporting units. We considered whether an asset sale or an equity sale would be the most likely sale structure for each reporting unit and valued each reporting unit based on the more likely hypothetical scenario.

The discount rates reflect market-based estimates of capital costs and are adjusted for our assessment of a market participant’s view with respect to execution, source concentration and other risks associated with the projected cash flows of individual reporting units. We reviewed and approved the discount rates provided by the third-party appraiser including the factors incorporated to develop the discount rates for each reporting unit.

We and the third-party appraisal firm also considered a market approach for each reporting unit. Market-based multiples for comparable publicly traded companies and similar transactions were evaluated as an indicator of the value of the reporting units to assess the reasonableness of the estimated fair value derived from the income approach.

The following table illustrates the carrying value of equity for each reporting unit with remaining goodwill as of December 31, 2013, and the percentage by which the estimated fair value determined in conjunction with Step 1 impairment testing in the fourth quarter of 2013 exceeds the carrying value of equity.

(Dollars in millions)	Carrying Value of Equity	% of Fair Value in Excess of Carrying Value
FFELP Loans	$930	202%
Consumer Lending	4,335	80%
Servicing	137	966%
Contingency Services	53	193%

We acknowledge that continued weakness in the economy coupled with changes in legislation and the regulatory environment could adversely affect the operating results of our reporting units. If the forecasted performance of our reporting units is not achieved, or if our stock price declines resulting in deterioration in our total market capitalization, the fair value of one or more of the reporting units could be significantly reduced, and we may be required to record a charge, which could be material, for an impairment of goodwill.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	Goodwill and Acquired Intangible Assets (Continued)

To assess impairment for the FFELP, Consumer Lending, and Servicing reporting units at October 1, 2012 and 2011, we assessed relevant qualitative factors to determine whether it was “more-likely-than-not” that the fair value of an individual reporting unit was less than its carrying value. These qualitative factors included consideration of the significant amount of excess fair value over the carrying values of these reporting units as of October 1, 2010 when we performed a Step 1 goodwill impairment test and engaged an appraisal firm to estimate the fair values of these reporting units, the current legislative environment, our stock price during 2012 and 2011, market capitalization and EPS results as well as significant reductions in our operating expenses. After assessing these relevant qualitative factors, we determined that it was more-likely-than-not that the fair values of these reporting units exceeded their carrying amounts.

During 2012, we finalized the purchase accounting for a Contingency Services acquisition that resulted in goodwill. We performed Step 1 impairment testing for the Contingency Services reporting unit as of October 1, 2012, resulting in no indicated impairment.

Acquired Intangible Assets

Acquired intangible assets include the following:

	As of December 31, 2013			As of December 31, 2012
(Dollars in millions)	Cost Basis(1)	Accumulated Impairment and Amortization(1)	Net	Cost Basis(1)	Accumulated Impairment and Amortization(1)	Net
Intangible assets subject to amortization:
Customer, services and lending relationships	$278	$(261)	$17	$303	$(270)	$33
Software and technology	79	(79)	—	93	(93)	—
Tradenames and trademarks	34	(21)	13	54	(34)	20

Total acquired intangible assets	$391	$(361)	$30	$450	$(397)	$53

(1)

Accumulated impairment and amortization includes impairment amounts only if the acquired intangible asset has been deemed partially impaired. When an acquired intangible asset is considered fully impaired, and no longer in use, the cost basis and any accumulated amortization related to the asset is written off.

(2)	Intangible assets not subject to amortization include tradenames and trademarks totaling $6 million and $10 million, net of accumulated impairment as of December 31, 2013 and 2012, respectively.

We recorded amortization of acquired intangible assets from continuing operations totaling $13 million, $18 million, and $21 million in 2013, 2012 and 2011, respectively. We will continue to amortize our intangible assets with definite useful lives over their remaining estimated useful lives. We estimate amortization expense associated with these intangible assets will be $9 million, $7 million, $5 million, $2 million and $2 million in 2014, 2015, 2016, 2017 and 2018, respectively.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	Borrowings

Borrowings consist of secured borrowings issued through our securitization program, borrowings through secured facilities, unsecured notes issued by us, term and other deposits at Sallie Mae Bank, and other interest-bearing liabilities related primarily to obligations to return cash collateral held. To match the interest rate and currency characteristics of our borrowings with the interest rate and currency characteristics of our assets, we enter into interest rate and foreign currency swaps with independent parties. Under these agreements, we make periodic payments, generally indexed to the related asset rates or rates which are highly correlated to the asset rates, in exchange for periodic payments which generally match our interest obligations on fixed or variable rate notes (see “Note 7 — Derivative Financial Instruments”). Payments and receipts on our interest rate and currency swaps are not reflected in the following tables.

The following table summarizes our borrowings.

	December 31, 2013			December 31, 2012
(Dollars in millions)	Short Term	Long Term	Total	Short Term	Long Term	Total
Unsecured borrowings:
Senior unsecured debt	$2,213	$16,056	$18,269	$2,319	$15,446	$17,765
Bank deposits	6,133	2,807	8,940	4,226	3,088	7,314
Other(1)	691	—	691	1,609	—	1,609

Total unsecured borrowings	9,037	18,863	27,900	8,154	18,534	26,688

Secured borrowings:
FFELP Loan securitizations	—	90,756	90,756	—	105,525	105,525
Private Education Loan securitizations	—	18,835	18,835	—	19,656	19,656
FFELP Loan — other facilities	4,715	5,311	10,026	11,651	4,827	16,478
Private Education Loan — other facilities	—	843	843	—	1,070	1,070

Total secured borrowings	4,715	115,745	120,460	11,651	131,078	142,729

Total before hedge accounting adjustments	13,752	134,608	148,360	19,805	149,612	169,417
Hedge accounting adjustments	43	2,040	2,083	51	2,789	2,840

Total	$13,795	$136,648	$150,443	$19,856	$152,401	$172,257

(1)	“Other” primarily consists of the obligation to return cash collateral held related to derivative exposures.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	Borrowings (Continued)

Short-term Borrowings

Short-term borrowings have a remaining term to maturity of one year or less. The following tables summarize outstanding short-term borrowings (secured and unsecured), the weighted average interest rates at the end of each period, and the related average balances and weighted average interest rates during the periods. Rates reflect stated interest of borrowings and related discounts and premiums.

	December 31, 2013		Year Ended December 31, 2013
(Dollars in millions)	Ending Balance	Weighted Average Interest Rate	Average Balance	Weighted Average Interest Rate
Bank deposits	$6,133	1.14%	$5,221	1.44%
FFELP Loan — other facilities	4,715	.21	7,386	.84
Private Education Loan — other facilities	—	—	272	1.86
Senior unsecured debt	2,256	3.09	2,814	3.59
Other interest bearing liabilities	691	.07	1,037	.14

Total short-term borrowings	$13,795	1.09%	$16,730	1.46%

Maximum outstanding at any month end	$20,038

	December 31, 2012		Year Ended December 31, 2012
(Dollars in millions)	Ending Balance	Weighted Average Interest Rate	Average Balance	Weighted Average Interest Rate
Bank deposits	$4,226	1.40%	$3,537	1.54%
FFELP Loan — other facilities	11,651	.72	17,606	.78
Senior unsecured debt	2,370	4.24	2,214	4.49
Other interest bearing liabilities	1,609	.31	1,474	.21

Total short-term borrowings	$19,856	1.25%	$24,831	1.19%

Maximum outstanding at any month end	$29,160

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	Borrowings (Continued)

Long-term Borrowings

The following tables summarize outstanding long-term borrowings (secured and unsecured), the weighted average interest rates at the end of the periods, and the related average balances during the periods. Rates reflect stated interest rate of borrowings and related discounts and premiums.

	December 31, 2013		Year Ended December 31, 2013
		Weighted Average
(Dollars in millions)	Ending Balance(1)	Interest Rate(2)	Average Balance
Floating rate notes:
U.S. dollar-denominated:
Interest bearing, due 2015-2048	$96,724	.99%	$102,241
Non-U.S. dollar-denominated:
Interest bearing, due 2021-2041	9,249	.62	9,525

Total floating rate notes	105,973	.96	111,766
Fixed rate notes:
U.S. dollar-denominated:
Interest bearing, due 2015-2047	18,510	5.61	16,149
Non-U.S.-dollar denominated:
Interest bearing, due 2015-2039	3,204	2.72	2,420

Total fixed rate notes	21,714	5.18	18,569
Brokered deposits — U.S. dollar-denominated, due 2015-2018	2,807	1.32	2,488
FFELP Loan — other facilities	5,311	.76	5,504
Private Education Loan — other facilities	843	.96	355

Total long-term borrowings	$136,648	1.63%	$138,682

	December 31, 2012		Year Ended December 31, 2012
		Weighted Average
(Dollars in millions)	Ending Balance(1)	Interest Rate(2)	Average Balance
Floating rate notes:
U.S. dollar-denominated:
Interest bearing, due 2014-2048	$112,408	1.04%	$113,236
Non-U.S. dollar-denominated:
Interest bearing, due 2021-2041	10,819	.53	11,463

Total floating rate notes	123,227	1.00	124,699
Fixed rate notes:
U.S. dollar-denominated:
Interest bearing, due 2014-2046	16,096	5.57	14,203
Non-U.S.-dollar denominated:
Interest bearing, due 2014-2039	4,061	3.39	2,882

Total fixed rate notes	20,157	5.13	17,085
Brokered deposits — U.S. dollar-denominated, due 2014-2017	3,120	1.77	2,216
FFELP Loan — other facilities	4,827	1.29	5,517
Private Education Loan — other facilities	1,070	1.45	1,880

Total long-term borrowings	$152,401	1.57%	$151,397

(1)	Ending balance is expressed in U.S. dollars using the spot currency exchange rate. Includes fair value adjustments under hedge accounting for notes designated as the hedged item in a fair value hedge.

(2)	Weighted average interest rate is stated rate relative to currency denomination of debt.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	Borrowings (Continued)

At December 31, 2013, we had outstanding long-term borrowings with call features totaling $1.7 billion. In addition, we have $6.2 billion of pre-payable debt related to our secured facilities. Generally, these instruments are callable at the par amount. As of December 31, 2013, the stated maturities and maturities if accelerated to the call dates are shown in the following table.

	December 31, 2013
	Stated Maturity(1)				Maturity to Call Date(1)
(Dollars in millions)	Senior Unsecured Debt	Brokered Deposits	Secured Borrowings	Total(2)	Senior Unsecured Debt	Brokered Deposits	Secured Borrowings	Total
Year of Maturity
2014	$—	$—	$14,408	$14,408	$1,611	$—	$14,408	$16,019
2015	1,506	1,195	11,672	14,373	1,595	1,195	11,672	14,462
2016	2,284	648	9,498	12,430	2,283	648	9,498	12,429
2017	1,829	538	10,157	12,524	1,807	538	10,157	12,502
2018	2,796	426	8,597	11,819	2,547	426	8,597	11,570
2019 and after	7,641	—	61,413	69,054	6,213	—	61,413	67,626

	16,056	2,807	115,745	134,608	16,056	2,807	115,745	134,608
Hedge accounting adjustments	727	—	1,313	2,040	727	—	1,313	2,040

Total	$16,783	$2,807	$117,058	$136,648	$16,783	$2,807	$117,058	$136,648

(1)

We view our securitization trust debt as long-term based on the contractual maturity dates and projected principal paydowns based on our current estimates regarding loan prepayment speeds. The projected principal paydowns in year 2014 include $14.4 billion related to the securitization trust debt.

(2)

The aggregate principal amount of debt that matures in each period is $14.5 billion in 2014, $14.4 billion in 2015, $12.5 billion in 2016, $12.6 billion in 2017, $11.9 billion in 2018, and $69.6 billion in 2019 and after.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	Borrowings (Continued)

Variable Interest Entities

We consolidate the following financing VIEs as of December 31, 2013 and 2012, as we are the primary beneficiary. As a result, these VIEs are accounted for as secured borrowings.

	December 31, 2013
	Debt Outstanding			Carrying Amount of Assets Securing Debt Outstanding
(Dollars in millions)	Short Term	Long Term	Total	Loans	Cash	Other Assets	Total
Secured Borrowings — VIEs:
FFELP Loan securitizations	$—	$90,756	$90,756	$91,535	$2,913	$683	$95,131
Private Education Loan securitizations	—	18,835	18,835	23,947	338	540	24,825
FFELP Loan — other facilities	3,655	3,791	7,446	7,719	128	91	7,938
Private Education Loan — other facilities	—	843	843	1,583	16	30	1,629

Total before hedge accounting adjustments	3,655	114,225	117,880	124,784	3,395	1,344	129,523
Hedge accounting adjustments	—	1,313	1,313	—	—	978	978

Total	$3,655	$115,538	$119,193	$124,784	$3,395	$2,322	$130,501

	December 31, 2012
	Debt Outstanding			Carrying Amount of Assets Securing Debt Outstanding
(Dollars in millions)	Short Term	Long Term	Total	Loans	Cash	Other Assets	Total
Secured Borrowings — VIEs:
FFELP Loan securitizations	$—	$105,525	$105,525	$107,009	$3,652	$608	$111,269
Private Education Loan securitizations	—	19,656	19,656	24,618	385	545	25,548
FFELP Loan — other facilities	9,551	4,154	13,705	14,050	487	197	14,734
Private Education Loan — other facilities	—	1,070	1,070	1,454	302	33	1,789

Total before hedge accounting adjustments	9,551	130,405	139,956	147,131	4,826	1,383	153,340
Hedge accounting adjustments	—	1,113	1,113	—	—	929	929

Total	$9,551	$131,518	$141,069	$147,131	$4,826	$2,312	$154,269

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	Borrowings (Continued)

Securitizations

The following table summarizes the securitization transactions issued in 2012 and 2013.

(Dollars in millions)				AAA-rated bonds
Issue	Date Issued	Total Issued		Weighted Average Interest Rate	Weighted Average Life
FFELP:
2012-1	January 2012	$765		1 month LIBOR plus 0.91%	4.6 years
2012-2	March 2012	824		1 month LIBOR plus 0.70%	4.7 years
2012-3	May 2012	1,252		1 month LIBOR plus 0.65%	4.6 years
2012-4	June 2012	1,491	(1)	1 month LIBOR plus 1.10%	8.2 years
2011-3	July 2012	24		N/A (Retained B Notes sold)
2012-4	July 2012	45		N/A (Retained B Notes sold)
2012-5	July 2012	1,252		1 month LIBOR plus 0.67%	4.5 years
2012-6	September 2012	1,249		1 month LIBOR plus 0.62%	4.6 years
2012-7	November 2012	1,251		1 month LIBOR plus 0.55%	4.5 years
2012-8	December 2012	1,527		1 month LIBOR plus 0.90%	7.8 years

Total bonds issued in 2012		$9,680

Total loan amount securitized in 2012		$9,565

2013-1	February 2013	$1,249		1 month LIBOR plus 0.46%	4.3 years
2013-2	April 2013	1,246		1 month LIBOR plus 0.45%	4.4 years
2013-3	June 2013	1,246		1 month LIBOR plus 0.54%	4.5 years
2013-4	August 2013	747		1 month LIBOR plus 0.55%	4.4 years
2013-5	September 2013	996		1 month LIBOR plus 0.64%	4.6 years
2007-6 to 2007-8, 2008-2 to 2008-9	October 2013	629		N/A (Retained B Notes sold)
2013-6	November 2013	996		1 month LIBOR plus 0.60%	4.6 years

Total bonds issued in 2013		$7,109

Total loan amount securitized in 2013		$6,495

Private Education:
2012-A	February 2012	$547		1 month LIBOR plus 2.17%	3.0 years
2012-B	April 2012	891		1 month LIBOR plus 2.12%	2.9 years
2012-C	May 2012	1,135		1 month LIBOR plus 1.77%	2.6 years
2012-D	July 2012	640		1 month LIBOR plus 1.69%	2.5 years
2012-E	October 2012	976		1 month LIBOR plus 1.22%	2.6 years

Total bonds issued in 2012		$4,189

Total loan amount securitized in 2012		$5,557

2013-R1	January 2013	$254		1 month LIBOR plus 1.75%	6.3 years
2013-A	March 2013	1,108		1 month LIBOR plus 0.81%	2.6 years
2013-B	May 2013	1,135		1 month LIBOR plus 0.89%	2.7 years
2013-C	September 2013	624		1 month LIBOR plus 1.21%	3.1 years

Total bonds issued in 2013		$3,121

Total loan amount securitized in 2013		$3,387

(1)	Total size excludes subordinated tranche that was retained at issuance totaling $45 million.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	Borrowings (Continued)

2013 Sales of FFELP Securitization Trust Residual Interests

On February 13, 2013, we sold the Residual Interest in a FFELP Loan securitization trust to a third party. We will continue to service the student loans in the trust under existing agreements. The sale removed securitization trust assets of $3.82 billion and related liabilities of $3.68 billion from our balance sheet.

On April 11, 2013, we sold the Residual Interest in a FFELP Loan securitization trust to a third party. We will continue to service the student loans in the trust under existing agreements. The sale removed securitization trust assets of $2.03 billion and related liabilities of $1.99 billion from our balance sheet.

On June 13, 2013, we sold the three Residual Interests in FFELP Loan securitization trusts to a third party. We will continue to service the student loans in the trusts under existing agreements. The sale removed securitization trust assets of $6.60 billion and related liabilities of $6.42 billion from our balance sheet.

FFELP Loans — Other Secured Borrowing Facilities

We have various secured borrowing facilities that we use to finance our FFELP loans. Liquidity is available under these secured credit facilities to the extent we have eligible collateral and available capacity. The maximum borrowing capacity under these facilities will vary and is subject to each agreement’s borrowing conditions. These include but are not limited to the facility’s size, current usage and the availability and fair value of qualifying unencumbered FFELP Loan collateral. Our borrowings under these facilities are non-recourse. The maturity dates on these facilities range from June 2014 to January 2016. The interest rate on certain facilities can increase under certain circumstances. The facilities are subject to termination under certain circumstances. As of December 31, 2013 there was approximately $10.0 billion outstanding under these facilities with approximately $10.4 billion of assets securing these facilities. As of December 31, 2013, the maximum unused capacity under these facilities was $10.6 billion. As of December 31, 2013, we had $2.7 billion of unencumbered FFELP Loans.

Private Education Loans — Other Secured Borrowing Facilities

We have a facility that was used to fund the call and redemption of our SLM 2009-D Private Education Loan Trust ABS, which occurred on August 15, 2013. The maturity date of the new facility is August 15, 2015. Our borrowings under this facility are non-recourse. The interest rate can increase under certain circumstances. The facility is subject to termination under certain circumstances. As of December 31, 2013, there was $843 million outstanding under the facility. The book basis of the assets securing the facility as of December 31, 2013 was $1.6 billion. Additional borrowings are not available under this facility.

Other Funding Sources

Deposits

Sallie Mae Bank raises deposits through intermediaries in the brokered Certificate of Deposit (“CD”) market and through direct retail deposit channels. As of December 31, 2013, bank deposits totaled $9.2 billion of which $4.5 billion were brokered term deposits, $4.4 billion were retail and other deposits and $299 million were deposits from affiliates that eliminate in our consolidated balance sheet. Cash and liquid investments totaled $2.2 billion as of December 31, 2013.

In addition to its deposit base, Sallie Mae Bank has borrowing capacity with the Federal Reserve Bank (“FRB”) through a collateralized lending facility. FRB is not obligated to lend; however, in general we can borrow as long as Sallie Mae Bank is generally in sound financial condition. Borrowing capacity is limited by the

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	Borrowings (Continued)

availability of acceptable collateral. As of December 31, 2013, borrowing capacity was approximately $900 million and there were no outstanding borrowings.

Senior Unsecured Debt

We issued $3.75 billion, $2.7 billion and $2.0 billion of unsecured debt in 2013, 2012 and 2011, respectively.

Debt Repurchases

The following table summarizes activity related to our senior unsecured debt and asset-backed securities (“ABS”) repurchases. “Gains on debt repurchases” is shown net of hedging-related gains and losses.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Debt principal repurchased	$1,279	$711	$894
Gains on debt repurchases	42	145	38

7.	Derivative Financial Instruments

Risk Management Strategy

We maintain an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize the economic effect of interest rate changes. Our goal is to manage interest rate sensitivity by modifying the repricing frequency and underlying index characteristics of certain balance sheet assets and liabilities so the net interest margin is not, on a material basis, adversely affected by movements in interest rates. We do not use derivative instruments to hedge credit risk associated with debt we issued. As a result of interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. Income or loss on the derivative instruments that are linked to the hedged assets and liabilities will generally offset the effect of this unrealized appreciation or depreciation for the period the item is being hedged. We view this strategy as a prudent management of interest rate sensitivity. In addition, we utilize derivative contracts to minimize the economic impact of changes in foreign currency exchange rates on certain debt obligations that are denominated in foreign currencies. As foreign currency exchange rates fluctuate, these liabilities will appreciate and depreciate in value. These fluctuations, to the extent the hedge relationship is effective, are offset by changes in the value of the cross-currency interest rate swaps executed to hedge these instruments. Management believes certain derivative transactions entered into as hedges, primarily Floor Income Contracts and basis swaps, are economically effective; however, those transactions generally do not qualify for hedge accounting under GAAP (as discussed below) and thus may adversely impact earnings.

Although we use derivatives to offset (or minimize) the risk of interest rate and foreign currency changes, the use of derivatives does expose us to both market and credit risk. Market risk is the chance of financial loss resulting from changes in interest rates, foreign exchange rates and market liquidity. Credit risk is the risk that a counterparty will not perform its obligations under a contract and it is limited to the loss of the fair value gain in a derivative that the counterparty owes us. When the fair value of a derivative contract is negative, we owe the counterparty and, therefore, have no credit risk exposure to the counterparty; however, the counterparty has exposure to us. We minimize the credit risk in derivative instruments by entering into transactions with highly rated counterparties that are reviewed regularly by our Credit Department. We also maintain a policy of requiring that all derivative contracts be governed by an International Swaps and Derivative Association Master

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	Derivative Financial Instruments (Continued)

Agreement. Depending on the nature of the derivative transaction, bilateral collateral arrangements generally are required as well. When we have more than one outstanding derivative transaction with the counterparty, and there exists legally enforceable netting provisions with the counterparty (i.e., a legal right to offset receivable and payable derivative contracts), the “net” mark-to-market exposure, less collateral the counterparty has posted to us, represents exposure with the counterparty. When there is a net negative exposure, we consider our exposure to the counterparty to be zero. At December 31, 2013 and 2012, we had a net positive exposure (derivative gain positions to us less collateral which has been posted by counterparties to us) related to SLM Corporation and Sallie Mae Bank derivatives of $83 million and $79 million, respectively.

Our on-balance sheet securitization trusts have $10.7 billion of Euro and British Pound Sterling denominated bonds outstanding as of December 31, 2013. To convert these non-U.S. dollar denominated bonds into U.S dollar liabilities, the trusts have entered into foreign-currency swaps with highly–rated counterparties. In addition, the trusts have entered into $12.8 billion of interest rates swaps which are primarily used to convert Prime received on securitized student loans to LIBOR paid on the bonds. At December 31, 2013, the net positive exposure on swaps in securitization trusts is $968 million.

Our securitization trusts had total net exposure of $772 million related to financial institutions located in France; of this amount, $577 million carries a guaranty from the French government. The total exposure relates to $5.1 billion notional amount of cross-currency interest rate swaps held in our securitization trusts, of which $3.4 billion notional amount carries a guaranty from the French government. Counterparties to the cross currency interest rate swaps are required to post collateral when their credit rating is withdrawn or downgraded below a certain level. As of December 31, 2013, no collateral was required to be posted and we are not holding any collateral related to these contracts. Adjustments are made to our derivative valuations for counterparty credit risk. The adjustments made at December 31, 2013 related to derivatives with French financial institutions (including those that carry a guaranty from the French government) decreased the derivative asset value by $63 million. Credit risks for all derivative counterparties are assessed internally on a continual basis.

Accounting for Derivative Instruments

Derivative instruments that are used as part of our interest rate and foreign currency risk management strategy include interest rate swaps, basis swaps, cross-currency interest rate swaps, and interest rate floor contracts with indices that relate to the pricing of specific balance sheet assets and liabilities. The accounting for derivative instruments requires that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. As more fully described below, if certain criteria are met, derivative instruments are classified and accounted for by us as either fair value or cash flow hedges. If these criteria are not met, the derivative financial instruments are accounted for as trading.

Fair Value Hedges

Fair value hedges are generally used by us to hedge the exposure to changes in fair value of a recognized fixed rate asset or liability. We enter into interest rate swaps to economically convert fixed rate assets into variable rate assets and fixed rate debt into variable rate debt. We also enter into cross-currency interest rate swaps to economically convert foreign currency denominated fixed and floating debt to U.S. dollar denominated variable debt. For fair value hedges, we generally consider all components of the derivative’s gain and/or loss when assessing hedge effectiveness and generally hedge changes in fair values due to interest rates or interest rates and foreign currency exchange rates or the total change in fair values.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	Derivative Financial Instruments (Continued)

Cash Flow Hedges

We use cash flow hedges to hedge the exposure to variability in cash flows for a forecasted debt issuance and for exposure to variability in cash flows of floating rate debt. This strategy is used primarily to minimize the exposure to volatility from future changes in interest rates. Gains and losses on the effective portion of a qualifying hedge are recorded in accumulated other comprehensive income and ineffectiveness is recorded immediately to earnings. In the case of a forecasted debt issuance, gains and losses are reclassified to earnings over the period which the stated hedged transaction affects earnings. If we determine it is not probable that the anticipated transaction will occur, gains and losses are reclassified immediately to earnings. In assessing hedge effectiveness, generally all components of each derivative’s gains or losses are included in the assessment. We generally hedge exposure to changes in cash flows due to changes in interest rates or total changes in cash flow.

Trading Activities

When derivative instruments do not qualify as hedges, they are accounted for as trading instruments where all changes in fair value are recorded through earnings. We sell interest rate floors (Floor Income Contracts) to hedge the embedded Floor Income options in student loan assets. The Floor Income Contracts are written options which have a more stringent hedge effectiveness hurdle to meet. Specifically, our Floor Income Contracts do not qualify for hedge accounting treatment because the pay down of principal of the student loans underlying the Floor Income embedded in those student loans does not exactly match the change in the notional amount of our written Floor Income Contracts. Additionally, the term, the interest rate index and the interest rate index reset frequency of the Floor Income Contracts are different from that of the student loans. Therefore, Floor Income Contracts do not qualify for hedge accounting treatment, and are recorded as trading instruments. Regardless of the accounting treatment, we consider these contracts to be economic hedges for risk management purposes. We use this strategy to minimize our exposure to changes in interest rates.

We use basis swaps to minimize earnings variability caused by having different reset characteristics on our interest-earning assets and interest-bearing liabilities. These swaps possess a term of up to 13 years and are primarily indexed to LIBOR or Prime rates. The specific terms and notional amounts of the swaps are determined based on a review of our asset/liability structure, our assessment of future interest rate relationships, and on other factors such as short-term strategic initiatives. Hedge accounting requires that when using basis swaps, the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk; however, they generally do not meet this effectiveness criterion because the index of the swap does not exactly match the index of the hedged assets. Additionally, some of our FFELP Loans can earn at either a variable or a fixed interest rate depending on market interest rates and, therefore, swaps economically hedging these FFELP Loans do not meet the criteria for hedge accounting treatment. As a result, these swaps are recorded at fair value with changes in fair value reflected currently in the statement of income.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	Derivative Financial Instruments (Continued)

Summary of Derivative Financial Statement Impact

The following tables summarize the fair values and notional amounts or number of contracts of all derivative instruments at December 31, 2013 and 2012, and their impact on other comprehensive income and earnings for 2013, 2012 and 2011.

Impact of Derivatives on Consolidated Balance Sheet

		Cash Flow		Fair Value		Trading		Total
(Dollars in millions)	Hedged Risk Exposure	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
Fair Values(1)
Derivative Assets:
Interest rate swaps	Interest rate	$24	$—	$738	$1,396	$61	$150	$823	$1,546
Cross-currency interest rate swaps	Foreign currency and interest rate	—	—	1,185	1,165	—	70	1,185	1,235
Other(2)	Interest rate	—	—	—	—	2	4	2	4

Total derivative assets(3)		24	—	1,923	2,561	63	224	2,010	2,785
Derivative Liabilities:
Interest rate swaps	Interest rate	—	(11)	(149)	(1)	(215)	(197)	(364)	(209)
Floor Income Contracts	Interest rate	—	—	—	—	(1,384)	(2,154)	(1,384)	(2,154)
Cross-currency interest rate swaps	Foreign currency and interestrate	—	—	(155)	(136)	(31)	—	(186)	(136)
Other(2)	Interest rate	—	—	—	—	(23)	—	(23)	—

Total derivative liabilities(3)		—	(11)	(304)	(137)	(1,653)	(2,351)	(1,957)	(2,499)

Net total derivatives		$24	$(11)	$1,619	$2,424	$(1,590)	$(2,127)	$53	$286

(1)

Fair values reported are exclusive of collateral held and pledged and accrued interest. Assets and liabilities are presented without consideration of master netting agreements. Derivatives are carried on the balance sheet based on net position by counterparty under master netting agreements, and classified in other assets or other liabilities depending on whether in a net positive or negative position.

(2)	“Other” includes embedded derivatives bifurcated from securitization debt as well as derivatives related to our Total Return Swap Facility and back-to-back private credit floors.

(3)	The following table reconciles gross positions with the impact of master netting agreements to the balance sheet classification:

	Other Assets		Other Liabilities
(Dollar in millions)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Gross position	$2,010	$2,785	$(1,957)	$(2,499)
Impact of master netting agreements	(386)	(544)	386	544

Derivative values with impact of master netting agreements (as carried on balance sheet)	1,624	2,241	(1,571)	(1,955)
Cash collateral (held) pledged	(687)	(1,423)	777	973

Net position	$937	$818	$(794)	$(982)

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	Derivative Financial Instruments (Continued)

The above fair values include adjustments for counterparty credit risk for both when we are exposed to the counterparty, net of collateral postings, and when the counterparty is exposed to us, net of collateral postings. The net adjustments decreased the overall net asset positions at December 31, 2013 and 2012 by $91 million and $111 million, respectively. In addition, the above fair values reflect adjustments for illiquid derivatives as indicated by a wide bid/ask spread in the interest rate indices to which the derivatives are indexed. These adjustments decreased the overall net asset positions at December 31, 2013 and 2012 by $84 million and $107 million, respectively.

	Cash Flow		Fair Value		Trading		Total
(Dollars in billions)	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
Notional Values:
Interest rate swaps	$0.7	$0.7	$16.0	$15.8	$46.3	$56.9	$63.0	$73.4
Floor Income Contracts	—	—	—	—	31.8	51.6	31.8	51.6
Cross-currency interest rate swaps	—	—	11.1	13.7	.3	0.3	11.4	14.0
Other(1)	—	—	—	—	3.9	1.4	3.9	1.4

Total derivatives	$0.7	$0.7	$27.1	$29.5	$82.3	$110.2	$110.1	$140.4

(1)	“Other” includes embedded derivatives bifurcated from securitization debt, as well as derivatives related to our Total Return Swap Facility and back-to-back private credit floors.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	Derivative Financial Instruments (Continued)

Impact of Derivatives on Consolidated Statements of Income

	Years Ended December 31,
	Unrealized Gain (Loss) on Derivatives(1)(2)			Realized Gain (Loss) on Derivatives(3)			Unrealized Gain (Loss) on Hedged Item(1)			Total Gain (Loss)
(Dollars in millions)	2013	2012	2011	2013	2012	2011	2013	2012	2011	2013	2012	2011
Fair Value Hedges:
Interest rate swaps	$(806)	$(75)	$503	$414	$449	$481	$873	$41	$(554)	$481	$415	$430
Cross-currency interest rate swaps	1	42	(723)	98	167	314	(183)	(182)	664	(84)	27	255

Total fair value derivatives	(805)	(33)	(220)	512	616	795	690	(141)	110	397	442	685
Cash Flow Hedges:
Interest rate swaps	—	(1)	(1)	(9)	(26)	(39)	—	—	—	(9)	(27)	(40)

Total cash flow derivatives	—	(1)	(1)	(9)	(26)	(39)	—	—	—	(9)	(27)	(40)
Trading:
Interest rate swaps	(107)	(66)	183	71	108	69	—	—	—	(36)	42	252
Floor Income Contracts	785	412	(267)	(815)	(859)	(903)	—	—	—	(30)	(447)	(1,170)
Cross-currency interest rate swaps	(101)	(59)	29	35	7	8	—	—	—	(66)	(52)	37
Other	(19)	5	22	(2)	(1)	11	—	—	—	(21)	4	33

Total trading derivatives	558	292	(33)	(711)	(745)	(815)	—	—	—	(153)	(453)	(848)

Total	(247)	258	(254)	(208)	(155)	(59)	690	(141)	110	235	(38)	(203)
Less: realized gains (losses) recorded in interest expense	—	—	—	503	590	756	—	—	—	503	590	756

Gains (losses) on derivative and hedging activities, net	$(247)	$258	$(254)	$(711)	$(745)	$(815)	$690	$(141)	$110	$(268)	$(628)	$(959)

(1)	Recorded in “Gains (losses) on derivative and hedging activities, net” in the consolidated statements of income.

(2)	Represents ineffectiveness related to cash flow hedges.

(3)	For fair value and cash flow hedges, recorded in interest expense. For trading derivatives, recorded in “Gains (losses) on derivative and hedging activities, net.”

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	Derivative Financial Instruments (Continued)

Impact of Derivatives on Consolidated Statements of Changes in Stockholders’ Equity (net of tax)

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Total gains (losses) on cash flow hedges	$16	$(7)	$(4)
Realized losses recognized in interest expense(1)(2)(3)	6	16	35

Total change in stockholders’ equity for unrealized gains on derivatives	$22	$9	$31

(1)	Amounts included in “Realized gain (loss) on derivatives” in the “Impact of Derivatives on Consolidated Statements of Income” table above.

(2)	Includes net settlement income/expense.

(3)

We expect to reclassify $0.3 million of after-tax net losses from accumulated other comprehensive income to earnings during the next 12 months related to net settlement accruals on interest rate swaps.

Collateral

The following table details collateral held and pledged related to derivative exposure between us and our derivative counterparties.

(Dollars in millions)	December 31, 2013	December 31, 2012
Collateral held:
Cash (obligation to return cash collateral is recorded in short-term borrowings)(1)	$687	$1,423
Securities at fair value — on-balance sheet securitization derivatives (not recorded in financial statements)(2)	629	613

Total collateral held	$1,316	$2,036

Derivative asset at fair value including accrued interest	$1,878	$2,570

Collateral pledged to others:
Cash (right to receive return of cash collateral is recorded in investments)	$777	$973

Total collateral pledged	$777	$973

Derivative liability at fair value including accrued interest and premium receivable	$948	$1,204

(1)	At December 31, 2013 and 2012, $0 million and $9 million, respectively, were held in restricted cash accounts.

(2)	The trusts do not have the ability to sell or re-pledge securities they hold as collateral.

Our corporate derivatives contain credit contingent features. At our current unsecured credit rating, we have fully collateralized our corporate derivative liability position (including accrued interest and net of premiums receivable) of $762 million with our counterparties. Further downgrades would not result in any additional collateral requirements, except to increase the frequency of collateral calls. Two counterparties have the right to terminate the contracts with further downgrades. We currently have a liability position with these derivative counterparties (including accrued interest and net of premiums receivable) of $148 million and have posted $148 million of collateral to these counterparties. If the credit contingent feature was triggered for these two

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	Derivative Financial Instruments (Continued)

counterparties and the counterparties exercised their right to terminate, we would not be required to deliver additional assets to settle the contracts. Trust related derivatives do not contain credit contingent features related to our or the trusts’ credit ratings.

8.	Other Assets

The following table provides the detail of our other assets.

	December 31, 2013		December 31, 2012
(Dollars in millions)	Ending Balance	% of Balance	Ending Balance	% of Balance
Accrued interest receivable, net	$2,161	30%	$2,147	26%
Derivatives at fair value	1,624	22	2,241	27
Income tax asset, net current and deferred	1,299	18	1,478	18
Accounts receivable	881	12	1,111	13
Benefit and insurance-related investments	477	7	474	6
Fixed assets, net	237	3	215	3
Other loans, net	101	1	137	2
Other	507	7	470	5

Total	$7,287	100%	$8,273	100%

The “Derivatives at fair value” line in the above table represents the fair value of our derivatives in a gain position by counterparty, exclusive of accrued interest and collateral. At December 31, 2013 and 2012, these balances included $1.6 billion and $2.4 billion, respectively, of cross-currency interest rate swaps and interest rate swaps designated as fair value hedges that were offset by an increase in interest-bearing liabilities related to the hedged debt. As of December 31, 2013 and 2012, the cumulative mark-to-market adjustment to the hedged debt was $(2.1) billion and $(2.8) billion, respectively.

9.	Stockholders’ Equity

Preferred Stock

At December 31, 2013, we had outstanding 3.3 million shares of 6.97 percent Cumulative Redeemable Preferred Stock, Series A (the “Series A Preferred Stock”) and 4.0 million shares of Floating-Rate Non-Cumulative Preferred Stock, Series B (the “Series B Preferred Stock”). Neither series has a maturity date but can be redeemed at our option. Redemption would include any accrued and unpaid dividends up to the redemption date. The shares have no preemptive or conversion rights and are not convertible into or exchangeable for any of our other securities or property. Dividends on both series are not mandatory and are paid quarterly, when, as, and if declared by the Board of Directors. Holders of Series A Preferred Stock are entitled to receive cumulative, quarterly cash dividends at the annual rate of $3.485 per share. Holders of Series B Preferred Stock are entitled to receive quarterly dividends based on 3-month LIBOR plus 170 basis points per annum in arrears. Upon liquidation or dissolution of the Company, holders of the Series A and Series B Preferred Stock are entitled to receive $50 and $100 per share, respectively, plus an amount equal to accrued and unpaid dividends for the then current quarterly dividend period, if any, pro rata, and before any distribution of assets are made to holders of our common stock.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	Stockholders’ Equity (Continued)

Common Stock

Our shareholders have authorized the issuance of 1.125 billion shares of common stock (par value of $.20). At December 31, 2013, 429 million shares were issued and outstanding and 31 million shares were unissued but encumbered for outstanding stock options, restricted stock units and dividend equivalent units for employee compensation and remaining authority for stock-based compensation plans. The stock-based compensation plans are described in “Note 11 — Stock-Based Compensation Plans and Arrangements.”

In March 2011, we retired 70 million shares of common stock held in treasury. This retirement decreased the balance in treasury stock by $1.9 billion, with corresponding decreases of $14 million in common stock and $1.9 billion in additional paid-in capital. There was no impact to total equity from this transaction.

Dividend and Share Repurchase Program

In 2013, we increased the quarterly dividend on our common stock to $.15 per share, up from $.125 per share in the prior year. In 2013, we authorized the repurchase of up to $800 million of outstanding common stock in open market transactions and we repurchased 27 million shares for an aggregate purchase price of $600 million. In 2012, we authorized the repurchase of up to $900 million of outstanding common stock in open market transactions and we repurchased 58 million shares for an aggregate purchase price of $900 million. In 2011, we authorized the repurchase of up to $300 million of outstanding common stock in open market transactions and we repurchased 19 million shares for an aggregate purchase price of $300 million.

The following table summarizes our common share repurchases and issuances.

	Years Ended December 31,
	2013	2012	2011
Common stock repurchased(1)	26,987,043	58,038,239	19,054,115
Average purchase price per share(2)	$22.26	$15.52	$15.77
Shares repurchased related to employee stock-based compensation plans(3)	6,365,002	4,547,785	3,024,662
Average purchase price per share	$21.76	$15.86	$15.71
Common shares issued(4)	9,702,976	6,432,643	3,886,217

(1)	Common shares purchased under our share repurchase program, of which $200 million remained available as of December 31, 2013.

(2)	Average purchase price per share includes purchase commission costs.

(3)	Comprises shares withheld from stock option exercises and vesting of restricted stock for employees’ tax withholding obligations and shares tendered by employees to satisfy option exercise costs.

(4)	Common shares issued under our various compensation and benefit plans.

The closing price of our common stock on December 31, 2013 was $26.28.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	Earnings (Loss) per Common Share

Basic earnings (loss) per common share (“EPS”) are calculated using the weighted average number of shares of common stock outstanding during each period. A reconciliation of the numerators and denominators of the basic and diluted EPS calculations follows.

	Years Ended December 31,
(In millions, except per share data)	2013	2012	2011
Numerator:
Net income attributable to SLM Corporation	$1,418	$939	$633
Preferred stock dividends	20	20	18

Net income attributable to SLM Corporation common stock	$1,398	$919	$615

Denominator:
Weighted average shares used to compute basic EPS	440	476	517
Effect of dilutive securities:
Dilutive effect of stock options, non-vested deferred compensation and restricted stock, restricted stock units and Employee Stock Purchase Plan (“ESPP”)(1)	9	7	6

Dilutive potential common shares(2)	9	7	6

Weighted average shares used to compute diluted EPS	449	483	523

Basic earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$2.94	$1.93	$1.12
Discontinued operations	.24	—	.07

Total	$3.18	$1.93	$1.19

Diluted earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$2.89	$1.90	$1.11
Discontinued operations	.23	—	.07

Total	$3.12	$1.90	$1.18

(1)

Includes the potential dilutive effect of additional common shares that are issuable upon exercise of outstanding stock options, non-vested deferred compensation and restricted stock, restricted stock units, and the outstanding commitment to issue shares under the ESPP, determined by the treasury stock method.

(2)

For the years ended December 31, 2013, 2012 and 2011, securities covering approximately 3 million, 12 million and 16 million shares, respectively, were outstanding but not included in the computation of diluted earnings per share because they were anti-dilutive.

11.	Stock-Based Compensation Plans and Arrangements

As of December 31, 2013, we have one active stock-based compensation plan that provides for grants of equity awards to our employees and non-employee directors. We also maintain the ESPP. Shares issued under these stock-based compensation plans may be either shares reacquired by us or shares that are authorized but unissued.

Our SLM Corporation 2012 Omnibus Incentive Plan was approved by shareholders on May 24, 2012. At December 31, 2013, 20 million shares were authorized to be issued from this plan.

An amendment to our ESPP was approved by our shareholders on May 24, 2012 that authorized the issuance of 6 million shares under the plan and kept the terms of the plan substantially the same.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	Stock-Based Compensation Plans and Arrangements (Continued)

The total stock-based compensation cost recognized in the consolidated statements of income for 2013, 2012 and 2011 was $47 million, $47 million and $56 million, respectively. As of December 31, 2013, there was $19 million of total unrecognized compensation expense related to unvested stock awards net of estimated forfeitures, which is expected to be recognized over a weighted average period of 1.8 years. We amortize compensation expense on a straight-line basis over the related vesting periods of each tranche of each award.

Stock Options

Stock options granted prior to 2012 expire 10 years after the grant date, and those granted since 2012 expire in 5 years. The exercise price must be equal to or greater than the market price of our common stock on the grant date. We have granted time-vested, price-vested and performance-vested options to our employees and non-employee directors. Time-vested options granted to management and non-management employees generally vest over three years. Price-vested options granted to management employees vest upon our common stock reaching a targeted closing price for a set number of days. Performance-vested options granted to management employees vest one-third per year for three years based on corporate earnings-related performance targets. Options granted to non-employee directors vest upon the director’s election to the Board.

The fair values of the options granted in the years ended December 31, 2013, 2012 and 2011 were estimated as of the grant date using a Black-Scholes option pricing model with the following weighted average assumptions:

	Years Ended December 31,
	2013	2012	2011
Risk-free interest rate	.65%	.60%	1.57%
Expected volatility	31%	44%	54%
Expected dividend rate	3.35%	3.13%	2.58%
Expected life of the option	2.8 years	2.8 years	4.1 years
Weighted average fair value of options granted	$3.11	$4.12	$5.18

The expected life of the options is based on observed historical exercise patterns. Groups of employees (and non-employee directors) that have received similar option grant terms are considered separately for valuation purposes. The expected volatility is based on implied volatility from publicly-traded options on our stock at the grant date and historical volatility of our stock consistent with the expected life of the option. The risk-free interest rate is based on the U.S. Treasury spot rate at the grant date consistent with the expected life of the option. The dividend yield is based on the projected annual dividend payment per share based on the dividend amount at the grant date, divided by the stock price at the grant date.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	Stock-Based Compensation Plans and Arrangements (Continued)

The following table summarizes stock option activity in 2013.

(Dollars in millions, except per share data)	Number of Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value(1)
Outstanding at December 31, 2012	25,992,747	$19.84
Granted	3,980,008	17.92
Exercised(2)(3)	(7,614,500)	12.81
Canceled	(2,085,495)	34.94

Outstanding at December 31, 2013(4)(5)	20,272,760	$20.55	4.1 yrs	$198

Exercisable at December 31, 2013	14,426,174	$21.84	4.1 yrs	$145

(1)

The aggregate intrinsic value represents the total intrinsic value (the aggregate difference between our closing stock price on December 31, 2013 and the exercise price of in-the-money options) that would have been received by the option holders if all in-the-money options had been exercised on December 31, 2013.

(2)	The total intrinsic value of options exercised was $73 million, $27 million and $14 million for 2013, 2012 and 2011, respectively.

(3)	No cash was received from option exercises in 2013. The actual tax benefit realized for the tax deductions from option exercises totaled $28 million for 2013.

(4)

As of December 31, 2013, there was $4 million of unrecognized compensation cost related to stock options net of estimated forfeitures, which is expected to be recognized over a weighted average period of 1.5 years.

(5)	For net-settled options, gross number is reflected.

Restricted Stock

Restricted stock awards generally vest over three years and in some cases based on corporate earnings-related performance targets. Outstanding restricted stock is entitled to dividend equivalent units that vest subject to the same vesting requirements or lapse of transfer restrictions, as applicable, as the underlying restricted stock award. The fair value of restricted stock awards is based on our stock price at the grant date.

The following table summarizes restricted stock activity in 2013.

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2012	187,792	$11.55
Granted	51,073	17.91
Vested(1)	(193,370)	12.47
Canceled	(6,140)	17.91

Non-vested at December 31, 2013(2)	39,355	$14.29

(1)	The total fair value of shares that vested during 2013, 2012 and 2011 was $2 million, $4 million and $6 million, respectively.

(2)

As of December 31, 2013, there was $.01 million of unrecognized compensation cost related to restricted stock net of estimated forfeitures, which is expected to be recognized over a weighted average period of .1 years.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	Stock-Based Compensation Plans and Arrangements (Continued)

Restricted Stock Units and Performance Stock Units

Restricted stock units (“RSUs”) and performance stock units (“PSUs”) are equity awards granted to employees that entitle the holder to shares of our common stock when the award vests. RSUs may be time-vested over three years or vested at grant but subject to transfer restrictions, while PSUs vest based on corporate earnings-related performance targets over a three-year period. Outstanding RSUs and PSUs are entitled to dividend equivalent units that vest subject to the same vesting requirements or lapse of transfer restrictions, as applicable, as the underlying award. The fair value of RSUs and PSUs is based on our stock price at the grant date.

The following table summarizes RSU and PSU activity in 2013.

	Number of RSUs/ PSUs	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2012	4,473,464	$15.49
Granted	2,457,570	17.98
Vested and converted to common stock(1)	(1,730,669)	15.32
Canceled	(73,478)	16.52

Outstanding at December 31, 2013(2)	5,126,887	$16.72

(1)	The total fair value of RSUs/PSUs that vested and converted to common stock during 2013, 2012 and 2011 was $27 million, $13 million and $.4 million, respectively.

(2)

As of December 31, 2013, there was $15 million of unrecognized compensation cost related to RSUs/PSUs net of estimated forfeitures, which is expected to be recognized over a weighted average period of 1.8 years.

Employee Stock Purchase Plan

Under the ESPP, employees can purchase shares of our common stock at the end of a 12-month offering period at a price equal to the share price at the beginning of the 12-month period, less 15 percent, up to a maximum purchase price of $7,500 plus accrued interest. The purchase price for each offering is determined at the beginning of the offering period.

The fair values of the stock purchase rights of the ESPP offerings were calculated using a Black-Scholes option pricing model with the following weighted average assumptions.

	Years Ended December 31,
	2013	2012	2011
Risk-free interest rate	.15%	.13%	.27%
Expected volatility	29%	29%	42%
Expected dividend rate	3.51%	3.27%	1.87%
Expected life of the option	1 year	1 year	1 year
Weighted average fair value of stock purchase rights	$2.95	$3.01	$3.63

The expected volatility is based on implied volatility from publicly-traded options on our stock at the grant date and historical volatility of our stock consistent with the expected life. The risk-free interest rate is based on the U.S. Treasury spot rate at the grant date consistent with the expected life. The dividend yield is based on the projected annual dividend payment per share based on the current dividend amount at the grant date divided by the stock price at the grant date.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	Stock-Based Compensation Plans and Arrangements (Continued)

The fair values were amortized to compensation cost on a straight-line basis over a one-year vesting period. As of December 31, 2013, there was $.1 million of unrecognized compensation cost related to the ESPP net of estimated forfeitures, which is expected to be recognized in January 2014.

During 2013, 2012 and 2011, plan participants purchased 218,389 shares, 192,755 shares and 278,266 shares, respectively, of our common stock.

12.	Fair Value Measurements

We use estimates of fair value in applying various accounting standards for our financial statements.

We categorize our fair value estimates based on a hierarchical framework associated with three levels of price transparency utilized in measuring financial instruments at fair value. For additional information regarding our policies for determining fair value and the hierarchical framework, see “Note 2 — Significant Accounting Policies — Fair Value Measurement.”

During 2013, there were no significant transfers of financial instruments between levels.

Student Loans

Our FFELP Loans and Private Education Loans are accounted for at cost or at the lower of cost or market if the loan is held-for-sale. FFELP Loans classified as held-for-sale are those which we have the ability and intent to sell under various ED loan purchase programs. In these instances, the FFELP Loans are valued using the committed sales price under the programs. For all other FFELP Loans and Private Education Loans, fair values were determined by modeling loan cash flows using stated terms of the assets and internally-developed assumptions to determine aggregate portfolio yield, net present value and average life.

FFELP Loans

The significant assumptions used to determine fair value of our FFELP loans are prepayment speeds, default rates, cost of funds, capital levels, and expected Repayment Borrower Benefits to be earned. In addition, the Floor Income component of our FFELP Loan portfolio is valued with option models using both observable market inputs and internally developed inputs. A number of significant inputs into the models are internally derived and not observable to market participants. While the resulting fair value can be validated against market transactions where we are a participant, these markets are not considered active. As such, these are level 3 valuations.

Private Education Loans

The significant assumptions used to determine fair value of our Private Education Loans are prepayment speeds, default rates, recovery rates, cost of funds and capital levels. A number of significant inputs into the models are internally derived and not observable to market participants nor can the resulting fair values be validated against market transactions. As such, these are level 3 valuations.

Cash and Investments (Including “Restricted Cash and Investments”)

Cash and cash equivalents are carried at cost. Carrying value approximates fair value. Investments classified as trading or available-for-sale are carried at fair value in the financial statements. Investments in mortgage-backed securities are valued using observable market prices. These securities are primarily collateralized by real

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	Fair Value Measurements (Continued)

estate properties in Utah and are guaranteed by either a government sponsored enterprise or the U.S. government. Other investments (primarily municipal bonds) for which observable prices from active markets are not available were valued through standard bond pricing models using observable market yield curves adjusted for credit and liquidity spreads. These valuations are immaterial to the overall investment portfolio. The fair value of investments in commercial paper, asset-backed commercial paper, or demand deposits that have a remaining term of less than 90 days when purchased are estimated to equal their cost and, when needed, adjustments for liquidity and credit spreads are made depending on market conditions and counterparty credit risks. No additional adjustments were deemed necessary. These are level 2 valuations.

Borrowings

Borrowings are accounted for at cost in the financial statements except when denominated in a foreign currency or when designated as the hedged item in a fair value hedge relationship. When the hedged risk is the benchmark interest rate and not full fair value, the cost basis is adjusted for changes in value due to benchmark interest rates only. Foreign currency-denominated borrowings are re-measured at current spot rates in the financial statements. The full fair value of all borrowings is disclosed. Fair value was determined through standard bond pricing models and option models (when applicable) using the stated terms of the borrowings, observable yield curves, foreign currency exchange rates, volatilities from active markets or from quotes from broker-dealers. Fair value adjustments for unsecured corporate debt are made based on indicative quotes from observable trades and spreads on credit default swaps specific to the Company. Fair value adjustments for secured borrowings are based on indicative quotes from broker-dealers. These adjustments for both secured and unsecured borrowings are material to the overall valuation of these items and, currently, are based on inputs from inactive markets. As such, these are level 3 valuations.

Derivative Financial Instruments

All derivatives are accounted for at fair value in the financial statements. The fair value of a majority of derivative financial instruments was determined by standard derivative pricing and option models using the stated terms of the contracts and observable market inputs. In some cases, we utilized internally developed inputs that are not observable in the market, and as such, classified these instruments as level 3 fair values. Complex structured derivatives or derivatives that trade in less liquid markets require significant estimates and judgment in determining fair value that cannot be corroborated with market transactions. It is our policy to compare our derivative fair values to those received by our counterparties in order to validate the model’s outputs. Any significant differences are identified and resolved appropriately.

When determining the fair value of derivatives, we take into account counterparty credit risk for positions where there is exposure to the counterparty on a net basis by assessing exposure net of collateral held. The net exposures for each counterparty are adjusted based on market information available for the specific counterparty, including spreads from credit default swaps. When the counterparty has exposure to us under derivatives with us, we fully collateralize the exposure, minimizing the adjustment necessary to the derivative valuations for our credit risk. While trusts that contain derivatives are not required to post collateral, when the counterparty is exposed to the trust the credit quality and securitized nature of the trusts minimizes any adjustments for the counterparty’s exposure to the trusts. The net credit risk adjustment (adjustments for our exposure to counterparties net of adjustments for the counterparties’ exposure to us) decreased the valuations by $91 million at December 31, 2013.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	Fair Value Measurements (Continued)

Inputs specific to each class of derivatives disclosed in the table below are as follows:

•

Interest rate swaps — Derivatives are valued using standard derivative cash flow models. Derivatives that swap fixed interest payments for LIBOR interest payments (or vice versa) and derivatives swapping quarterly reset LIBOR for daily reset LIBOR or one-month LIBOR were valued using the LIBOR swap yield curve which is an observable input from an active market. These derivatives are level 2 fair value estimates in the hierarchy. Other derivatives swapping LIBOR interest payments for another variable interest payment (primarily T-Bill or Prime) or swapping interest payments based on the Consumer Price Index for LIBOR interest payments are valued using the LIBOR swap yield curve and observable market spreads for the specified index. The markets for these swaps are generally illiquid as indicated by a wide bid/ask spread. The adjustment made for liquidity decreased the valuations by $84 million at December 31, 2013. These derivatives are level 3 fair value estimates.

•

Cross-currency interest rate swaps — Derivatives are valued using standard derivative cash flow models. Derivatives hedging foreign-denominated bonds are valued using the LIBOR swap yield curve (for both USD and the foreign-denominated currency), cross-currency basis spreads, and forward foreign currency exchange rates. The derivatives are primarily British Pound Sterling and Euro denominated. These inputs are observable inputs from active markets. Therefore, the resulting valuation is a level 2 fair value estimate. Amortizing notional derivatives (derivatives whose notional amounts change based on changes in the balance of, or pool of, assets or debt) hedging trust debt use internally derived assumptions for the trust assets’ prepayment speeds and default rates to model the notional amortization. Management makes assumptions concerning the extension features of derivatives hedging rate-reset notes denominated in a foreign currency. These inputs are not market observable; therefore, these derivatives are level 3 fair value estimates.

•

Floor Income Contracts — Derivatives are valued using an option pricing model. Inputs to the model include the LIBOR swap yield curve and LIBOR interest rate volatilities. The inputs are observable inputs in active markets and these derivatives are level 2 fair value estimates.

The carrying value of borrowings designated as the hedged item in a fair value hedge is adjusted for changes in fair value due to benchmark interest rates and foreign-currency exchange rates. These valuations are determined through standard bond pricing models and option models (when applicable) using the stated terms of the borrowings, and observable yield curves, foreign currency exchange rates, and volatilities.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	Fair Value Measurements (Continued)

The following table summarizes the valuation of our financial instruments that are marked-to-market on a recurring basis.

	Fair Value Measurements on a Recurring Basis
	December 31, 2013				December 31, 2012
(Dollars in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Available-for-sale investments:
Agency residential mortgage-backed securities	$—	$102	$—	$102	$—	$63	$—	$63
Guaranteed investment contracts	—	—	—	—	—	9	—	9
Other	—	7	—	7	—	9	—	9

Total available-for-sale investments	—	109	—	109	—	81	—	81
Derivative instruments:(1)
Interest rate swaps	—	785	38	823	—	1,444	102	1,546
Cross-currency interest rate swaps	—	27	1,158	1,185	—	48	1,187	1,235
Other	—	—	2	2	—	—	4	4

Total derivative assets(3)	—	812	1,198	2,010	—	1,492	1,293	2,785

Total	$—	$921	$1,198	$2,119	$—	$1,573	$1,293	$2,866

Liabilities(2)
Derivative instruments(1)
Interest rate swaps	$—	$(239)	$(125)	$(364)	$—	$(34)	$(175)	$(209)
Floor Income Contracts	—	(1,384)	—	(1,384)	—	(2,154)	—	(2,154)
Cross-currency interest rate swaps	—	(35)	(151)	(186)	—	(2)	(134)	(136)
Other	—	—	(23)	(23)	—	—	—	—

Total derivative liabilities(3)	—	(1,658)	(299)	(1,957)	—	(2,190)	(309)	(2,499)

Total	$—	$(1,658)	$(299)	$(1,957)	$—	$(2,190)	$(309)	$(2,499)

(1)	Fair value of derivative instruments excludes accrued interest and the value of collateral.

(2)

Borrowings which are the hedged items in a fair value hedge relationship and which are adjusted for changes in value due to benchmark interest rates only are not carried at full fair value and are not reflected in this table.

(3)	See “Note 7 — Derivative Financial Instruments” for a reconciliation of gross positions without the impact of master netting agreements to the balance sheet classification.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	Fair Value Measurements (Continued)

The following tables summarize the change in balance sheet carrying value associated with level 3 financial instruments carried at fair value on a recurring basis.

	Year Ended December 31, 2013
	Derivative Instruments
(Dollars in millions)	Interest Rate Swaps	Cross Currency Interest Rate Swaps	Other	Total Derivative Instruments
Balance, beginning of period	$(73)	$1,053	$4	$984
Total gains/(losses) (realized and unrealized):
Included in earnings(1)	9	63	(22)	50
Included in other comprehensive income	—	—	—	—
Settlements	(23)	(109)	(3)	(135)
Transfers in and/or out of level 3	—	—	—	—

Balance, end of period	$(87)	$1,007	$(21)	$899

Change in unrealized gains/(losses) relating to instruments still held at the reporting date(2)	$(2)	$116	$(19)	$95

	Year Ended December 31, 2012
	Derivative Instruments
(Dollars in millions)	Interest Rate Swaps	Cross Currency Interest Rate Swaps	Other	Total Derivative Instruments
Balance, beginning of period	$(40)	$1,021	$1	$982
Total gains/(losses) (realized and unrealized):
Included in earnings(1)	(5)	159	3	157
Included in other comprehensive income	—	—	—	—
Settlements	(28)	(127)	—	(155)
Transfers in and/or out of level 3	—	—	—	—

Balance, end of period	$(73)	$1,053	$4	$984

Change in unrealized gains/(losses) relating to instruments still held at the reporting date(2)	$(31)	$55	$4	$28

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	Fair Value Measurements (Continued)

	Year Ended December 31, 2011
	Derivative Instruments
(Dollars in millions)	Interest Rate Swaps	Cross Currency Interest Rate Swaps	Other	Total Derivative Instruments
Balance, beginning of period	$(90)	$1,427	$26	$1,363
Total gains/(losses) (realized and unrealized):
Included in earnings(1)	69	(176)	33	(74)
Included in other comprehensive income	—	—	—	—
Settlements	(19)	(230)	(58)	(307)
Transfers in and/or out of level 3	—	—	—	—

Balance, end of period	$(40)	$1,021	$1	$982

Change in unrealized gains/(losses) relating to instruments still held at the reporting date(2)	$6	$(408)	$11	$(391)

(1)	“Included in earnings” is comprised of the following amounts recorded in the specified line item in the consolidated statements of income:

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Gains (losses) on derivative and hedging activities, net	$(27)	$37	$(298)
Interest expense	77	120	224

Total	$50	$157	$(74)

(2)	Recorded in “gains (losses) on derivative and hedging activities, net” in the consolidated statements of income.

The following table presents the significant inputs that are unobservable or from inactive markets used in the recurring valuations of the level 3 financial instruments detailed above.

(Dollars in millions)	Fair Value at December 31, 2013	Valuation Technique	Input	Range (Weighted Average)
Derivatives
Consumer Price Index/LIBOR basis swaps	$33	Discounted cash flow	Bid/ask adjustment to discount rate	0.05% — 0.05% (0.05%)

Prime/LIBOR basis swaps	(120)	Discounted cash flow	Constant Prepayment Rate	4.2%
			Bid/ask adjustment to discount rate	0.08% — 0.08% (0.08%)

Cross-currency interest rate swaps	1,007	Discounted cash flow	Constant Prepayment Rate	2.6%
Other	(21)

Total	$899

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	Fair Value Measurements (Continued)

The significant inputs that are unobservable or from inactive markets related to our level 3 derivatives detailed in the table above would be expected to have the following impacts to the valuations:

•

Consumer Price Index/LIBOR basis swaps — These swaps do not actively trade in the markets as indicated by a wide bid/ask spread. A wider bid/ask spread will result in a decrease in the overall valuation.

•

Prime/LIBOR basis swaps — These swaps do not actively trade in the markets as indicated by a wide bid/ask spread. A wider bid/ask spread will result in a decrease in the overall valuation. In addition, the unobservable inputs include Constant Prepayment Rates of the underlying securitization trust the swap references. A decrease in this input will result in a longer weighted average life of the swap which will increase the value for swaps in a gain position and decrease the value for swaps in a loss position, everything else equal. The opposite is true for an increase in the input.

•

Cross-currency interest rate swaps — The unobservable inputs used in these valuations are Constant Prepayment Rates of the underlying securitization trust the swap references. A decrease in this input will result in a longer weighted average life of the swap. All else equal in a typical currency market, this will result in a decrease to the valuation due to the delay in the cash flows of the currency exchanges as well as diminished liquidity in the forward exchange markets as you increase the term. The opposite is true for an increase in the input.

The following table summarizes the fair values of our financial assets and liabilities, including derivative financial instruments.

	December 31, 2013			December 31, 2012
(Dollars in millions)	Fair Value	Carrying Value	Difference	Fair Value	Carrying Value	Difference
Earning assets
FFELP Loans	$104,481	$104,588	$(107)	$125,042	$125,612	$(570)
Private Education Loans	37,485	37,512	(27)	36,081	36,934	(853)
Cash and investments(1)	9,732	9,732	—	9,994	9,994	—

Total earning assets	151,698	151,832	(134)	171,117	172,540	(1,423)

Interest-bearing liabilities
Short-term borrowings	13,807	13,795	(12)	19,861	19,856	(5)
Long-term borrowings	133,578	136,648	3,070	146,210	152,401	6,191

Total interest-bearing liabilities	147,385	150,443	3,058	166,071	172,257	6,186

Derivative financial instruments
Floor Income Contracts	(1,384)	(1,384)	—	(2,154)	(2,154)	—
Interest rate swaps	459	459	—	1,337	1,337	—
Cross-currency interest rate swaps	999	999	—	1,099	1,099	—
Other	(21)	(21)	—	4	4	—

Excess of net asset fair value over carrying value			$2,924			$4,763

(1)

“Cash and investments” includes available-for-sale investments that consist of investments that are primarily agency securities whose cost basis is $113 million and $78 million at December 31, 2013 and 2012, respectively, versus a fair value of $109 million and $81 million at December 31, 2013 and 2012, respectively.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	Commitments, Contingencies and Guarantees

At the time of this filing, Sallie Mae Bank remains subject to a cease and desist order originally issued in August 2008 by the FDIC and the UDFI. In July 2013, the FDIC notified us that it plans to replace the existing cease and desist order on Sallie Mae Bank with a new formal enforcement action against Sallie Mae Bank that would more specifically address certain cited violations of Section 5 of the Federal Trade Commission Act (the “FTC Act”), including practices relating to payment allocation practices and the disclosures and assessments of certain late fees, as well as alleged violations under the Servicemembers Civil Relief Act (the “SCRA”). In November 2013, the FDIC notified us that the new formal enforcement action would be against Sallie Mae Bank and an additional enforcement action would be against Sallie Mae, Inc. (“SMI”), in its capacity as a servicer of education loans for other financial institutions, and would include civil money penalties and restitution. Sallie Mae Bank has been notified by the UDFI that it does not intend to join the FDIC in issuing any new enforcement action. With respect to alleged civil violations of the SCRA, Sallie Mae Bank and SMI are also separately negotiating a comprehensive settlement, remediation and restitution plan with the Department of Justice (the “DOJ”), in its capacity as the agency having primary authority for enforcement of such matters. As of December 31, 2013, we reserved $70 million for estimated amounts and costs that are probable of being incurred for expected compliance remediation efforts with respect to the FDIC and DOJ matters described above.

We have made and continue to make changes to Sallie Mae Bank’s oversight of significant activities performed outside Sallie Mae Bank by affiliates and to our business practices in order to comply with all applicable laws and regulations and the terms of any cease and desist orders, including in connection with our pursuit of a strategic plan to separate our existing organization into two publicly-traded companies. We are cooperating fully with the FDIC, DOJ and Consumer Financial Protection Bureau (the “CFPB”) in response to their investigations and requests for information and are in active discussions with each with respect to any potential actions to be taken against us. We could be required to, or otherwise determine to, make further changes to the business practices and products of Sallie Mae Bank and our other affiliates to respond to regulatory concerns.

Contingencies

In the ordinary course of business, we and our subsidiaries are defendants in or parties to pending and threatened legal actions and proceedings including actions brought on behalf of various classes of claimants. These actions and proceedings may be based on alleged violations of consumer protection, securities, employment and other laws. In certain of these actions and proceedings, claims for substantial monetary damage are asserted against us and our subsidiaries.

In the ordinary course of business, we and our subsidiaries are subject to regulatory examinations, information gathering requests, inquiries and investigations. In connection with formal and informal inquiries in these cases, we and our subsidiaries receive numerous requests, subpoenas and orders for documents, testimony and information in connection with various aspects of our regulated activities.

In view of the inherent difficulty of predicting the outcome of such litigation and regulatory matters, we cannot predict what the eventual outcome of the pending matters will be, what the timing or the ultimate resolution of these matters will be, or what the eventual loss, fines or penalties related to each pending matter may be.

We are required to establish reserves for litigation and regulatory matters where those matters present loss contingencies that are both probable and estimable. When loss contingencies are not both probable and estimable, we do not establish reserves.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	Commitments, Contingencies and Guarantees (Continued)

Based on current knowledge, reserves have been established for certain litigation or regulatory matters where the loss is both probable and estimable. Based on current knowledge, management does not believe that loss contingencies, if any, arising from pending investigations, litigation or regulatory matters will have a material adverse effect on our consolidated financial position, liquidity, results of operations or cash flows.

14.	Income Taxes

Reconciliations of the statutory U.S. federal income tax rates to our effective tax rate for continuing operations follow:

	Years Ended December 31,
	2013	2012	2011
Statutory rate	35.0%	35.0%	35.0%
State tax, net of federal benefit	2.0	0.1	.8
Other, net	.1	(0.5)	(.5)

Effective tax rate	37.1%	34.6%	35.3%

The effective tax rates for discontinued operations for the years ended December 31, 2013, 2012 and 2011 are 16.2 percent, 40.7 percent, and 37.7 percent, respectively. The effective tax rate varies from the statutory U.S. federal rate of 35 percent primarily due to the release of valuation allowances against capital loss carryforwards for 2013, and due to the impact of state taxes, net of federal benefit, for 2013, 2012 and 2011.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	Income Taxes (Continued)

Income tax expense consists of:

	December 31,
(Dollars in millions)	2013	2012	2011
Continuing operations current provision/(benefit):
Federal	$567	$474	$436
State	47	27	38
Foreign	—	—	—

Total continuing operations current provision/(benefit)	614	501	474
Continuing operations deferred provision/(benefit):
Federal	142	23	(121)
State	20	(26)	(25)
Foreign	—	—	—

Total continuing operations deferred provision/(benefit)	162	(3)	(146)

Continuing operations provision for income tax expense/(benefit)	776	498	328

Discontinued operations current provision/(benefit):
Federal	$32	$1	$(49)
State	1	—	(5)
Foreign	—	—	—

Total discontinued operations current provision/(benefit)	33	1	(54)
Discontinued operations deferred provision/(benefit):
Federal	(12)	(2)	68
State	(1)	—	6
Foreign	—	—	—

Total discontinued operations deferred provision/(benefit)	(13)	(2)	74

Discontinued operations provision for income tax expense/(benefit)	20	(1)	20

Provision for income tax expense/(benefit)	$796	$497	$348

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	Income Taxes (Continued)

The tax effect of temporary differences that give rise to deferred tax assets and liabilities include the following:

	December 31,
(Dollars in millions)	2013	2012
Deferred tax assets:
Loan reserves	$893	$940
Market value adjustments on student loans, investments and derivatives	572	671
Stock-based compensation plans	66	77
Accrued expenses not currently deductible	61	34
Deferred revenue	57	60
Other	55	42

Total deferred tax assets	1,704	1,824

Deferred tax liabilities:
Gains/(losses) on repurchased debt	304	306
Other	81	65

Total deferred tax liabilities	385	371

Net deferred tax assets	$1,319	$1,453

Included in other deferred tax assets is a valuation allowance of $19 million and $29 million as of December 31, 2013 and 2012, respectively, against a portion of our federal, state and international deferred tax assets. The valuation allowance is primarily attributable to deferred tax assets for federal and state capital loss carryovers and state and international net operating loss carryovers that management believes it is more likely than not will expire prior to being realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income of the appropriate character (i.e. capital or ordinary) during the period in which the temporary differences become deductible. Management considers, among other things, the economic slowdown, the scheduled reversals of deferred tax liabilities, and the history of positive taxable income available for net operating loss carrybacks in evaluating the realizability of the deferred tax assets.

As of December 31, 2013, we have apportioned state net operating loss carryforwards of $438 million which begin to expire in 2024 and international net operating loss carryforwards of $.3 million which begin to expire in 2032.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	Income Taxes (Continued)

Accounting for Uncertainty in Income Taxes

The following table summarizes changes in unrecognized tax benefits:

	December 31,
(Dollars in millions)	2013	2012	2011
Unrecognized tax benefits at beginning of year	$41.2	$45.9	$41.7
Increases resulting from tax positions taken during a prior period	5.8	20.0	20.5
Decreases resulting from tax positions taken during a prior period	(7.7)	(18.0)	(2.1)
Increases/(decreases) resulting from tax positions taken during the current period	28.1	11.3	(9.1)
Decreases related to settlements with taxing authorities	(7.7)	(14.7)	—
Increases related to settlements with taxing authorities	—	—	0.4
Reductions related to the lapse of statute of limitations	(3.7)	(3.3)	(5.5)

Unrecognized tax benefits at end of year	$56.0	$41.2	$45.9

As of December 31, 2013, the gross unrecognized tax benefits are $56.0 million. Included in the $56.0 million are $28.1 million of unrecognized tax benefits that, if recognized, would favorably impact the effective tax rate.

The Company or one of its subsidiaries files income tax returns at the U.S. federal level, in most U.S. states, and various foreign jurisdictions. U.S. federal income tax returns filed for years 2010 and prior have either been audited or surveyed and are now resolved. Various combinations of subsidiaries, tax years, and jurisdictions remain open for review, subject to statute of limitations periods (typically 3 to 4 prior years). We do not expect the resolution of open audits to have a material impact on our unrecognized tax benefits.

15.	Segment Reporting

We monitor and assess our ongoing operations and results by three primary operating segments — the Consumer Lending operating segment, the Business Services operating segment and the FFELP Loans operating segment. These three operating segments meet the quantitative thresholds for reportable segments. Accordingly, the results of operations of our Consumer Lending, Business Services and FFELP Loans segments are presented separately. We have smaller operating segments that consist of business operations that have either been discontinued or are winding down. These operating segments do not meet the quantitative thresholds to be considered reportable segments. As a result, the results of operations for these operating segments (Purchased Paper business and mortgage and other loan business) are combined with gains/losses from the repurchase of debt, the financial results of our corporate liquidity portfolio and all overhead within the Other reportable segment. The management reporting process measures the performance of our operating segments based on our management structure, as well as the methodology we used to evaluate performance and allocate resources. Management, including our chief operating decision makers, evaluates the performance of our operating segments based on their profitability. As discussed further below, we measure the profitability of our operating segments based on “Core Earnings.” Accordingly, information regarding our reportable segments is provided based on a “Core Earnings” basis.

Consumer Lending Segment

In this segment, we originate, acquire, finance and service Private Education Loans. The Private Education Loans we make are primarily to bridge the gap between the cost of higher education and the amount funded

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	Segment Reporting (Continued)

through financial aid, federal loans or customers’ resources. We continue to offer loan products to parents and graduate students where we believe we are competitive with similar federal education loan products. In this segment, we earn net interest income on our Private Education Loan portfolio (after provision for loan losses). Operating expenses for this segment include costs incurred to acquire and to service our loans. With the elimination of FFELP in July 2010, these FFELP-related revenue sources will continue to decline.

Managed growth of our Private Education Loan portfolio is central not only to our strategy for growing the Consumer Lending segment but also for the future of Sallie Mae Bank. In 2013, we originated $3.8 billion of Private Education Loans, an increase of 14 percent and 39 percent from the years ended December 31, 2012 and 2011, respectively. As of December 31, 2013, 2012 and 2011, we had $37.5 billion, $36.9 billion, and $36.3 billion of Private Education Loans outstanding, respectively.

Private Education Loans bear the full credit risk of the customer and cosigner. We manage this risk by underwriting and pricing based upon customized credit scoring criteria and the addition of qualified cosigners. For the year ended December 31, 2013, our annual charge-off rate for Private Education Loans (as a percentage of loans in repayment) was 2.8 percent, as compared with 3.4 percent for the prior year.

Since the beginning of 2006, virtually all of our Private Education Loans have been originated and funded by Sallie Mae Bank. At December 31, 2013, Sallie Mae Bank had total assets of $10.7 billion, including $6.7 billion in Private Education Loans and $1.4 billion of FFELP Loans. As of the same date, Sallie Mae Bank had total deposits of $9.2 billion. Sallie Mae Bank currently relies on both retail and brokered deposits to fund its assets and periodically sells originated Private Education Loans to affiliates for inclusion in securitization trusts or collection.

We face competition for Private Education Loans from a group of the nation’s larger banks and local credit unions.

The following table includes asset information for our Consumer Lending segment.

	December 31,
(Dollars in millions)	2013	2012
Private Education Loans, net	$37,512	$36,934
Cash and investments(1)	2,555	2,731
Other	2,934	3,275

Total assets	$43,001	$42,940

(1)	Includes restricted cash and investments.

Business Services Segment

We are currently the largest holder, servicer and collector of loans made under the previously existing FFELP, and the majority of our income has been derived, directly or indirectly, from our portfolio of FFELP Loans and servicing we have provided for FFELP Loans. In 2010, Congress passed legislation ending the origination of education loans under FFELP. The terms and conditions of existing FFELP Loans were not affected by this legislation. Our FFELP Loan portfolio will amortize over approximately 20 years. The fee income we have earned from providing servicing and contingent collections services on such loans will similarly decline over time. We also provide servicing, loan default aversion and defaulted loans collection services on

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	Segment Reporting (Continued)

behalf of Guarantors of FFELP Loans and other institutions, including the ED. With the elimination of FFELP in July 2010, these FFELP-related revenue sources will continue to decline.

•

Servicing revenues from the FFELP Loans we own and manage represent intercompany charges to the FFELP Loans segment at rates paid to us by the trusts which own the loans. These fees are legally the first payment priority of the trusts and exceed the actual cost of servicing the loans. Intercompany loan servicing revenues declined to $530 million in 2013 from $670 million in 2012. Intercompany loan servicing revenues will decline as the FFELP portfolio amortizes. Prepayments of FFELP Loans could further accelerate the rate of decline.

•

In 2013, we earned account maintenance fees on FFELP Loans serviced for Guarantors of $38 million, down from $44 million in 2012. These fees will continue to decline as the portfolio amortizes. Prepayments of FFELP Loans could further accelerate the rate of decline.

•

We provide default aversion, post default collections and claims processing to 15 of the 30 Guarantor agencies that serve as an intermediary between the U.S. federal government and FFELP lenders and are responsible for paying the claims made on defaulted loans. In 2013, collection revenue from Guarantor clients totaled $303 million, compared to $264 million the prior year. As FFELP Loans are no longer originated, these revenues will generally decline over time unless we acquire additional work for Guarantor clients. The rate at which these revenues will decrease will also be affected by the Bipartisan Budget Act (the “Budget Act”) enacted on December 26, 2013 and effective on July 1, 2014, which reduces the amount to be paid to Guarantor agencies for defaulted FFELP Loans that are rehabilitated under Section 428F of the Higher Education Act (the “HEA”). The precise effect of the Budget Act will depend on the decisions of our Guarantor agency clients about their continued participation in FFELP default collections, as well as by how the fee reduction is implemented by ED. We earned approximately $283 million in fee income from these activities in 2013.

In 2013, FFELP-related revenues accounted for 77 percent of total Business Services segment revenues, as compared with 82 percent and 82 percent, respectively, for the previous two years. Total Business Services segment revenues were $1.16 billion for the year ended December 31, 2013, down from $1.20 billion for the prior year.

ED Collection and Servicing Contracts

Since 1997, we have provided collection services on defaulted student loans to ED. The current contract runs through April 21, 2015. There are 21 other collection providers, of which we compete with 16 providers for account allocation based on quarterly performance metrics. The remaining five providers are small businesses that are ensured a particular allocation of business. As a consistent top performer, our share of allocated accounts has ranged from six percent to eight percent for this contract period. Currently, we are participating in ED’s procurement process for a new debt collection contract and expect them to announce the recipients by April 30, 2014.

Since the second quarter of 2009, we have been one of four large servicers awarded a servicing contract by ED to service Direct Student Loan Program (“DSLP”) federal loans owned by ED. We serviced approximately 5.7 million accounts under this DSLP servicing contract as of December 31, 2013. The DSLP servicing contract spans five years with one five-year renewal at the option of ED. In November 2013, ED gave notice to Sallie Mae of its intent to exercise its five-year renewal option to extend the DSLP servicing contract. As such, we will continue to compete for DSLP servicing volume from ED with the three other large servicing companies that also have similar contracts. New account allocations for the upcoming contract year are awarded annually based on each company’s performance on five different metrics over the most recently ended contract year: defaulted

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	Segment Reporting (Continued)

borrower count, defaulted borrower dollar amount, a survey of borrowers, a survey of schools and a survey of ED personnel. Pursuant to the contract terms related to annual volume allocation of new loans, the maximum any servicer could be awarded is 40 percent of net new borrowers in that contract year. Our share of new loans serviced for ED under the contract increased to 18 percent in 2013 from 15 percent in the prior contract year as a result of our relative standing, as compared to other servicing companies, on the ED Scorecard. We earned $109 million of revenue under the contract for the year ended December 31, 2013.

Other

Upromise generates transaction fees through our Upromise consumer savings network. Since inception through December 31, 2013, members have earned approximately $800 million in rewards by purchasing products at hundreds of online retailers, booking travel, purchasing a home, dining out, buying gas and groceries, using the Upromise World MasterCard, or completing other qualified transactions. We earn a fee for the marketing and administrative services we provide to companies that participate in the Upromise savings network. We also compete with other loyalty shopping services and companies.

Previously, we provided program management services for 529 college-savings plans through our 529 college-savings plan administration business and our Campus Solutions business provided processing capabilities to educational institutions designed to help campus business offices increase their services to students and families. However, in the second quarter of 2013, we sold our Campus Solutions business and recorded an after-tax gain of $38 million. Additionally, in the fourth quarter of 2013, we sold our 529 college-savings plan administration business and recorded an after-tax gain of $65 million. The results of both of these businesses are reported in discontinued operations for all periods presented.

At December 31, 2013 and 2012, the Business Services segment had total assets of $892 million and $867 million, respectively.

FFELP Loans Segment

Our FFELP Loans segment consists of our FFELP Loan portfolio (approximately $104.6 billion as of December 31, 2013) and the underlying debt and capital funding the loans. We are currently the largest holder of FFELP Loans. FFELP Loans are insured or guaranteed by state or not-for-profit agencies and are also protected by contractual rights to recovery from the United States pursuant to guaranty agreements among ED and these agencies. These guarantees generally cover at least 97 percent of a FFELP Loan’s principal and accrued interest for loans disbursed. In the case of death, disability or bankruptcy of the borrower, these guarantees cover 100 percent of the loan’s principal and accrued interest.

As a result of the long-term funding used in the FFELP Loan portfolio and the insurance and guarantees provided on these loans, the net interest margin recorded in the FFELP Loans segment is relatively stable and the capital we choose to retain with respect to the segment is modest.

In 2013, we sold Residual Interests in FFELP Loan securitization trusts to third parties. We continue to service the student loans in the trusts under existing agreements. As a result of the sale of the Residual Interests in FFELP securitizations, we removed securitization trust assets of $12.5 billion and the related liabilities of $12.1 billion from our balance sheet and recorded a $312 million gain as part of “gains on sales of loans and investments” for the year ended December 31, 2013.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	Segment Reporting (Continued)

Our FFELP Loan portfolio will amortize over approximately 20 years. Our goal is to maximize the cash flow generated by the portfolio. We will seek to acquire other third-party FFELP Loan portfolios to add net interest income and servicing revenue.

HEA continues to regulate every aspect of the FFELP, including ongoing communications with borrowers and default aversion requirements. Failure to service a FFELP Loan properly could jeopardize the insurance and guarantees and federal support on these loans. The insurance and guarantees on our existing loans were not affected by the July 2010 termination of the FFELP program.

The following table includes asset information for our FFELP Loans segment.

	December 31,
(Dollars in millions)	2013	2012
FFELP Loans, net	$104,588	$125,612
Cash and investments(1)	4,473	5,766
Other	3,587	4,286

Total assets	$112,648	$135,664

(1)	Includes restricted cash and investments.

Other Segment

The Other segment consists primarily of the financial results related to activities of our holding company, including the repurchase of debt, the corporate liquidity portfolio and all overhead. We also include results from certain, smaller wind-down and discontinued operations within this segment. Overhead expenses include costs related to executive management, the Board of Directors, accounting, finance, legal, human resources, stock-based compensation expense and certain information technology costs related to infrastructure and operations.

At December 31, 2013 and 2012, the Other segment had total assets of $3.0 billion and $1.8 billion, respectively.

Measure of Profitability

The tables below include the condensed operating results for each of our reportable segments. Management, including the chief operating decision makers, evaluates the Company on certain performance measures that we refer to as “Core Earnings” performance measures for each operating segment. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. The two items adjusted for in our “Core Earnings” presentations are (1) our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets. The tables presented below reflect “Core Earnings” operating measures reviewed and utilized by management to manage the business. Reconciliation of the “Core Earnings” segment totals to our consolidated operating results in accordance with GAAP is also included in the tables below.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	Segment Reporting (Continued)

Our “Core Earnings” performance measures are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. The management reporting process measures the performance of the operating segments based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. Our operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. Intersegment revenues and expenses are netted within the appropriate financial statement line items consistent with the income statement presentation provided to management. Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	Segment Reporting (Continued)

Segment Results and Reconciliations to GAAP

	Year Ended December 31, 2013
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassi- fications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$2,527	$—	$2,313	$—	$—	$4,840	$816	$(307)		$509	$5,349
Other loans	—	—	—	11	—	11	—	—		—	11
Cash and investments	7	5	6	4	(5)	17	—	—		—	17

Total interest income	2,534	5	2,319	15	(5)	4,868	816	(307)		509	5,377
Total interest expense	825	—	1,285	51	(5)	2,156	55	(1	)(4)	54	2,210

Net interest income (loss)	1,709	5	1,034	(36)	—	2,712	761	(306)		455	3,167
Less: provisions for loan losses	787	—	52	—	—	839	—	—		—	839

Net interest income (loss) after provisions for loan losses	922	5	982	(36)	—	1,873	761	(306)		455	2,328
Other income (loss):
Gains (losses) on sales of loans and investments	—	—	312	(10)	—	302	—	—		—	302
Servicing revenue	34	710	76	—	(530)	290	—	—		—	290
Contingency revenue	—	420	—	—	—	420	—	—		—	420
Gains on debt repurchases	—	—	—	48	—	48	(6)	—		(6)	42
Other income (loss)	—	34	—	4	—	38	(755)	549	(5)	(206)	(168)

Total other income (loss)	34	1,164	388	42	(530)	1,098	(761)	549		(212)	886
Expenses:
Direct operating expenses	299	400	557	80	(530)	806	—	—		—	806
Overhead expenses	(1)	—	—	237	—	236	—	—		—	236

Operating expenses	298	400	557	317	(530)	1,042	—	—		—	1,042
Goodwill and acquired intangible asset impairment and amortization expense	—	—	—	—	—	—	—	13		13	13
Restructuring and other reorganization expenses	6	2	—	64	—	72	—	—		—	72

Total expenses	304	402	557	381	(530)	1,114	—	13		13	1,127

Income (loss) from continuing operations, before income tax expense (benefit)	652	767	813	(375)	—	1,857	—	230		230	2,087
Income tax expense (benefit)(3)	239	281	298	(138)	—	680	—	96		96	776

Net income (loss) from continuing operations	413	486	515	(237)	—	1,177	—	134		134	1,311
Income (loss) from discontinued operations, net of tax expense (benefit)	(1)	112	—	1	—	112	—	(6)		(6)	106

Net income (loss)	412	598	515	(236)	—	1,289	—	128		128	1,417
Less: net loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	—		—	(1)

Net income (loss) attributable to SLM Corporation	$412	$599	$515	$(236)	$—	$1,290	$—	$128		$128	$1,418

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2013
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$455	$—	$455
Total other loss	(212)	—	(212)
Goodwill and acquired intangible asset impairment and amortization expense	—	13	13

Total “Core Earnings” adjustments to GAAP	$243	$(13)	230

Income tax expense			96
Loss from discontinued operations, net of tax benefit			(6)

Net income			$128

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $63 million of “other derivative accounting adjustments.”

(5)	Represents the $487 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $63 million of “other derivative accounting adjustments.”

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	Segment Reporting (Continued)

	Year Ended December 31, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Elimina- tions(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$2,481	$—	$2,744	$—	$—	$5,225	$858	$(351)	$507	$5,732
Other loans	—	—	—	16	—	16	—	—	—	16
Cash and investments	7	7	11	2	(6)	21	—	—	—	21

Total interest income	2,488	7	2,755	18	(6)	5,262	858	(351)	507	5,769
Total interest expense	822	—	1,591	37	(6)	2,444	115	2 (4)	117	2,561

Net interest income (loss)	1,666	7	1,164	(19)	—	2,818	743	(353)	390	3,208
Less: provisions for loan losses	1,008	—	72	—	—	1,080	—	—	—	1,080

Net interest income (loss) after provisions for loan losses	658	7	1,092	(19)	—	1,738	743	(353)	390	2,128
Other income (loss):
Gain (losses) on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	46	813	90	—	(670)	279	—	—	—	279
Contingency revenue	—	356	—	—	—	356	—	—	—	356
Gains on debt repurchases	—	—	—	145	—	145	—	—	—	145
Other income (loss)	—	33	—	15	—	48	(743)	159 (5)	(584)	(536)

Total other income (loss)	46	1,202	90	160	(670)	828	(743)	159	(584)	244
Expenses:
Direct operating expenses	265	364	702	12	(670)	673	—	—	—	673
Overhead expenses	—	—	—	224	—	224	—	—	—	224

Operating expenses	265	364	702	236	(670)	897	—	—	—	897
Goodwill and acquired intangible asset impairment and amortization expense	—	—	—	—	—	—	—	27	27	27
Restructuring expenses	3	3	—	5	—	11	—	—	—	11

Total expenses	268	367	702	241	(670)	908	—	27	27	935

Income (loss) from continuing operations, before income tax expense (benefit)	436	842	480	(100)	—	1,658	—	(221)	(221)	1,437
Income tax expense (benefit)(3)	157	303	173	(36)	—	597	—	(99)	(99)	498

Net income (loss) from continuing operations	279	539	307	(64)	—	1,061	—	(122)	(122)	939
Income (loss) from discontinued operations, net of tax expense (benefit)	(2)	—	—	1	—	(1)	—	(1)	(1)	(2)

Net income (loss)	277	539	307	(63)	—	1,060	—	(123)	(123)	937
Less: net loss attributable to noncontrolling interest	—	(2)	—	—	—	(2)	—	—	—	(2)

Net income (loss) attributable to SLM Corporation	$277	$541	$307	$(63)	$—	$1,062	$—	$(123)	$(123)	$939

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$390	$—	$390
Total other loss	(584)	—	(584)
Goodwill and acquired intangible asset impairment and amortization expense	—	27	27

Total “Core Earnings” adjustments to GAAP	$(194)	$(27)	(221)

Income tax benefit			(99)
Loss from discontinued operations, net of tax benefit			(1)

Net loss			$(123)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $42 million of “other derivative accounting adjustments.”

(5)	Represents the $115 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $42 million of “other derivative accounting adjustments.”

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	Segment Reporting (Continued)

	Year Ended December 31, 2011
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Elimina- tions(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassi- fications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$2,429	$—	$2,914	$—	$—	$5,343	$902	$(355)		$547	$5,890
Other loans	—	—	—	21	—	21	—	—		—	21
Cash and investments	9	8	5	5	(8)	19	—	—		—	19

Total interest income	2,438	8	2,919	26	(8)	5,383	902	(355)		547	5,930
Total interest expense	801	—	1,472	54	(8)	2,319	71	11	(4)	82	2,401

Net interest income (loss)	1,637	8	1,447	(28)	—	3,064	831	(366)		465	3,529
Less: provisions for loan losses	1,179	—	86	30	—	1,295	—	—		—	1,295

Net interest income (loss) after provisions for loan losses	458	8	1,361	(58)	—	1,769	831	(366)		465	2,234
Other income (loss):
Gain (losses) on sales of loans and investments	(9)	—	—	(26)	—	(35)	—	—		—	(35)
Servicing revenue	64	872	86	—	(739)	283	—	—		—	283
Contingency revenue	—	333	—	—	—	333	—	—		—	333
Gains on debt repurchases	—	—	—	64	—	64	(26)	—		(26)	38
Other income (loss)	—	69	—	20	—	89	(805)	(174	)(5)	(979)	(890)

Total other income (loss)	55	1,274	86	58	(739)	734	(831)	(174)		(1,005)	(271)
Expenses:
Direct operating expenses	291	393	772	19	(739)	736	—	—		—	736
Overhead expenses	—	—	—	269	—	269	—	—		—	269

Operating expenses	291	393	772	288	(739)	1,005	—	—		—	1,005
Goodwill and acquired intangible asset impairment and amortization expense	—	—	—	—	—	—	—	21		21	21
Restructuring expenses	3	5	1	3	—	12	—	—		—	12

Total expenses	294	398	773	291	(739)	1,017	—	21		21	1,038

Income (loss) from continuing operations, before income tax expense (benefit)	219	884	674	(291)	—	1,486	—	(561)		(561)	925
Income tax expense (benefit)(3)	81	325	248	(107)	—	547	—	(219)		(219)	328

Net income (loss) from continuing operations	138	559	426	(184)	—	939	—	(342)		(342)	597
Income (loss) from discontinued operations, net of tax expense (benefit)	(2)	5	—	34	—	37	—	(2)		(2)	35

Net income (loss)	136	564	426	(150)	—	976	—	(344)		(344)	632
Less: net loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	—		—	(1)

Net income (loss) attributable to SLM Corporation	$136	$565	$426	$(150)	$—	$977	$—	$(344)		$(344)	$633

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2011
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$465	$—	$465
Total other loss	(1,005)	—	(1,005)
Goodwill and acquired intangible asset impairment and amortization expense	—	21	21

Total “Core Earnings” adjustments to GAAP	$(540)	$(21)	(561)

Income tax benefit			(219)
Loss from discontinued operations, net of tax benefit			(2)

Net loss			$(344)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $(32) million of “other derivative accounting adjustments.”

(5)	Represents the $(153) million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $(32) million of “other derivative accounting adjustments.”

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	Segment Reporting (Continued)

Summary of “Core Earnings” Adjustments to GAAP

The two adjustments required to reconcile from our “Core Earnings” results to our GAAP results of operations relate to differing treatments for: (1) our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets. The following table reflects aggregate adjustments associated with these areas.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
“Core Earnings” adjustments to GAAP:
Net impact of derivative accounting(1)	$243	$(194)	$(540)
Net impact of goodwill and acquired intangible assets(2)	(13)	(27)	(21)
Net tax effect(3)	(96)	99	219
Net effect from discontinued operations	(6)	(1)	(2)

Total “Core Earnings” adjustments to GAAP	$128	$(123)	$(344)

(1)     Derivative accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our Consumer Lending, FFELP Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

(2) Goodwill and acquired intangible assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and amortization of acquired intangible assets.
(3) Net Tax Effect: Such tax effect is based upon our “Core Earnings” effective tax rate for the year.

16.	Discontinued Operations

In 2013, we sold our Campus Solutions business and our 529 college-savings plan administration business and recorded an after-tax gain of $38 million and $65 million, respectively. These businesses comprise operations and cash flows that can be clearly distinguished operationally and for financial reporting purposes from the rest of the Company and we will have no continuing involvement. As a result, these businesses are presented in discontinued operations of our Business Services segment for the periods presented.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	Discontinued Operations (Continued)

The following table summarizes our discontinued assets and liabilities at December 31, 2013 and 2012.

	At December 31,
(Dollars in millions)	2013	2012
Assets:
Cash and equivalents	$5	$33
Other assets	98	202

Assets of discontinued operations	$103	$235

Liabilities:
Liabilities of discontinued operations	$94	$168

At December 31, 2013, other assets of our discontinued operations and the offsetting liability consisted primarily of funds held in accordance with contractual requirements on behalf of the acquirer of our Campus Solutions business pending remittance to their school clients.

The following table summarizes our discontinued operations.

	Years Ended December 31,
(Dollars in millions)	2013	2012	2011
Operations:
Income (loss) from discontinued operations before income tax expense (benefit)	$126	$(3)	$55
Income tax expense (benefit)	20	(1)	20

Income (loss) from discontinued operations, net of tax expense (benefit)	$106	$(2)	$35

17.	Concentrations of Risk

Our business is primarily focused in providing and/or servicing to help students and their families save, plan and pay for college. We primarily originate, service and/or collect loans made to students and their families to finance the cost of their education. We provide funding, delivery and servicing support for education loans in the United States, through our Private Education Loan programs and as a servicer and collector of loans for ED. In addition we are the largest holder, servicer and collector of loans under the discontinued FFELP. Because of this concentration in one industry, we are exposed to credit, legislative, operational, regulatory, and liquidity risks associated with the student loan industry.

Concentration Risk in the Revenues Associated with Private Education Loans

We compete in the private credit lending business with banks and other consumer lending institutions, some with strong consumer brand name recognition and greater financial resources. We compete based on our products, origination capability and customer service. To the extent our competitors compete aggressively or more effectively, we could lose market share to them or subject our existing loans to refinancing risk. Our product offerings may not prove to be profitable and may result in higher than expected losses.

We are a leading provider of saving- and paying-for-college products and programs. This concentration gives us a competitive advantage in the marketplace. This concentration also creates risks in our business,

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.	Concentrations of Risk (Continued)

particularly in light of our concentrations as a Private Education Loan lender and as a servicer for the FFELP and DSLP. If population demographics result in a decrease in college-age individuals, if demand for higher education decreases, if the cost of attendance of higher education decreases, if public resistance to higher education costs increases, or if the demand for higher education loans decreases, our consumer lending business could be negatively affected. In addition, the federal government, through the DSLP, poses significant competition to our private credit loan products. If loan limits under the DSLP increase, DSLP loans could be more widely available to students and their families and DSLP loans could increase, resulting in further decreases in the size of the Private Education Loan market and demand for our Private Education Loan products.

Concentration Risk in the Revenues Associated with FFELP Loans

On July 1, 2010, the HCERA legislation eliminated FFELP Loan originations, a major source of our net income. All federal loans to students are now made through the DSLP. The terms and conditions of existing FFELP Loans were not affected by this legislation. Despite the end of FFELP, Congress, ED and the Administration still exercise significant authority over the servicing and administration of existing FFELP Loans. Because of the ongoing uncertainty around efforts to reduce the federal budget deficit, the timing, method and manner of implementation of various education lending initiatives has become less predictable.

The net interest margin we earn on our FFELP Loan portfolio, which totaled $1.5 billion in 2013, will decline over time as the portfolio amortizes.

We also earn maintenance fees for the life of the loan for servicing the Guarantor’s portfolio of loans. The portfolio that generates the maintenance fee is now in runoff, and the maintenance fees we earn will decline ratably with the portfolio. We earned maintenance fees of $38 million in 2013.

Our student loan contingent collection business is also affected by HCERA. We currently have 15 Guarantors as clients. We earn revenue from Guarantors for collecting defaulted loans as well as for managing their portfolios of defaulted loans. In 2013, collection revenue from Guarantor clients totaled $303 million. We anticipate that revenue from Guarantors will begin to steadily decline as the portfolio of defaulted loans we manage is resolved and amortizes.

Concentration Risk in the Servicing of Direct Loans

The DSLP is serviced by four private sector institutions, including Sallie Mae. Defaulted Direct Loans are collected by 22 private sector companies, including Sallie Mae. Because of the concentration of our business in servicing and collecting on Direct Loans, we are exposed to risks associated with ED reducing the amount of new loan servicing and collections allocated to us or the termination of our servicing or collection contracts.

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.	Quarterly Financial Information (unaudited)

	2013
(Dollars in millions, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net interest income	$795	$784	$799	$789
Less: provisions for loan losses	241	201	207	190

Net interest income after provisions for loan losses	554	583	592	599
Gains (losses) on derivative and hedging activities, net	(31)	18	(127)	(128)
Other income	281	472	196	203
Operating expenses	235	244	257	305
Goodwill and acquired intangible asset impairment and amortization expense	3	3	4	3
Restructuring and other reorganization expenses	10	23	12	26
Income tax expense	211	299	136	129

Net income from continuing operations	345	504	252	211
Income (loss) from discontinued operations, net of taxes	1	38	8	59

Net income	346	542	260	270
Less: net loss attributable to noncontrolling interest	—	(1)	—	—

Net income attributable to SLM Corporation	346	543	260	270
Preferred stock dividends	5	5	5	5

Net income attributable to SLM Corporation common stock	$341	$538	$255	$265

Basic earnings per common share attributable to SLM Corporation:
Continuing operations	$.76	$1.14	$.56	$.47
Discontinued operations	—	.08	.02	.14

Total	$.76	$1.22	$.58	$.61

Diluted earnings per common share attributable to SLM Corporation:
Continuing operations	$.74	$1.12	$.55	$.47
Discontinued operations	—	.08	.02	.13

Total	$.74	$1.20	$.57	$.60

SLM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.	Quarterly Financial Information (unaudited) (Continued)

	2012
(Dollars in millions, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net interest income	$811	$746	$819	$832
Less: provisions for loan losses	253	243	270	314

Net interest income after provisions for loan losses	558	503	549	518
Gains (losses) on derivative and hedging activities, net	(372)	6	(233)	(28)
Other income	238	176	202	256
Operating expenses	236	216	220	226
Goodwill and acquired intangible asset impairment and amortization expense	5	5	5	14
Restructuring and other reorganization expenses	4	3	2	1
Income tax expense	68	169	104	157

Net income from continuing operations	111	292	187	348
Income (loss) from discontinued operations, net of taxes	—	(1)	—	—

Net income	111	291	187	348
Less: net loss attributable to noncontrolling interest	(1)	(1)	(1)	—

Net income attributable to SLM Corporation	112	292	188	348
Preferred stock dividends	5	5	5	5

Net income attributable to SLM Corporation common stock	$107	$287	$183	$343

Basic earnings per common share attributable to SLM Corporation:
Continuing operations	$.21	$.59	$.39	$.75
Discontinued operations	—	—	—	—

Total	$.21	$.59	$.39	$.75

Diluted earnings per common share attributable to SLM Corporation:
Continuing operations	$.21	$.59	$.39	$.74
Discontinued operations	—	—	—	—

Total	$.21	$.59	$.39	$.74

Appendix A

Glossary

Listed below are definitions of key terms that are used throughout this document. See also “Appendix B—Description of Federal Family Education Loan Program” for a further discussion of the FFELP.

Bank — The meaning is set forth on page 17 of this Information Statement.

Consolidation Loan Rebate Fee — All holders of FFELP Consolidation Loans are required to pay to the U.S. Department of Education an annual 105 basis point Consolidation Loan Rebate Fee on all outstanding principal and accrued interest balances of FFELP Consolidation Loans purchased or originated after October 1, 1993, except for loans for which consolidation applications were received between October 1, 1998 and January 31, 1999, where the Consolidation Loan Rebate Fee is 62 basis points.

Constant Prepayment Rate (“CPR”) — A variable in life-of-loan estimates that measures the rate at which loans in the portfolio prepay before their stated maturity. The CPR is directly correlated to the average life of the portfolio. CPR equals the percentage of loans that prepay annually as a percentage of the beginning of period balance.

“Core Earnings” — We prepare financial statements in accordance with generally accepted accounting principles in the United States of America (“GAAP”). In addition to evaluating our GAAP-based financial information, management evaluates the business segments on a basis that, as allowed under the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 280, “Segment Reporting,” differs from GAAP. We refer to management’s basis of evaluating its segment results as “Core Earnings” presentations for each business segment and refer to these performance measures in its presentations with credit rating agencies and lenders. While “Core Earnings” results are not a substitute for reported results under GAAP, we rely on “Core Earnings” performance measures in operating each business segment because we believes these measures provide additional information regarding the operational and performance indicators that are most closely assessed by management.

“Core Earnings” performance measures are the primary financial performance measures used by management to evaluate performance and to allocate resources. Accordingly, financial information is reported to management on a “Core Earnings” basis by reportable segment, as these are the measures used regularly by our chief operating decision makers. “Core Earnings” performance measures are used in developing our financial plans, tracking results, and establishing corporate performance targets and incentive compensation. Management believes this information provides additional insight into the financial performance of our core business activities. “Core Earnings” performance measures are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Our “Core Earnings” presentation does not represent another comprehensive basis of accounting.

Direct Loans — Educational loans provided by the DSLP (see definition below) to students and parent borrowers directly through ED (see definition below) rather than through a bank or other lender.

DSLP — The William D. Ford Federal Direct Loan Program.

ED — The U.S. Department of Education.

Existing SLM — The meaning is set forth on page 17 of this Information Statement.

FFELP — The Federal Family Education Loan Program, formerly the Guaranteed Student Loan Program, a program that was discontinued in 2010.

FFELP Consolidation Loans — Under the FFELP, borrowers with multiple eligible student loans may have consolidated them into a single student loan with one lender at a fixed rate for the life of the loan. The new loan is considered a FFELP Consolidation Loan. The borrower rate on a FFELP Consolidation Loan is fixed for the term of the loan and was set by the weighted average interest rate of the loans being consolidated, rounded up to the nearest 1/8th of a percent, not to exceed 8.25 percent. Holders of FFELP Consolidation Loans are eligible to earn interest under the Special Allowance Payment (“SAP”) formula. In April 2008, we suspended originating new FFELP Consolidation Loans.

FFELP Stafford and Other Student Loans — Education loans to students or parents of students that are guaranteed or reinsured under the FFELP. The loans are primarily Stafford loans but also include PLUS and HEAL loans. The FFELP was discontinued in 2010.

Fixed Rate Floor Income — Fixed Rate Floor Income is Floor Income associated with student loans with borrower rates that are fixed to term (primarily FFELP Consolidation Loans and Stafford Loans originated on or after July 1, 2006).

Floor Income — For loans disbursed before April 1, 2006, FFELP Loans generally earn interest at the higher of either the borrower rate, which is fixed over a period of time, or a floating rate based on the SAP formula. We generally finance our student loan portfolio with floating rate debt whose interest is matched closely to the floating nature of the applicable SAP formula. If interest rates decline to a level at which the borrower rate exceeds the SAP formula rate, we continue to earn interest on the loan at the fixed borrower rate while the floating rate interest on our debt continues to decline. In these interest rate environments, we refer to the additional spread it earns between the fixed borrower rate and the SAP formula rate as Floor Income. Depending on the type of student loan and when it was originated, the borrower rate is either fixed to term or is reset to a market rate each July 1. As a result, for loans where the borrower rate is fixed to term, we may earn Floor Income for an extended period of time, and for those loans where the borrower interest rate is reset annually on July 1, we may earn Floor Income to the next reset date. In accordance with legislation enacted in 2006, lenders are required to rebate Floor Income to ED for all FFELP Loans disbursed on or after April 1, 2006.

The following example shows the mechanics of Floor Income for a typical fixed rate FFELP Consolidation Loan (with a LIBOR-based SAP spread of 2.64 percent):

Fixed Borrower Rate	4.25%
SAP Spread over LIBOR	(2.64)

Floor Strike Rate(1)	1.16%

(1)

The interest rate at which the underlying index (LIBOR Treasury bill or commercial paper) plus the fixed SAP spread equals the fixed borrower rate. Floor Income is earned anytime the interest rate of the underlying index declines below this rate.

Based on this example, if the quarterly average LIBOR rate is over 1.61 percent, the holder of the student loan will earn at a floating rate based on the SAP formula, which in this example is a fixed spread to LIBOR of 2.64 percent. On the other hand, if the quarterly average LIBOR rate is below 1.61 percent, the SAP formula will produce a rate below the fixed borrower rate of 4.25 percent and the loan holder earns at the borrower rate of 4.25 percent.

Floor Income Contracts — We enter into contracts with counterparties under which, in exchange for an upfront fee representing the present value of the Floor Income that we expect to earn on a notional amount of underlying student loans being economically hedged, we will pay the counterparties the Floor Income earned on that notional amount over the life of the Floor Income Contract. Specifically, we agree to pay the counterparty the difference, if positive, between the fixed borrower rate less the SAP (see definition below) spread and the average of the applicable interest rate index on that notional amount, regardless of the actual balance of underlying student loans, over the life of the contract. The contracts generally do not extend over the life of the underlying student loans. This contract effectively locks in the amount of Floor Income we will earn over the period of the contract. Floor Income Contracts are not considered effective hedges under ASC 815, “Derivatives and Hedging,” and each quarter we must record the change in fair value of these contracts through income.

GAAP — generally accepted accounting principles in the United States of America.

Guarantor(s) — State agencies or non-profit companies that guarantee (or insure) FFELP Loans made by eligible lenders under The Higher Education Act of 1965 (“HEA”), as amended.

HCERA — the Health Care and Education Reconciliation Act of 2010

Insurance Business — The meaning is set forth on page 17 of this Information Statement.

NEO — Named Executive Officer which includes the principal executive officer, the principal financial officer and the next three most highly paid executive officers of a company as of the end of the most recently completed fiscal year, based on total compensation as determined under rule 402 of Regulation S-K.

Navient — The meaning is set forth on page 17 of this Information Statement.

Preferred Stockholders — The meaning is set forth on page 18 of this Information Statement.

Private Education Loans — Education loans to students or their families that are non-federal loans and loans not insured or guaranteed under the FFELP. The Private Education Loans we make are largely to bridge the gap between the cost of higher education and the amount funded through financial aid, federal loans or borrowers’ resources. Private Education Loans include loans for higher education (undergraduate and graduate degrees) and for alternative education, such as career training, private kindergarten through secondary education schools and tutorial schools. Certain higher education loans have repayment terms similar to FFELP Loans, whereby repayments begin after the borrower leaves school while others require repayment of interest or a fixed pay amount while the borrower is still in school. Our higher education Private Education Loans are not dischargeable in bankruptcy, except in certain limited circumstances.

In the context of our Private Education Loan business, we use the term “non-traditional loans” to describe education loans made to certain customers that have or are expected to have a high default rate as a result of a number of factors, including having a lower tier credit rating, low program completion and graduation rates or, where the customer is expected to graduate, a low expected income relative to the customer’s cost of attendance.

Non-traditional loans are loans to customers attending for-profit schools with an original FICO score of less than 670 and customers attending not-for-profit schools with an original FICO score of less than 640. The FICO score used in determining whether a loan is non-traditional is the greater of the customer or cosigner FICO score at origination.

Private ServiceCo — The meaning is set forth on page 17 of this Information Statement.

Repayment Borrower Benefits — Financial incentives offered to borrowers based on pre-determined qualifying factors, which are generally tied directly to making on-time monthly payments. The impact of Repayment Borrower Benefits is dependent on the estimate of the number of borrowers who will eventually qualify for these benefits and the amount of the financial benefit offered to the borrower. We occasionally change Repayment Borrower Benefits programs in both amount and qualification factors. These programmatic changes must be reflected in the estimate of the Repayment Borrower Benefits discount when made.

Residual Interest — When we securitize student loans, we retain the right to receive cash flows from the student loans sold to trusts that we sponsor in excess of amounts needed to pay servicing, derivative costs (if any), other fees, and the principal and interest on the bonds backed by the student loans. The Residual Interest, which may also include reserve and other cash accounts, is the present value of these future expected cash flows, which includes the present value of any Embedded Fixed Rate Floor Income described above. We value the Residual Interest at the time of sale of the student loans to the trust and as of the end of each subsequent quarter.

Risk Sharing — When a FFELP Loan first disbursed on and after July 1, 2006 defaults, the federal government guarantees 97 percent of the principal balance plus accrued interest (98 percent on loans disbursed before July 1, 2006) and the holder of the loan is at risk for the remaining amount not guaranteed as a Risk Sharing loss on the loan. FFELP Loans originated after October 1, 1993 are subject to Risk Sharing on loan default claim payments unless the default results from the borrower’s death, disability or bankruptcy.

Special Allowance Payment (“SAP”) — FFELP Loans disbursed prior to April 1, 2006 (with the exception of certain PLUS and Supplemental Loans to Students (“SLS”) loans discussed below) generally earn interest at the greater of the borrower rate or a floating rate determined by reference to the average of the applicable floating rates (LIBOR, 91-day Treasury bill rate or commercial paper) in a calendar quarter, plus a fixed spread that is dependent upon when the loan was originated and the loan’s repayment status. If the resulting floating rate exceeds the borrower rate, ED pays the difference directly to us. This payment is referred to as the Special Allowance Payment or SAP and the formula used to determine the floating rate is the SAP formula. We refer to the fixed spread to the underlying index as the SAP spread. For loans disbursed after April 1, 2006, FFELP Loans effectively only earn at the SAP rate, as the excess interest earned when the borrower rate exceeds the SAP rate (Floor Income) must be refunded to ED.

Variable rate PLUS Loans and SLS Loans earn SAP only if the variable rate, which is reset annually, exceeds the applicable maximum borrower rate. For PLUS Loans disbursed on or after January 1, 2000, this limitation on SAP was repealed effective April 1, 2006.

SDCL — Special Direct Consolidation Loan initiative. The initiative provided an incentive to borrowers who have at least one student loan owned by ED and at least one held by a FFELP lender to consolidate the FFELP lender’s loans into the Direct Loan Program by providing a 0.25 percentage point interest rate reduction on the FFELP Loans eligible for consolidation. The program was available from January 17, 2012 through June 30, 2012.

SLM BankCo — The meaning is set forth on page 17 of this Information Statement.

SLMIC — The meaning is set forth on page 17 of this Information Statement.

SMI — The meaning is set forth on page 17 of this Information Statement.

TDR — Troubled Debt Restructuring. The accounting and reporting standards for loan modifications and TDR’s are primarily found in FASB’s ASC 310-40, “Troubled Debt Restructurings by Creditors.”

Unsecured Debt — The meaning is set forth on page 17 of this Information Statement.

Upromise — The meaning is set forth on page 17 of this Information Statement.

Variable Rate Floor Income — Variable Rate Floor Income is Floor Income that is earned only through the next date at which the borrower interest rate is reset to a market rate. For FFELP Stafford Loans whose borrower interest rate resets annually on July 1, we may earn Floor Income based on a calculation of the difference between the borrower rate and the then current interest rate.

Appendix B

Description of Federal Family Education Loan Program

Note: On March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010 (“HCERA”) which terminated the FFELP as of July 1, 2010. This appendix presents an abbreviated summary of the program prior to the termination date. The new law does not alter or affect the terms and conditions of existing FFELP Loans made before July 1, 2010 or the credit support related thereto.

This appendix describes or summarizes the material provisions of Title IV of the Higher Education Act (“HEA”), the FFELP and related statutes and regulations. It, however, is not complete and is qualified in its entirety by reference to each actual statute and regulation. Both the HEA and the related regulations has been the subject of extensive amendments over the years. We cannot predict whether future amendments or modifications might materially change any of the programs described in this appendix or the statutes and regulations that implement them.

General

The FFELP, under Title IV of HEA, provided for loans to students who were enrolled in eligible institutions, or to parents of dependent students who were enrolled in eligible institutions, to finance their educational costs. Payment of principal and interest on the student loans to the holders of the loans is insured by a state or not-for-profit guaranty agency against:

•	default of the borrower;

•	the death, bankruptcy or permanent, total disability of the borrower;

•	closing of the student’s school prior to the end of the academic period;

•	false certification of the borrower’s eligibility for the loan by the school; and

•	an unpaid school refund.

Claims are paid from federal assets, known as “federal student loan reserve funds,” which are maintained and administered by state and not-for-profit guaranty agencies. In addition the holders of student loans are entitled to receive interest subsidy payments and Special Allowance Payments from ED on eligible student loans. Special Allowance Payments raise the yield to student loan lenders when the statutory borrower interest rate is below an indexed market value.

Four types of FFELP Loans were authorized under the HEA:

•	Subsidized Federal Stafford Loans to students who demonstrated requisite financial need;

•	Unsubsidized Federal Stafford Loans to students who either did not demonstrate financial need or require additional loans to supplement their Subsidized Stafford Loans;

•	Federal PLUS Loans to graduate or professional students (effective July 1, 2006) or parents of dependent students whose estimated costs of attending school exceed other available financial aid; and

•	FFELP Consolidation Loans, which consolidate into a single loan a borrower’s obligations under various federally authorized student loan programs.

Legislative Matters

The federal student loan programs are subject to frequent statutory and regulatory changes. The most significant change to the FFELP was with the enactment of the HCERA, which terminated the FFELP as of July 1, 2010.

On December 23, 2011, the President signed the Consolidated Appropriations Act of 2012 into law. This law includes changes that permit FFELP lenders or beneficial holders to change the index on which the Special Allowance Payments are calculated for FFELP Loans first disbursed on or after January 1, 2000. The law allows holders to elect to move the index from the Commercial Paper (“CP”) Rate to the one-month London Inter Bank Offered Rate (“LIBOR”). Such elections have been made by April 1, 2012.

Eligible Lenders, Students and Educational Institutions

Lenders who were eligible to make loans under the FFELP generally included banks, savings and loan associations, credit unions, pension funds and, under some conditions, schools and guaranty agencies. FFELP Loans were made to, or on behalf of, a “qualified student.” A “qualified student” is an individual who

•	is a United States citizen, national or permanent resident;

•	has been accepted for enrollment or is enrolled and maintaining satisfactory academic progress at a participating educational institution; and

•	is carrying at least one-half of the normal full-time academic workload for the course of study the student is pursuing.

A student qualified for a subsidized Stafford Loan if his family met the financial need requirements for the particular loan program. Only PLUS Loan borrowers have to meet credit standards.

Eligible schools included institutions of higher education, including proprietary institutions, meeting the standards provided in the HEA. For a school to participate in the program, the U.S. Department of Education (“ED”) had to approve its eligibility under standards established by regulation.

Financial Need Analysis

Subject to program limits and conditions, student loans generally were made in amounts sufficient to cover the student’s estimated costs of attending school, including tuition and fees, books, supplies, room and board, transportation and miscellaneous personal expenses as determined by the institution. Generally, each loan applicant (and parents in the case of a dependent child) underwent a financial need analysis.

Special Allowance Payments (“SAP”)

The HEA provides for quarterly Special Allowance Payments to be made by ED to holders of student loans to the extent necessary to ensure that they receive at least specified market interest rates of return. The rates for Special Allowance Payments depend on formulas that vary according to the type of loan, the date the loan was made and the type of funds, tax-exempt or taxable, used to finance the loan. ED makes a Special Allowance Payment for each calendar quarter.

The Special Allowance Payment equals the average unpaid principal balance, including interest which has been capitalized, of all eligible loans held by a holder during the quarterly period multiplied by the special allowance percentage.

Fees

Loan Rebate Fee. A loan rebate fee of 1.05 percent is paid annually on the unpaid principal and interest of each Consolidation Loan disbursed on or after October 1, 1993. This fee was reduced to .62 percent for loans made from October 1, 1998 to January 31, 1999.

Stafford Loan Program

For Stafford Loans, the HEA provided for:

•	federal reimbursement of Stafford Loans made by eligible lenders to qualified students;

•	federal interest subsidy payments on Subsidized Stafford Loans paid by ED to holders of the loans in lieu of the borrowers’ making interest payments during in-school, grace and deferment periods; and

•	Special Allowance Payments representing an additional subsidy paid by ED to the holders of eligible Stafford Loans.

We refer to all three types of assistance as “federal assistance.”

The HEA also permits, and in some cases requires, “forbearance” periods from loan collection in some circumstances. Interest that accrues during forbearance is never subsidized. Interest that accrues during deferment periods may be subsidized.

PLUS and Supplemental Loans to Students (“SLS”) Loan Programs

The HEA authorizes PLUS Loans to be made to graduate or professional students (effective July 1, 2006) and parents of eligible dependent students and previously authorized SLS Loans to be made to the categories of students subsequently served by the Unsubsidized Stafford Loan program. Borrowers who have no adverse credit history or who are able to secure an endorser without an adverse credit history are eligible for PLUS Loans, as well as some borrowers with extenuating circumstances. The federal assistance applicable to PLUS and SLS Loans are similar to those of Stafford Loans. However, interest subsidy payments are not available under the PLUS and SLS programs and, in some instances, Special Allowance Payments are more restricted.

The annual and aggregate amounts of PLUS Loans were limited only to the difference between the cost of the student’s education and other financial aid received, including scholarship, grants and other student loans.

Consolidation Loan Program

The enactment of HCERA ended new originations under the FFELP consolidation program, effective July 1, 2010. Previously, the HEA authorized a program under which borrowers may consolidate one or more of their student loans into a single FFELP Consolidation Loan that is insured and reinsured on a basis similar to Stafford and PLUS Loans. FFELP Consolidation Loans were made in an amount sufficient to pay outstanding principal, unpaid interest, late charges and collection costs on all federally reinsured student loans incurred under the FFELP that the borrower selects for consolidation, as well as loans made under various other federal student loan programs and loans made by different lenders. In general, a borrower’s eligibility to consolidate their federal student loans ends upon receipt of a Consolidation Loan. With the end of new FFELP originations, borrowers with multiple loans, including FFELP loans, may only consolidate their loans in the DSLP.

Guaranty Agencies under the FFELP

Under the FFELP, guaranty agencies insured FFELP loans made by eligible lending institutions, paying claims from “federal student loan reserve funds.” These loans are insured as to 100 percent of principal and accrued interest against death or discharge. FFELP loans are also insured against default, with the percent insured dependent on the date of the loans disbursement. For loans that were made before October 1, 1993, lenders are insured for 100 percent of the principal and unpaid accrued interest. From October 1, 1993 to June 30, 2006, lenders are insured for 98 percent of principal and all unpaid accrued interest. Insurance for loans made on or after July 1, 2006 was reduced from 98 percent to 97 percent.

ED guarantees to the guaranty agencies reimbursement of amounts paid to lenders on FFELP Loans. Under the HEA, the guaranty agencies by way of guaranty agreements entered into with ED are, subject to conditions, deemed to have a contractual right against the United States during the life of the loan to receive reimbursement for these amounts.

After ED reimburses a guaranty agency for a default claim, the guaranty agency attempts to collect the loan from the borrower. However, ED requires that the defaulted loans be assigned to it when the guaranty agency is not successful. A guaranty agency also refers defaulted loans to ED to “offset” any federal income tax refunds or other federal reimbursement which may be due the borrowers. Some states have similar offset programs.

To be eligible, FFELP loans must meet the requirements of the HEA and regulations issued under the HEA. Generally, these regulations require that lenders determine whether the applicant is an eligible borrower attending an eligible institution, explain to borrowers their responsibilities under the loan, ensure that the promissory notes evidencing the loan are executed by the borrower; and disburse the loan proceeds as required. After the loan is made, the lender must establish repayment terms with the borrower, properly administer deferrals and forbearances, credit the borrower for payments made, and report the loan’s status to credit reporting agencies. If a borrower becomes delinquent in repaying a loan, a lender must perform collection procedures that vary depending upon the length of time a loan is delinquent. The collection procedures consist of telephone calls, demand letters, skiptracing procedures and requesting assistance from the guaranty agency.

A lender may submit a default claim to the guaranty agency after a student loan has been delinquent for at least 270 days. The guaranty agency must review and pay the claim within 90 days after the lender filed it. The guaranty agency will pay the lender interest accrued on the loan for up to 450 days after delinquency. The guaranty agency must file a reimbursement claim with ED within 45 days (reduced to 30 days July 1, 2006) after the guaranty agency paid the lender for the default claim. Following payment of claims, the guaranty agency endeavors to collect the loan. Guaranty agencies also must meet statutory and regulatory requirements for collecting loans.

If ED determines that a guaranty agency is unable to meet its insurance obligations, the holders of loans insured by that guaranty agency may submit claims directly to ED and ED is required to pay the full reimbursements amounts due, in accordance with claim processing standards no more stringent than those applied by the affected guaranty agency. However, ED’s obligation to pay reimbursement amounts directly in this fashion is contingent upon ED determining a guaranty agency is unable to meet its obligations. While there have been situations where ED has made such determinations regarding affected guaranty agencies, there can be no assurances as to whether ED must make such determinations in the future or whether payments of reimbursement amounts would be made in a timely manner.

Student Loan Discharges

FFELP Loans are not generally dischargeable in bankruptcy. Under the United States Bankruptcy Code, before a student loan may be discharged, the borrower must demonstrate that repaying it would cause the borrower or his family undue hardship. When a FFELP borrower files for bankruptcy, collection of the loan is suspended during the time of the proceeding. If the borrower files under the “wage earner” provisions of the Bankruptcy Code or files a petition for discharge on the ground of undue hardship, then the lender transfers the loan to the guaranty agency which then participates in the bankruptcy proceeding. When the proceeding is complete, unless there was a finding of undue hardship, the loan is transferred back to the lender and collection resumes.

Student loans are discharged if the borrower died or becomes totally and permanently disabled. A physician must certify eligibility for a total and permanent disability discharge. Effective January 29, 2007, discharge eligibility was extended to survivors of eligible public servants and certain other eligible victims of the terrorist attacks on the United States on September 11, 2001.

If a school closes while a student is enrolled, or within 90 days after the student withdrew, loans made for that enrollment period are discharged. If a school falsely certifies that a borrower is eligible for the loan, the loan may be discharged. And if a school fails to make a refund to which a student is entitled, the loan is discharged to the extent of the unpaid refund.

Rehabilitation of Defaulted Loans

ED is authorized to enter into agreements with the guaranty agency under which the guaranty agency may sell defaulted loans that are eligible for rehabilitation to an eligible lender. For a loan to be eligible for rehabilitation the guaranty agency must have received reasonable and affordable payments for 12 months (reduced to 9 payments in 10 months effective July 1, 2006), then the loans will be submitted to a lender, and only after the sale to an eligible lender is the loan considered rehabilitated. Upon rehabilitation, a borrower is again eligible for all the benefits under the HEA. No student loan rehabilitated after August 14, 2008, is eligible to be more than once.

The July 1, 2009 technical corrections made to the HEA under H.R. 1777, Public Law 111-39, provide authority between July 1, 2009 through September 30, 2011, for a guaranty agency to assign a defaulted loan to ED depending on market conditions.